   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 16, 2000
                                                  REGISTRATION NO.:  333-
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               NARA BANCORP, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                                  6712                          95-4170121
(State or other jurisdiction of          (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)            Classification Code Number)       Identification Number)
                                    3701 Wilshire Boulevard, Suite 220
                                       Los Angeles, California 90010
                                             (213) 639-1700

     (Address including zip code, and telephone number, including area code, of registrant's principal executive office)
                                Benjamin B. Hong
                      President and Chief Executive Officer
                               Nara Bancorp, Inc.
                       3701 Wilshire Boulevard, Suite 220
                          Los Angeles, California 90010
                                 (213) 639-1700

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                              T. J. Grasmick, Esq.
                          Manatt, Phelps & Phillips LLP
                          11355 West Olympic Boulevard
                          Los Angeles, California 90064
                            Telephone: (310) 312-4000

                                   ----------
          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
        As soon as practicable after this Registration Statement becomes effective.
                                   ----------
        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G check the following box: [X]
        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------
                                                          Proposed              Proposed
                                                          Maximum               Maximum
    Title of Each Class of            Amount to be     offering price     aggregate offering           Amount of
 Securities to be Registered         registered (1)     per unit (2)            price (2)           Registration fee
--------------------------------------------------------------------------------------------------------------------
common stock, $0.001 par value         5,511,092          $13.75             $75,777,515.00            $20,005.26
--------------------------------------------------------------------------------------------------------------------

(1) This amount is based on the number of shares of common stock to be issued upon consummation of the reorganization and merger contemplated in the Plan of Reorganization and Merger Agreement dated
        November 10, 2000 by and between Nara Bancorp, Inc., Nara Bank, National Association and Nara Interim Bank, National Association.
(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(f)(1) of the Securities Act of 1933, as amended, based the average of the high and low prices per share of the common stock of Nara Bank, National Association as of November 14, 2000 as reported on the Nasdaq Stock Market, Inc. National Market System.

                         NARA BANK, NATIONAL ASSOCIATION
                             3701 WILSHIRE BOULEVARD
                                    SUITE 220
                              LOS ANGELES, CA 90010

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD JANUARY 17, 2001

To Our Shareholders:

A special meeting of shareholders of Nara Bank, N.A. ("Nara Bank") will be held at the Oxford Palace Hotel, 745 South Oxford Avenue, Los Angeles, California on Wednesday, January 17, 2001, at 10:30 a.m.

At our meeting, we will ask you to vote on the following matters:

        - APPROVAL OF THE REORGANIZATION. You will be asked to vote on a proposal to establish a new holding company for Nara Bank;

        - OTHER BUSINESS. If other business is properly raised at the meeting or if we need to adjourn the meeting, you will also vote on these matters.

This proxy statement is also an offering memorandum and prospectus of Nara Bancorp, Inc. ("Nara Bancorp") for shares of its common stock, $0.001 par value, which it will issue if the holding company transaction proceeds.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, THE COMPTROLLER OF THE CURRENCY NOR ANY STATE SECURITIES COMMISSIONER HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES ARE NOT DEPOSITS, ACCOUNTS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION.

If you were a shareholder as of the close of business on November __, 2000, you are entitled to vote at this meeting.

We cordially invite all shareholders to attend the meeting in person. Whether or not you expect to attend this special meeting, please complete, sign, date and promptly mail your proxy in the envelope provided. You may revoke this proxy at any time prior to the special meeting, and, if you attend the special meeting, you may vote your shares in person.

                                       BY ORDER OF THE BOARD OF DIRECTORS,


                                       Bon T. Goo, Secretary
Dated: December __, 2000

GENERAL INFORMATION                                                                       1

           Why Did You Send Me This Proxy Statement?                                      2

           What Am I Voting On?                                                           2

           What Are the Recommendations of the Board of Directors?                        2

           Who Is Entitled to Vote?                                                       2

           What Constitutes A Quorum?                                                     2

           What Is A "Broker Non-Vote"?                                                   2

           How Do I Vote By Proxy?                                                        2

           How Many Votes Do I Have?                                                      3

           Can I Change My Vote After I Return My Proxy Card?                             3

           How Do I Vote In Person?                                                       3

           What Happens if I Don't Vote?                                                  3

           How Will Nara Bank Executive Officers and Directors Vote?                      4

           Who Will Cover the Costs of This Proxy Solicitation?                           4

           Who Can I Call if I Have Questions?                                            4

QUESTIONS AND ANSWERS REGARDING THE HOLDING COMPANY
           REORGANIZATION                                                                 5

           Why is the Board Proposing the Reorganization?                                 5

           Will the Reorganization Change the Business of the Bank?                       5

           How Will the Reorganization Affect Shareholders?                               5

           What is the Vote Required for Approval of the Reorganization?                  5

           Is the Reorganization Subject to Any Other Approvals?                          6

           What About Shareholders Who Do Not Wish to Own Shares in Nara Bancorp
                 or Simply Don't Want the Reorganization to Go Forward?                   6

           What Are the Tax Consequences to Shareholders?                                 6

           Will Any Other Matters Be Considered at the Special Meeting?                   6

RISK FACTORS                                                                              7

A WARNING ABOUT FORWARD-LOOKING STATEMENTS                                                7

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT                            8

           Who Are the Largest Owners of Nara Bank's Common Stock?                        8

           How Much Stock Do Nara Bank Directors and Officers Own?                        8

           Did Directors and Officers Comply with Their Section 16(a) Beneficial
                Ownership Reporting Compliance Requirements in 1999?                         9

EXECUTIVE AND DIRECTOR COMPENSATION                                                          9

           How Do We Compensate Directors?                                                   9

           How Do We Compensate Executive Officers?                                          10

PROPOSAL NO. 1  PROPOSED HOLDING COMPANY FORMATION                                           11

           Overview                                                                          11

           What Is the Structure of the Reorganization?                                      11

           Who Are the Parties to the Reorganization?                                        12

           Recommendation of the Board of Directors                                          13

           What Are Reasons for the Reorganization?                                          13

           How Many of Nara Bank's Shareholders Need to Approve the Reorganization?          14

           What Are the Organizational Transactions?                                         14

           What Are the Terms of the Reorganization?                                         14

           When Will the Reorganization be Completed?                                        15

           Are My Rights as a Shareholder Going to Change?                                   15

           What Is the Effect of the Reorganization?                                         15

           Will Share Certificates be Exchanged?                                             16

           Will the Directors and Officers of the Holding Company be Different
                from the Directors and Officers of Nara Bank?                                16

           What About Employee Benefits and Stock Option Plans?                              16

           What Are the Conditions to the Reorganization?                                    17

           Can the Reorganization Agreement be Terminated?                                   18

           Who Will Bear the Costs of the Reorganization?                                    18

           What Are the Income Tax Consequences?                                             18

           Will There Be a Market for My Newly Acquired Nara Bancorp Common Stock?           19

           Will the Accounting Treatment Change?                                             20

           What About Dissenting Shareholders Rights?                                        20

           Description of Nara Bancorp Common Stock                                          21

           How Do the Rights of Holders of Nara Bancorp Common Stock Compare to
                Those of  Nara Bank Common Stock?                                            22

           What Is the Authorized Capital Stock?                                             22

           How Will Liquidation Rights Differ?                                               23

How Will Redemption Rights Differ?                                                     23

Are There Any Preemptive Rights?                                                       23

How Will Voting Rights Differ?                                                         23

How Will Shareholder Action Without a Meeting Differ?                                  23

How Will Shareholder Vote on Business Combinations Differ?                             23

How Will Special Meetings of Shareholders Differ?                                      24

How Will Dividends Differ?                                                             24

How Will Amendments to Charter and Bylaws Differ?                                      24

How Will the Board of Directors Differ?                                                24

How Will the Nomination to the Board of Directors Differ?                              25

How Will Dissenters' Rights Differ?                                                    25

How Will Certain Anti-Takeover Provisions Differ?                                      25

Description of Nara Bancorp Organization                                               28

Who Are the Officers of Nara Bancorp?                                                  28

Will Nara Bancorp be Subject to any Supervision and Regulation?                        28

Are There any Restrictions on Transfer of Funds to Nara Bancorp by Nara Bank?          30

Description of Interim Bank                                                            30

Description of Nara Bank                                                               30

Business of Nara Bank                                                                  31

Nara Bank Banking Services                                                             31

           Commercial Banking                                                          32

           International Banking                                                       32

           Automobile Loans                                                            32

           Small Business Administration Loans                                         33

           Competition and Service Area                                                33

Employees                                                                              33

Employee Benefit Plans                                                                 33

           1989 Stock Option Plan                                                      33

           Deferred Compensation Plan                                                  34

           2000 Long Term Incentive Plan                                               34

           401(k) Savings Plan                                                         35

           Employee Stock Ownership Plan                                               35

Stock Options                                                                          35

Employment Agreement with Our President and Chief Executive Officer                    36

           Share Prices                                      36

           Properties                                        37

           Nara Bank's 1999 Subordinated Notes               39

           Nara Bank's 2000 Subscription Offering            39

           Supervision and Regulation                        40

           General                                           40

           Nara Bank                                         40

SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS          41

PROPOSALS OF SHAREHOLDERS                                    41

FINANCIAL INFORMATION                                        41

ANNUAL REPORT TO SHAREHOLDERS                                41

LEGAL PROCEEDINGS                                            42

WHERE YOU CAN FIND MORE INFORMATION                          42

OTHER MATTERS                                                43

APPENDIX I         12 USC 215a(b) - (d)

APPENDIX II        Plan of Reorganization and Merger Agreement dated as
                   of November 10, 2000 by and between Nara Bank, N.A.,
                   Nara Bancorp, Inc. and Nara Interim Bank, N.A.

APPENDIX III       Certificate of Incorporation of Nara Bancorp, Inc.

APPENDIX IV        Bylaws of Nara Bancorp, Inc.

APPENDIX V         Stockholder's Agreement of Nara Bancorp, Inc.

APPENDIX VI        1999 Annual Report of Nara Bank, N.A. on Form 10-KSB

APPENDIX VII       Quarterly Report of Nara Bank, N.A. on Form 10-Q
                   for the quarter ended September 30, 2000

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY
STATEMENT/PROSPECTUS. NEITHER NARA BANK NOR NARA BANCORP HAVE AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.

                               PROXY STATEMENT OF

                         NARA BANK, NATIONAL ASSOCIATION

                             3701 Wilshire Boulevard
                                    Suite 220
                              Los Angeles, CA 90010

                                   ----------

                        PROSPECTUS OF NARA BANCORP, INC.

                             3701 Wilshire Boulevard
                                    Suite 220
                              Los Angeles, CA 90010

                                   ----------


                         SPECIAL MEETING OF SHAREHOLDERS
                                JANUARY 17, 2001



This proxy statement/prospectus is being furnished by the board of directors of Nara Bank, National Association ("Nara Bank") to be used at the special meeting of shareholders to be held at the Oxford Palace Hotel, 735 South Oxford Avenue, Los Angeles, California on Wednesday, January 17, 2001, at 10:30 a.m. This proxy statement/prospectus will first be mailed to shareholders on or about December ___, 2000.

THE FOLLOWING QUESTION AND ANSWER SECTION HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT/PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE HOLDING COMPANY REORGANIZATION FULLY, WE URGE YOU TO READ CAREFULLY THIS ENTIRE DOCUMENT, INCLUDING THE ATTACHMENTS.


                               GENERAL INFORMATION

WHY DID YOU SEND ME THIS PROXY STATEMENT?
We sent you this proxy statement/prospectus and the enclosed proxy card because the board of directors is soliciting your vote at the special meeting of shareholders. This proxy statement/prospectus summarizes the information you need to know to cast an informed vote at the meeting.

WHAT AM I VOTING ON?

At the special meeting you will be asked to vote on:

        - the reorganization, which establishes a holding company for Nara Bank; and

        -       any other business properly raised at the meeting.


WHAT ARE THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS?

Your Board of Directors believes that approval of the reorganization is in the best interests of Nara Bank and our shareholders. Therefore, we unanimously recommend that you vote FOR the reorganization and the formation of Nara Bancorp, Inc. ("Nara Bancorp") as a bank holding company.


WHO IS ENTITLED TO VOTE?

If you were a shareholder of record as of the close of business on November ___ , 2000, you are entitled to vote at the special meeting. There were 5,461,092 shares of Nara Bank's common stock outstanding and entitled to be voted on the record date.


WHAT CONSTITUTES A QUORUM?

To establish a quorum at the special meeting, a majority of the shares of our common stock outstanding on the record date must be present either in person or by proxy. Abstentions and "broker non-votes" (see below) will be counted for purposes of establishing the presence of a quorum at the meeting.


WHAT IS A "BROKER NON-VOTE"?

A "broker non-vote" is when a broker submits a proxy that does not indicate a vote because the broker has not received instructions from the shareholder on how to vote. In this case, the broker does not have discretionary authority to vote in the absence of instructions. If you do not provide your broker with instructions, your broker will not know how to vote and this will have the effect of voting against the reorganization.


HOW DO I VOTE BY PROXY?

Whether you plan to attend the meeting or not, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the meeting and vote.

If you properly fill in your proxy card and send it to us in time to vote, your "proxy" (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the board of directors as follows:

        -       "FOR" the reorganization;

        - in the discretion of the proxy holder as to any other matter that may properly come before the meeting.

HOW MANY VOTES DO I HAVE?

Each share of common stock entitles you to one (1) vote. The proxy card indicates the number of shares of common stock that you own.


CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is voted at the special meeting if:

        - you file either a written revocation of your proxy, or a duly executed proxy bearing a later date, with the Corporate Secretary of Nara Bank prior to the meeting, or

        - you attend the meeting and vote in person. Presence at the meeting will not revoke your proxy unless and until you vote in person.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote or to vote at the special meeting. However, if your shares are held in the name of your broker, bank or other nominee, and you wish to vote in person, you must bring an account statement and a letter of authorization from your nominee so that you can vote your shares.


HOW DO I VOTE IN PERSON?

If you plan to attend the meeting and vote in person, we will give you a ballot form when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a proxy card and letter from the nominee authorizing you to vote the shares and indicating that you are the beneficial owner of the shares on November ___, 2000, the record date for voting.


WHAT HAPPENS IF I DON'T VOTE?

If you "abstain" from voting, it has the same effect as if you voted "against" the reorganization. Also, "broker non-votes" will have the effect of voting "against" the reorganization.

The inspectors of election for the meeting will count votes cast by proxy or in person at the meeting. Unless otherwise instructed, the inspectors of election will vote each valid proxy, which is not revoked,

        -       "FOR" the reorganization; and

        - in the discretion of the proxy holder as to any other matter that may properly come before the meeting.

If any other matter is properly presented before the meeting, your proxy will vote in accordance with the recommendation of the board of directors or, if no recommendation is given, in their own discretion.


HOW WILL NARA BANK EXECUTIVE OFFICERS AND DIRECTORS VOTE?

We currently expect that directors and officers will vote all of their shares in favor of the reorganization. On the record date of November ___, 2000, our executive officers and directors, including their affiliates, had voting power with respect to an aggregate of 781,552 shares of our common stock or approximately 14.31% of the shares of our common stock then-outstanding. This number relates only to the voting power of our executive officers and directors and does not include shares beneficially owned but not exercised.


WHO WILL COVER THE COSTS OF THIS PROXY SOLICITATION?

Nara Bank will bear the cost of this solicitation, including the expense of preparing, assembling, printing and mailing this proxy statement/prospectus and the material used in this solicitation of proxies. The proxies will be solicited principally through the mails, but Nara Bank's directors, officers and regular employees may solicit proxies personally or by telephone. Although there is no formal agreement to do so, we may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expense in forwarding these proxy materials to their principals. In addition, we may pay for and utilize the services of individuals or companies we do not regularly employ in connection with the solicitation of proxies.


WHO CAN I CALL IF I HAVE QUESTIONS?

If you want additional copies of this document, or if you want to ask questions about the reorganization, you should contact:

                Bon T. Goo
                Nara Bank, N.A.
                3701 Wilshire Boulevard, Suite 220
                Los Angeles, California 90010
                Phone: (213) 639-1700
                Telecopy: (213) 235-3033

                         QUESTIONS AND ANSWERS REGARDING
                       THE HOLDING COMPANY REORGANIZATION

WHY IS THE BOARD PROPOSING THE REORGANIZATION?

Your board of directors believes that the reorganization will provide Nara Bank with greater financial and corporate flexibility. With a holding company, Nara Bank will have more options for structuring acquisitions and will be able to raise capital by means which are not currently available to Nara Bank.


WILL THE REORGANIZATION CHANGE THE BUSINESS OF THE BANK?

No. The reorganization will not change the current business of Nara Bank. Following the reorganization, the principal activity of Nara Bancorp, Inc., the holding company, will be owning and operating Nara Bank which will continue to conduct its current business from its current offices. The principal executive offices of both Nara Bank and Nara Bancorp, will be located at 3701 Wilshire Boulevard, Suit 220, Los Angeles, CA 90010 and their telephone number will be
(213) 639-1700.


HOW WILL THE REORGANIZATION AFFECT SHAREHOLDERS?

In connection with this merger, you will receive one share of stock in the holding company for each share of Nara Bank stock you currently own. Outstanding stock certificates will no longer represent an interest in Nara Bank but will instead represent an interest in Nara Bancorp.

As a result of the reorganization, you will no longer own stock directly in Nara Bank but will instead own stock in the holding company. Your rights will be governed by the Nara Bancorp's Certificate of Incorporation and Bylaws and the Delaware General Corporation Law rather than by Nara Bank's Articles of Association and Bylaws and the National Bank Act and regulations of the Office of the Comptroller of the Currency. For a detailed discussion of the differences in the rights of shareholders, see "Proposal I - Proposed Holding Company Formation - How do the Rights of Holders of Nara Bancorp Common Stock Compare to Those of Nara Bank Common Stock?"


WHAT IS THE VOTE REQUIRED FOR APPROVAL OF THE REORGANIZATION?

In order to approve the holding company reorganization, the reorganization agreement must receive the affirmative vote of not less than two-thirds (2/3) of the votes of the issued and outstanding shares of Nara Bank's common stock.

Your board of directors has unanimously approved the reorganization and recommends that you vote for it as well. Because the vote is based on the total number of shares outstanding rather than the votes cast at the meeting, your failure to vote has the same effect as a vote against the reorganization. As of the record date, directors and executive officers of Nara Bank currently have beneficial ownership of 1,135,432 shares of Nara Bank's common stock which is 20.79% of the shares outstanding, and have voting control over 781,552 shares of common stock which is 14.31% of the shares outstanding. We expect that the directors and executive officers will vote all their shares for the reorganization.

IS THE REORGANIZATION SUBJECT TO ANY OTHER APPROVALS?

Yes. The reorganization must also be approved by the federal agencies that regulate national banks and bank holding companies, respectively: the Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System. Applications have been filed for these approvals.


WHAT ABOUT SHAREHOLDERS WHO DO NOT WISH TO OWN SHARES IN NARA BANCORP OR SIMPLY DON'T WANT THE REORGANIZATION TO GO FORWARD?

By following certain procedures, you may dissent from the reorganization. If you vote against the reorganization and provide the appropriate written notice to Nara Bank you will have the right to demand an appraisal for your shares. These procedures are described in "Proposal I - Proposed Holding Company Formation - What About Dissenting Shareholders' Rights?" and as set forth in 12 U.S.C. 215a
(b)-(d) which is attached as APPENDIX I. Your board of directors does not intend to complete the reorganization if shareholders seek appraisal for more than 5% of the outstanding shares.


WHAT ARE THE TAX CONSEQUENCES TO SHAREHOLDERS?

Nara Bank has received an opinion from its special counsel that no gains or losses will be recognized by it or by you as a result of the reorganization, except for shareholders who dissent from the reorganization and receive the appraised value of their shares.


WILL ANY OTHER MATTERS BE CONSIDERED AT THE SPECIAL MEETING?

We are unaware of any matter to be presented at the special meeting other than the reorganization proposal discussed in this proxy statement/prospectus. If other matters are properly presented at the special meeting, then the persons named in the proxy will have authority to vote all properly executed proxies in accordance with their judgment on any such matter, including any proposal to adjourn or postpone the meeting. If you vote against the proposal, your proxy will not vote in favor of any proposal to adjourn or postpone the meeting if such postponement or adjournment is for the purpose of soliciting additional proxies to approve the proposal that you voted against.

                                  RISK FACTORS

In addition to the other information contained in this proxy statement/prospectus, the following factors should be considered carefully in evaluating the exchange of Nara Bank common stock shares for Nara Bancorp common stock.

ANTI-TAKEOVER PROVISIONS IN THE DELAWARE GENERAL CORPORATION LAW MAY DISCOURAGE OFFERS TO ACQUIRE NARA BANCORP. Delaware law contains certain provisions that could delay, discourage or prevent an attempted takeover of Nara Bancorp. Once the reorganization is effective and Nara Bancorp is listed on NASDAQ, it will be subject to these provisions of Delaware law. These provisions could discourage takeover proposals not approved by the board of directors in which shareholders could receive a premium for their shares. For further discussion of these provisions in Delaware law, see "Proposal I - Proposed Holding Company Formation
- How Will Certain Anti-Takeover Provisions Differ?"




                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

Certain statements contained in this proxy statement, including statements containing the words "believes," "anticipates," "intends," "expects," and words of similar import, constitute "forward-looking statements." These statements involve known and unknown risks, uncertainties and other facts that may cause actual results, performance or achievements of Nara Bank and/or Nara Bancorp to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. Such factors include the following:

        - general economic and business conditions in those areas in which Nara Bank operates;

        -       demographic changes; competition;

        -       fluctuations in interest rates;

        -       changes in business strategy or development plans;

        -       changes in governmental regulation;

        - credit quality; the availability of capital to fund the expansion of Nara Bank's and/or Nara Bancorp's business; and

        -       other factors referenced in this proxy statement.

GIVEN THESE UNCERTAINTIES, YOU ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS. Nara Bank and Nara Bancorp disclaim any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

WHO ARE THE LARGEST OWNERS OF NARA BANK'S COMMON STOCK?

The following table shows the beneficial ownership of our common stock as of November ___ , 2000, by each person who we knew owned more than 5% of our common stock. "Beneficial ownership" is a technical term broadly defined by the Securities and Exchange Commission to mean more than ownership in the usual sense. Nara Bank's common stock can be beneficially owned directly or indirectly. Indirect beneficial ownership is when, through a relationship, contract or understanding, you have or share the power to vote or sell the stock or have the right to acquire the stock within 60 days of November ___, 2000:

NAME AND ADDRESS                       NUMBER OF SHARES        PERCENT OF CLASS
----------------                       ----------------        ----------------
John Barry                                493,404(1)                 9.03%
2104 Hastings Avenue
Newport, MN 55055

Chong-Moon Lee                            474,876                    8.70%
1245 Oakmead Parkway
Sunnyvale, CA 94086

Thomas Chung                              387,091(2)                 7.09%
5525 Wilshire Boulevard
Los Angeles, CA 90036
--------------------------------------------------------------------------------

(1)     Includes 143,484 shares held by Mr. Barry's children and the Barry
        Foundation.

(2) Includes 34,992 shares vested but not exercised under Nara Bank's 1989 Stock Option Plan.

HOW MUCH STOCK DO NARA BANK DIRECTORS AND OFFICERS OWN?

The following table shows the beneficial ownership of Nara Bank's common stock as of November ___, 2000 by (i) our chairman and chief executive officer; (ii) our most highly compensated executive officers in 1999; (iii) each director and nominee for director and (iv) all directors and executive officers as a group.

NAME AND POSITIONS HELD          NUMBER OF SHARES        PERCENT OF CLASS
-----------------------          ----------------        ----------------
Benjamin B. Hong(1)                 187,609(2)                3.43%
President, CEO & Director

Bon T. Goo(1)                        42,959(3)(4)             0.78%
Executive Vice President &
Chief Financial Officer

Min J. Kim(1)                        34,992(5)                0.64%
Executive Vice President &
Chief Credit Officer

NAME AND POSITIONS HELD            NUMBER OF SHARES              PERCENT OF CLASS
-----------------------            ----------------              ----------------
Thomas Chung(1)                       387,091(3)                      7.09%
Chairman of Board

Chang H. Kim, Director(1)             108,032(3)(6)                    1.98%

Yong H. Kim, Director(1)              190,039(3)                      3.48%

Hyon M. Park, Director(1)             116,243(3)(7)                   2.13%

Brian B. Woo, Director(1)              68,467(3)(8)                   1.25%

ALL DIRECTORS AND OFFICERS          1,135,432(9)                     20.79%
(8 TOTAL)

(1) The address for each of these individuals is c/o Nara Bank, N.A., 3701 Wilshire Boulevard, Suite 220, Los Angeles, California 90010.
(2) Includes 118,800 shares vested but not exercised under Nara Bank's 1989 Stock Option Plan.
(3) Includes 34,992 shares vested but not exercised under Nara Bank's 1989 Stock Option Plan.
(4) Includes 1,167 shares held by Mr. Goo's spouse and 1,800 shares held by his son.
(5) Includes 23,328 shares vested but not exercised under Nara Bank's 1989 Stock Option Plan.
(6)     Includes 1,634 shares held by Mr. Kim's minor children.
(7)     Includes 3,024 shares held by Mr. Park's spouse.
(8)     Includes 233 shares held by Mr. Woo's spouse.
(9) Includes 352,080 shares vested but not exercised under Nara Bank's 1989 Stock Option Plan.



DID DIRECTORS AND OFFICERS COMPLY WITH THEIR SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE REQUIREMENTS IN 1999?

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our equity securities, to file reports of ownership and reports of changes in ownership of common stock with the Securities and Exchange Commission. The Securities and Exchange Commission requires officers, directors and greater than 10% stockholders to furnish us with copies of all Section 16(a) forms they file.

To our best knowledge, based solely on a review of the copies of such forms and certifications furnished to us, we believe that all Section 16(a) filing requirements were complied with during 1999.


                       EXECUTIVE AND DIRECTOR COMPENSATION

HOW DO WE COMPENSATE DIRECTORS?

The outside non-employee directors were paid $3,000 monthly if they attended at least one meeting during a month regardless of the number of meetings held during a month. The only employee director on the board (the President) received $1,000 monthly for his service as a director in addition to his regular salary and bonuses. The Chairman of the Board received an additional $400 per month for services rendered. Total directors' fees paid in 1999 were $126,200 of which $72,000 was deferred under Nara Bank's deferred compensation plan.


HOW DO WE COMPENSATE EXECUTIVE OFFICERS?

The following table sets forth certain summary information concerning compensation awarded to, earned by, or paid for services rendered to Nara Bank in all capacities by Nara Bank's chief executive officer and our most highly compensated executive officers who earned in excess of $100,000 (the "Named Officers"), for each of the fiscal years ended December 31, 1999, 1998 and 1997.

SUMMARY COMPENSATION TABLE

                                                                                      LONG TERM COMPENSATION
                                                                                      ----------------------------------------------
                         ANNUAL COMPENSATION(1)                                       RESTRICTED  OPTION
                         -------------------------------------------------------
NAME AND PRINCIPAL                                                                    STOCK       SHARES/     LTIP      ALL OTHER
POSITION                 YEAR         SALARY          BONUS            OTHER          AWARDS      SARs        PAYOUTS   COMPENSATION
------------------       ----        --------        --------        -----------      ------      ----        -------   ------------
Benjamin Hong            1999        $184,074        $384,017        $ 12,000(2)      N/A             -0-     N/A        $-0-
President & Chief        1998        $179,691        $310,232        $ 12,000(2)      N/A             -0-     N/A        $-0-
Executive Officer        1997        $170,346        $154,198        $ 12,000(2)      N/A          30,000     N/A        $-0-

Bon T. Goo               1999        $ 86,730        $ 43,648             N/A         N/A             -0-     N/A        $-0-
EVP & Chief              1998        $ 81,945        $ 53,442             N/A         N/A             -0-     N/A        $-0-
Financial Officer        1997        $ 78,042        $ 33,933             N/A         N/A          10,000     N/A        $-0-

Min J. Kim               1999        $ 84,632        $ 53,482        $  8,400(3)      N/A             -0-     N/A        $-0-
EVP & Chief              1998        $ 75,735        $ 73,165        $  8,400(3)      N/A             -0-     N/A        $-0-
Credit Officer           1997        $ 72,150        $ 53,617        $  6,650(3)      N/A          10,000     N/A        $-0-

------------------------------------------------------------------------------------------------------------------------------------

(1) Nara Bank furnishes and plans to continue to furnish to certain officers the use of Bank-owned automobiles which are used primarily for business purposes. Nara Bank has provided and intends to continue to provide certain officers with certain specified life and medical insurance benefits. Because portions of automobile expenses, club membership fees, insurance premiums attributable to personal use, and other perquisites did not exceed the lesser of $50,000 or ten percent (10%) of the total annual salary reported in the table per individual, such amounts have not been included in the foregoing figures.
(2)  Represents fees received for services as a director of Nara Bank.
(3)  Represents automobile allowance.

                                 PROPOSAL NO. 1

                       PROPOSED HOLDING COMPANY FORMATION

OVERVIEW

Nara Bank, N.A. ("Nara Bank") proposes that the shareholders approve the formation of a new holding company.

The proposed holding company formation is called the "reorganization" and is governed by the Plan of Reorganization and Merger Agreement, also referred to as the "reorganization agreement." THE FULL TEXT OF THE REORGANIZATION AGREEMENT IS ATTACHED AS APPENDIX II TO THIS PROXY STATEMENT/PROSPECTUS. WE HAVE SUMMARIZED THE MATERIAL TERMS OF THE REORGANIZATION BELOW.

Under the terms of the reorganization agreement, Nara Bank will become a wholly-owned subsidiary of Nara Bancorp, Inc. ("Nara Bancorp"), a Delaware corporation recently formed for the purpose of becoming a holding company for Nara Bank. Under the reorganization agreement, each outstanding share of Nara Bank common stock (other than shares as to which dissenters' rights of appraisal have been properly exercised) will be converted into one share of Nara Bancorp common stock, and the former holders of Nara Bank common stock will become the holders of all of the common stock of Nara Bancorp. Nara Bancorp was incorporated on June 5, 2000 and has no prior operating history. Following the reorganization, it is intended that Nara Bank will continue its operations at the same location, with the same management, and subject to substantially all the rights, obligations and liabilities of Nara Bank existing immediately prior to the reorganization.


WHAT IS THE STRUCTURE OF THE REORGANIZATION?

In the reorganization:

        - Nara Bancorp will become the parent bank holding company of Nara Bank; and

        - all of the outstanding shares of Nara Bank common stock, except for sales as to which shareholders have exercised dissenters' rights of appraisal, will be converted into and exchanged for shares of Nara Bancorp common stock on a one-for-one basis.

After the reorganization,

        - Nara Bank will continue its existing business and operations as a wholly-owned subsidiary of Nara Bancorp and still under the name of "Nara Bank, N.A.";

        - the consolidated assets, liabilities, stockholders' equity and income of Nara Bancorp will be substantially identical to those of Nara Bank;

        - the current board of directors of Nara Bank will be the board of directors of Nara Bancorp and the executive officers of Nara Bank will be the executive officers of Nara Bancorp;

        - the board of directors and executive officers of Nara Bank will be unchanged as a result of the reorganization;

        - the Comptroller of the Currency will continue as Nara Bank's primary federal regulator and the Federal Deposit Insurance Corporation will continue to insure Nara Bank's deposit accounts to the maximum extent permitted by law;

        - Nara Bancorp will be subject to supervision and regulation by the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of San Francisco.

        - shares of Nara Bancorp common stock will be registered with the Securities and Exchange Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934 and will trade on the Nasdaq National Market; and

        - shares of Nara Bank common stock will no longer be public traded and de-listed from the Nasdaq National Market.

If the reorganization is not accomplished, Nara Bank common stock will continue to be traded on the Nasdaq National Market and Nara Bank will continue to operate without a bank holding company structure.


WHO ARE THE PARTIES TO THE REORGANIZATION?

The parties to the reorganization are Nara Bank, Nara Bancorp and Nara Interim Bank, N.A. ("Interim Bank")

NARA BANK is a national bank. We commenced operations in 1989, and currently maintain ten banking offices and the address of its principal office is 3701 Wilshire Boulevard, Suite 220, Los Angeles, California. At December 31, 1999, Nara Bank had total assets of $358.9 million, total deposits of $319.9 million and total shareholder's equity of $26.7 million. The accompanying Annual Report to Shareholders of Nara Bank contains Nara Bank's audited financial statements, management's discussion and analysis of financial results and certain other information concerning Nara Bank. At September 30, 2000, Nara Bank had total assets of $528.7 million, total deposits of $472.8 million and total shareholders equity of $41.7 million as set forth in the unaudited financial statements in the accompanying Form 10-Q.

NARA BANCORP is a Delaware corporation that was recently formed for the purpose of becoming the parent bank holding company of Nara Bank. Nara Bancorp has no operating history. The address of its principal office is 3701 Wilshire Boulevard, Suite 220, Los Angeles, California.

INTERIM BANK is organized as a subsidiary of Nara Bancorp in connection with the reorganization by Nara Bank. If the reorganization is approved by the shareholders of Nara Bank and the other conditions set forth in the reorganization agreement are satisfied or waived, Nara Bank will merge with and into Interim Bank and the surviving entity will continue all operations under the name Nara Bank. The surviving entity will be subject to all the rights, obligations and liabilities of Nara Bank existing immediately prior to reorganization.


RECOMMENDATION OF THE BOARD OF DIRECTORS

Nara Bank's board of directors has unanimously approved the reorganization agreement and the reorganization. We unanimously recommend that shareholders of Nara Bank approve the reorganization agreement and the reorganization.


WHAT ARE REASONS FOR THE REORGANIZATION?

The board of directors of Nara Bank believes that a parent bank holding company will:

        - provide greater flexibility in responding to evolving changes in banking and financial services industries and in meeting the competition of other financial institutions. Nara Bank's board of directors believes that a bank holding company is an entity which can provide greater operating and financial flexibility and facilitate expansion into a broader range of financial services and other business activities;

        - provide flexibility for acquiring or establishing financial institutions and companies engaged in other related activities. For example, the bank holding company will permit any acquired institution to operate autonomously as a separate subsidiary of Nara Bancorp. This will allow the acquired entity to retain its own directors, officers, corporate name and identity, which may be attractive to prospective acquisition candidates;

        - provide flexibility for meeting the financing needs of the enterprise, including providing capital to Nara Bank, either through stock offerings, debt offerings, or borrowing at terms and conditions otherwise unavailable to Nara Bank as a stand alone entity;

        - permit the holding company to engage in other activities that are closely related to banking, either directly, or indirectly through newly formed subsidiaries or by acquiring companies already established in such fields;

        - permit the bank holding company to consider whether to elect to become a "financial holding company" under the Gramm-Leach-Bliley Act of 1999 ("GLBA") financial modernization legislation and exercise certain merchant banking and insurance powers which are available only to bank holding companies that may elect to become a financial holding company and not to national banks; and

        - Enhance Nara Bank's ability to satisfy ever changing and expanding needs of present customers for banking and banking-related services and to continue to attract new customers for financial services.

There are no current agreements or understandings for either the acquisition of any financial institution or other company or for the diversification of operations through use of Nara Bancorp. Nara Bank's board of directors believes, however, that the ability to act promptly to take advantage of any desirable opportunities that may arise in the future could be jeopardized if the reorganization is deferred or terminated.


HOW MANY OF NARA BANK'S SHAREHOLDERS NEED TO APPROVE THE REORGANIZATION?

Approval of the reorganization agreement and the reorganization requires the affirmative vote of the holders of not less than two-thirds (2/3) of the issued and outstanding shares of Nara Bank Common Stock.


WHAT ARE THE ORGANIZATIONAL TRANSACTIONS?

At the direction of the board of directors of Nara Bank, Nara Bancorp was incorporated under the laws of the State of Delaware on June 5, 2000 for purpose of becoming a bank holding company by acquiring all of the outstanding Nara Bank common stock. Benjamin B. Hong, Chang Hee Kim, Hyon Park, Thomas Chung, Brian Woo and Yong Hwan Kim, currently own 100% of the outstanding capital stock of Nara Bancorp.

At the direction of the board of directors of Nara Bank and Nara Bancorp, Nara Interim Bank, was incorporated for the purpose of merging with Nara Bank in order to facilitate the reorganization. Prior to the effective time of the reorganization, Nara Bancorp will be the sole shareholder of Nara Interim Bank.

Upon consummation of the reorganization, Nara Bank will be merged with and into Nara Interim Bank and the surviving entity of the merger will be called "Nara Bank, N.A." At the time of the merger, the capital stock of Nara Bancorp held by the six above-named individuals will be canceled and the Nara Bank common stock held by Nara Bank shareholders will be converted to Nara Bancorp common stock.


WHAT ARE THE TERMS OF THE REORGANIZATION?

Pursuant to the reorganization agreement, among other things,

        - Nara Bank will merge with and into Interim Bank, with the surviving bank being renamed "Nara Bank, N.A.;"

        - the business of Nara Bank will continue in the form of the surviving bank and will be unaffected and unimpaired by the reorganization;

        - each outstanding share of Nara Bank common stock will convert into one share of Nara Bancorp common stock;

        - each share of Nara Bancorp common stock outstanding immediately prior to the consummation of the reorganization will be purchased by Nara Bancorp for the amount paid for such shares;

        - Nara Bancorp will assume Nara Bank's stock option plans as well as its other employee stock based plans, including the 2000 Long Term Incentive Plan;

        - the surviving bank will become a wholly-owned subsidiary of Nara Bancorp; and

        - the existing holders of Nara Bank common stock will own all of the outstanding shares of Nara Bancorp common stock; and

        - Nara Bancorp will apply to the Nasdaq Stock Market for approval for listing the Nara Bancorp common stock on the Nasdaq National Market System under the name of "NARA."


WHEN WILL THE REORGANIZATION BE COMPLETED?

Nara Bank expects that the reorganization will close early in the first quarter of 2001.


ARE MY RIGHTS AS A SHAREHOLDER GOING TO CHANGE?

If Nara Bank completes the reorganization:

        - you will receive one share of stock in Nara Bancorp for each share of Nara Bank stock which you currently own;

        - your outstanding stock certificates will no longer represent an interest in the Nara Bank but will instead represent an interest in Nara Bancorp;

        - you will no longer own stock directly in Nara Bank but will instead own stock in Nara Bancorp;

        - you will not be entitled to vote directly on matters affecting Nara Bank, such as the election of Nara Bank's directors. However, you will be entitled to vote on matters affecting Nara Bancorp, which will own one hundred percent (100%) of Nara Bank; and

        - your rights will be governed by Nara Bancorp's certificate of incorporation, bylaws and the Delaware General Corporation Law, instead of Nara Bank's articles of association, bylaws and the National Bank Act.


WHAT IS THE EFFECT OF THE REORGANIZATION?

As a result of the reorganization:

        - Nara Bancorp will become a publicly held corporation and will succeed to Nara Bank's reporting obligations under the securities laws;

        - Nara Bank will continue to carry on its business and activities as conducted immediately prior to the reorganization;

        -       Nara Bank will continue to use the name Nara Bank;

        - The common stock of Nara Bancorp will be quoted on the Nasdaq National Market System under the current trading symbol of Nara Bank's common stock, "NARA."


WILL SHARE CERTIFICATES BE EXCHANGED?

Upon consummation of the reorganization:

        - the outstanding stock certificates which prior thereto represented shares of Nara Bank will thereafter for all purposes represent an equal number of shares of Nara Bancorp common stock and the holders of those certificates will have all the rights of shareholders of Nara Bancorp;

        - Shareholders will be entitled to exchange their present stock certificates for new certificates evidencing shares of Nara Bancorp common stock, although shareholders will not need to make such an exchange in order to have all of the right of shareholders of Nara Bancorp;

        - Nara Bancorp will notify shareholders of record by mail promptly after the consummation of the reorganization of the procedures to be followed in order to surrender their present share certificates in exchange for new certificates evidencing shares of Nara Bancorp common stock.

UNTIL NARA BANCORP NOTIFIES SHAREHOLDERS OF THE EXCHANGE PROCEDURES, EXISTING SHARE CERTIFICATES SHOULD NOT BE RETURNED TO NARA BANK FOR EXCHANGE AND REISSUANCE.


WILL THE DIRECTORS AND OFFICERS OF THE HOLDING COMPANY BE DIFFERENT FROM THE DIRECTORS AND OFFICERS OF NARA BANK?

The reorganization agreement provides that the directors of Nara Bank will continue in that capacity after the reorganization. Additionally, the officers of Nara Bank will all be employed in the same capacities after the reorganization.


WHAT ABOUT EMPLOYEE BENEFITS AND STOCK OPTION PLANS?

At the effective time of the reorganization;

        - each share of Nara Bank common stock held in trust or otherwise in connection with any and all of Nara Bank's employee benefit plans will be converted into one share of Nara Bancorp common stock;

        - Nara Bancorp will adopt and assume Nara Bank's stock option plans and its other employee stock plans. The same terms and conditions will apply to these plans as existed prior to the effective time of the reorganization;

        - Nara Bancorp will assume all outstanding options to purchase shares of Nara Bank common stock pursuant to Nara Bank's stock option plans and such options will be deemed options to purchase shares of Nara Bancorp common stock on the same terms and conditions and for the same number of shares and at the same price as have been agreed upon and set forth in such plans and the stock option agreements entered into pursuant thereto; and

        - The reorganization will not affect other employee benefits and benefit plans of Nara Bank.


WHAT ARE THE CONDITIONS TO THE REORGANIZATION?

The reorganization agreement is conditioned upon the following:

        - approval and ratification of the reorganization agreement and the reorganization by the holders of not less than two-thirds of the outstanding shares of Nara Bank, Interim Bank and Nara Bancorp, as required by applicable law;

        - receipt of all other approvals and consents, and satisfaction of all other requirements as are prescribed by applicable law in connection with the reorganization including, but not limited to, approval of the Comptroller of the Currency and a notice to the Board of Governors of the Federal Reserve System pursuant to the Bank Holding Company Act of 1956, as amended and Section
                225.17 of Regulation Y promulgated pursuant thereto;

        - the listing of Nara Bancorp common stock and de-listing of Nara Bank common stock on the Nasdaq National Market;

        - issuance of a favorable opinion from a law firm or accounting firm, in form and substance satisfactory to the parties and their counsel, with respect to the tax consequences to the parties and their shareholders resulting from the reorganization;

        - issuance of a favorable legal opinion from a law firm, in form and substance satisfactory to the policies, as required by applicable securities laws;

        - performance by each party to the reorganization of all its obligations under the reorganization agreement.

Nara Bancorp has a notice with the Federal Reserve Board and the time for the Federal Reserve Board to take action on such notice has not yet expired. Nara Bank has filed applications with the Comptroller of the Currency to organize Interim Bank and for approval of the merger. These applications are currently pending. Although neither Nara Bancorp nor Nara Bank is aware of any reason why the requisite approvals would not be granted, there can be no assurances such approvals will be obtained or that, if obtained, such approvals will not include conditions which would prevent Nara Bancorp, Nara Bank and Interim Bank from consummating the reorganization.

CAN THE REORGANIZATION AGREEMENT BE TERMINATED?

The reorganization agreement may be terminated if any of the following occurs:

        - if any of the conditions are not fulfilled within a reasonable period of time;

        - if any action, suit, proceeding or claim has been instituted, made or threatened, relating to the proposed reorganization which makes consummation of the reorganization inadvisable; or

        - if, for any reason, consummation of the reorganization is inadvisable, as determined by the Board.

Upon termination, the reorganization agreement shall be void and of no further effect. There shall be no liability by reason of the termination on the part of the parties or their respective directors, officers, employees, agents or shareholders.


WHO WILL BEAR THE COSTS OF THE REORGANIZATION?

Prior to the reorganization, Nara Bank will bear all of the expenses of the reorganization, including filing fees, printing and mailing costs, accountants' fees and legal fees. After the reorganization, Nara Bancorp will bear these expenses. If the reorganization is abandoned or terminated for any reason, Nara Bank will bear all expenses.


WHAT ARE THE INCOME TAX CONSEQUENCES?

The following discussion is limited to certain federal tax consequences of the proposed reorganization and does not discuss other tax consequences that might be relevant to shareholders of Nara Bank entitled to different tax treatment.

In the opinion of Manatt, Phelps & Phillips, LLP, the proposed reorganization will qualify for tax purposes as a "reorganization" within the meaning of
Section 368 of the Internal Revenue Code of 1986, as amended. This opinion is conditioned upon the accuracy of various representations made by Nara Bank, Nara Bancorp and Interim Bank and certain assumptions. Neither this summary nor the opinion of Manatt, Phelps & Phillips, LLP is binding upon the Internal Revenue Service and no ruling has been sought or will be sought with respect to such tax consequences.

Based upon the qualification of the reorganization as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code:

        - Neither Nara Bank, Interim Bank nor Nara Bancorp will recognize gain or loss as a result of the reorganization;

        - Shareholders of Nara Bank will not recognize gain or loss upon receipt of Nara Bancorp common stock in exchange for their shares of Nara Bank common stock pursuant to the reorganization;

        - The basis of Nara Bancorp common stock received by the shareholders of Nara Bank pursuant to the reorganization will be the same as the basis of the shares of Nara Bank common stock surrendered in exchange thereof; and

        - The holding period of Nara Bancorp common stock received by the shareholders of Nara Bank pursuant to the reorganization will include the holding period of Nara Bank common stock surrendered in exchange therefor, provided that a shareholder holds such Nara Bank common stock as a capital asset on the date of consummation of the reorganization.

Shareholders who dissent from the reorganization and receive cash in exchange for their Nara Bank common stock will recognize taxable gain or loss in an amount equal to the difference between their basis in the shares and the amount of cash received. The tax treatment of gain or loss will depend on the particular circumstances of each dissenting shareholder.

YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISERS AS TO YOUR SPECIFIC TAX CONSEQUENCES RELATING TO THE REORGANIZATION, INCLUDING TAX RETURN REPORTING REQUIREMENTS AND THE APPLICABILITY AND EFFECT OF TAX LAWS OTHER THAN THOSE OF THE UNITED STATES.


WILL THERE BE A MARKET FOR MY NEWLY ACQUIRED NARA BANCORP COMMON STOCK?

Nara Bank's common stock has traded on the Nasdaq National Market since January 29, 1998 under the symbol "NARA." If the holding company formation proceeds, Nara Bancorp will list its shares of common stock on the Nasdaq National Market under the proposed symbol "NARA". Nara Bancorp will file an application with Nasdaq for such listing.

It is anticipated that the dividend policy of Nara Bancorp will be substantially identical to the current policy of Nara Bank. So far, Nara Bank has not paid a cash dividend to its shareholders. Nara Bank declared an eight percent (8%) stock dividend to shareholders of record as of May 10, 1999, which was paid on May 17, 1999, and another eight percent (8%) stock dividend to shareholders of record as of April 14, 2000, which was paid on May 10, 2000. Whether any stock or cash dividends will be paid in the future will be determined by the board of directors of Nara Bancorp.

WILL THE ACCOUNTING TREATMENT CHANGE?

No. Because the reorganization is a reorganization with no change in ownership interests, the consolidated financial statements of Nara Bancorp and the financial statements of Nara Bank will retain the former basis of accounting of Nara Bank and will be substantially identical to Nara Bank's financial statements prior to the reorganization.


WHAT ABOUT DISSENTING SHAREHOLDERS RIGHTS?

Federal law entitles a shareholder of a national bank who does not vote for the reorganization to demand payment by Nara Bank of the fair or appraised value for his shares. If you wish to do so, you must deliver to Bon T. Goo, Executive Vice President and Chief Financial Officer, Nara Bank, N.A., 3701 Wilshire Boulevard, Suite 220, Los Angeles, CA 90010, before voting on Proposal I, written notice identifying yourself and stating your intention to demand appraisal of and payment for your shares. This written notice must be separate from and in addition to any proxy or vote against Proposal I. A proxy or vote against the reorganization does not, by itself, constitute a demand for appraisal. In addition to making written notice of your demand, you must not vote in favor of the reorganization. If you return a signed proxy but do not specify your vote, you will be deemed to have voted in favor of the reorganization agreement. If you abstain from voting on the reorganization you will not be deemed to have voted in favor of the reorganization.

Under the reorganization agreement, the obligations of Nara Bank, Interim Bank and Nara Bancorp to consummate the reorganization are conditioned upon the holders of not more than 5% of the outstanding shares electing to exercise their rights as dissenting shareholders. Although the parties to the reorganization agreement could waive this condition, none of them presently intends to do so.

If the reorganization is approved and adopted by the shareholders at the meeting, Nara Bank will mail a further notice to all shareholders who timely filed a written notice of intention to demand payment and who refrained from voting in favor of the proposed reorganization. The further notice will include the following:

        - information concerning where and when a request for payment must be sent;

        - instructions as to where and when a shareholder must deposit the certificates representing his or her shares of common stock in order to obtain payment;

        - a form to be used for requesting payment which will include a request for certification of the date on which the shareholder or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares; and

        -       a copy of Section 215a of the National Bank Act.

The time set by Nara Bank for receipt of the demand for payment and deposit of the certificates by shareholders shall not be less than 30 days from the mailing of the notice. A SHAREHOLDER WHO FAILS TO TIMELY FILE THE FORM FOR REQUESTING PAYMENT OR FAILS TO DEPOSIT HIS OR HER COMMON STOCK

CERTIFICATES, AS REQUIRED BY THE NOTICE, SHALL NOT HAVE ANY RIGHT TO RECEIVE PAYMENT OF THE FAIR VALUE OF HIS OR HER SHARES. A dissenting shareholder shall retain all other rights of a shareholder until those rights are modified by consummation of the reorganization.

A vote against the reorganization agreement, whether cast by proxy or in person at the special meeting, shall not, in itself, constitute the required written request for payment.

You may assert dissenters' rights as to fewer than all of your shares of the common stock registered in your name only if you dissent with respect to all the shares beneficially owned by any one person and notify Nara Bank of the name and address of the beneficial owner or owners on whose behalf you dissent. You may assert dissenters' rights with respect to shares owned beneficially but not registered in your name if you submit to Nara Bank a written consent of the record shareholder prior to commencement of the voting by the shareholders on the reorganization agreement at the special meeting. You may not dissent with respect to some but less than all shares owned beneficially, whether or not the shares so owned are registered in your name.

The discussion in this section is only a summary of the rights and obligations of dissenting shareholders and is qualified in its entirety by reference to the provisions of Section 215a of the National Bank Act, which provisions are reproduced and set forth in full in APPENDIX I to this proxy statement/prospectus. You should read APPENDIX I carefully since if you fail to follow the procedures set forth in Section 215a of the National Bank Act regarding dissenters' rights, you will waive your appraisal rights. You may wish to consult independent legal counsel before exercising dissenters' rights.

Except as set forth herein, notification of the beginning or end of any statutory period will not be given by Nara Bank to any dissenting shareholders.


DESCRIPTION OF NARA BANCORP COMMON STOCK

        - Nara Bancorp's certificate of incorporation authorizes the issuance of up to 10,000,000 shares of Nara Bancorp Stock, $0.001 par value. Only the 600 shares issued to initially capitalize Nara Bancorp are currently outstanding.

        - Holders of Nara Bancorp common stock are entitled to one vote, in person or by proxy, for each share of Nara Bancorp common stock held of record in the shareholder's name on the books of Nara Bancorp as of the record date on any matter submitted to the vote of the shareholders.

        - Each share of Nara Bancorp common stock has the same rights, privileges and preferences as every other share and will share equally in Nara Bancorp's net assets upon liquidation or dissolution.

        - Nara Bancorp common stock has no preemptive, conversion or redemption rights or sinking fund provisions and all of the issued and outstanding shares of Nara Bancorp Common Stock, when issued, will be fully paid and nonassessable.

        - Nara Bancorp's shareholders are entitled to dividends when, and if, declared by Nara Bancorp's board of directors out of funds legally available therefor, and after satisfaction of the prior rights of holders of outstanding preferred stock, if any (subject to certain restrictions on payment of dividends imposed by the laws of Delaware).


HOW DO THE RIGHTS OF HOLDERS OF NARA BANCORP COMMON STOCK COMPARE TO THOSE OF NARA BANK COMMON STOCK?

As a result of the reorganization, the holders of Nara Bank common stock will become shareholders of Nara Bancorp, a Delaware corporation. As a holder of Nara Bancorp stock, you will have substantially the same rights that you currently have with your shares of Nara Bank common stock, other than as modified by Delaware law.

The discussion below is a summary of various rights of shareholders, it is not intended to be a complete statement of all rights. The discussion is qualified in its entirety by reference to the certificate of incorporation and bylaws of Nara Bancorp (both which are attached as APPENDIX III and IV, respectively, to this proxy statement/prospectus) and relevant provisions of Delaware and federal law.


WHAT IS THE AUTHORIZED CAPITAL STOCK?

        - Nara Bank's articles of association provide for 10,000,000 authorized shares of common stock with a par value of $3 per share.

        - Nara Bancorp's certificate of incorporation provides for 10,000,000 shares of authorized common stock with a par value of $0.001 per share.

        - Approximately 5,461,092 shares of such stock will be outstanding immediately prior to the effective date of the reorganization. Nara Bank's articles of association do not provide for another class of stock.

        - There are currently only 600 shares of Nara Bancorp common stock outstanding which will be repurchased by Nara Bancorp immediately upon the consummation of the reorganization.

        - Approximately 5,461,092 shares of Nara Bancorp common stock will be outstanding immediately after the consummation of the reorganization. Nara Bancorp's certificate of incorporation does not provide for another class of stock.

Under Nara Bancorp's certificate of incorporation and Nara Bank's articles of association, shares of common stock may be issued from time to time by their boards of directors without the approval of the shareholders.

HOW WILL LIQUIDATION RIGHTS DIFFER?

In the event of liquidation, holders of common stock of Nara Bancorp and Nara Bank are entitled to similar rights to assets distributable to shareholders on a pro rata basis after satisfaction of liabilities.


HOW WILL REDEMPTION RIGHTS DIFFER?

Nara Bank has limited ability to buy its outstanding shares from its shareholders. Nara Bancorp is empowered by Delaware law to buy its shares of stock from its shareholders at the mutual accord of the shareholder and Nara Bancorp.


ARE THERE ANY PREEMPTIVE RIGHTS?

Neither Nara Bancorp's certificate of incorporation nor Nara Bank's articles of association provide for preemptive rights.


HOW WILL VOTING RIGHTS DIFFER?

        - Each share of Nara Bank common stock and each share of Nara Bancorp common stock is entitled to one vote per share.

        - That National Bank Act provides for cumulative voting in the election of directors, which is not available to shareholders of Nara Bancorp.

Cumulative voting entitles a shareholder to vote as many votes as equals the number of shares the shareholder owns multiplied by the number of directors to be elected. A shareholder may cast all his votes for a single candidate or distribute such votes among any or all of the candidates.


HOW WILL SHAREHOLDER ACTION WITHOUT A MEETING DIFFER?

Pursuant to the National Bank Act, any action that is required or permitted to be taken by Nara Bank's shareholders at an annual or special meeting may be taken by a written consent signed by all the shareholders entitled to vote on the matter.

Nara Bancorp's bylaws provide that any action that is required or permitted to be taken by shareholders at an annual or special meeting may be taken by a written consent without a meeting, if the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted, signed the consent.


HOW WILL SHAREHOLDER VOTE ON BUSINESS COMBINATIONS DIFFER?

In general and pursuant to the National Bank Act, approval of a business combination (a merger or sale of assets) involving Nara Bank requires the approval of a majority of the board of directors as well as a favorable vote of not less than 66 2/3% of the outstanding shares.

Nara Bancorp's charter documents do not have such a provision; however, Section 203 of the Delaware General Corporation Law provides Nara Bancorp with anti-takeover protection. See "How Will Certain Anti-Takeover Provisions Differ?
- Delaware Anti-Takeover Statute."


HOW WILL SPECIAL MEETINGS OF SHAREHOLDERS DIFFER?

Nara Bank's articles of association provide that a special meeting of the shareholders may be called by, among others by, a holder or holders of 10% or more of the outstanding voting shares.

Nara Bancorp's certificate of incorporation does not contain such a provision, but the bylaws provide that a special meeting of the shareholders may be called by, among others, a holder or holders of 10% or more of the outstanding voting shares.


HOW WILL DIVIDENDS DIFFER?

A national banking association, such as Nara Bank, may not declare a dividend without the approval of the Comptroller of the Currency if the total of dividends declared by that bank in a calendar year exceeds the total of profits for that year combined with its retained profits of the preceding two years. The Comptroller of the Currency may also restrict the payment of dividends under its general supervisory and enforcement powers.

Under Delaware law, Nara Bancorp may pay dividends out of surplus or, in the event that no surplus exists, out of net profits for the fiscal year in which the dividend is declared, or its net profits for the preceding fiscal year, subject to certain limitations for the benefit of preferred shares, if any.


HOW WILL AMENDMENTS TO CHARTER AND BYLAWS DIFFER?

In general, Nara Bank's articles of association and bylaws may be amended by a favorable vote of the majority of the outstanding voting stock. Under most circumstances, the bylaws of a national bank may also be amended by the board of directors.

Amendments to Nara Bancorp's certificate of incorporation require the approval of a majority vote of Nara Bancorp's board of directors and also by a majority of the outstanding shares of Nara Bancorp's voting stock. Nara Bancorp's bylaws may be amended by a majority vote of the board of directors or the affirmative vote of a majority of the total votes eligible to be voted at a duly constituted meeting of shareholders.

HOW WILL THE BOARD OF DIRECTORS DIFFER?

Nara Bank's articles of association provide that the number of directors shall not be less than five (5) nor more than twenty-five (25), with the exact number fixed by a resolution of the board or shareholders. The number of directors is currently fixed at six (6).

Nara Bancorp's certificate of incorporation provides that the number of directors shall be fixed by the bylaws, which provides that the number of directors shall be not less than five (5) nor more than twenty-five (25) with the exact number of directors fixed by a resolution of the board. The number of directors has been fixed at six (6).

Directors of Nara Bank are elected annually for a one year term. Directors of Nara Bancorp will also be elected annually for a one year term.

In general, the removal of a director in a national bank or the removal of a director of Nara Bancorp requires a vote of a majority of the shareholders at a meeting.

HOW WILL THE NOMINATION TO THE BOARD OF DIRECTORS DIFFER?

Nara Bank's articles of association require shareholders to comply with certain prior notice provisions in connection with the nomination of persons to become directors of Nara Bank. Failure to comply with these provisions may result in the nomination being disregarded.

Nara Bancorp's bylaws contain similar prior notice provisions. Failure to comply with these provisions will result in the nomination being disregarded.

HOW WILL INDEMNIFICATION PROVISIONS DIFFER?

Nara Bank's bylaws authorize the indemnification of agents of Nara Bank pursuant to the Corporation Code of the California General Corporations Law.

Nara Bancorp's certificate of incorporation provides for indemnification of any and all directors and officers under Section 145 of the Delaware General Corporation Law (the "DGCL").

Nara Bancorp's bylaws provide that each person who was or is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of Nara Bancorp, is or was serving at the request of the Nara Bancorp as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans), or was a director or officer of a foreign or domestic corporation which was a predecessor of the Nara Bancorp of any other enterprise at the request of such predecessor corporation, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer shall be indemnified and held harmless by Nara Bancorp to the fullest extent authorized by the DGCL, as such law may be amended, but only to the extent that such amendment permits broader indemnification rights than were permitted to Nara Bancorp prior to such amendment, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be in settlement) reasonably incurred or suffered by such person in connection therewith. The indemnification continues as to a person who has ceased to be a director or officer and inures to the benefit of his or her heirs, executors and administrators.

Nara Bancorp is required to indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board of Directors of Nara Bancorp. The right to indemnification conferred in Nara Bancorp's bylaws is a contract right and includes the right to be paid by Nara Bancorp's expenses incurred in defending any such proceeding in advance of its final disposition provided the Company has received an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is entitled to be indemnified under the bylaws or otherwise. Pursuant to its bylaws, Nara Bancorp may provide, by action of the Board of Directors, indemnification to its employees and agents to the same extent that it indemnifies directors and officers. Nara Bancorp's bylaws create a right to indemnification for each indemnifiable party whether or not the proceeding to which the indemnification relates arose in whole or in part prior to adoption of the bylaws (or the adoption of the comparable provisions of the Nara Bank's bylaws).

The rights of indemnification provided in Nara Bancorp's bylaws are not exclusive of any other rights which may be available under Delaware law, any insurance or other agreement, by vote of shareholders or disinterested directors or otherwise. In addition, the Nara Bancorp's authorize Nara Bancorp to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Nara Bancorp, whether or not Nara Bancorp would have the power to provide indemnification to such person under Delaware law. Nara Bank currently maintains a standard policy of directors' and officers' liability insurance. The indemnification provisions of Nara Bancorp's bylaws may, in some instances, cover acts of directors and officers that may not be covered by insurance.

The indemnification provisions of the Nara Bancorp's bylaws may reduce the likelihood of shareholder derivative litigation against directors and may deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, including a suit relating to an attempt to change control of Nara Bancorp, even though such an action, if successful, might otherwise have benefited Nara Bancorp and its shareholders. Because the indemnification provisions reduce the financial risk of serving as a director of Nara Bancorp, the Board of Directors may be deemed to have a personal interest in including these provisions in the bylaws, at the potential expense of the shareholders.

Notwithstanding the above, these provisions have been included in Nara Bancorp's bylaws in recognition of the need to provide such protection to directors and officers of Nara Bancorp so as to attract and retain the best personnel available. Although in the past Nara Bank has been able to recruit and retain qualified individuals to serve in these capacities, the Board of Directors of Nara Bancorp recognizes the complexities and pressures placed on directors of publicly held corporations, and especially companies involved in the complex and rapidly-changing financial services industry. Therefore, the Board of Directors of the Nara Bancorp believes that the time, efforts and talents of officers and directors of Nara Bancorp should be directed to managing Nara Bancorp's business, rather than being forced to act defensively out of concern over the potential for costly personal litigation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Nara Bancorp pursuant to provisions of the Nara Bancorp's bylaws or any indemnification agreements that may be entered into with Nara Bancorp's directors and officers Nara Bancorp has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     At the present time, other than where Nara Bank and its directors, officers, employees or agents have been named as defendants in legal actions arising in the ordinary course of business, none of which, in the opinion of the Nara Bank's management, is material, Nara Bank and Nara Bancorp are not aware of any pending or threatened litigation against Nara Bank or Nara Bancorp for which indemnification may be sought, and there has been no recent litigation involving directors, officers, employees or agents Nara Bank that would have been affected by any of the indemnity provisions discussed above.

HOW WILL DISSENTERS' RIGHTS DIFFER?

Shareholders of a national bank which will not survive a merger or consolidation are entitled to dissenters' rights substantially in the form described in "What About Dissenting Shareholders Rights?"

Under Delaware law, appraisal rights are generally available for shares of any class or series of a corporation in a merger or consolidation; provided that, except in certain circumstances, no such rights are available for the shares of any class or series of stock which, at the record date for the meeting held to approve such transaction, were either (1) listed on a national securities exchange or (2) held of record by more than 2,000 shareholders; and further provided that no rights are available to shareholders of the surviving corporation if the merger did not require their approval.


HOW WILL CERTAIN ANTI-TAKEOVER PROVISIONS DIFFER?

Attempts to acquire control of financial institutions have recently become increasingly common. Takeover attempts which have not been negotiated with and approved by the board of directors present to shareholders the risks of a takeover on terms which may be less favorable than might otherwise be available. A transaction which is negotiated and approved by the board of directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value of Nara Bancorp for its shareholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of Nara Bancorp's assets.

An unsolicited takeover proposal can seriously disrupt the business and management of Nara Bancorp and cause it to incur great expense. Although a tender offer or other takeover attempt may be made at a price substantially above the current market prices, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, shareholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise which is under different management and whose objectives may not be similar to those of the remaining shareholders.

Once the reorganization is effective and Nara Bancorp is listed on Nasdaq, it will be covered by the anti-takeover provisions in Delaware law. This could have the effect of deterring takeover offers. The board of directors believes that the Delaware anti-takeover provisions described below are prudent and in the best interests of Nara Bancorp and its shareholders. Although these provisions may discourage a future takeover attempt in which shareholders might receive a premium for their shares over the then current market price and may make removal of incumbent management more difficult, the board of directors believes that the benefits of these provisions outweigh their possible disadvantages. Management is not aware of any current effort to effect a change in control of Nara Bancorp.

The following discussion is a general summary of material provisions of Nara Bancorp's certificate of incorporation and bylaws, and certain other regulatory provisions, which may be deemed to have an "anti-takeover" effect.

DIRECTORS. Certain provisions of the bylaws will impede changes in majority control of the board of directors. Nara Bancorp's bylaws provide that:

        - the size of the board of directors may be increased or decreased either by a majority vote of the whole board or a majority vote of the outstanding capital stock entitled to vote;

        - any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office;

        - a director, in general, may only be removed by the affirmative vote of a majority of the shares eligible to vote; and

        - nominations for election to the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding capital stock of Nara Bancorp entitled to vote for the election of directors. Nominations, other than those made by or on behalf of the management of Nara Bancorp, shall be made in writing and be delivered or mailed to the president of Nara Bancorp not less than 14 days nor more than 50 days prior to any meeting of shareholders called for the election of directors. If less than 21 days' notice of the meeting is given to the shareholders, theses nominations shall be mailed or delivered to the president of Nara Bancorp before the close of business on the seventh (7) day following the day on which the notice of meeting was mailed. This notification shall contain the name and address of each proposed nominee, the principal occupation of each proposed nominee, the total number of shares of capital stock of Nara Bancorp for each proposed nominee, the name and residence address of the notifying shareholder, and the number of shares of capital stock of Nara Bancorp owned by the notifying shareholder.

Nominations not made in accordance with these procedures may be disregarded by the chairman of the meeting, and upon his instructions, the vote tellers may disregard all votes cast for each such nominee.

RESTRICTIONS ON CALL OF SPECIAL MEETINGS. The bylaws provides that a special meeting of shareholders may be called by the board of directors or by holders of 10% or more of the voting stock of Nara Bancorp.

ACTION WITHOUT A MEETING OF SHAREHOLDERS. The bylaws provide that shareholders may not consent in writing, without a meeting, to the taking of any action unless the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on such an issue were present and voted.

AUTHORIZATION OF COMMON STOCK. The certificate of incorporation authorizes 10,000,000 shares of Nara Bancorp common stock. Nara Bancorp is authorized to issue common stock from time to time. In the event of a proposed merger, tender offer or other attempt to gain control of Nara Bancorp that the board of directors does not approve, it might be possible for the board of directors to authorize the issuance of shares of common stock that would impede the completion of such a transaction. An effect of the possible issuance of common stock, therefore, may be to deter a future takeover attempt. The board of directors has no present plans or understandings for the issuance of any common stock.

DELAWARE ANTI-TAKEOVER STATUTE. The Delaware General Corporation Law provides that buyers who acquire more than 15% of the outstanding stock of a Delaware corporation, such as Nara Bancorp, are prohibited from completing a hostile takeover of such corporation for three years. However, the takeover can be completed if:

        (i) the buyer, while acquiring the 15% interest, acquires at least 85% of the corporation's outstanding stock (the 85% requirement excludes shares held by directors who are also officers and certain shares held under employee stock plans), or

        (ii) the takeover is approved by the target corporation's board of directors and two-thirds of the shares of outstanding stock of the corporation (excluding shares held by the bidder). The foregoing provisions of the Delaware General Corporation Law do not apply to Delaware corporations which do not have a class of voting stock listed on a national exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association or held of record by more than 2,000 shareholders. Once the reorganization is effective, Nara Bancorp will be subject to the Delaware anti-takeover statute, and governed by this provision.

The anti-takeover provisions contained in Section 203 of the Delaware General Corporation Law and described above could have the effect of discouraging an acquisition of Nara Bancorp, and could, accordingly, under certain circumstances, discourage transactions which might otherwise have a favorable effect on the price of Nara Bancorp common stock. These provisions also may have the effect of discouraging a future takeover attempt in which shareholders might receive a premium for their shares over then current market prices. As a result, shareholders who may desire to participate in such a transaction may not have an opportunity to do so. At the present time, your board of directors is not aware of any effort that might be made to acquire control of Nara Bancorp or Nara Bank.


DESCRIPTION OF NARA BANCORP ORGANIZATION

Nara Bancorp was organized under the laws of Delaware on June 5, 2000. In order to effect the reorganization, each of the present directors of Nara Bank purchased 100 shares of Nara Bancorp common stock at $10.00 per share. These purchases provided Nara Bancorp's initial capitalization of $6,000 and also served to provide "director qualifying" shares required by the National Bank Act in connection with the organization of Interim Bank. Upon consummation of the reorganization, these 600 shares will be repurchased by Nara Bancorp for the same aggregate $6,000. A copy of the stockholders agreement relating to these shares is attached as APPENDIX V to this proxy statement/prospectus.

Nara Bancorp has not yet engaged in any business activity.


WHO ARE THE OFFICERS OF NARA BANCORP?

The current officers of Nara Bancorp are:

        Benjamin B. Hong                           President and Chief Executive
                                                      Officer
        Bon T. Goo                                 Executive Vice President and
                                                      Chief Financial Officer
        Min J. Kim                                 Executive Vice President and
                                                      Chief Credit Officer


Initially, Messrs. Hong, Goo and Kim will not receive any direct remuneration from Nara Bancorp. They will continue to serve in their current capacities with Nara Bank which, initially, will be solely responsible for their direct remuneration, if any.

It is anticipated that, after the reorganization, Nara Bancorp will add additional officers and employees and that Nara Bank and other subsidiaries of Nara Bancorp, if any, will pay cash dividends and management fees to support the expenses of Nara Bancorp. There are presently no specific plans, arrangements or understandings with respect to such matters.

Each of Nara Bancorp's directors is currently a director of Nara Bank. It is anticipated that directors of Nara Bancorp initially will not receive fees for their attendance at board meetings or committee meetings. However, these persons will continue to receive directors' fees for serving on the board of directors of Nara Bank.


WILL NARA BANCORP BE SUBJECT TO ANY SUPERVISION AND REGULATION?

Nara Bancorp will be a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended, and will be registered as such with, and subject to the super-vision of, the Federal Reserve Board. Nara Bancorp will be required to file with the Federal Reserve Board quarterly and annual reports and such additional information as the Federal Reserve Board may require pursuant to the Bank Holding Company Act. The Federal Reserve Board regularly conducts examinations of bank holding companies and their subsidiaries.

As a bank holding company, Nara Bancorp will be required to obtain the approval of the Federal Reserve Board:

        - before it may acquire all or substantially all of the assets of any bank, or ownership or control of the voting shares of any bank if, after giving effect to such acquisition of shares, Nara Bancorp would own or control more than 5% of the voting shares of such bank.

        - before the merger or consolidation of Nara Bancorp and another bank holding company.

Nara Bancorp will also be prohibited by the Bank Holding Company Act, except in certain statutorily prescribed instances, from:

        - acquiring direct or indirect ownership or control of more than 5% of the outstanding voting shares of any company that is not a bank or bank holding company; and

        - from engaging, directly or indirectly, in activities other than those of banking, managing or controlling banks or furnishing services to its subsidiaries.

However, Nara Bancorp may, subject to the prior approval of the Federal Reserve Board, engage in any, or acquire shares of companies engaged in, activities that are deemed by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

Under the Federal Reserve Board's regulations;

        - a bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks and may not conduct its operations in an unsafe and unsound manner;

        - in serving as a source of strength to its subsidiary banks, a bank holding company should stand ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks.

A bank holding company's failure to meet its obligations to serve as a source of strength to its subsidiary banks will generally be considered by the Federal Reserve Board to be an unsafe and unsound banking practice or a violation of the Federal Reserve Board's regulations or both.

New federal banking law, the Gramm - Leach - Bliley Act of 1999 will give Nara Bancorp the option to file for "Financial Holding Company" status and engage in additional "financial activities" under the new legislation, such as merchant banking and insurance underwriting, if Nara Bancorp and Nara Bank meet certain standards.


ARE THERE ANY RESTRICTIONS ON TRANSFER OF FUNDS TO NARA BANCORP BY NARA BANK?

Nara Bancorp is a legal entity separate and distinct from Nara Bank. A significant portion of Nara Bancorp's revenues, including the funds available for the payment of dividends, if any, and other operating expenses, will be dividends paid by Nara Bank.

There are statutory and regulatory limitations on the amount of dividends which may be paid to Nara Bancorp by Nara Bank and on any distribution or return of capital.


DESCRIPTION OF INTERIM BANK

At the direction of Nara Bank's board of directors, Interim Bank is being organized under the laws of the United States as an interim national bank in accordance with the regulations of the Comptroller of the Currency. Prior to the consummation of the reorganization, Interim Bank will conduct no business with the public. The organization of Interim Bank for the proposed merger with Nara Bank is required by the National Bank Act which requires that a national bank may only merge with another national bank.

The initial capital of Interim Bank will be $240,000 which will be borrowed by Nara Bancorp from a correspondent bank. With the approval of the Comptroller of the Currency, this $240,000 will be repaid to Nara Bancorp by Nara Bank at the effective time of the reorganization. In turn, Nara Bancorp will repay this amount to the correspondent bank.


DESCRIPTION OF NARA BANK

Nara Bank opened for business on June 16, 1989 under the name "United Citizens National Bank" as a national banking association. The institution's name was changed to "Nara Bank, National Association" on January 27, 1994. Its headquarters office is located at 3701 Wilshire Boulevard, Suite 220, Los Angeles, California 90010. Its telephone number is (213) 639-1700. The Olympic office, which was opened at the inception of Nara Bank on June 16, 1989, is still located at 2727 West Olympic Boulevard, Los Angeles, California.

In May 1996, Nara Bank opened a full service branch in Los Angeles' downtown garment district at 1122 Wall Street, Los Angeles, California. The Torrance and San Fernando Valley offices were opened in June and November of 1997, respectively. The Torrance office, a small-scale branch inside a Korean supermarket, is located at 3030 West Sepulveda Boulevard, Torrance, California, and the Valley Office, also a mini-market branch, is located at 17639 Sherman Way, Unit C, Van Nuys, California. In December 1997, Nara Bank opened a full branch in the Silicon Valley area, located at 1102 East El Camino Real, Sunnyvale, California. In April 1998, Nara Bank opened a limited service loan production office in Seattle, located at 1010 S. 336th Street, Suite 203, Federal Way, Seattle, Washington. Two additional mini-market branches were opened during 1998. The Glendale mini-market branch was opened in June 1998 at 831 N. Pacific Avenue, Glendale, California and the Buena Park mini-market branch was opened in September 1998, at 5301 Beach Boulevard, Buena Park, California. In September 1998, the headquarters was relocated to its present address. In October 1998, Nara Bank purchased the Flushing branch of Korea Exchange Bank, located at 136-40 39th Avenue, Flushing, New York. In August 1999, Nara Bank opened a limited service loan production office in Chicago, located at 5901 N. Cicero Ave., Suite 508, Chicago, Illinois. In August 2000, Nara Bank opened a full service branch in Oakland, California located at 2250 Broadway, Oakland, California.

Nara Bank has no subsidiaries. The Federal Deposit Insurance Corporation insures Nara Bank's deposits up to the maximum legal limits and Nara Bank is a member of the Federal Reserve System.

On February 25, 2000, Nara Bank acquired Korea First Bank of New York for a purchase price of approximately $8.7 million and thereby took over its three branches located at 29 West 30th Street, New York, New York; 78-14 Roosevelt Avenue, Jackson Heights, New York and 138-02 Northern Boulevard, Flushing, New York. The 39th Avenue Flushing branch was closed and consolidated with the North Boulevard branch.


BUSINESS OF NARA BANK

Nara Bank offers a full range of commercial banking and consumer financial services for its customers: individuals and small to medium-sized businesses in our market areas. Nara Bank accepts deposits and originates a variety of loans including commercial loans, trade finance, Small Business Administration loans, automobile and various consumer loans. Nara Bank also offers equipment lease financing and postdated check discount and factoring. To better meet its customers' needs, Nara Bank's mini-market branches generally offer extended hours from 10 a.m. to 8 p.m. Each of Nara Bank's branches, except for the Wilshire office, operates 24-hour automated teller machines. Nara Bank provides courier services to qualifying clients and has personal banking officers for Nara Bank's key customers to better support their banking needs. Nara Bank honors merchant drafts for both VISA and MasterCard and provides debit cards services to its customers. In addition, Nara Bank offers travelers' checks, safe deposit boxes, notary public and other customary bank services. Nara Bank also offers 24-hour banking by telephone and recently introduced non-transactional Internet banking through its web site, www.narabankna.com.

A significant amount of Nara Bank's operating income and net income depends on the difference between the interest revenue received from interest-earning assets and the interest expense paid on interest-bearing liabilities. However, interest rates are highly sensitive to many factors that are beyond Nara Bank's control, such as general economic conditions and the policies of various governmental and regulatory authorities, in particular those of the Federal Reserve Board. Although the business of Nara Bank may vary with local and national economic conditions, such variations do not appear to be seasonal in nature.


NARA BANK BANKING SERVICES

Nara Bank offers a full range of commercial banking services for its customers: individuals and small to medium-sized businesses initially in Koreatown and Downtown Garment District of Los Angeles and now expanded its business into greater Los Angeles, Silicon Valley in Northern

California, Seattle, and New York city. It accepts deposits and originates a variety of loans including commercial loans, Trade Finance, Small Business Administration (SBA) loans, automobile and various consumer loans. Since 1996, Nara Bank has offered equipment lease financing and added new services of postdated check discount and factoring.

Nara Bank offers a complete range of business and consumer financial services. To better meet customers' needs, Nara Bank's mini market branches offer extended hours from 10 a.m. to 8 p.m. Nara Bank provides courier services to qualifying clients and has personal banking officers for its key customers to better support their banking needs. Nara Bank honors merchant drafts for both VISA and MasterCard and provides debit cards services to its customers. In addition, Nara Bank offers traveler's checks, safe deposit boxes, notary public and other customary bank services. Nara Bank also offers 24 hour banking by telephone and recently introduced Internet banking. All the bank's branches, except for the Downtown Office, operate 24-hour automated teller machines.

Commercial Banking

Nara Bank provides a full range of commercial banking services primarily to minority-owned-professional firms and small-to-medium-sized businesses in the Greater Los Angeles area. Nara Bank has expanded its services to the Korean American communities in Northern California, Seattle, and New York. These services include equipment lease financing, postdated check discount and factoring. Most commercial loans are revolving lines of credit and term loans, a majority of which are secured by business assets. Nara Bank strives to gain a competitive edge in these segments by promptly responding to its customers' needs and establishing personal and professional relationships with customers.

Total commercial loans (including equipment leasing of about $5.1 million) at December 31, 1999 are approximately $100.2 million, which accounts for 42.0% of the bank's total loans of $238.8 million as of that day.

International Banking

Nara Bank has established the Trade Finance Department to serve international trade customers. This department issues and advises letters of credit for export and import businesses. It also purchases bills from export businesses at discounts and makes loans to international traders. These loans are usually collateralized with inventories and accounts receivables. As of December 31, 1999 outstanding letters of credit, including domestic letters of credit, totaled $20.4 million. The total amount of International loans increased from $16.9 million in 1998 to $23.6 million in 1999.

Automobile Loans

To diversify its loan portfolio, Nara Bank started originating automobile loans in early 1995. The marketing efforts have been based primarily on referrals from automobile dealers. The Bank also offers fixed-rate loans to buyers of new and previously owned automobiles, who are not qualified for automobile dealers' most preferential loan rates. During 1999, these loans increased from $24.7 million to $25.9 million.

Small Business Administration Loans

Nara Bank started originating Small Business Administration (SBA) loans in 1993. SBA loans are loans whose major portion (70% to 95% of the principal of each loan) is guaranteed by the Small Business Administration (commonly known as the
SBA) which is a federal agency established in 1953 to support and promote small business in the United States. As such, SBA lending can provide Nara Bank with attractive returns with less risk. In general, these loans have longer repayment schedules than conventional financing so those borrowers may have lower monthly payments.

Nara Bank established a separate SBA loan department to expedite its services related to SBA loans. The department is staffed by experienced loan officers who provide assistance to qualified individuals and existing businesses. Nara Bank received the SBA Preferred Lenders Program status on January 16, 1997. Nara Bank is able to perform the processing and servicing and liquidating tasks associated with the SBA loans.


COMPETITION AND SERVICE AREA

Nara Bank has been providing its banking services primarily in the areas of Koreatown in Los Angles, the Mid-Wilshire commercial district and the downtown central business district of Los Angeles. However, in recent years, Nara Bank expanded its service areas to Torrance, Van Nuys in San Fernando Valley, Glendale, and Buena Park and to the Silicon Valley area in Northern California, Seattle, the and the New York area. A majority of Nara Bank's customers are Korean-Americans who came from Korea. In the Los Angeles area, the competition in Nara Bank's service areas is intense. While the market is dominated by a few mega banks with many offices operating over a wide geographic area, Nara Bank's major competitors are relatively smaller community banks which focus their marketing efforts on Korean-American businesses in Nara Bank's primary service areas. In the Silicon Valley area, unlike Los Angeles, Nara Bank competes with major banks and other local community banks. In the New York area, competition is less severe than in Los Angeles, although, main competition comes from Korea-based banks.


EMPLOYEES

As of December 31, 1999, Nara Bank had 180 full-time equivalent employees. Nara Bank's employees are not represented by a union or covered by a collective bargaining agreement. Nara Bank has entered into a written employment agreement with Benjamin B. Hong, its President and Chief Executive Officer. Nara Bank does not have any other written contract with its other employees.


EMPLOYEE BENEFIT PLANS

        1989 STOCK OPTION PLAN

Nara Bank adopted a stock option plan in 1989 under which, as amended, options may be granted to key employees and directors of Nara Bank. Options are exercisable in such installments, which need not be equal, as shall be determined at the time of grant. Option prices may not be less than the fair market value at the date of grant. There are a total of 423,976 outstanding options under the 1989 Stock Option Plan. No new grants may be made under the 1989 Stock Option Plan, which expired in accordance with its terms on April 15, 1999.


        DEFERRED COMPENSATION PLAN

In 1996, Nara Bank established a deferred compensation plan that permits eligible officers and directors to defer a portion of their compensation. The deferred compensation, together with accrued accumulated interest, is distributable in cash after an individual's retirement or termination of service. Nara Bank's deferred compensation liabilities at December 31, 1999, 1998 and 1997 amounted to approximately $469,605, $314,000 and $185,000, respectively, which are included on our balance sheets in other liabilities. Nara Bank has insured the lives of certain officers and directors who participate in the deferred compensation plan, to assist in the funding of the deferred compensation liabilities. Nara Bank is the owner and beneficiary of these insurance policies. At December 31, 1999, 1998 and 1997, the cash surrender value of these policies was $4,850,529, $4,717,741 and $4,620,755, respectively.


        2000 LONG TERM INCENTIVE PLAN

At the Nara Bank 2000 annual meeting, shareholders of Nara Bank approved the 2000 Long Term Incentive Plan as part of a continuing program to attract, retain and motivate its senior executives, directors and employees. The 2000 Long Term Incentive Plan authorizes the granting of stock options, stock appreciation rights, restricted unit grants, performance share grant, and other equity-based stock and cash incentives to the senior executives, directors and employees. There are approximately 230 employees, senior executives and directors who may be eligible to participate in the plan.

This incentive plan allows Nara Bank to grant a maximum 100,000 options and other awards to any individual in any calendar year. The total number of shares that may be granted under this plan is 200,000. This incentive plan is administered by either the board of directors or a compensation committee of the board of directors composed of two or more non-employee directors. The 2000 Long Term Incentive Plan authorizes the administrator to grant stock appreciation rights, restricted stock or unit awards, and performance awards. The administrator also determines who will receive awards, the types of the awards, the date of grant of the awards and the terms and provisions of each award grant.

Options granted to employees and qualifying as incentive stock options eligible for possible long-term capital gains treatment on sale of the stock under
Section 422 of the Internal Revenue Code are at a purchase price not less than 100% of the fair market value of Nara Bank common stock on the date of grant. If a qualifying option is granted to any employee owning greater than 10% of our outstanding common stock, then the exercise price for that employee shall be not less than 110% of the fair market value of our common stock on the date of grant. Options granted to non-employees or those who do not meet the requirements of Section 422 of the Internal Revenue Code are at a purchase price of not less than 85% of the fair market value of Nara Bank common stock on the date of grant.

Options may be exercised in whole or in part by cash or, if acceptable to the administrator, in shares of common stock already owned by the participant. An optionee cannot transfer an option or other award otherwise than by will or by the laws of descent and distribution and all options and other awards are exercisable, during the participant's lifetime, only by the participant.

Each option terminates ten years from the date on which it was granted or five years in the case of an incentive stock option granted to a holder of 10% or more of our common stock., except where the terms of an option agreement require its prior termination. Awards other than stock options terminate in accordance with the time period established by the administrator at the time of the award grant. When a participant's employment terminates (for any reason) within six months of the date of any award grant, the award immediately terminates.


        401(k) SAVINGS PLAN

In 1996, Nara Bank established a 401(k) savings plan, which is open to all eligible employees who are 21 years old or over and have completed one year of service. The plan requires Nara Bank to match 50 percent of a participant's contribution up to 8 percent of the participant's aggregate compensation during the plan year. Vesting in employer contributions is 20 percent after two years of service and 20 percent per year thereafter. Total employer contributions to the plan amounted to approximately $105,000, $47,000, and $46,000 for 1999, 1998, and 1997, respectively.


        Employee Stock Ownership Plan

In 1996, Nara Bank established an Employee Stock Ownership Plan, which is open to all eligible employees who have completed one year of service. The Employee Stock Ownership Plan repurchased 5,000, 4,933, and 7,000 shares of common stock at $10.00, $9.50-$12.50, and $4.125 per share from its issued and outstanding shares during 1999, 1998, and 1997, respectively. Nara Bank's contributions to the Employee Stock Ownership Plan were approximately $52,000, $52,000, and $61,000 for 1999, 1998, and 1997, respectively.


STOCK OPTIONS

Nara Bank did not grant any stock options or stock appreciation rights to any executive officers or directors in 1999.

The following table sets forth the number of shares acquired by each Named Officer upon the exercise of stock options during 1999 and the number of shares covered by both exercisable and unexercisable stock options held by each Named Officer at December 31, 1999. Also reported are values of "in-the-money" options, which represent the positive spread between the respective exercise prices of outstanding stock options and $9.50 per share, which was the closing price of the common stock on the Nasdaq National Market on December 31, 1999:

AGGREGATED OPTION EXERCISES IN 1999 AND VALUES

                                                                        NUMBER OF SECURITIES
                               SHARES                                   UNDERLYING OPTION AT            VALUE OF IN-THE-MONEY
                               ACQUIRED ON           VALUE              12/31/99                        OPTIONS AT 12/31/99
NAME                           EXERCISE              REALIZED           EXERCISABLE/UNEXERCISABLE       EXERCISABLE/UNEXERCISABLE
-------------                  --------              --------           -------------------------       -------------------------
Benjamin Hong                  20,000                $60,000            80,000/30,000                   $ 520,000(1)/$105,000(2)
Bon T. Goo                     -0-                   N/A                20,000/10,000                   $ 130,000(3)/$ 35,000(4)
Min J. Kim                     10,000                $30,000            10,000/10,000                   $ 65,000(5)/$35,000(4)

---------------------------------------------------------------------------------------------------------------------------------

(1) Using a fair market value of $9.50 per share which was the closing price of Nara Bank's common stock on December 31, 1999, and an exercise price of $3.00 per share, these options had a value of $6.50 per share, times 110,000 shares.
(2) Using a fair market value of $9.50 per share which was the closing price of Nara Bank's common stock on December 31, 1999, and an exercise price of $6.00 per share, these options had a value of $3.50 per share, times 30,000 shares.
(3) Using a fair market value of $9.50 per share which was the closing price of Nara Bank's common stock on December 31, 1999, and an exercise price of $3.00 per share, these options had a value of $6.50 per share, times 20,000 shares.
(4) Using a fair market value of $9.50 per share which was the closing price of Nara Bank's common stock on December 31, 1999, and an exercise price of $6.00 per share, these options had a value of $3.50 per share, times 10,000 shares.
(5) Using a fair market value of $9.50 per share which was the closing price of Nara Bank's common stock on December 31, 1999, and an exercise price of $3.00 per share, these options had a value of $6.50 per share, times 10,000 shares.


EMPLOYMENT AGREEMENT WITH OUR PRESIDENT AND CHIEF EXECUTIVE OFFICER

Benjamin B. Hong was appointed President and CEO of Nara Bank pursuant to an employment agreement effective June 30, 1994. Mr. Hong's employment agreement was for an initial term of five years from such date with an option to renew such agreement for an additional four years. Mr. Hong's initial contract expired in June 1999 but was renewed according to its terms for the additional four-year period. Mr. Hong's employment agreement provides for a base salary of $120,000 in the initial year, plus profit sharing equal to a minimum of 7% of the pre-tax income of Nara Bank, an automobile allowance, one month's paid vacation per year and payment of monthly country club dues and business-related expenses. Pursuant to his employment agreement Mr. Hong has been granted stock options to purchase 100,000 shares of Common Stock of Nara Bank at an exercise price of $3.00 per share. Such options expire at the end of his employment period. The terms of these options are subject to the terms and conditions set forth in Nara Bank's 1989 Stock Option Plan. In 1997, Mr. Hong was granted additional 30,000 options under the 1989 Stock Option Plan. All the options granted to Mr. Hong have vested and were immediately exercisable by him.

Nara Bank has not entered into any other written employment agreements with any of its officers except as described above.


SHARE PRICES

On November ___, 2000 there were 733 shareholders of record of Nara Bank common stock and 48 holders of Nara Bank warrants. The following table sets forth, for the calendar quarters indicated, the high and low market price per share of Nara Bank common stock as traded on the Nasdaq National Market since January 29, 1997.

                     QUARTER ENDED                                     HIGH               LOW
                     -------------                                     ----               ---
                     1997:
                     ----
                     First quarter                                    $  4.25           $  4.00
                     Second quarter                                   $  5.50           $  4.00
                     Third quarter                                    $  6.75           $  5.50
                     Fourth quarter                                   $  9.25           $  6.75

                     1998:
                     -----
                     First quarter                                    $ 11.63           $  9.25
                     Second quarter                                   $ 13.63           $ 11.75
                     Third quarter                                    $ 12.25           $ 10.00
                     Fourth quarter                                   $  9.75           $  8.00

                     1999:
                     -----
                     First quarter                                    $ 10.75           $  8.00
                     Second quarter                                   $ 10.75           $  9.875
                     Third quarter                                    $ 10.25           $  9.50
                     Fourth quarter                                   $ 10.00           $  9.375
                     (through December 27, 1999)

                     2000
                     ----
                     First quarter                                    $  9.375          $  7.00
                     Second quarter                                   $  9.375          $  8.00
                     Third quarter                                    $ 13.50           $  9.25

The closing price per share of Nara Bank common stock, as reported on the Nasdaq National Market as of November 9, 2000, the day before the reorganization agreement was executed, was $13.875.


PROPERTIES

Nara Bank has entered into ten leases and owns one building. Nara Bank owns and leases properties for use as bank premises and otherwise owns real estate taken in foreclosure. Nara Bank presently leases a total of approximately 18,402 square feet for the Corporate Office on the half of second floor and half of third floor, located at 3701 Wilshire Boulevard, Los Angeles, California. The term of the lease is for 10 years commencing on July 7, 1998, with 2 consecutive renewal options of 5 years each. Pursuant to this lease, Nara Bank pays, effective October 15, 1998, $22,082 per month for both floors. The base lease will be increased to $25,763 per month starting in the sixth year. In addition to the original lease, Nara Bank also leased approximately 992 square feet on the second floor of the same building. Nara Bank entered into an agreement on November 6, 1998 for the same term as the original lease. Nara

Bank pays a monthly installment of $1,190 for the first five (5) years and $1,388.80 for the remaining five (5) years.

The lease for the Olympic Office at 2727 West Olympic Boulevard in the Koreatown of Los Angeles was amended on October 1, 1998 after the Corporate Office relocated to the Wilshire district as mentioned above. With an expiration of the lease for the majority of the second floor, the Bank has amended the agreement for 11,477 square feet. Nara Bank occupies 8,408 square feet of the first floor at a monthly installment of $22,281 and 3,069 square feet on the second floor at a monthly installment of $4,940, commencing October 1, 1998. In additional to the base rent, Nara Bank pays the common area maintenance charge of $5,279 per month. The Bank leases a parking space from a neighboring church on a goodwill basis. Nara Bank is responsible for all expenses to maintain this parking lot.

The third lease is for Downtown branch office located at the Downtown Garment District of Los Angeles from the City Market Fashion Plaza. Its space is approximately 3,400 square feet on the first floor of a three-story building. Effective May 1, 1998, the monthly base rent increased to $9,235 from $9,144 in the previous year. Nara Bank additionally pays approximately $2,113 for common area maintenance and for the employee lounge rent. The base monthly rent is subject to adjustment annually in accordance with the changes in the Consumer Price Index, not to exceed 6.0% per year. The term of the lease is 5 years and 8 months beginning on May 1, 1996 with two consecutive renewal options of 5 years each, subject to increases in rent as provided for during the original term of the lease.

The fourth lease is for the Torrance market branch office, located at 3030 West Sepulveda Boulevard Torrance, California. The Torrance office occupies approximately 425 square feet inside the Korean supermarket. The term of the lease is 4 years commencing May 1, 1997 and ending April 30, 2001 with two consecutive 3 year options to renew. The base rent is $1,000 per month; however, Nara Bank is not obligated to pay any rent for one full year. The first payment will start on May 1, 1998. Starting May 1, 2002, the base monthly rent is subject to adjustment annually in accordance with the changes in the Consumer Price Index, not to exceed 6% per annum.

The fifth lease is for the Valley Office located at 17639-C Sherman Way, Van Nuys, California. It is located in an approximately 68,977 square feet shopping center, occupying approximately 690 square feet. The term of the lease is for 10 years commencing October 1, 1997, ending October 31, 2007, with two consecutive 5 year options to renew. Its monthly basic rent is $2,000 with a common area maintenance charge of approximately $300.

The sixth lease is for the Silicon Valley Office located at 1102 El Camino Real, Sunnyvale, California. Its space is approximately 4,200 square feet. The term of the lease is for 5 years, commencing on August 1, 1997 and terminating on July 31, 2002. It has two consecutive 5 year terms options to renew. Nara Bank pays a monthly rent of $7,560 and is subject to adjustment annually in accordance with the changes in the Consumer Price Index, not to exceed 5% per annum.

The seventh lease is for the Seattle Loan Production Office located at 1010 South 336th Street, Suite 203, Federal Way, Seattle, Washington. The office space is approximately 702 square feet.

Nara Bank pays a monthly rent of $1,024 commencing April 1, 1998, which will be increased to $1,054 on April 1, 1999. The term of the lease is for two (2) years.

The eighth lease is for Buena Park market branch office located at 5301 Beach Boulevard, Buena Park, California. It is located inside the Super 1 Hannam supermarket occupying approximately 650 square feet. The term of the lease is for 5 years commencing May 1, 1998 with 5 consecutive renewal options of 5 years each. Nara Bank pays a month rent of $3,000.

The ninth lease is a sublease for Glendale market branch office located at 831 North Pacific Avenue, Glendale, California. It is located inside the H.K. Supermarket occupying approximately 1,001 square feet. Nara Bank pays a monthly rent of $3,500 commencing July 1, 1998, subject to adjustment annually in accordance with the changes in the Consumer Price Index, no less than 3%. In addition to the base rent, Nara Bank pays $320.32 for subtenant's share of common area maintenance charge. The term of this sublease is for 5 years with 2 consecutive renewal options of 5 years each.

In connection with the acquisition of Korea First Bank of New York on February 25, 2000, Nara Bank acquired ownership of additional buildings located at 29 West 30th Street in New York (Manhattan Office) and 78-14 Roosevelt Avenue, Jackson Heights (Jackson Heights Office), and took over one additional lease. The Manhattan Office is a twelve-story building. The bank uses the basement, first, second, and twelfth floors and leases the rest of the building, which is occupied by 13 tenants. The Jackson Heights Office is 15,417 square feet and used solely by Nara Bank. The office located at 138-02 Northern Boulevard, Flushing, New York has a 30-year lease contract expiring on March 31, 2022. This lease calls for current monthly payments of $18,375 per month with a 4% increase every three years. The next increase will become effective on March 31, 2002.

Nara Bank owns the property at 136-40 39th Avenue, Flushing, New York. Office space of the building totals of 4,786 square feet on the first floor and 3,260 square feet on the second floor. Nara Bank purchased the Flushing branch of Korea Exchange Bank in October, 1998. The purchase price of the building was $1,194,000 and is depreciated at $4,000 per month for 25 years.


NARA BANK'S 1999 SUBORDINATED NOTES

On September 30, 1999, Nara Bank issued five-year subordinated capital notes in the aggregate amount of $4.3 million with a stated interest rate of 9 percent, maturing on September 30, 2004. Interest on the notes is payable quarterly and no scheduled payments of principal are due prior to maturity. Nara Bank may redeem the notes prior to their maturity as of or after September 30, 2002. The notes qualify as Tier 2 risk-based capital under the Office of the Comptroller of the Currency guidelines for assessing regulatory capital. For the total risk-based capital ratio, the amount of notes that qualify as capital is reduced as those notes approach maturity. At December 31, 1999, $3.4 million, which represents 80% of the total outstanding amount of the notes, qualified as risk-based capital.


NARA BANK'S 2000 SUBSCRIPTION OFFERING

In the third quarter of 2000, Nara Bank issued 175,000 units at a purchase price of $40 per unit. Each unit consisted of four shares of common stock and one detachable, non-transferable three-year warrant to purchase one share of common stock. The warrant is exercisable based on a sliding scale of prices which depends upon when the warrant is exercised. A warrant exercised within one year of its grant date will be exercisable at $11, a warrant exercised after one year and within two years of its grant will be exercisable at $12 and a warrant exercised within three years from the grant date will be exercisable at $13.

SUPERVISION AND REGULATION

GENERAL

Banks are extensively regulated under both federal and state law. This regulation is intended primarily for the protection of depositors and the deposit insurance fund and not for the benefit of stockholders of Nara Bank. Set forth below is a summary description of the material laws and regulations which relate to the operations of Nara Bank. The description is qualified in its entirety by reference to the applicable laws and regulations.


NARA BANK

Nara Bank, as a national banking association, is subject to primary supervision, examination, and regulation by the Office of the Comptroller of the Currency. To a lesser extent, Nara Bank is also subject to regulations of the Federal Deposit Insurance Corporation, which provides Nara Bank with insurance of accounts, and the Federal Reserve Board. If, as a result of an examination of Nara Bank, the Comptroller of the Currency should determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of Nara Bank's operations are unsatisfactory or that Nara Bank or its management is violating or has violated any law or regulation, various remedies are available to the Comptroller of the Currency. Such remedies include the power to enjoin "unsafe or unsound practices," to require affirmative action to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in capital, to restrict the growth of Nara Bank, to assess civil monetary penalties, and to remove officers and directors. The Federal Deposit Insurance Corporation has similar enforcement authority, in addition to its authority to terminate Nara Bank's deposit insurance in the absence of action by the Comptroller of the Currency and upon a finding that Nara Bank is in an unsafe or unsound condition, is engaging in unsafe or unsound activities, or that its conduct poses a risk to the deposit insurance fund or may prejudice the interest of its depositors.

Various requirements and restrictions under the laws of the United States and the State of California affect the operations of Nara Bank. Federal and California statutes and regulations relate to many aspects of Nara Bank's operations, including reserves against deposits, ownership of deposit accounts, interest rates payable on deposits, loans, investments, mergers and acquisitions, borrowings, dividends, locations of branch offices, capital requirements and disclosure obligations to depositors and borrowers.

Nara Bank's securities are registered with the Comptroller of the Currency under the Securities Exchange Act of 1934, as amended. As such, Nara Bank is subject to the information, proxy solicitation, insider trading, and other requirements and restrictions of the Exchange Act of 1934.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF PROPOSAL 1.

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

No matter was submitted by Nara Bank to a vote of security holders, through the solicitation of proxies or otherwise, during the fourth quarter of its fiscal year ending December 31, 1999. Nara Bank shareholders approved the acquisition by merger of Korea First Bank of New York at a special meeting held on February 2, 2000. Shareholders, elected directors, approved the 2000 Long Term Incentive Plan and ratified the appointment of auditors at the annual meeting of shareholders held on August 16, 2000.


                            PROPOSALS OF SHAREHOLDERS

Under certain circumstances, shareholders are entitled to present proposals at shareholder meetings. Any such proposal to be included in the proxy statement for Nara Bank's 2001 annual meeting of shareholders must be submitted by a shareholder prior to January 16, 2001, in a form that complies with applicable regulation.

If the holding company formation is completed, Nara Bancorp will be the only shareholder of Nara Bank and there will be no proxy statement for Nara Bank's 2001 special meeting. Accordingly, any such proposal to be included in Nara Bancorp's proxy statement must be submitted by a shareholder to Nara Bancorp prior to the above date and in a form that complies with applicable regulation.


                              FINANCIAL INFORMATION

Other than those included in the most recent 10-KSB and 10-Q, copies of which are enclosed, no additional financial statements have been included in this proxy statement/prospectus. It is the position of the board of directors of Nara Bank that additional financial statements would not be material or relevant in order for the shareholders to make an informed judgement to approve the reorganization and reorganization agreement since the consolidated financial statements of Nara Bancorp immediately following the reorganization will be substantially identical to the financial statements of Nara Bank immediately prior to the reorganization.


                          ANNUAL REPORT TO SHAREHOLDERS

Nara Bank's annual report for the year ended December 31, 1999 on Form 10-KSB containing audited financial statements and the unaudited quarterly report for the period ended September 30, 2000 on Form 10-Q are included in this mailing to shareholders.

The financial statements as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been audited by Deloitte & Touche, LLP, independent auditors, as stated in their reports appearing herein, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                               LEGAL PROCEEDINGS

Nara Bank is a party to ordinary routine litigation incidental to its business, none of which is considered likely to have a materially adverse effect on the bank. Neither Nara Bank nor any of its property is subject to any other material pending legal proceedings.


                       WHERE YOU CAN FIND MORE INFORMATION

Nara Bank currently files reports, proxy statements and other information with the Comptroller of the Currency pursuant to Section 12 of the Securities Exchange Act of 1934, as amended. You may inspect and copy such reports, proxy statements and other information at the public facilities maintained by the Comptroller of the Currency at 250 E Street, S.W., Washington, DC 20219. You may obtain copies of such material from the Public Reference Section of the Comptroller of the Currency at the same address at prescribed rates.

NARA BANK WILL PROVIDE YOU, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 1999, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES, AS FILED WITH THE COMPTROLLER OF THE CURRENCY PURSUANT TO THE EXCHANGE ACT OF 1934. YOU MAY OBTAIN A COPY BY WRITING TO MR. BON T. GOO, NARA BANK, N.A., 3701 WILSHIRE BOULEVARD, SUITE 220, LOS ANGELES, CA 90010.

If the holding company formation becomes effective, Nara Bancorp will own all the shares of Nara Bank common stock. As a result, Nara Bank will then de-register the Nara Bank common stock under the Exchange Act of 1934. As the successor to Nara Bank, Nara Bancorp will register its shares of common stock with the Securities and Exchange Commission pursuant to Section 12 of the Securities Exchange Act of 1934 prior to the consummation of the holding company formation. Thereafter, Nara Bancorp will file reports, proxy statements and other information with the Securities and Exchange Commission. You will be able to inspect and copy all or any part of these documents, including exhibits thereto, which Nara Bancorp will file in the future at the public facilities maintained by the Securities and Exchange Commission at:

450 Fifth Street, N.W.,      500 West Madison Street,      7 World Trade Center,
Room 1024,                   Suite 1400,                   Suite 1300,
Washington, DC 20549         Chicago, IL 60661-2511        New York, NY 10048

You will also be able to obtain copies of such material from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington DC 20549, at prescribed rates. The Securities and Exchange Commission also maintains a website at http://www.sec.gov and can be reached at 800-SEC-0330.

                                  OTHER MATTERS

The board of directors knows of no other matters which will be brought before the meeting, but if such matters are properly presented to the meeting, proxies solicited hereby will be voted in accordance with the judgment of the persons holding such proxies. All shares represented by duly executed proxies will be voted at the meeting in accordance with the terms of such proxies.


                                       NARA BANK, N.A.



                                       By: /s/ Bon T. Goo
                                          --------------------------------------
                                           Secretary


Los Angeles, California
December ___, 2000

                                   APPENDIX I

                          UNITED STATES CODE ANNOTATED

                           TITLE 12. BANKS AND BANKING

                            CHAPTER 2--NATIONAL BANKS

                    SUBCHAPTER XVI--CONSOLIDATION AND MERGER
          Copr. (C) West Group 2000. No claim to orig. U.S. Govt. Works
                Current through P.L. 106-274, approved 9-22-2000

            Section 215. Consolidation of banks within the same State

(a) In general

Any national bank or any bank incorporated under the laws of any State may, with the approval of the Comptroller, be consolidated with one or more national banking associations located in the same State under the charter of a national banking association on such terms and conditions as may be lawfully agreed upon by a majority of the board of directors of each association or bank proposing to consolidate, and be ratified and confirmed by the affirmative vote of the shareholders of each such association or bank owning at least two-thirds of its capital stock outstanding, or by a greater proportion of such capital stock in the case of such State bank if the laws of the State where it is organized so require, at a meeting to be held on the call of the directors after publishing notice of the time, place, and object of the meeting for four consecutive weeks in a newspaper of general circulation published in the place where the association or bank is located, or, if there is no such newspaper, then in the paper of general circulation published nearest thereto, and after sending such notice to each shareholder of record by certified or registered mail at least ten days prior to the meeting, except to those shareholders who specifically waive notice, but any additional notice shall be given to the shareholders of such State bank which may be required by the laws of the State where it is organized. Publication of notice may be waived, in cases where the Comptroller determines that an emergency exists justifying such waiver, by unanimous action of the shareholders of the association or State bank.

(b) Liability of consolidated association; capital stock; dissenting shareholders

The consolidated association shall be liable for all liabilities of the respective consolidating banks or associations. The capital stock of such consolidated association shall not be less than that required under existing law for the organization of a national bank in the place in which it is located:
Provided, That if such consolidation shall be voted for at such meetings by the necessary majorities of the shareholders of each association and State bank proposing to consolidate, and thereafter the consolidation shall be approved by the Comptroller, any shareholder of any of the associations or State banks so consolidated who has voted against such consolidation at the meeting of the association or bank of which he is a stockholder, or who has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of consolidation, shall be entitled to receive the value of the shares so held by him when such consolidation is approved by the Comptroller upon written request made to the consolidated association at any time before thirty days after the date of consummation of the consolidation, accompanied by the surrender of his stock certificates.

(c) Valuation of shares

The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the consolidation, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the consolidated banking association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

(d) Appraisal by Comptroller; expenses of consolidated association; sale and resale of shares; State appraisal and consolidation law

If, within ninety days from the date of consummation of the consolidation, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the consolidated banking association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the consolidated banking association. Within thirty days after payment has been made to all dissenting shareholders as provided for in this section the shares of stock of the consolidated banking association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the consolidated banking association at an advertised public auction, unless some other method of sale is approved by the Comptroller, and the consolidated banking association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders the excess in such sale price shall be paid to such shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such consolidation shall be in contravention of the law of the State under which such bank is incorporated. (e) Status of consolidated association; property rights and interests vested and held as fiduciary

The corporate existence of each of the consolidating banks or banking associations participating in such consolidation shall be merged into and continued in the consolidated national banking association and such consolidated national banking association shall be deemed to be the same corporation as each bank or banking association participating in the consolidation. All rights, franchises, and interests of the individual consolidating banks or banking associations in and to every type of property (real, personal, and mixed) and choses in action shall be transferred to and vested in the consolidated national banking association by virtue of such consolidation without any deed or other transfer. The consolidated national banking association, upon the consolidation and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and committee of estates of lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by any one of the consolidating banks or banking associations at the time of consolidation, subject to the conditions hereinafter provided.

(f) Removal as fiduciary; discrimination

Where any consolidating bank or banking association, at the time of the consolidation, was acting under appointment of any court as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, or committee of estates of lunatics, or in any other fiduciary capacity, the consolidated national banking association shall be subject to removal by a court of competent jurisdiction in the same manner and to the same extent as was such consolidating bank or banking association prior to the consolidation. Nothing contained in this section shall be considered to impair in any manner the right of any court to remove the consolidated national banking association and to appoint in lieu thereof a substitute trustee, executor, or other fiduciary, except that such right shall not be exercised in such a manner as to discriminate against national banking associations, nor shall any consolidated national banking association be removed solely because of the fact that it is a national banking association.

(g) Issuance of stock by consolidated association; preemptive rights

Stock of the consolidated national banking association may be issued as provided by the terms of the consolidation agreement, free from any preemptive rights of the shareholders of the respective consolidating banks.

CREDIT(S)

2000 Electronic Update
(Nov. 7, 1918, c. 209, Section 2, formerly Section 1, as added Sept. 8, 1959, Pub.L. 86- 230, Section 20, 73 Stat. 460; renumbered Section 2 and amended Sept. 29, 1994, Pub.L. 103-328, Title I, Section 102(b)(4)(C), 108 Stat. 2351.)
HISTORICAL AND STATUTORY NOTES

Revision Notes and Legislative Reports

1959 Act. Senate Report No. 730, see 1959 U.S.Code Cong. and Adm.News, p. 2232. 1994 Acts. House Report No. 103-448 and House Conference Report No. 103-651, see 1994 U.S. Code Cong. and Adm. News, p. 2039.
Codifications
Provisions similar to those comprising this section were contained in sections 1 and 2 of Act Nov. 7, 1918, c. 209, 40 Stat. 1043, and section 3 of Act Nov. 7, 1918, c. 209, added Feb. 25, 1927, c. 191, Section 1, 44 Stat. 1225 (formerly classified to sections 33 to 34a of this title) prior to the complete amendment and renumbering of Act Nov. 7, 1918, by Pub.L. 86-230.
Amendments

1994 Amendments. Pub.L. 103-328, Section 102(b)(4)(C), added section and subsec.
(a) catchlines (previous catchlines were editorially supplied), and, in subsec.
(a), substituted "Any national bank" for "Any national banking association". Short Title
1918 Acts. Section 1 of Act Nov. 7, 1918, c. 209, as added Sept. 29, 1994, Pub.L. 103-328, Title I, Section 102(b)(4)(C), 108 Stat. 2351, provided that:
"This Act [enacting this subchapter] may be cited as the 'National Bank Consolidation and Merger Act'."
12 U.S.C.A. Section 215
12 USCA Section 215

                                   APPENDIX II

                  PLAN OF REORGANIZATION AND MERGER AGREEMENT



                THIS PLAN OF REORGANIZATION AND MERGER AGREEMENT
("Agreement") is entered into as of November 10, 2000, by and between Nara Bank, National Association ("Bank"), Nara Bancorp, Inc. ("Bancorp") and Nara Interim Bank, National Association ("Interim Bank") to be joined in upon its formation, for the sole purpose of consummating the reorganization provided for herein.

                            RECITALS AND UNDERTAKINGS

        A. Bank is a national banking association subject to regulation and supervision by the Office of the Comptroller of the Currency (the "OCC") with its principal office in the City of Los Angeles, California. Interim Bank, upon its formation, shall be is a national banking association subject to regulation and supervision by the OCC with its principal offices in the City of Los Angeles, California. Bancorp is a corporation organized and existing under the laws of the State of Delaware with its principal offices in the City of Los Angeles, California.

        B. As of the date hereof, Bank has 10,000,000 shares of common stock, $3 par value per share ("Bank Common Stock"), authorized and 5,456,092 shares issued and outstanding.

        C. As of the date hereof, Interim Bank has 2000 shares of common stock, $100 par value per share ("Interim Bank Common Stock"), authorized, all of which will be outstanding with all outstanding shares owned by Bancorp at the time of the Merger.

        D. As of the date hereof, Bancorp has 10,000,000 shares of common stock, $0.001 par value per share ("Bancorp Common Stock"), authorized of which 600 shares of Bancorp Common Stock will be outstanding at the time of the Merger referred to herein.

        E. The Boards of Directors of Bank, Interim Bank and Bancorp believe that the Reorganization will permit greater flexibility in responding to the changing financial requirements of banking customers and in meeting the competition of other financial institutions.

        NOW, THEREFORE, in consideration of the promises and the mutual covenants, agreements, and undertakings of the parties herein set forth and for the purpose of prescribing the terms and conditions of the Merger, the parties hereto agree as follows:

                                   SECTION 1.

                                     GENERAL

        1.1 THE MERGER. On the Effective Date as defined in Section 1.2, Bank shall be merged with and into Interim Bank (the "Merger") with Interim Bank being the surviving association (the "Surviving National Bank") and a subsidiary of Bancorp (collectively, the "Reorganization"). The business of the Surviving National Bank shall be that of a national banking association and the name of the Surviving National Bank shall be "Nara Bank, National Association." This business shall be conducted by the Surviving National Bank at its main office located at 3701 Wilshire Blvd., Los Angeles, California 90010, and at the legally established offices of Bank prior to the Merger.

        1.2 EFFECTIVE DATE. The Merger described herein shall become effective (as amended, if necessary, to conform to any requirements of law or governmental authority or agency, which requirements are not materially in contravention of any of the substantive terms hereof) at the date and time specified in a merger approval issued by the OCC (the "Effective Date"). The Merger shall be in accordance with the provisions of 12 USC 215a.

        1.3 ARTICLES OF ASSOCIATION, BYLAWS, CERTIFICATE OF AUTHORITY, AND DEPOSIT INSURANCE COVERAGE. At the close of business on the Effective Date, the Articles of Association of Bank, as in effect immediately prior to such time on the Effective Date, shall be the Articles of Association of the Surviving National Bank, without change or amendment (until amended or repealed as provided by law), the Bylaws of Bank shall be the Bylaws of the Surviving National Bank, without change or amendment (until amended or repealed as provided by law), and the insurance of deposits coverage of the Bank by the Federal Deposit Insurance Corporation shall be the deposit insurance of the Surviving National Bank.

        1.4 DIRECTORS AND OFFICERS OF THE SURVIVING NATIONAL BANK. At the close of business on the Effective Date, the directors and officers of Bank immediately prior to such time on the Effective Date shall be the directors and officers of the Surviving National Bank. Directors of the Surviving National Bank shall serve until the next Annual Meeting of Shareholders of the Surviving National Bank or until such time as their successors are elected and have qualified.

        1.5 EFFECT OF THE MERGER.

                (a) RIGHTS AND PRIVILEGES. On and after the Effective Date, all the rights, privileges, powers, franchises, facilities and immunities, as well as all the properties, real, personal and mixed, tangible and intangible, of Bank shall continue unaffected and unimpaired by the Merger. On and after the Effective Date, the Surviving National Bank shall without further transfer, possess all of the rights, privileges, powers, franchises, facilities, and immunities, as well as all the properties, real, personal and mixed, tangible and intangible, of Bank and Interim Bank.

                (b) ASSUMPTION OF LIABILITIES. On and after the Effective Date, the Surviving National Bank shall succeed to and be liable for all debts, liabilities and other obligations, known or unknown, contingent or otherwise, of Interim Bank and Bank, of any nature whatsoever, existing on the Effective Date or attributable to the operations of Interim Bank or Bank as though the Surviving National Bank had incurred them.

        1.6 FURTHER ASSURANCES. Bank and Interim Bank each agree that at any time, or from time to time, as and when requested by the Surviving National Bank, or by its successors and assigns, it will execute and deliver, or cause to be executed and delivered, in its name by its last acting officers, or by the corresponding officers of the Surviving National Bank, all such conveyances, assignments, transfers, deeds or other instruments, and will take or cause to be taken such further or other action as the Surviving National Bank, its successors or assigns may deem necessary or desirable in order to evidence the transfer, vesting or devolution of any property right, privilege or franchise or to vest or perfect in or confirm to the Surviving National Bank, its successors and assigns, title to and possession of all the property rights, privileges, powers, immunities, franchises and interests referred to in this Section 1, or otherwise to carry out the intent and purposes of this Agreement.

                                   SECTION 2.

                           TREATMENT OF CAPITAL STOCK

        2.1 STOCK OF INTERIM BANK. At the close of business on the Effective Date, the shares of Interim Bank Common Stock issued and outstanding immediately prior thereto shall be converted into a number of shares of common stock of Surviving National Bank equal to the number of shares of Bank Common Stock outstanding immediately prior to the Effective Date.

        2.2 STOCK OF BANK. At the close of business on the Effective Date, each share of Bank Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger described herein, be exchanged for one share of fully paid nonassessable Bancorp Common Stock, in accordance with the provisions of Paragraph 2.3.

        2.3 EXCHANGE OF STOCK BY BANK SHAREHOLDERS. The exchange of the shares of Bank provided in Paragraph 2.2 above shall occur automatically at the close of business on the Effective Date without action by the holders thereof. Each share certificate evidencing ownership of shares of Bank Common Stock thereupon shall be deemed to evidence one share of Bancorp Common Stock. Each holder of shares of Bank Common Stock may but is not required to surrender such holders share certificate or certificates to Bancorp, or an Exchange Agent appointed by Bancorp, and shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares into which such holders shares theretofore represented by a certificate or certificates so surrendered shall have been converted.

        2.4 STOCK OPTIONS. At the close of business on the Effective Date, Bancorp will assume Bank's rights and obligations under Bank's 1989 Stock Option Plan (the "Plan") and under each of the outstanding options and incentives previously granted under the Plan (each such option and incentive existing immediately prior to the Effective Date being an "existing award" and each such option or incentive so assumed by Bancorp being called an "assumed award"), by which assumption all rights of a grantee of an existing award relating to Bank Common Stock shall become the same right with respect to Bancorp Common Stock on a one for one basis. Each assumed award, subject to such modification as may be required (and subject to the requirements of the Securities Act of 1933, as amended and the California Blue Sky law), shall constitute a continuation of the existing award substituting Bancorp for Bank. The price per share of Bancorp Common Stock at which the assumed award (or any installment) may be exercised shall be the price as was applicable to the purchase of Bank Common Stock pursuant to the existing award, and all other terms and conditions applicable to the assumed awards shall, except as herein provided, be unchanged. Upon consummation of the Merger, the Plan shall be terminated and assumed awards shall become awards made pursuant to Bancorp's 2000 Long Term Incentive Plan.

        2.5 EMPLOYEE BENEFIT PLANS. On and after the Effective Date, the 1996 Employee Stock Ownership Plan and the 2000 Long Term Incentive Plan and the Bank's obligations thereunder shall be assumed by Bancorp at the Effective Date and shall be subject to the same terms and conditions as existed prior to the Effective Date, subject to the requirements or the Securities Act of 1933, as amended, and California Blue Sky Law. Each share of common stock of Bank held in connection with either plans shall be converted into one share of Bancorp Common Stock.

        2.6 STOCK OF BANCORP. At the close of business on the Effective Date, and after the occurrence described in Section 2.2 above, the 600 shares of Bancorp Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger described herein, be repurchased and canceled.

                                   SECTION 3.

                                    APPROVALS

        3.1 STOCKHOLDER APPROVALS. As soon as practicable, this Agreement shall be duly submitted to shareholders of Bank, Interim Bank and Bancorp (the "Shareholders") for the purpose of considering and acting upon this Agreement in the manner required by law. The approval of this Agreement by the Shareholders shall be deemed to include approval of such changes to this Agreement, if any, as may be required from time to time by any bank regulatory agency or department.

        3.2 REGULATORY APPROVALS. Each of the parties hereto shall execute and file with the appropriate regulatory authorities all necessary documents and instruments and shall take every reasonable and necessary step and action to comply with and to secure such regulatory approval of this Agreement and the transactions contemplated herein as may be required by all applicable statutes, rules and regulations, including without limitation the consents and approvals referred to in Section 4.

                                   SECTION 4.

                              CONDITIONS PRECEDENT

                CONDITIONS PRECEDENT TO THE MERGER. Consummation of the Merger described herein is subject to satisfaction of the following conditions:

        4.1 Ratification and approval of this Agreement by the holders of not less than two-thirds of the outstanding Shares of Bank, Interim Bank and Bancorp, in accordance with the applicable provisions of law.

        4.2 Obtaining all other consents and approvals, and satisfying all other requirements, prescribed by law or otherwise, which are necessary for the Merger described herein to be consummated, including without limitation: approvals from the Federal Deposit Insurance Corporation and the OCC under the Bank Merger Act, and the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended and Section 225.17 of Regulation Y (12 C.F.R. 225.17) promulgated pursuant thereto, and authorizations, to the extent necessary under applicable blue sky laws with respect to the securities of Bancorp issued upon consummation of the Merger, and the declaration as effective by the Securities and Exchange Commission of a registration statement under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities of Bancorp issuable upon consummation of the Merger.

        4.3 Issuance of a favorable opinion by Manatt, Phelps & Phillips, LLP, in form and substance satisfactory to each of the parties hereto and their counsel, with respect to the tax consequences to the parties and their stockholders of the Merger described herein.

        4.4 Procuring all other consents or approvals, governmental or otherwise, which in the opinion of counsel for Bank are or may be necessary to permit or to enable the Surviving National Bank to conduct, upon and after the Merger described herein, all or any part of the business and other activities in which Bank will be engaged up to the time of such merger, in the same manner and to the same extent Bank engages in such businesses and other activities immediately prior to such merger.

        4.5 Listing of the Shares of Bancorp on the Nasdaq National Market.

        4.6 Performance by each of the parties hereto of all obligations under this Agreement which are to be performed prior to the consummation of the Merger described herein.

                                   SECTION 5.

                                   TERMINATION

                TERMINATION OF THE MERGER. If any condition specified in Section 4 has not been fulfilled within a reasonable period of time (as determined by a majority of the board of directors of any of the parties), or prior to the Effective Date, a majority of the members of the Board of Directors of any of the parties hereto has determined that:

                (a) The number of shares of Bank Common Stock voting against the Merger makes consummation of the Merger inadvisable; or

                (b) Any action, suit, proceeding or claim relating to the Merger described herein has been instituted, made or threatened which makes consummation of the Merger inadvisable; or

                (c) For any other reason consummation of the Merger is inadvisable;

then this Agreement may be terminated at any time before the Merger becomes effective. Upon termination, this Agreement shall be void and of no further effect, and there shall be no liability by reason of this Agreement or the termination thereof on the part of the parties or their respective directors, officers, employees, agents or shareholders.

                                   SECTION 6.

                          AMENDMENT, MODIFICATION, ETC.

        6.1 AMENDMENT, MODIFICATION, ETC. Bank, Bancorp, and Interim Bank, by mutual consent of their respective boards of directors, to the extent permitted by applicable law, may amend, modify, supplement, and interpret this Agreement in such manner as may be mutually agreed upon by them in writing at any time before or after adoption thereof by shareholders of Bank, Bancorp, and Interim Bank, as applicable; provided, however, that no such amendment, modification, or supplementation shall change the number or kind of securities to be issued by Bancorp in exchange for each security of Bank, or any other principal term, except (i) by the affirmative action of such shareholders as required by law, or
(ii) the initial approval of this Agreement by Bank's Shareholders shall be deemed to include approval of such changes to this Agreement, if any, as may be required from time to time by any bank regulatory agency or department.

                                   SECTION 7.

                             EXPENSES OF THE MERGER

                EXPENSES OF THE MERGER. All expenses of the Merger, described herein, including, without limitation, filing fees, printing costs, mailing costs, accountant's fees and legal fees, shall be borne by the Surviving National Bank or Bancorp, as applicable; provided, however, that if the Merger is abandoned for any reason, then all of such expenses shall be borne by Bank.

                                   SECTION 8.

                                  MISCELLANEOUS

        8.1 ENTIRE AGREEMENT. This Agreement embodies the entire agreement among the parties and there have been and are no agreements, representations or warranties among the parties with respect to the subject matter of this Agreement other than those set forth herein or those provided for herein.

        8.2 GOVERNING LAW. This Agreement has been executed in the State of California and the laws of such State shall govern the validity and the interpretation hereof and the performance by the parties hereto.

        8.3 COUNTERPARTS. To facilitate the filing of this Agreement, any number of counterparts hereof maybe executed and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one instrument.

        8.4 DISSENTING SHARES. Holders of shares of Bank common stock shall have dissenters' rights in connection with the Merger pursuant to the provisions of 12 USC 215a(b).

                                   SIGNATURES

        IN WITNESS WHEREOF, the parties hereto have caused this Plan of Reorganization and Merger Agreement to be executed by their duly authorized officers as of the day and year written herein.

NARA BANK, National Association            NARA BANCORP, INC.


/s/ BENJAMIN B. HONG                       /s/ BENJAMIN B. HONG
-------------------------------------      -------------------------------------
Benjamin B. Hong                           Benjamin B. Hong
President and Chief Executive Officer      President and Chief Executive Officer



NARA INTERIM BANK, National Association


/s/ BENJAMIN B. HONG
-------------------------------------
Benjamin B. Hong
President and Chief Executive Officer

                                  APPENDIX III

                          CERTIFICATE OF INCORPORATION
                              OF NARA BANCORP, INC.


        I, the undersigned, for purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do execute this Certificate of Incorporation and do hereby certify as follows:

                                       I.

                The name of this corporation is NARA BANCORP, INC.

                                       II.

                The address of the registered office of the Corporation in the State of Delaware is 9 East Loockerman Street, in the City of Dover, County of Kent, 19901. The name and address of the Corporation's registered agent in the State of Delaware is National Corporate Research, Ltd., 9 East Loockerman Street, Dover, Delaware 19901.

                                      III.

                The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                       IV.

                The total number of shares of all classes of stock which the corporation shall have authority to issue is ten million (10,000,000) shares of Common Stock, $0.001 par value per share ("Common Stock"). Except to the extent required by governing law, rule or regulation, the shares of capital stock may be issued from time to time by the Board of Directors without further approval of shareholders. The Corporation shall have the authority to purchase its capital stock out of funds lawfully available therefor, which funds shall include, without limitation, the Corporation's unreserved and unrestricted capital surplus.

                                       V.

                In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the corporation.

                                       VI.

                The number of directors of the corporation shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the Board of Directors or by the stockholders.

                                      VII.

                The election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

                                      VIII.

                Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation.

                                       IX.

                The corporation shall, to the fullest extent permitted by
Section 145 of the General Corporation Law of Delaware, as the same exists or as may hereafter be amended and supplemented from time to time, indemnify any and all directors and officers whom it shall have the power to indemnify under said
Section 145 from and against any and all of the expenses, liabilities, or other matters referred to or covered by said Section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the heirs, executors, and administrators of such a person. To the fullest extent permitted by Delaware law, as it may be amended and supplemented from time to time, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

                                       X.

                The incorporator of the corporation is Michel Urich, whose address is 11355 West Olympic Blvd., Los Angeles, California 90064.

                                       XI.

                The corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

                IN WITNESS WHEREOF, the undersigned incorporator hereby acknowledges that the foregoing Certificate of Incorporation is his act and deed and that the facts stated therein are true.

Dated: June 5, 2000.



                                       /s/ MICHEL URICH
                                       -----------------------------------------
                                       Michel Urich, Incorporator

                                   APPENDIX IV

                                     BYLAWS
                                       OF
                               NARA BANCORP, INC.


                                    ARTICLE I
                                     OFFICES

                SECTION 1. REGISTERED OFFICE. The registered office of the Nara Bancorp, Inc. (hereinafter called the "CORPORATION") shall be in the State of Delaware at 9 East Loockerman Street, City of Dover, County of Kent, and the registered agent shall be National Corporate Research, or such other office or agent as the Board of Directors of the Corporation (the "BOARD") shall from time to time select.

                SECTION 2. OTHER OFFICES. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine.

                                   ARTICLE II
                            MEETINGS OF STOCKHOLDERS

                SECTION 1. PLACE OF MEETINGS. Meetings of the stockholders for the election of directors or for any other purpose shall be held at such time and place, either within or without the State of Delaware as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof.

                SECTION 2. ANNUAL MEETINGS. The Annual Meetings of Stockholders shall be held on such date and at such time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, at which meetings the stockholders shall elect by a plurality vote a Board of Directors, and transact such other business as may properly be brought before the meeting. Written notice of the Annual Meeting stating the place, date and hour of the meeting shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than sixty days before the date of the meeting.

                SECTION 3. SPECIAL MEETINGS. Unless otherwise prescribed by law or by the Certificate of Incorporation, Special Meetings of Stockholders, for any purpose or purposes, may be called at any time by either the Board of Directors or by written request of any shareholder(s) owning, in the aggregate, not less than 10 percent of the stock of the Corporation. Such request shall state the purpose or purposes of the proposed meeting. Written notice of a Special Meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting.

                SECTION 4. NOMINATIONS OF DIRECTORS. Nominations for election to the Board of Directors may be made by the Board of Directors or by any stockholder of any outstanding class of capital stock of The Corporation entitled to vote for the election of directors. Nominations, other than those made by or on behalf of the existing management of the Corporation, shall be made in writing and be delivered or mailed to the president of The Corporation not less than 14 days nor more than 50 days prior to any meeting of stockholders called for the election of directors; provided, however, that if less than 21 days' notice of the meeting is given to stockholders, such nominations shall be mailed or delivered to the president of The Corporation not later than the close of business on the seventh day following the day on which the notice of meeting was mailed. Such notification shall contain the following information to the extent known to the notifying stockholder:

        (a)     The name and address of each proposed nominee.

        (b)     The principal occupation of each proposed nominee.

        (c) The total number of shares of capital stock of the Corporation owned by each proposed nominee.

        (d)     The name and address of the notifying stockholder.

        (e) The number of shares of capital stock of The Corporation owned by the notifying stockholder.

Nominations not made in accordance herewith may be disregarded by the chairman of the meeting, and upon his instructions, all votes cast for each such nominee may be disregarded.

                SECTION 5. QUORUM. Except as otherwise provided by law or by the Certificate of Incorporation, the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at the meeting.

                SECTION 6. VOTING. Unless otherwise required by law, the Certificate of Incorporation or these Bylaws, any question brought before any meeting of stockholders shall be decided by the vote of the holders of a majority of the stock represented and entitled to vote thereat. Each stockholder represented at a meeting of stockholders shall be entitled to cast one vote for each share of the capital stock entitled to vote thereat held by such stockholder. Such votes may be cast in person or by proxy but no proxy shall be voted on or after three years from its date, unless such proxy provides for a longer period. The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of stockholders, in his discretion, may require that any votes cast at such meeting shall be cast by written ballot.

                SECTION 7. CONSENT OF STOCKHOLDERS IN LIEU OF MEETING. Unless otherwise provided in the Certificate of Incorporation, any action required or permitted to be taken at any Annual or Special Meeting of Stockholders of the Corporation, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

                SECTION 8. LIST OF STOCKHOLDERS ENTITLED TO VOTE. The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder of the Corporation who is present.

                SECTION 9. STOCK LEDGER. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 8of this ARTICLE II or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

                                   ARTICLE III
                                    DIRECTORS

                SECTION 1. NUMBER AND ELECTION OF DIRECTORS. The Board of Directors shall consist of not less than five (5) nor more than twenty-five
(25) members, the exact number of which shall initially be fixed by the Incorporator and thereafter from time to time by the Board of Directors. Except as provided in Section 2 of this ARTICLE III, directors shall be elected by a plurality of the votes cast at Annual Meetings of Stockholders, and each director so elected shall hold office until the next Annual Meeting and until his successor is duly elected and qualified, or until his earlier resignation or removal. Any director may resign at any time upon notice to the Corporation. Directors need not be stockholders.

                SECTION 2. VACANCIES. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and qualified, or until their earlier resignation or removal.

                SECTION 3. DUTIES AND POWERS. The business of the Corporation shall be managed by or under the direction of the Board of Directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders.

                SECTION 4. MEETINGS. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board of Directors may be held without notice at such time and at such place as may from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be called by the Chairman, if there be one, the President, or any one director. Notice thereof stating the place, date and hour of the meeting shall be given to each director either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone or telegram on twenty-four (24) hours' notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

                SECTION 5. QUORUM. Except as may be otherwise specifically provided by law, the Certificate of Incorporation or these Bylaws, at all meetings of the Board of Directors, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

                SECTION 6. ACTIONS OF BOARD. Unless otherwise provided by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all the members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

                SECTION 7. MEETINGS BY MEANS OF CONFERENCE TELEPHONE. Unless otherwise provided by the Certificate of Incorporation or these Bylaws, members of the Board of Directors of the Corporation, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 7 shall constitute presence in person at such meeting.

                SECTION 8. COMMITTEES. The Board of Directors may, by resolution passed by a majority of the entire Board of Directors, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any absent or disqualified member. Any committee, to the extent allowed by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation. Each committee shall keep regular minutes and report to the Board of Directors when required.

                SECTION 9. COMPENSATION. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

                SECTION 10. INTERESTED DIRECTORS. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose if (i) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

                                   ARTICLE IV
                                    OFFICERS

                SECTION 1. GENERAL. The officers of the Corporation shall be chosen by the Board of Directors and shall be a President, a Secretary and a Treasurer. The Board of Directors, in its discretion, may also choose a Chairman of the Board of Directors (who must be a director) and one or more Vice Presidents, Assistant Secretaries, Assistant Treasurers and other officers. Any number of offices may be held by the same person, unless otherwise prohibited by law, the Certificate of Incorporation or these Bylaws. The officers of the Corporation need not be stockholders of the Corporation nor, except in the case of the Chairman of the Board of Directors, need such officers be directors of the Corporation.

                SECTION 2. ELECTION. The Board of Directors at its first meeting held after each Annual Meeting of Stockholders shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and all officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier resignation or removal. Any officer elected by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors. The salaries of all officers of the Corporation shall be fixed by the Board of Directors.

                SECTION 3. VOTING SECURITIES OWNED BY THE CORPORATION. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the President or any Vice President and any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

                SECTION 4. CHAIRMAN OF THE BOARD OF DIRECTORS. The Chairman of the Board of Directors, if there be one, shall preside at all meetings of the stockholders and of the Board of Directors. He shall be the Chief Executive Officer of the Corporation, and except where by law the signature of the President is required, the Chairman of the Board of Directors shall possess the same power as the President to sign all contracts, certificates and other instruments of the Corporation which may be authorized by the Board of Directors. During the absence or disability of the President, the Chairman of the Board of Directors shall exercise all the powers and discharge all the duties of the President. The Chairman of the Board of Directors shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him by these Bylaws or by the Board of Directors.

                SECTION 5. PRESIDENT. The President shall, subject to the control of the Board of Directors and, if there be one, the Chairman of the Board of Directors, have general supervision of the business of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. He shall execute all bonds, mortgages, contracts and other instruments of the Corporation requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except that the other officers of the Corporation may sign and execute documents when so authorized by these Bylaws, the Board of Directors or the President. In the absence or disability of the Chairman of the Board of Directors, or if there be none, the President shall preside at all meetings of the stockholders and the Board of Directors. If there be no Chairman of the Board of Directors, the President shall be the Chief Executive Officer of the Corporation. The President shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him by these Bylaws or by the Board of Directors.

                SECTION 6. VICE PRESIDENT(S). At the request of the President or in his absence or in the event of his inability or refusal to act (and if there be no Chairman of the Board of Directors), the Vice President or the Vice Presidents if there is more than one (in the order designated by the Board of Directors) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Each

Vice President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If there be no Chairman of the Board of Directors and no Vice President, the Board of Directors shall designate the officer of the Corporation who, in the absence of the President or in the event of the inability or refusal of the President to act, shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.

                SECTION 7. SECRETARY. The Secretary shall attend all meetings of the Board of Directors and all meetings of stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or President, under whose supervision he shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, and if there be no Assistant Secretary, then either the Board of Directors or the President may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

                SECTION 8. TREASURER. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his transactions as Treasurer and of the financial condition of the Corporation. if required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

                SECTION 9. ASSISTANT SECRETARIES. Except as may be otherwise provided in these Bylaws, Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of his disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

                SECTION 10. ASSISTANT TREASURERS. Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of his disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

                SECTION 11. OTHER OFFICERS. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

                                    ARTICLE V
                                      STOCK

                SECTION 1. FORM OF CERTIFICATES. Every holder of stock in the Corporation shall be entitled to have a certificate signed, in the name of the Corporation (i) by the Chairman of the Board of Directors, the President or a Vice President and (ii) by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by him in the Corporation. Pursuant to the Plan of Reorganization and Agreement of Merger, between the Corporation, Nara Bank, N.A. and Nara Interim Bank, N.A, stock certificates of Nara Bank, N.A. shall also be valid stock certificates of the Corporation.

                SECTION 2. SIGNATURES. Where a certificate is countersigned by
(i) a transfer agent other than the Corporation or its employee, or (ii) a registrar other than the Corporation or its employee, any other signature on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

                SECTION 3. LOST CERTIFICATES. The Board of Directors may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

                SECTION 4. TRANSFERS. Stock of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Transfers of stock shall be made on the books of the Corporation only by the person named in the certificate or by his attorney lawfully constituted in writing and upon the surrender of the certificate therefor, which shall be canceled before a new certificate shall be issued.

                SECTION 5. RECORD DATE. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty days nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

                SECTION 6. BENEFICIAL OWNERS. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.

                                   ARTICLE VI
                                     NOTICES

                SECTION 1. NOTICES. Whenever written notice is required by law, the Certificate of Incorporation or these Bylaws, to be given to any director, member of a committee or stockholder, such notice may be given by mail, addressed to such director, member of a committee or stockholder, at his address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Written notice may also be given personally or by telegram, telex or cable.

                SECTION 2. WAIVERS OF NOTICE. Whenever any notice is required by law, the Certificate of Incorporation or these Bylaws, to be given to any director, member of a committee or stockholder, a waiver thereof in writing, signed, by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

                                   ARTICLE VII
                               GENERAL PROVISIONS

                SECTION 1. DIVIDENDS. Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, and may be paid in cash, in property, or in shares of the capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board of Directors may modify or abolish any such reserve.

                SECTION 2. DISBURSEMENTS. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

                SECTION 3. FISCAL YEAR. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

                SECTION 4. CORPORATE SEAL. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the word "Delaware". The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

                                  ARTICLE VIII
                                 INDEMNIFICATION

                SECTION 1. POWER TO INDEMNIFY IN ACTIONS, SUITS OR PROCEEDINGS OTHER THAN THOSE BY OR IN THE RIGHT OF THE CORPORATION. Subject to Section 3 of this ARTICLE VIII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                SECTION 2. POWER TO INDEMNIFY IN ACTIONS, SUITS OR PROCEEDINGS BY OR IN THE RIGHT OF THE CORPORATION. Subject to Section 3 of this ARTICLE VIII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                SECTION 3. AUTHORIZATION OF INDEMNIFICATION. Any indemnification under this ARTICLE VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in
Section 1 or Section 2 of this ARTICLE VIII, as the case may be. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders. To the extent, however, that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith, without the necessity of authorization in the specific case.

                SECTION 4. GOOD FAITH DEFINED. For purposes of any determination under Section 3 of this ARTICLE VIII, a person shall be deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his conduct was unlawful, if his action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to him by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term if another enterprise" as used in this Section 4 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. The provisions of this Section 4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 1 or Section 2 of this ARTICLE VIII, as the case may be.

                SECTION 5. INDEMNIFICATION BY A COURT. Notwithstanding any contrary determination in the specific case under Section 3 of this ARTICLE VIII, and notwithstanding the absence of any determination thereunder, any director, officer, employee or agent may apply to any court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 1 and Section 2 of this ARTICLE VIII. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standards of conduct set forth in Section 1 and Section 2 of this ARTICLE VIII, as the case may be. Neither a contrary determination in the specific case under Section 3 of this ARTICLE VIII nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director, officer, employee or agent seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 5 shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director, officer, employee or agent seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

                SECTION 6. EXPENSES PAYABLE IN ADVANCE. Expenses incurred in defending or investigating a threatened or pending action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this ARTICLE VIII.

                SECTION 7. NONEXCLUSIVITY OF INDEMNIFICATION AND ADVANCEMENT OF EXPENSES. The indemnification and advancement of expenses provided by or granted pursuant to this ARTICLE VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, contract, vote of stockholders or disinterested directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section 1 and Section 2 of this ARTICLE VIII shall be made to the fullest extent permitted by law. The provisions of this ARTICLE VIII shall not be deemed to preclude the indemnification of any person who is not specified in
Section 1 and Section 2 of this ARTICLE VIII but whom the Corporation has the power or obligation to indemnify under the provisions of the General Corporation Law of the State of Delaware, or otherwise.

                SECTION 8. INSURANCE. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power or the obligation to indemnify him against such liability under the provisions of this ARTICLE VIII.

                SECTION 9. CERTAIN DEFINITIONS. For purposes of this ARTICLE VIII, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was a director or officer of the Corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this ARTICLE VIII with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued. For purposes of this
ARTICLE VIII, references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this ARTICLE VIII.

                SECTION 10. SURVIVAL OF INDEMNIFICATION AND ADVANCEMENT OF EXPENSES. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                                   ARTICLE IX
                                   AMENDMENTS

                SECTION 1. These Bylaws may be altered, amended or repealed, in whole or in part, or new Bylaws may be adopted by the stockholders or by the Board of Directors, provided, however, that notice of such alteration, amendment, repeal or adoption of new Bylaws be contained in the notice of such meeting of stockholders or Board of Directors as the case may be. All such amendments must be approved by either the holders of a majority of the outstanding capital stock entitled to vote thereon or by a majority of the entire Board of Directors then in office.

                SECTION 2. ENTIRE BOARD OF DIRECTORS. As used in this ARTICLE IX and in these Bylaws generally, the term "entire Board of Directors" means the total number of directors which the Corporation would have if there were no vacancies.

                            CERTIFICATE OF SECRETARY



                I, the undersigned, do hereby certify:

                1. That I am the duly elected and acting Secretary of NARA BANCORP, INC., a Delaware corporation; and

                2. That the foregoing bylaws, constitute the bylaws of said corporation as duly adopted by action of the Incorporator taken on June 6, 2000 and ratified by the Board of Directors of the Corporation on June 9, 2000.

                IN WITNESS WHEREOF, I have hereunto subscribed my name and affixed the seal of said corporation this 9th day of June, 2000.




                                       Bon T. Goo, Secretary

                                   APPENDIX V

                             STOCKHOLDERS AGREEMENT



THIS AGREEMENT is entered into this 10th day of November, 2000 by and among Benjamin B. Hong, Thomas Chung, Chang Hee Kim, Brian Woo, Hyon Park, and Yong Hwan Kim ("Shareholders" and each of them a "Shareholder"), and Nara Bancorp, Inc. ("Bancorp"), a Delaware corporation with its principal executive office in Los Angeles, California.

        A. WHEREAS, the Board of Nara Bank has approved a Plan of Reorganization and Merger Agreement pursuant to which: (i) Bancorp is first organized in Delaware by directors of the Bank acting as individual stockholders of the Bank;
(ii) an interim national banking association ("Interim Bank") is organized as a wholly owned subsidiary of Bancorp; and (iii) Bank is merged (the "Merger") with and into the Interim Bank with the Interim Bank as the surviving association to be renamed Nara Bank (the "Surviving National Bank"), and with the result that, by operation of law, Nara Bank becomes a wholly owned subsidiary of Bancorp.

        B. WHEREAS, the Certificate of Incorporation of Bancorp currently authorizes the issuance of up to 10,000,000 shares of its $0.001 par value Common Stock ("Bancorp Common Stock");

        C. WHEREAS, in order to be initially capitalized and for the purpose of facilitating the transactions required to organize Bancorp as the bank holding company for Nara Bank, N.A. ("Bank"), Bancorp desires to sell and issue 600 shares of Bancorp Common Stock at the purchase price of $10.00 per share with each Shareholder purchasing 100 shares of such stock;

        D. WHEREAS, each Shareholder desires to purchase 100 shares of Bancorp Common Stock for the purchase price of $10.00 per share pursuant to the terms and conditions herein set forth;

        IT IS MUTUALLY AGREED by and among the parties hereto as follows:

        1. THE INITIAL PURCHASES. Bancorp agrees to sell and each Shareholder agrees to purchase 100 shares of Bancorp Common Stock at the price of $10.00 per share for an aggregate purchase price of $1,000.

        2. TRANSFER OF SHARES. Each Shareholder agrees not to sell, assign, transfer, encumber, hypothecate, or make any other disposition of any of the shares of Bancorp Common Stock to be purchased except with the prior written consent of Bancorp and except in accordance with the terms of this Stockholders Agreement. This Stockholders Agreement shall be binding upon and shall operate for the benefit of Bancorp and the Shareholders and the respective executors or administrators and any transferees or assignees of the Shareholder, whether such transfers or assignments are in accordance with or in violation of the provisions of the Stockholders Agreement.

        3. THE PURCHASE BY BANCORP. Upon consummation of the Merger, pursuant to which Bancorp will issue shares of Bancorp Common Stock to the former shareholders of Bank (the "Merger"), Bancorp shall be obligated to repurchase for cash and each Shareholder shall be obligated to resell to Bancorp the above-mentioned 100 shares of Bancorp Common Stock at the repurchase price of $10.00 per share, for a total repurchase price of $1,000. The repurchase and replacement therefor shall occur simultaneously with consummation of the Merger, at which time Shareholders' share certificates shall be returned and canceled.

        4. TERMINATION. This Stockholders Agreement shall terminate upon occurrence of any of the following events:

                (a) The bankruptcy, receivership, or dissolution of Bancorp;

                (b) Mutual agreement of Bancorp and the Shareholders; or,

                (c) The failure of the consummation of the Merger for any reason whatsoever.

        5. LEGEND. Upon execution of this Stockholders Agreement, the respective certificates representing the number of shares of Bancorp Common Stock to be issued pursuant hereto shall be endorsed as follows:

                "This certificate is transferable only upon compliance with the provisions of a Stockholders Agreement dated October __, 2000."

        6. VOTING REQUIREMENT. Each Shareholder further agrees to vote all shares of Bancorp Common Stock at meetings of the shareholders or by written consent held by him in favor of the Merger, in favor of the adoption of replacement stock option plans and employee stock or benefit plans for Bancorp, including the 1996 Employee Stock Ownership Plan and the 1999 Long Term Incentive Plan, and in favor of any and all other actions recommended by the Board of Directors of Bancorp to further the transactions contemplated to organize Bancorp as the holding company for the Bank.

        7. GOVERNING LAW. This Stockholders Agreement shall be construed and governed by the laws of California.

        8. ENTIRE AGREEMENT. This Stockholders Agreement constitutes the sole and only agreement of the parties hereto respecting the sale and purchase of the shares of Bancorp as well as the resale and repurchase of the shares of Bancorp Common Stock and correctly sets forth the rights, duties, and obligations of each party to the other in relation thereto as of this date. Any prior agreements, promises, negotiations or representations concerning the subject matter of this Stockholders Agreement not expressly set forth in this Stockholders Agreement are of no force or effect.

        9. COUNTERPARTS. This Stockholders Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original. This Stockholders Agreement shall become effective when one counterpart has been signed by each party hereto.

        IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement in Los Angeles, California on the date first above written.

NARA BANCORP, INC.



By /s/ Thomas Chung                              By  /s/ Bon T. Goo
  ------------------------------                    ----------------------------
     Chairman of the Board                                    Secretary


By Shareholders:

/s/ Benjamin B. Hong                              /s/ Thomas Chung
--------------------------------                 -------------------------------
Benjamin B. Hong                                 Thomas Chung

/s/ Chang Hee Kim                                 /s/ Brian Woo
--------------------------------                 -------------------------------
Chang Hee Kim                                    Brian Woo

/s/ Hyon Park                                     /s/ Yong Hwan Kim
--------------------------------                 -------------------------------
Hyon Park                                        Yong Hwan Kim

                                  APPENDIX VI

AS FILED WITH THE OFFICE OF THE COMPTROLLER OF THE CURRENCY ON MARCH 30, 2000.
================================================================================
                    OFFICE OF THE COMPTROLLER OF THE CURRENCY

                                   FORM 10-KSB

[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                   For the fiscal year ended December 31, 1999
                                       OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

          For the transition period from ____________ to ______________


                         NARA BANK, NATIONAL ASSOCIATION
                    (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


        UNITED STATES                                         95-4170121
(State or other jurisdiction                               (I.R.S. Employer
of incorporation or organization)                       Identification Number)

                             3701 WILSHIRE BOULEVARD
                                    SUITE 220
                          LOS ANGELES, CALIFORNIA 90010
               (Address of principal executive offices) (Zip Code)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (213) 639-1700


        SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT: None


           SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:
                     Common Stock, par value $3.00 per share
                                (Title of Class)

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

The aggregate market value of the Common Stock held by non-affiliates of the Registrant based upon the closing sale price of the Common Stock on March 15, 2000, as reported on the Nasdaq National Market, was approximately $32,136,931. Shares of Common Stock held by each executive officer and director and each person owning more than 5% of the outstanding Common Stock of the Registrant have been excluded in that such persons may be deemed to be affiliates of the Registrant. This determination of affiliate status is not necessarily a conclusive determination for other purposes.

Number of shares outstanding of the Registrant's Common Stock, as of March 15, 2000: 4,403,753

                                     PART I


ITEM 1 BUSINESS OF THE BANK

GENERAL

        Nara Bank opened for business on June 16, 1989 under the name "United Citizens National Bank" as a national banking association. The institution's name was changed to "Nara Bank, National Association" (the "Bank") on January 27, 1994. Its headquarters office is located at 3701 Wilshire Boulevard, Suite 220, Los Angeles, California 90010. Its telephone number is (213) 639-1700. The Olympic office, which was opened at the inception of the Bank on June 16, 1989, is still located at 2727 West Olympic Boulevard, Los Angeles, California. In May 1996, the Bank opened a full service branch in Los Angeles' downtown garment district at 1122 Wall Street, Los Angeles, California. The Torrance and San Fernando Valley offices were opened in June and November of 1997, respectively. The Torrance office, a small-scale branch inside a Korean supermarket (a "mini-market branch"), is located at 3030 West Sepulveda Boulevard, Torrance, California, and the Valley Office, also a mini-market branch, is located at 17639 Sherman Way, Unit C, Van Nuys, California. In December 1997, the Bank opened a full branch in the Silicon Valley area, located at 1102 East El Camino Real, Sunnyvale, California. In April 1998, the Bank opened a limited service loan production office in Seattle, located at 1010 S. 336th Street, Suite 203, Federal Way, Seattle, Washington. Two additional mini-market branches were opened during 1998. The Glendale mini-market branch was opened in June 1998 at 831 N. Pacific Avenue, Glendale, California and the Buena Park mini-market branch was opened in September 1998, at 5301 Beach Boulevard, Buena Park, California. In September 1998, the headquarters was relocated to its present address. In October 1998, the Bank purchased the Flushing branch of Korea Exchange Bank, located at 136-40 39th Avenue, Flushing, New York. In August 999, Bank opened a limited service loan production office in Chicago, located at 5901
N. Cicero Ave., Suite 508, Chicago, Illinois. The Bank has no subsidiaries. The FDIC insures the Bank's deposits up to the maximum legal limits and the Bank is a member of the Federal Reserve System.

        On February 25, 2000, the Bank acquired Korea First Bank of New York for a purchase price of approximately $8.7 million and thereby took over its three branches located at 29 West 30th Street, New York, New York; 78-14 Roosevelt Avenue, Jackson Heights, New York and 138-02 Northern Boulevard, Flushing, New York.

BANKING SERVICES

        The Bank offers a full range of commercial banking and consumer financial services for its customers: individuals and small- to medium-sized businesses in our market areas. The Bank accepts deposits and originates a variety of loans including commercial loans, trade finance, Small Business Administration (SBA) loans, automobile and various consumer loans. The Bank also offers equipment lease financing and postdated check discount and factoring. To better meet its customers' needs, the Bank's mini-market branches generally offer extended hours from 10 a.m. to 8 p.m. Each of the Bank's branches, except for the Wilshire office, operates 24-hour automated teller machines. The Bank provides courier services to qualifying clients and has personal banking officers for the Bank's key customers to better support their banking needs. The Bank honors merchant drafts for both VISA and MasterCard and provides debit cards services to its customers. In addition, the Bank offers travelers' checks, safe deposit boxes, notary public and other customary bank services. The Bank also offers 24-hour banking by telephone and recently introduced Internet banking through its website, www.narabankna.com.

        A significant amount of the Bank's operating income and net income depends on the difference between the interest revenue received from interest-earning assets and the interest expense paid on interest-bearing liabilities. However, interest rates are highly sensitive to many factors that are beyond the Bank's control, such as general economic conditions and the policies of various governmental and regulatory authorities, in particular those of the Federal Reserve Board. Although the business of the Bank may vary with local and national economic conditions, such variations do not appear to be seasonal in nature.

LOAN PORTFOLIO

        The Bank's net loans totaled approximately $235 million as of December 31, 1999, accounting for 74.8% of the Bank's total interest-earning assets of $314 million. Total loans consist of: commercial loans of approximately $109 million; real estate and construction loans of approximately $95 million; consumer loans of approximately $35 million; less deferred loan fees of $86,000 and allowance for loan losses of $3.6 million at December 31, 1999. These loans are carried at face amount, less payments collected, net of deferred loan originating fee, and the allowance for loan losses. Interest on all loans is accrued daily on a simple interest basis. Loans are placed on a non-accrual basis when principal and interest on a loan is past due 90 days or more, unless a loan is both well secured and in process of collection. Once a loan is placed on non-accrual status, accrual of interest is discontinued and previously accrued interest is reversed.

        The rates of interest charged on variable rate loans are set at specified increments in relation to the Bank's prime lending rate and, accordingly, vary as the Bank's prime lending rate varies. A majority of the Bank's loans (approximately 74.0% of the Bank's loans at December 31, 1999) are variable rate loans. While most of these loans are secured loans, the Bank is permitted with certain exceptions, under applicable law, to make unsecured loans to individual borrowers in aggregate amounts of up to 15% of the sum of the Bank's total capital and the allowance for loan losses (as defined for regulatory purposes). As of December 31, 1999, these lending limits for the Bank were approximately $ 4.6 million for unsecured loans. For the purpose of lending limits, a secured loan is defined as a loan secured by readily marketable collateral having a current market value of at least 100% of the amount of the loan or extension of credit at all times. In addition to unsecured loans, the Bank is permitted to make loans secured by such collaterals in an additional amount up to 10% of the Bank's total capital and the allowance for loan losses.

        The following table shows the composition of the Bank's loan portfolio by type of loan on the dates indicated (dollars in thousands):

                                                                              DECEMBER 31,
                                                 -------------------------------------------------------------------------
                                                         1999*                    1998*                      1997
                                                 ---------------------  -----------------------    -----------------------
                                                  AMOUNT      PERCENT     AMOUNT        PERCENT      AMOUNT        PERCENT
                                                 ---------   --------   ---------      --------    ---------       -------
Loan Portfolio Composition:
Commercial Loans .......................        $ 108,687      45.4%    $  84,166        50.2%     $  68,199        62.0%
Real Estate and Construction Loans .....           95,115      39.8%       52,823        31.5%        21,136        19.2%
Consumer Loans .........................           35,295      14.8%       30,651        18.3%        20,635        18.8%
Total Loans Outstanding ................          239,097     100.0%      167,640       100.0%       109,970       100.0%
Deferred Loan Fees, Net of Costs .......              (86)                     32                         45
Less: Allowance for Loan Losses ........           (3,644)                 (2,961)                     (2,138)
Net Loans Receivable ...................        $ 235,367               $ 164,711                  $  107,877


        * Includes loans held for sale in commercial loans; $168,250 in 1999 and $415,138 in 1998.

        COMMERCIAL LOANS

        Commercial loans are made primarily for the purposes of providing working capital or financing the purchase of inventory and equipment and for other business purposes. Short term business loans (due within one year), referred to as Business Line of Credits, are generally used to finance current transactions and typically provide for periodic interest payments, with principal being payable at maturity. Term loans (1 to 25 years) normally provide for monthly payments of both principal and interest. The credit-worthiness of the borrower is reviewed on a periodic basis, and most loans are collateralized by inventory, equipment and/or real estate.

        REAL ESTATE LOANS

        The Bank's real estate loans consist primarily of loans secured by deeds of trust on commercial property and are normally written for a short duration. It is the Bank's policy to restrict real estate loans to 80% of the Bank's appraised value of the property. The Bank offers both fixed and floating rate loans. While maturities on such loans are generally restricted to five years (on an amortization ranging from 10 to 15 years with a balloon payment due at maturity), the Bank has occasionally made longer term (up to 25 years) fully amortizing loans.

        SMALL BUSINESS ADMINISTRATION LOANS

        The Bank's Small Business Administration loans are typically made for the purpose of providing working capital, financing the purchase of equipment or inventory, financing the purchase of a business, debt refinancing, or financing the purchase or construction of owner occupied commercial property. The SBA loans are typically term loans with maturities ranging from 7 to 25 years. These loans normally provide for floating interest rates, with monthly payments of both principal and interest.

        The Bank's SBA lending represents an important portion of its loan portfolio because of its ability to sell the guaranteed portion in the secondary market at a premium, while earning servicing fees on the sold portion over the remaining life of the loan. Thus, in addition to the yield earned on the portion of the SBA loans retained by the Bank, the Bank recognizes gains on the sale and revenue for the loan services provided for the loans sold into the secondary market.

        The Bank established a separate SBA loan department to expedite its services related to SBA loans. The SBA loan department is staffed by experienced loan officers who provide assistance to qualified individuals and existing businesses. The Bank attained SBA Preferred Lenders status in the Los Angeles and Santa Ana districts on January 16, 1997. SBA Preferred Lender status is the highest designation awarded by the SBA and generally facilitates the marketing and approval process for new SBA loans. On February 24, 1999, the Bank attained Preferred Lender status in the New York, Chicago, San Francisco, Seattle, and Spokane districts.

        CONSUMER LOANS

        Most consumer loans consist mostly of automobile loans. Nara Bank began originating automobile loans in early 1995. The marketing efforts have been based primarily on referrals from automobile dealers. The Bank also offers fixed-rate loans to buyers of new and previously owned automobiles, who are not qualified for automobile dealers most preferential loan rates. During 1999, these loans increased to $25.9 million from $24.7 million at December 31, 1998 and $16.7 million at December 31, 1997.

        LINES OF CREDIT

        The Bank extends lines of credit to business customers usually on an annual review basis. The Bank's undisbursed commercial loan commitments at December 31, 1999 and 1998 were $56 million and $48 million respectively. The following table shows the Bank's loan commitments and letters of credit outstanding at the dates indicated (dollars in thousands):

                                                             DECEMBER 31
                                           ------------------------------------------
                                                1999           1998           1997
                                           -----------     -----------    -----------
Loan commitments......................        $56,278         $47,707        $31,152
Standby letters of credit.............          2,851           2,948          2,787
Commercial letters of credit..........         17,554          10,689          8,921

CONCENTRATIONS

        Loan concentrations are considered to exist when there are significant amounts of loans to a multiple number of borrowers engaged in similar activities which would cause them to be similarly impacted by economic or other conditions. The following table describes the industry concentration in the Bank's loan portfolio which exceed 10% of the Bank's total loans as of the dates indicated (dollars in thousands):

                                                         AT DECEMBER 31
                          -------------------------------------------------------------------------------------
                                 1999                         1998                          1997
                          ------------------------     --------------------------    --------------------------
                          AMOUNT    % OF PORTFOLIO     AMOUNT      % OF PORTFOLIO     AMOUNT     % OF PORTFOLIO
                          ------    --------------     -------     --------------    -------     --------------
Manufacturing......      $30,072          12.8%        $31,383          19.1%        $25,608          23.7%
Wholesale Trade....       71,283          30.3%         46,517          28.2%         34,648          32.1%
Retail Trade.......       35,878          15.2%         30,345          18.4%         19,276          17.7%
Services...........       25,702          10.9%         23,745          14.4%         13,208          12.2%
                         -------                      --------                       -------
       Total.......     $162,935                      $131,990                       $92,740

OTHER REAL ESTATE OWNED ("OREO")

        The Bank owned other real estate, taken through foreclosure, in the aggregate amount of approximately $57,000 and approximately $10,000 at December 31, 1999 and 1998, repectively. The Bank reserved $13,000 at December 31, 1999 as a valuation allowance, while there was no valuation allowance at December 31, 1998. The Bank incurred expenses of $16,628 and $10,612 and earned income of $906 and $5,400 from these properties in 1999 and 1998, respectively. The following table summarizes the Bank's OREO at the dates indicated (dollars in thousands):

                                                         DECEMBER 31,
                                           -------------------------------------------
                                           1999               1998                1997
                                           ----               ----                ----
Other real estate owned.............        $57               $10                 $10
Valuation allowance.................        (16)                0                 (10)
     Net OREO.......................        $39               $10                  0

INVESTMENT SECURITY PORTFOLIO

        Nara Bank's present policy permits investment in various types of securities, certificates of deposits and federal funds sold in compliance with various restrictions in the policy. The Bank may invest in any bond rates "A" or higher. Nara Bank's policy states that the Bank's Investment Officer (or Chief Financial Officer in the absence of Investment Officer) may make most investments pursuant to the Investment Policy only with approval from the President of the Bank.

        Nara Bank classifies its securities as held-to-maturity or available-for-sale. The securities, which Nara Bank has the ability and intent to hold to maturity are classified as held-to-maturity securities. All other securities are classified as available-for-sale. There were no trading securities at December 31, 1999. As of December 31, 1999, held-to-maturity securities totaled $17.3 million, compared to $17.0 million at December 31,1998 and $14.6 million at December 31, 1997, and the available-for-sale securities totaled $16.0 million at December 31, 1999. There were no available-for-sale securities at December 31, 1998 and $3.9 million at December 31, 1997. Of the securities, securities with amortized cost of about $3.5 million were pledged to secure public deposits and for other purposes as required or permitted by law at December 31, 1999. The securities held by the Bank are treasury notes, government sponsored agency bonds, and corporate bonds. This investment portfolio composition reflects the Bank's investment strategy.

        The main objectives of the Bank's investment strategy are to support a sufficient level of liquidity while providing means to plan and maintain the Bank's interest rate position, and to generate an adequate level of interest income without taking undue risks. The Bank has invested in mid-term notes of Korea-based companies in December 1997. Beginning of 1998, due to the financial crisis in much of the Asia Pacific region, the market value of those corporate bonds decreased below their amortized cost. Based on financial analysis of the bond rating agencies, management believes that the bond-issuing companies have the financial capabilities to honor the obligations under the original contracts and that the decline in market value would be other than temporary. The Bank has provided a $212,515 reserve for potential credit risk for these bonds. During 1999, as permitted with adoption of SFAS No. 133, the Banks reclassified those bonds with a book value of $6.3 million and an estimated fair value of $5.9 million at December 31, 1998 from the held-to-maturity to the available-for-sale portfolio. The bank sold four of these securities with a book value of $4.6 million for $4.8 million.

        The following table summarizes the maturity of securities and their pertinent weighted average yield ratios at the dates and for the periods indicated (dollars in thousands):

                                                                 AT OR FOR THE YEAR ENDED DECEMBER 31,
                                         -----------------------------------------------------------------------------------------
                                                         1999                                    1998                      1997
                                         -----------------------------------    -----------------------------------     ----------
                                                                    WEIGHTED                               WEIGHTED
TYPE AND MATURITY                        AMORTIZED      MARKET      AVERAGE      AMORTIZED      MARKET      AVERAGE      AMORTIZED
GROUPING                                   COST          VALUE       YIELD         COST          VALUE       YIELD         COST
                                         --------      --------      -----      --------       --------      -----      --------
Held to maturity:
 U.S. Government ..................      $ 14,658      $ 13,820      6.75%      $  8,311       $  8,312      5.37%      $  6,385
  Due within one year .............            --            --        --            501            505      5.74%           501
  One to five years ...............         8,000         7,804      6.14%         3,003          2,987      5.43%           501
  Five to ten years ...............         1,000           977      6.75%            --             --        --              0
  After ten years .................         5,658         5,139      7.71%         4,808          4,820      7.52%         5,383
 U.S. Corporate Notes .............         2,627         2,321      7.17%         2,579          2,559      7.16%         2,004
 Korean Corporate Notes ...........                                                6,303          5,871      8.33%         6,222
 Allowance for Investment
  Valuation .......................            --            --        --           (213)            --        --             --
Available for sale:
 U.S. Government ..................        11,051        10,902      6.88%            --             --        --          3,939
  Due within one year .............         5,555         5,531      6.55%            --             --        --          1,299
  One to five years ...............         4,996         4,888      7.14%            --             --        --             --
  Five to ten years ...............           500           483       8.0%            --             --        --          2,000
  After ten years .................                                                                                          640
 U.S. Corporate Notes .............         3,486         3,416      7.14%            --             --        --             --
 Korean Corporate Notes ...........         1,701         1,729      8.68%            --             --        --             --
Total Investment
Portfolio .........................      $ 33,523      $ 32,188      6.97%      $ 16,979       $ 16,742      7.37%      $ 18,550

DEPOSITS

        The Bank's primary source of funds are FDIC-insured deposits. The Bank tries to match its interest-bearing liabilities with its interest-earning assets. The Bank's deposits consist of demand deposits, savings deposits, money market, super-NOW, and time deposits with various maturities. The Bank covers all volatile funds with liquid assets as a method to ensure adequate liquidity. Thus, the Bank analyzes its deposits' maturity and interest rates to monitor and control the cost of funds and review the stability of its supply of funds.

        When the Bank has more funds than the amount it requires for its reserve requirements or short-term liquidity needs, it sells federal funds to other financial institutions. Conversely, when the Bank has less funds than required, the Bank is allowed to borrow funds from both its corresponding banks and the Federal Reserve Bank (FRB). The maximum amount which the Bank is currently authorized to borrow from its correspondent banks is $5,000,000 on overnight basis. The maximum amount which the Bank may borrow from the FRB discount window is 90% of the security value pledged with the FRB, which is in amount of $10,000,000 at December 31, 1999.

EMPLOYEES

        As of December 31, 1999, the Bank had 180 full-time equivalent employees. We also had ___ part-time employees. The Bank's employees are not represented by a union or covered by a collective bargaining agreement. The Bank has entered into a written employment agreement with Benjamin B. Hong, its President and Chief Executive Officer. The Bank does not have any other written contract with its other employees. Management believes that its relations with its employees are good.

COMPETITION

        The banking and financial services industry in the Bank's primary markets, California and New York, is highly competitive. The increasingly competitive environment is primarily a result of changes in regulation, changes in technology and product delivery systems, and the accelerating pace of consolidation among financial services providers. The Bank competes for loans, deposits, and customers with other commercial banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market funds, credit unions, and other nonbank financial service providers. Many of these competitors are much larger in total assets and capitalization, have greater access to capital markets and offer a broader range of financial services than the Bank. In addition, recent federal legislation may have the effect of further increasing the pace of consolidation within the financial services industry. See "Item 1. Business Supervision and Regulation - Financial Services Modernization Legislation."

        In order to compete with the other financial services providers, the Bank principally relies upon local promotional activities, personal relationships established by officers, directors, and employees with its customers, and specialized services tailored to meet needs of the communities served. In those instances where the Bank is unable to accommodate a customer's needs, the Bank may arrange for those services to be provided by its correspondents. At December 31, 1999, the Bank had 11 offices, including 4 mini-branches and 2 Loan Production Offices, located in the following areas: Los Angeles, Orange County and Silicon Valley, California; Seattle, Washington; Chicago, Illinois; and the greater New York City metropolitan area.

SUPERVISION AND REGULATION

        GENERAL

        Banks are extensively regulated under both federal and state law. This regulation is intended primarily for the protection of depositors and the deposit insurance fund and not for the benefit of stockholders of the Bank. Set forth below is a summary description of the material laws and regulations which relate to the operations of the Bank. The description is qualified in its entirety by reference to the applicable laws and regulations.

        THE BANK

        The Bank, as a national banking association, is subject to primary supervision, examination, and regulation by the Office of the Comptroller of the Currency (the "Comptroller"). To a lesser extent, the Bank is also subject to regulations of the Federal Deposit Insurance Corporation ("FDIC"), which provides the Bank with insurance of accounts, and the Federal Reserve Board. If, as a result of an examination of the Bank, the Comptroller should determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of the Bank's operations are unsatisfactory or that the Bank or its management is violating or has violated any law or regulation, various remedies are available to the Comptroller. Such remedies include the power to enjoin "unsafe or unsound practices," to require affirmative action to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in capital, to restrict the growth of the Bank, to assess civil monetary penalties, and to remove officers and directors. The FDIC has similar enforcement authority, in addition to its authority to terminate the Bank's deposit insurance in the absence of action by the Comptroller and upon a finding that the Bank is in an unsafe or unsound condition, is engaging in unsafe or unsound activities, or that its conduct poses a risk to the deposit insurance fund or may prejudice the interest of its depositors.

        Various requirements and restrictions under the laws of the United States and the State of California affect the operations of the Bank. Federal and California statutes and regulations relate to many aspects of the Bank's operations, including reserves against deposits, ownership of deposit accounts, interest rates payable on deposits, loans, investments, mergers and acquisitions, borrowings, dividends, locations of branch offices, capital requirements and disclosure obligations to depositors and borrowers.

        The Bank's securities are registered with the Comptroller under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As such, the Bank is subject to the information, proxy solicitation, insider trading, and other requirements and restrictions of the Exchange Act.

        FINANCIAL SERVICES MODERNIZATION LEGISLATION

        On November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Act of 1999 (the "Financial Services Modernization Act"). The Financial Services Modernization Act repeals the two affiliation provisions of the Glass-Steagall Act: Section 20, which restricted the affiliation of Federal Reserve Member Banks with firms "engaged principally" in specified securities activities; and Section 32, which restricts officer, director, or employee interlocks between a member bank and any company or person "primarily engaged" in specified securities activities. In addition, the Financial Services Modernization Act also contains provisions that expressly preempt any state law restricting the establishment of financial affiliations, primarily related to insurance. The general effect of the law is to establish a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms, and other financial service providers by revising and expanding the BHCA framework to permit a holding company system to engage in a full range of financial activities through a new entity known as a Financial Holding Company. "Financial activities" is broadly defined to include not only banking, insurance, and securities activities, but also merchant banking and additional activities that the Federal Reserve Board, in consultation with the Secretary of the Treasury, determines to be financial in nature, incidental to such financial activities, or complementary activities that do not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally.

        Generally, the Financial Services Modernization Act:

                - Repeals historical restrictions on, and eliminates many federal and state law barriers to, affiliations among banks, securities firms, insurance companies, and other financial service providers;

                - Provides a uniform framework for the functional regulation of the activities of banks, savings institutions, and their holding companies;

                - Broadens the activities that may be conducted by national banks, banking subsidiaries of bank holding companies, and their financial subsidiaries;

                - Provides an enhanced framework for protecting the privacy of consumer information;

                - Adopts a number of provisions related to the capitalization, membership, corporate governance, and other measures designed to modernize the Federal Home Loan Bank system;

                - Modifies the laws governing the implementation of the Community Reinvestment Act ("CRA"), and

                - Addresses a variety of other legal and regulatory issues affecting both day-to-day operations and long-term activities of financial institutions.

        The Financial Services Modernization Act also permits national banks to engage in expanded activities through the formation of financial subsidiaries. A national bank may have a subsidiary engaged in any activity authorized for national banks directly or any financial activity, except for insurance underwriting, insurance investments, real estate investment or development, or merchant banking, which may only be conducted through a subsidiary of a Financial Holding Company. Financial activities include all activities permitted under new sections of the BHCA or permitted by regulation.

        A national bank seeking to have a financial subsidiary, and each of its depository institution affiliates, must be "well-capitalized" (as defined in the regulations) and "well-managed" (as defined in the regulations). The total assets of all financial subsidiaries may not exceed the lesser of 45% of a bank's total assets, or $50 billion. A national bank must exclude from its assets and equity all equity investments, including retained earnings, in a financial subsidiary. The assets of the subsidiary may not be consolidated with the bank's assets. The bank must also have policies and procedures to assess financial subsidiary risk and protect the bank from such risks and potential liabilities.

        The Bank does not believe that the Financial Services Modernization Act will have a material adverse effect on our operations in the near-term. However, to the extent that it permits banks, securities firms, and insurance companies to affiliate, the financial services industry may experience further consolidation. The Financial Services Modernization Act is intended to grant to community banks certain powers as a matter of right that larger institutions have accumulated on an ad hoc basis. Nevertheless, this act may have the result of increasing the amount of competition that the Bank faces from larger institutions and other types of companies offering financial products, many of which may have substantially more financial resources than the Bank.

        DIVIDENDS AND OTHER TRANSFERS OF FUNDS

        The FDIC and the Comptroller also have authority to prohibit the Bank from engaging in activities that, in the FDIC's and Comptroller's opinion, constitute unsafe or unsound practices in conducting its business. It is possible, depending upon the financial condition of the bank in question and other factors, that the FDIC and the Comptroller could assert that the payment of dividends or other payments might, under some circumstances, be such an unsafe or unsound practice. Further, the FDIC and the Comptroller and the Federal Reserve Board have established guidelines with respect to the maintenance of appropriate levels of capital by banks or bank holding companies under their jurisdiction. Compliance with the standards set forth in such guidelines and the restrictions that are or may be imposed under the prompt corrective action provisions of federal law could limit the amount of dividends which the Bank may pay. An insured depository institution is prohibited from paying management fees to any controlling persons or, with certain limited exceptions, making capital distributions if after such transaction the institution would be "undercapitalized" (as defined in the regulations). See "-Prompt Corrective Regulatory Action and Other Enforcement Mechanisms" and "-Capital Standards" for a discussion of these additional restrictions on capital distributions.

        CAPITAL STANDARDS

        The Federal Reserve Board, the Comptroller and the FDIC have adopted risk-based minimum capital guidelines intended to provide a measure of capital that reflects the degree of risk associated with a banking organization's operations for both transactions reported on the balance sheet as assets and transactions, such as letters of credit and recourse arrangements, which are recorded as off balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk, such as certain U.S. Treasury securities, to 100% for assets with relatively high credit risk, such as commercial loans.

        The federal banking agencies require a minimum ratio of qualifying total capital to risk-adjusted assets of 8% and a minimum ratio of Tier 1 capital to risk-adjusted assets of 4%. In addition to the risk-based guidelines, federal banking regulators require banking organizations to maintain a minimum amount of Tier 1 capital to total assets, referred to as the leverage ratio. For a banking organization rated in the highest of the five categories used by regulators to rate banking organizations, the minimum leverage ratio of Tier 1 capital to total assets must be 3%. In addition to these uniform risk-based capital guidelines and leverage ratios that apply across the industry, the regulators have the discretion to set individual minimum capital requirements for specific institutions at rates significantly above the minimum guidelines and ratios.

        The following table presents the amounts of regulatory capital and the capital ratios for the Bank, compared to its minimum regulatory capital requirements as of December 31, 1999 (dollars in thousands).

                                                                          AS OF DECEMBER 31, 1999
                                                   ------------------------------------------------------------------
                                                         ACTUAL                 REQUIRED                EXCESS
                                                   ------------------     ------------------      -------------------
                                                    AMOUNT      RATIO       AMOUNT      RATIO     AMOUNT        RATIO
                                                   -------      -----      -------      -----     -------       -----
Leverage ratio ..............................      $25,157       7.2%      $14,975       4.0%     $10,182        3.2%
Tier 1 risk-based capital ratio .............      $25,157       9.0%      $16,772       4.0%     $ 8,385        5.0%
Total risk-based capital ratio ..............      $32,088      11.5%      $27,903       8.0%     $ 4,185        3.5%

        PROMPT CORRECTIVE ACTION AND OTHER ENFORCEMENT MECHANISMS

        Federal banking agencies possess broad powers to take corrective and other supervisory action to resolve the problems of insured depository institutions, including but not limited to those institutions that fall below one or more prescribed minimum capital ratios. Each federal banking agency has promulgated regulations defining the following five categories in which an insured depository institution will be placed, based on its capital ratios: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. At December 31, 1999, the Bank exceeded the required ratios for classification as "well capitalized."

        An institution that, based upon its capital levels, is classified as well capitalized, adequately capitalized, or undercapitalized may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition or an unsafe or unsound practice warrants such treatment. At each successive lower capital category, an insured depository institution is subject to more restrictions. The federal banking agencies, however, may not treat a significantly undercapitalized institution as critically undercapitalized unless its capital ratio actually warrants such treatment.

        In addition to measures taken under the prompt corrective action provisions, commercial banking organizations may be subject to potential enforcement actions by the federal regulators for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation, or any condition imposed in writing by the agency or any written agreement with the agency.

        SAFETY AND SOUNDNESS STANDARDS

        The federal banking agencies have adopted guidelines designed to assist the federal banking agencies in identifying and addressing potential safety and soundness concerns before capital becomes impaired. The guidelines set forth operational and managerial standards relating to: (i) internal controls, information systems and internal audit systems, (ii) loan documentation, (iii) credit underwriting, (iv) asset growth, (v) earnings, and (vi) compensation, fees and benefits. In addition, the federal banking agencies have also adopted safety and soundness guidelines with respect to asset quality and earnings standards. These guidelines provide six standards for establishing and maintaining a system to identify problem assets and prevent those assets from deteriorating. Under these standards, an insured depository institution should:
(i) conduct periodic asset quality reviews to identify problem assets, (ii) estimate the inherent losses in problem assets and establish reserves that are sufficient to absorb estimated losses, (iii) compare problem asset totals to capital, (iv) take appropriate corrective action to resolve problem assets, (v) consider the size and potential risks of material asset concentrations, and (vi) provide periodic asset quality reports with adequate information for management and the board of directors to assess the level of asset risk. These new guidelines also set forth standards for evaluating and monitoring earnings and for ensuring that earnings are sufficient for the maintenance of adequate capital and reserves.

        PREMIUMS FOR DEPOSIT INSURANCE

        The Bank's deposit accounts are insured by the Bank Insurance Fund ("BIF"), as administered by the FDIC, up to the maximum permitted by law. Insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC or the institution's primary regulator.

        The FDIC charges an annual assessment for the insurance of deposits, which as of December 31, 1999, ranged from 0 to 27 basis points per $100 of insured deposits, based on the risk a particular institution poses to its deposit insurance fund. The risk classification is based on an institution's capital group and supervisory subgroup assignment. Pursuant to the Economic Growth and Paperwork Reduction Act of 1996 (the "Paperwork Reduction Act"), at January 1, 2000, the Bank began paying, in addition to its normal deposit insurance premium as a member of the BIF, an amount equal to approximately 2.12 basis points per $100 of insured deposits toward the retirement of the Financing Corporation bonds ("Fico Bonds") issued in the 1980s to assist in the recovery of the savings and loan industry. Members of the Savings Association Insurance Fund ("SAIF"), by contrast, pay, in addition to their normal deposit insurance premium, approximately 6.4 basis points. Under the Paperwork Reduction Act, the FDIC is not permitted to establish SAIF assessment rates that are lower than comparable BIF assessment rates. The Paperwork Reduction Act also provided for the merging of the BIF and the SAIF by January 1, 1999 provided there were no financial institutions still chartered as savings associations at that time. Although legislation to eliminate the savings association charter has been proposed, as of January 1, 1999, there were still financial institutions chartered as savings associations.

        INTERSTATE BANKING AND BRANCHING

        The BHCA permits bank holding companies from any state to acquire banks and bank holding companies located in any other state, subject to certain conditions, including certain nationwide- and state-imposed concentration limits. The Bank has the ability, subject to certain restrictions, to acquire by acquisition or merger branches outside its home state. The establishment of new interstate branches is also possible in those states with laws that expressly permit it. Interstate branches are subject to certain laws of the states in which they are located. Competition may increase further as banks branch across state lines and enter new markets.

        COMMUNITY REINVESTMENT ACT AND FAIR LENDING DEVELOPMENTS

        The Bank is subject to certain fair lending requirements and reporting obligations involving home mortgage lending operations and Community Reinvestment Act activities. The CRA generally requires the federal banking agencies to evaluate the record of a financial institution in meeting the credit needs of its local communities, including low- and moderate-income neighborhoods. A bank may be subject to substantial penalties and corrective measures for a violation of certain fair lending laws. The federal banking agencies may take compliance with such laws and CRA obligations into account when regulating and supervising other activities.

        A bank's compliance with its CRA obligations is based on a performance-based evaluation system which bases CRA ratings on an institution's lending service and investment performance. When a bank holding company applies for approval to acquire a bank or other bank holding company, the Federal Reserve Board will review the assessment of each subsidiary bank of the applicant bank holding company, and such records may be the basis for denying the application. Based on an examination conducted July 27, 1998, the Bank was rated "Satisfactory" in complying with its CRA obligations.

        ACCOUNTING MATTERS

        In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." SFAS No. 134 amends SFAS No. 65, "Accounting for Certain Mortgage Banking Activities," which establishes accounting and reporting standards for certain activities of mortgage banking enterprises and other enterprises that conduct operations that are substantially similar. SFAS No. 134 requires that after the securitization of mortgage loans held for sale, the resulting mortgage-backed securities and other retained interests should be classified in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," based on the company's ability and intent to sell or hold those investments. SFAS No. 134 became effective for the first fiscal quarter beginning after December 15, 1998. The adoption of SFAS No. 134 did not have a material impact on the Bank's results of operations or financial position when adopted.

INVESTMENT CONSIDERATIONS THAT MAY AFFECT FUTURE RESULTS

        The following discusses certain factors that may affect the Bank's financial results and operations and should be considered in your evaluation of the Bank. Statements and financial discussion and analysis by management contained throughout this report that are not historical facts, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Return Act of 1995. Forward-looking statements involve a number of risks, and uncertainties. The important factors that could cause future results to differ materially from the forward-looking statements include, without limitation:

        THERE ARE UNCERTAINTIES IN INTEGRATING KOREA FIRST BANK OF NEW YORK'S BUSINESS OPERATIONS WITH OUR OPERATIONS AND REALIZING ENHANCED EARNINGS. If we are unable to integrate Korea First Bank of New York's business successfully with ours, this could hurt our business. The acquisition involves the integration of companies that had previously operated independently. Successful integration of our operations depends primarily on the Bank's ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. Because the acquisition occurred so recently, we cannot ensure that we will be able to integrate the operations of Korea First Bank of New York into the Bank without encountering difficulties, including, without limitation, the loss of key employees and customers, the disruption of our respective ongoing businesses or possible inconsistencies in standards, controls, procedures and policies.

        DETERIORATION OF ECONOMIC CONDITIONS IN SOUTHERN CALIFORNIA, NEW YORK OR KOREA COULD ADVERSELY AFFECT OUR LOAN PORTFOLIO AND REDUCE THE DEMAND FOR OUR SERVICES. We focus our business primarily in Korean communities in Southern California and in New York. In the early 1990s, the California economy experienced an economic recession that increased the level of delinquencies and losses for us and many of the state's other financial institutions. Another recession could occur. An economic slowdown in California or New York could have the following consequences, any of which could reduce our net earnings:

        -       Loan delinquencies may increase;

        -       Problem assets and foreclosures may increase;

        -       Claims and lawsuits may increase;

        -       Demand for our products and services may decline;

        - Collateral for loans may decline in value below the principal amount owed by the borrower.

In addition, many of our customers have assets and families in Korea. An economic downturn in Korea could result in our customers allocating their resources to Korea rather than to the United States.

        LOAN LOSS RESERVES MAY NOT COVER ACTUAL LOAN LOSSES. If the actual loan losses exceed the amount reserved, it will hurt our business. The Bank tries to limit the risk that borrowers will fail to repay loans by carefully underwriting the loans. Losses nevertheless occur. The Bank creates reserves for estimated loan losses in their accounting records. We base these allowances on estimates of the following:

        -       industry standards;

        -       historical experience with our loans;

        -       evaluation of current and predicted economic conditions;

        - regular reviews of the quality, mix and size of the overall loan portfolio;

        -       regular reviews of delinquencies; and

        -       the quality of the collateral underlying their loans.

        A DOWNTURN IN THE REAL ESTATE MARKET COULD SERIOUSLY IMPAIR OUR LOAN PORTFOLIO. As of December 31, 1999, approximately 42% of the value of our loan portfolio consisted of loans secured by various types of real estate. In addition, at December 31, 1999, approximately 96% of the value of Korea First Bank of New York's loan portfolio consisted of loans secured by various types of real estate. If real estate values decline significantly, especially in California or New York, higher vacancies and other factors could harm the financial condition of our borrowers, the collateral for our loans will provide less security, and we would be more likely to suffer losses on defaulted loans.

        CHANGES IN INTEREST RATES AFFECT OUR PROFITABILITY. Changes in prevailing interest rates may hurt our business. We derive our income mainly from the difference or "spread" between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. In general, the wider the spread, the more we earn. When market rates of interest change, the interest we receive on our assets and the interest we pay on our liabilities will fluctuate. This can cause decreases on our spread and can greatly affect our income. In addition, interest rates affect how much money we can lend. For example, when interest rates rise, loan originations tend to decrease.

        WE FACE STRONG COMPETITION FROM FINANCIAL SERVICE COMPANIES AND OTHER COMPANIES THAT OFFER BANKING SERVICES THAT CAN HURT OUR BUSINESS. We have offices in Southern California, the Silicon Valley, Seattle, Chicago and New York. Increased competition in our markets may result in reduced loans and deposits. Ultimately, we may not be able to compete successfully against current and future competitors. Many competitors offer the same or similar banking services that we offer in our service areas. These competitors include national banks, regional banks and other community banks. We also face competition from many other types of financial institutions, including, without limitation, savings and loans, finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries.

        WE FACE POTENTIAL UNCERTAINTIES AND CHANGES TO INDUSTRY REGULATIONS. The Bank, as a national banking association, is subject to significant governmental supervision and regulation. These regulations are intended primarily for the protection of depositors. Statutes and regulations affecting us may be changed at any time, and the interpretation of these statutes and regulations by examining authorities may also change. Congress and the President have recently passed and enacted significant changes to these statutes and regulations. There can be no assurance that such changes to the statutes and regulations or in their interpretation will not adversely affect our business. The Bank is subject to regulation and examination by the Comptroller of the Currency. In addition to governmental supervision and regulation, the Bank is subject to changes in other federal and state laws, including changes in tax laws, which could materially affect the banking industry.

        FUTURE SALES OF SECURITIES COULD DIMINISH THE INTERESTS OF OUR SHAREHOLDERS. If we raise additional funds or make acquisitions by using equity or convertible debt securities, the percentage ownership of our shareholders will be diluted. Also, any new securities could have rights, preferences and privileges senior to those of our common stock. We currently do not have any commitments for additional financing. We cannot be certain that additional financing will be available in the future to the extent required or that, if available, it will be made on acceptable terms.

        IF WE LOSE KEY EMPLOYEES, OUR BUSINESS MAY SUFFER. If we lost key employees temporarily or permanently, it could hurt our business. We could be particularly hurt if our key employees went to work for competitors. Our future success depends on the continued contributions of our existing senior management personnel, particularly on the efforts of Benjamin Hong, the President and Chief Executive Officer and the Chairman of the Bank.

        ENVIRONMENTAL LAWS COULD FORCE THE BANKS TO PAY FOR ENVIRONMENTAL PROBLEMS. The cost of cleaning up or paying damages and penalties associated with environmental problems could increase our operating expenses. When a borrower defaults on a loan secured by real property, the Bank often purchases the property in foreclosure or accepts a deed to the property surrendered by the borrower. The Bank may also take over the management of commercial properties whose owners have defaulted on loans. The Bank also owns and leases premises where our branches and other facilities are located. Although the Bank has lending, foreclosure and facilities guidelines intended to exclude properties with an unreasonable risk of contamination, hazardous substances may exist on some of the properties that we own, manage or occupy. The Bank may face the risk that environmental laws could force us to clean up the properties at our expense. It may cost much more to clean a property than the property is worth. The Bank could also be liable for pollution generated by a borrower's operations if we take a role in managing those operations after a default. The Bank also may find it difficult or impossible to sell contaminated properties. In addition, Nara may be subject to environmental liabilities on certain of its leased properties.

        WE ARE EXPOSED TO THE RISKS OF NATURAL DISASTERS. Our most significant operations are concentrated in Southern California. A major earthquake could result in material loss to the Bank. A significant percentage of our loans are and will be secured by real estate. California is an earthquake-prone region. The Bank's properties and most of the real and personal property securing loans in our portfolio are in Southern California. Many of our borrowers could suffer uninsured property damage, experience interruption of their businesses or lose their jobs after an earthquake. Those borrowers might not be able to repay their loans, and the collateral for loans could decline significantly in value. Unlike a bank with operations that are more geographically diversified, we are vulnerable to greater losses if an earthquake, fire, flood or other natural catastrophe occurs in Southern California.

        OTHER RISKS. From time to time the Bank details other risks with respect to its business and/or financial results in its filings with the Comptroller of the Currency.

ITEM 2 PROPERTIES

        At December 31, 1999, the Bank had entered into ten leases and owns one building. The Bank owns and leases properties for use as bank premises and otherwise owns real estate taken in foreclosure. The Bank owns the property at 136-40 39th Avenue, Flushing, New York. Office space of the building totals of 4,786 square feet on the first floor and 3,260 square feet on the second floor. The Bank purchased the Flushing branch of Korea Exchange Bank in October 1998 for $1,194,000, depreciated at a rate of $4,000 per month for 25 years. The Bank's total occupancy expense, exclusive of furniture and equipment expense, for the year ended December 31, 1999, was $1,880,847.

        In connection with the acquisition of Korea First Bank of New York on February 25, 2000, the Bank acquired ownership of the additional buildings located at 29 West 30th Street in New York (Manhattan Office) and 78-14 Roosevelt Avenue, Jackson Heights (Jackson Heights Office), and took over one additional lease. The Manhattan Office is twelve-story building. The bank uses the basement, first, second, and twelfth floors and leases the rest of the building, which is occupied by 13 tenants. The Jackson Heights Office is 15,417 square feet and used solely by the Bank. The office located at 138-02 Northern Boulevard, Flushing, New York has 30-year lease contract expiring on March 31, 2022. This lease calls for current monthly payments of $18,375 per month with a 4% increase ever three years. The next increase will become effective on March 31, 2002.

ITEM 3 LEGAL PROCEEDINGS

        The Bank is a party to ordinary routine litigation incidental to its business, none of which is considered likely to have a materially adverse effect on the Bank. Neither the Bank nor any of its property is subject to any other material pending legal proceedings. In connection with the acquisition of Korea First Bank of New York, the Bank assumed certain litigation pending against Korea First Bank of New York, however, the Bank also obtained full indemnification from the Korea Deposit Insurance Corporation for all such litigation up to $3.0 million plus 50% indemnification for any amounts over $3.0 million. The Bank believes such indemnification is sufficient to cover any potential liabilities.

ITEM 4 SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

        No matter was submitted by the Bank to a vote of security holders, through the solicitation of proxies or otherwise, during the fourth quarter of its fiscal year ending December 31, 1999.


                                     PART II


ITEM 5 MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

        The Bank's common stock, par value $3.00 per share, is traded on the Nasdaq National Market under the symbol "NARA."

        There were 4,403,753 shares of the Bank's common stock held by approximately 10 beneficial owners as of March 15, 2000. The following table sets forth, for the calendar quarters indicated, the range of high and low sales prices for the common stock for each quarter within the last two fiscal years. Sales prices represent actual sales of which management of the Bank has knowledge.

        The following table sets forth, for the calendar quarters indicated, the range of high and low sales prices for the common stock for each quarter within the last two fiscal years. Sales prices represent actual sales of which management of the Bank has knowledge.

                                                          High Sales Price          Low Sales Price
                                                          ----------------          ---------------
               March 31, 1998 .............                   $   11.63                $    9.25
               June 30, 1998 ..............                   $   13.63                $   11.75
               September 30, 1998 .........                   $   12.50                $   10.00
               December 31, 1998 ..........                   $    9.75                $    8.00

               March 31, 1999 .............                   $   10.75                $    8.00
               June 30, 1999 ..............                   $   10.38                $    9.75
               September 30, 1999 .........                   $   10.25                $    9.50
               December 31, 1999 ..........                   $   10.00                $    9.25

        The Bank's stock was traded by three brokerage companies: namely, Sutro & Co., Hoefer & Arnett and Ryan, Beck & Co.

        In June, 1999 the Bank paid an 8.0% stock dividend to shareholders of record on May 10, 1999. Other than that stock dividend, the Bank has paid no other dividends on its common stock. Future dividends are subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, financial condition, cash needs and general business conditions. Any dividend must comply with applicable bank regulations. Pursuant to such regulations, among other restrictions, the Bank can not pay dividends out of its capital; all dividends must be paid out of net profits then on hand, after deducting for expenses such as losses and bad debts. In addition, the payment of dividends out of net profits of a national bank is further limited by statute which prohibits a bank from declaring a dividend on its shares of common stock until the surplus fund equals the amount of capital stock, or if the surplus fund does not equal the amount of capital stock, until not less than one-tenth of its net profits for the preceding half-year (in the case of quarterly dividends) or at least one-tenth of its net profits for the preceding two consecutive half-years (in case of annual dividends) are transferred to the surplus fund.

ITEM 6 SELECTED FINANCIAL DATA

        The following table presents selected consolidated financial and other data of the Bank for each of the years in the five-year period ended December 31, 1999. The information below should be read in conjunction with, and is qualified in its entirety by, the more detailed information included elsewhere herein including the Bank's Audited Consolidated Financial Statements and Notes thereto.

                                                                         FOR THE YEAR ENDED DECEMBER 31,
                                                    --------------------------------------------------------------------------
                                                       1999            1998           1997            1996              1995
                                                    ---------       ---------       ---------       ---------        ---------
                                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
   Total interest income .....................      $  25,220       $  18,657       $  13,279       $   8,749        $   5,657
   Total interest expense ....................          7,919           6,107           4,204           2,747            1,708
                                                    ---------       ---------       ---------       ---------        ---------

   Net interest income .......................         17,301          12,550           9,075           6,002            2,949
   Provision for loan losses .................          3,395           1,430           1,130             775              600
                                                    ---------       ---------       ---------       ---------        ---------

   Net interest income                                 13,906          11,120           7,945           5,227            3,349
       after provision for loan losses .......
   Other operating income ....................          8,060           6,269           4,802           3,351            2,772
   Other operating expense ...................         16,337          12,463           8,939           6,617            5,343
                                                    ---------       ---------       ---------       ---------        ---------

   Income before income tax (benefit) ........          5,629           4,926           3,808           1,961              778
   Income tax (benefit) ......................          1,657           1,730           1,111             (99)            (376)
                                                    ---------       ---------       ---------       ---------        ---------
   Net income ................................      $   3,972       $   3,196       $   2,697       $   2,060        $   1,154
                                                    ---------       ---------       ---------       ---------        ---------

PER SHARE DATA:
   Net income - basic ........................      $    0.90       $    0.73       $    0.79       $    0.73        $    0.62
   Net income - diluted ......................           0.87            0.70            0.77            0.73             0.62
   Book value (period end) ...................           6.07            5.22            5.73            3.46             3.67
   Number of common shares outstanding .......          4,404           4,369           3,424           2,819            1,876

BALANCE SHEET DATA - AT PERIOD END:
   Assets ....................................      $ 358,898       $ 276,126       $ 181,134       $ 122,475        $  86,659
   Securities ................................         33,331          16,980          18,549          12,116           11,188
   Loans, net ................................        235,287         164,711         107,877          78,634           53,730
   Deposits ..................................        319,868         249,309         158,638         110,211           78,084
   Shareholders' equity ......................         26,726          22,805          19,628           9,744            6,894

AVERAGE BALANCE SHEET DATA:
   Assets ....................................      $ 312,757       $ 213,527       $ 147,228       $  99,363        $  66,527
   Securities ................................         22,622          16,621          13,523          12,933            4,774
   Loans, net ................................        205,991         136,424          92,880          61,209           39,117
   Deposits ..................................        280,283         188,368         132,663          89,234           60,428
   Shareholders' equity ......................         24,944          21,199          11,628           8,060            4,163

SELECTED PERFORMANCE RATIOS:
   Return on average assets ..................           1.27%           1.50%           1.83%           2.07%            1.73%
   Return on average shareholders' equity ....          15.92%          15.08%          23.19%          25.56%           27.72%
   Net interest spread(1) ....................                            4.9%            5.1%           5.50%            5.40%
   Net yield on interest-earning assets(2)....           6.19%           6.52%           7.10%           7.00%            7.20%

   Average shareholders' equity to
     average assets...........................           7.98%           9.93%           7.90%           8.11%            6.26%


REGULATORY CAPITAL RATIO:
   Leverage ..................................           7.23%           8.37%          11.50%           8.40%            8.30%
   Tier 1 risk-based .........................           9.01%          10.18%          14.63%          11.10%           11.50%
   Total risk-based ..........................          11.49%          11.44%          15.88%          12.30%           12.80%

ASSET QUALITY:
   Nonaccrual loans ..........................      $   1,523       $   2,310       $     442       $     424        $     443
   Loans 90 days or more past due ............             --              --             103             428               --
                                                    ---------       ---------       ---------       ---------        ---------
   Total nonperforming loans .................          1,523           2,310             545             852              443
   Other real estate owned ...................             44               4              52              --              634
                                                    ---------       ---------       ---------       ---------        ---------

   Total nonperforming assets ................      $   1,567       $   2,314       $     597       $     852            $1077

ASSET QUALITY RATIOS:
   Nonaccrual loans to loans .................           0.65%           1.40%           0.41%           0.54%            0.82%
   Nonaccrual assets to total assets .........           0.42%           0.84%           0.24%           0.35%            0.51%
   Allowance for loan losses to loans ........           1.52%           1.80%           1.98%           2.29%            2.56%
   Allowance for loan losses to
     nonaccrual loans ........................        239.26%         128.18%         483.71%         425.00%          310.84%
   Net charge-offs to average loans ..........           1.41%           0.66%           0.85%           0.56%            2.37%

(1) Difference between the interest yield on interest-earning assets and interest paid on interest-bearing liabilities

(2) Net interest income expressed as a percentage of average total interest-earning assets.

        The increase in net earnings for 1999 compared to 1998, and from 1998 compared to 1997 was primarily the result of an increase in net interest income and an increase in other operating income. Increased net income for 1999 and 1998 reflected higher volumes for average earnings assets for each year. The increases in net income and operating income for 1999 and 1998 were partially offset by increases in interest expense and other operating expense. The following table summarizes Nara Bank's increases and decrease in income and expense for the years indicated.

ITEM 7 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

FORWARD-LOOKING STATEMENTS

        Some of the statements under "Management's Discussion and Analysis of Financial Condition and Results of Operations," and elsewhere in this document constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. These factors include, among other things, those listed under "Investment Considerations That May Affect Future Results" and elsewhere in this document.

        In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "considering," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms and other comparable terminology.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance of achievements.

        OVERVIEW

        In 1999, the Bank opened another loan production office in Chicago in August of 1999. On November 9, 1999, the bank signed an Agreement and Plan of Reorganization ("Agreement") to purchase three branches of Korea First Bank of New York. As of February 25, 2000, the Bank completed its acquisition of Korea First Bank of New York, for which the Bank paid approximately $8.7 million to the Korea Deposit Insurance Corporation, the sole shareholder of Korea First Bank of New York, for all of the shares of stock of Korea First Bank of New York, which were then canceled in connection with the acquisition.

        The Bank reported net income for the year ended December 31, 1999 of $4.0 million or $0.87 per diluted share, compared with $3.2 million or $0.70 per diluted share for the previous year ended December 31, 1998. The Bank reported net income of $2.7 million or $0.77 per diluted share for the year ended December 31, 1997. The increase in net earnings for 1999 compared to 1998, and from 1998 compared to 1997 was primarily the result of an increase in net interest income and an increase in other operating income. Increased net income for 1999 and 1998 reflected higher volumes for average earnings assets for each year. The increases in net income and operating income for 1999 and 1998 were partially offset by increases in interest expense and other operating expense. The following table summarizes Nara Bank's increases and decreases, as applicable, in income and expense for the years indicated.

RESULTS OF OPERATIONS

        OPERATIONS SUMMARY


                                                             INCREASE                                INCREASE
                                          YEAR               (DECREASE)            YEAR             (DECREASE)             YEAR
                                          ENDED       ---------------------        ENDED       --------------------        ENDED
(dollars in thousands)                    1999         AMOUNT          %            1998        AMOUNT         %           1997
                                         -------      -------       -------       -------      -------      -------       -------
Interest Income ...................      $25,220      $ 6,563          35.2%      $18,657      $ 5,378         40.5%      $13,279
Interest expense ..................        7,919        1,812          29.7%        6,107        1,903         45.3%        4,204
                                         -------      -------       -------       -------      -------      -------       -------
Net interest income ...............       17,301        4,751          37.9%       12,550        3,475         38.3%        9,075
Provision for loan losses .........        3,395        1,965         137.4%        1,430          300         26.5%        1,130
Other operating income ............        8,060        1,791          28.6%        6,269        1,467         30.5%        4,802
Other operating expense ...........       16,337        3,874          31.1%       12,463        3,523         39.4%        8,940
                                         -------      -------       -------       -------      -------      -------       -------
Income before income tax ..........        5,629          703          14.3%        4,926        1,119         29.4%        3,807
Income Tax (benefit) ..............        1,657          (73)         -4.2%        1,730          619         55.7%        1,111
                                         -------      -------       -------       -------      -------      -------       -------
Net Income ........................      $ 3,972      $   776          24.3       $ 3,196      $   500         18.5%      $ 2,696
                                         =======      =======       =======       =======      =======      =======       =======

        NET INTEREST INCOME

        For 1999, the Bank reported net interest income of $17.3 million, which was an increase of $4.8 million, or 38.4% from 1998's net interest income of $12.5 million. The Bank's volume growth in interest-earning assets, primarily loan growth, was the cause of a 34.8% increase in total interest income to $25.2 million in 1999 from $18.7 million in 1998. Net interest income increased $3.4 million or 37.4% to$12.5 million for the year ended December 31, 1998, from $9.7 million at 1997 year-end. This increase was primarily due to the increased volume of interest-earning assets, especially loans.

        Interest in fees on loans increased $6.0 million or 39.2% to $21.3 million for 1999, from $15.3 million for 1998. Of this increase, approximately $7.1 million is attributable to the volume growth, and negative $1.1 million is attributable to rate decrease. The Bank's average yield earned on loans decreased to 10.3% in 1999, from 11.2% in 1998, due to decrease in prime rates that are tied directly to the loan interest rates. Interest income on investment securities increased $321,000 or 24.2% to $1.6 million in 1999, from $1.3 million in 1998, mainly due to growth in investment portfolio. The Bank's average yield earned on investment securities decreased to 7.1% in 1999, from 7.7% for 1998. Overall, the Bank's yield on average interest-earning assets has decreased to 9.3% in 1999, from 10.0% in 1998.

        Interest and fees on loans increased $4.3 million or 39.1%, to $15.3 million in 1998, from $11.0 million in 1997. Of this increase, approximately $4.8 million is attributable to the volume growth, which was offset by a $544,000 decrease attributable to a decline in interest rates. The Bank's average yield earned on loans slightly decreased to 11.2% for 1998, from 11.8% in 1997. Interest income on investment securities increased by $351,000 to $1.3 million in 1998, from $977,000 in 1997. The Bank's average yield earned on investment securities increased to 7.7% for 1998, from 7.3% in 1997. Overall, the Bank's yield on average interest-earning assets has slightly decreased to 10.0% in 1998, compared to 10.3% in 1997.

        Interest paid on deposits increased $1.8 million or 29.7% to $7.9 million in 1999, from $6.1 million in 1998. Of this increase, approximately $2.3 million is attributable to 28.1% average volume increase in interest-bearing deposits which was offset by an approximately $436,000 decline, attributable to a decrease in interest paid on these deposits. The Bank's overall cost on average interest-bearing liabilities decreased to 4.4% in 1999, compared to 4.9% in 1998. Interest paid on deposits increased $1.9 million or 45.3% to $6.1 million in 1998, from $4.2 million in 1997. Of this increase, approximately $1.8 million is attributable to a 30.0% average volume increase in interest-bearing deposits, which was offset by an approximately $77,000 decrease in interest rates paid on these deposits. Overall, Nara Bank's cost on average interest-earning liabilities remained stable at 4.9% for 1998 compared to 4.8% for 1997.

        NET YIELD AND INTEREST RATE SPREAD

        The Bank analyzes its earnings performance using, among other measures, the interest rate spread and net yield on interest-earning assets. The interest rate spread represents the difference between the interest yield received on interest-earning assets and the interest rate paid on interest-bearing liabilities. Net interest income, when expressed as a percentage of average total interest-earning assets, is referred to as the net yield on interest-earning assets or net interest margin. The Bank's net yield on interest-earning assets is affected by changes in the yields earned on assets and rates paid on liabilities, referred to as rate changes. Interest rates charged on the loans are affected principally by the demand for such loans, the supply of money available for lending purposes, and other competitive factors. These factors are in turn affected by general economic conditions and other factors beyond the Bank's control, such as federal economic policies, the general supply of money in the economy, legislative tax policies, governmental budgetary matters, and the action of the Federal Reserve Board. The table below presents the average yield on each category of interest-earning asset, average rate paid on each category of interest-bearing liability, and the resulting interest rate spread and net yield on interest-earning assets for each year in the three-year period ended December 31, 1999.

        AVERAGE BALANCE SHEET AND ANALYSIS OF NET INTEREST INCOME

                                    DECEMBER 31, 1999                     DECEMBER 31, 1998             DECEMBER 31, 1997
                            -----------------------------------  -------------------------------  ------------------------------
                                         INTEREST       AVERAGE               INTEREST   AVERAGE             INTEREST    AVERAGE
                             AVERAGE      INCOME/        YIELD/   AVERAGE     INCOME/     YIELD/   AVERAGE    INCOME/     YIELD/
                             BALANCE      EXPENSE         RATE    BALANCE     EXPENSE      RATE    BALANCE    EXPENSE      RATE
                            --------     --------       -------  --------    ---------   -------  --------   ---------   -------
                                                           (DOLLARS IN THOUSANDS)
INTEREST-EARNING
  ASSETS:
Net Loans(1)(2) ........    $205,991     $ 21,309         10.3%  $136,424    $ 15,264      11.2%  $ 92,880    $ 10,970      11.8%
 Time deposits with
  other banks ..........       2,323          139          6.0%       958          56       5.8%     1,678         100       6.0%
 Investment securities .      23,212        1,649          7.1%    17,192       1,328       7.7%    13,382         977       7.3%
 Federal funds sold ....      39,948        2,124          5.3%    32,775       2,009       6.1%    20,438       1,231       6.0%
                            --------     --------                --------    --------             --------    --------
 Total
  interest-earning
  assets ...............    $271,474     $ 25,221          9.3%  $187,349    $ 18,657      10.0%  $128,378    $ 13,278      10.3%
                            ========     ========                ========    ========             ========    ========
INTEREST-BEARING
LIABILITIES:
 Deposits:
  Demand,
   interest-bearing ....      37,907        1,355          3.6%    27,022         993       3.7%    22,153         793       3.6%
  Savings ..............      32,648        1,092          3.3%    13,748         529       3.8%     8,731         339       3.9%
  Time certificates ....     107,229        5,362          5.0%    83,403       4,582       5.5%    56,812       3,067       5.4%
  Subordinated
   debentures/other
   borrowings ..........       4,300          111          8.6%        78           4       5.1%        81           5       6.2%
                            --------     --------                --------    --------             --------    --------
 Total
  interest-bearing
  liabilities ..........    $179,071     $  7,920          4.4%  $124,251    $  6,107       4.9%  $ 87,777    $  4,204       4.8%
                            ========     ========                ========    ========             ========    ========

NET INTEREST INCOME
AND YIELD:
 Net interest income ...                 $ 17,301                            $ 12,550                         $  9,074
 Net yield on
  interest-earning
  assets ...............                                    6.4%                             6.7%                             7.1%
 Net interest spread ...                                    4.9%                             5.1%                             5.5%

(1) Loan fees, deferred fees and ALLL are included in interest income as follows (dollars in thousands):


                                                             DEFERRED FEES
               YEAR ENDED DECEMBER 31,         LOAN FEES        (COST)           ALLL
               -----------------------         ---------     -------------      ------
               1997 ...................          $  606         $   45          $2,138
               1998 ...................          $  585         $   33          $3,644
               1999 ...................          $  800         $  (86)         $2,961

(2) Average loans outstanding including non-accrual loans.


        The following table shows changes in interest income (including loan fees) and interest expense and the amount attributable to variations in interest rates and volumes for the period indicated. The variances attributable to simultaneous volume and rate changes have been allocated to the change due to volume and the change due to rate categories in proportion to the relationship of the absolute dollars amounts attributable solely to the change in volume and to the change in rate.

                                                DECEMBER 31, 1999 COMPARED TO 1998   DECEMBER 31, 1998 COMPARED TO 1997
                                                ----------------------------------   -----------------------------------
                                                   NET           CHANGE DUE TO          NET           CHANGE DUE TO
                                                 INCREASE     --------------------   INCREASE       --------------------
                                                (DECREASE)     RATE        VOLUME    (DECREASE)      RATE        VOLUME
                                                ----------    -------      -------   ---------      -------      -------
INTEREST INCOME:

  Interest and fees on net loans ............     $ 6,045     $(1,051)     $ 7,095     $ 4,294      $  (578)     $ 4,872
  Interest on time deposits with other banks.          83           1           81         (44)          (2)         (42)
  Interest on investment securities .........         321        (107)         428         351           59          294
  Interest on federal funds sold ............         115        (266)         381         778           22          756
                                                  -------     -------      -------     -------      -------      -------
TOTAL INTEREST-EARNING ASSETS ...............     $ 6,564     $(1,252)     $ 7,816     $ 5,379      $  (494)     $ 5,873
                                                  =======     =======      =======     =======      =======      =======

INTEREST EXPENSE:

  Interest on demand deposits ...............     $   362     $   (26)     $   388     $   200      $    22      $   178
  Interest on savings .......................         563         (59)         622         190           (3)         193
  Interest on time certificates of deposit...         782        (356)       1,138       1,515          (54)       1,569
  Interest on other borrowings ..............         107           5          102          (1)          (1)           0
                                                  -------     -------      -------     -------      -------      -------
  Subordinated debentures

TOTAL INTEREST EXPENSE ......................     $ 1,814     $  (436)     $ 2,250     $ 1,904      $   (36)     $ 1,940
                                                  =======     =======      =======     =======      =======      =======
NET INTEREST INCOME .........................     $ 4,750     $  (884)     $ 5,634     $ 3,475      $  (448)     $ 4,012
                                                  =======     =======      =======     =======      =======      =======

        The Bank's earnings depend largely upon the difference between the income received from its loans and investments and the interest paid on its liabilities, primarily interest paid on deposits. This difference is net interest income. Net interest income represents the Bank's most significant source of earnings. The Bank's ability to generate profitable levels of net interest income is largely dependent on its ability to maintain sound asset quality and appropriate levels of capital and liquidity.

        The Bank's other operating income increased $1.8 million or 28.6%, to $8.1 million in 1999 compared to $6.3 million in 1998, and increased by $1.5 million or 31.3% from $4.8 million in 1997. The Bank's other operating income is primarily comprised of service charges on deposit accounts, gains on sales of SBA loans, and fee income from letter of credit operations. Service charges on deposit accounts, particularly non-sufficient fund fees and account analysis fees, increased $1.2 million or 57.1% to $3.3 million in 1999 from $2.1 million in 1998, and increased $442,000 or 26.2% in 1998 from $1.7 million in 1997. These increases were mainly due to increases in deposits from the newly opened branches, especially from the Flushing, New York branch acquired from Korea Exchange Bank in 1998 as well as from the existing branches. The fee income generated from the international letter of credit transactions increased $784,000 or 75.0% to $1.8 million in 1999 from $1.0 million in 1998. The activities from the Silicon Valley and New York area have contributed much to this increase. Fee income generated from international letter of credit transactions increased $135,000 or 14.8% in 1998 from $911,000 in 1997. Gains on sales of SBA loans decreased $719,000 or 44.2% to $909,000 in 1999 from $1.6 million in 1998, mainly due to the decrease in premiums received from the sales. Because the premium on SBA loan sales decreased, the Bank plans to keep much of its loans and thereby earn interest income in coming years. The gains on sales of SBA loans increased $322,000 or 24.6% in 1998 from $1.3 million in 1997. The breakdown of other operating income by category is reflected below:

                                                         INCREASE                              INCREASE
                                         YEAR           (DECREASE)              YEAR          (DECREASE)             YEAR
                                         ENDED      --------------------        ENDED     -------------------       ENDED
                                         1999       AMOUNT          %           1998       AMOUNT        %           1997
                                        -------     -------      -------      -------     -------     -------      -------
OTHER OPERATING INCOME:
   Service charge on deposits .....     $ 3,309     $ 1,177       55.2%       $ 2,132     $   442      26.1%        $1,690
   Gain on sale of SBA loans ......         909        (719)     -44.2%         1,628         322      24.7%         1,306
   International service fee
      income ......................       1,830         784       75.0%         1,045         135      14.8%           911
   Wire transfer fees .............         444         213       92.2%           231         163     238.8%            68
   Service fee income -- SBA ......         631         126       24.9%           506         183      56.8%           322
   Earnings on cash surrender
      value .......................         258          (7)      -2.6%           265         129      94.7%           136
   Others .........................         679         218       47.2%           462          93      25.2%           369
                                        -------     -------       ----        -------     -------     ------        ------
TOTAL OTHER OPERATING INCOME ......     $ 8,060     $ 1,791       28.6%       $ 6,269     $ 1,467      30.5%        $4,802
                                        =======     =======       ====        =======     =======     ======        ======

        OTHER OPERATING EXPENSES

        Other operating expenses for 1999 increased $3.9 million or 31.1% to $16.3 million from $12.5 million in the previous year. This increase is primarily due to the growth and the expansion of the Bank. Salary and employee benefits increased $2.2 million or 36.3%, mainly because of the need for additional employees to support the Bank's growth and expansion and to maintain the existing employees from the newly acquired Flushing New York branch. Bank's premises and fixed assets expenses increased $664,000 or 33.5% because of the leases and related expenses for the new branches opened during the year, including Flushing New York. Data processing-related expenses, telephone and other supplies also increased significantly as the Bank grew. The increase in data processing-related expenses was mainly due to increase in account transactions and partially due to network related expense. The increase in telephone and other supplies also were due to continuous expansion of the Bank.

        During 1998, other operating expenses also increased $3.5 million or 39.3% from $8.9 million in 1997. The increase was primarily due to the Bank's growth and the expansion. Salary and related costs increased $1.6 million or 36.4% to $6.0 million from $4.4 million in 1997. The premises and fixed assets expenses also increased $603,000 or 42.9% to $2.0 million from $1.4 million in 1997. Overall other operating expenses increased due to an expansion of the Bank. A breakdown of other operating expenses by category is reflected below:

        Other operating expenses generally reflect the direct expenses and related administrative expenses associated with staffing, maintaining, promoting and operating branch facilities. Consequently, other operating expenses have increased as the asset size of Nara Bank has increased and the number of branch offices and other offices has increased.

        A breakdown of other operating expenses by category is reflected below:


                                                         INCREASE                              INCREASE
                                         YEAR           (DECREASE)             YEAR          (DECREASE)           YEAR
                                         ENDED      --------------------      ENDED      -------------------      ENDED
                                         1999       AMOUNT          %         1998       AMOUNT        %           1997
                                        -------     -------      -------     -------     -------     -------     -------
OTHER OPERATING INCOME:

  Salaries and benefits ...........     $ 8,171      $2,175       36.3%      $ 5,996     $ 1,588      36.0%        4,408
  Net occupancy ...................       1,881         455       31.9%        1,426         455      46.9%          971
  Furniture and equipment .........         762         209       37.8%          553         148      36.6%          405
  Advertising .....................         232         (25)      -9.7%          257          46      22.1%          210
  Communications ..................         370          80       27.6%          290          96      49.2%          195
  Data processing .................       1,432         471       49.0%          961         345      55.9%          616
  Professional fees ...............         936         165       21.4%          771         156      25.4%          615
  Office supplies .................         403          93       29.9%          310          47      18.0%          263
  Other ...........................       2,150         251       13.2%        1,899         643      51.2%        1,256
                                        -------      ------       -----      -------     -------      -----      -------
TOTAL OTHER OPERATING EXPENSES: ...     $16,337      $3,874       31.1%      $12,463     $ 3,524      39.4%      $ 8,939
                                        =======      ======       =====      =======     =======      =====      =======

        FINANCIAL CONDITION

        At December 31, 1999, the Bank's total assets increased $82.8 million or $30.0% to $358.9 million from $276.1 million at December 31, 1998. Net loans, including loans for sale, increased $70.6 million or 42.9% to $235.5 million at 1999 year-end from $164.7 million at the previous year-end. This accounted for 85.3% of the total increase in assets. Total deposits at December 31, 1999 also increased $70.6 million or 28.3% to $319.9 million from $249.3 million at the previous year-end. This resulted from the internal growth, especially from the branches opened during 1998.

        The allowance for credit losses was $3.6 million or 1.5% of gross loans, which was $238.9 million, at December 31, 1999 compared to $3.0 million or 1.8% of gross loans, which was $167.2 million at December 31, 1998.

        Nonaccrual loans decreased to $1.5 million or 0.6% of gross loans at December 31, 1999 compared to $2.3 million or 1.4% at December 31, 1998. Other real estate owned totaled $44,000 at year-end 1999 compared to $4,000 at year-end 1998.

        INVESTMENT SECURITY PORTFOLIO

        Nara Bank's present policy permits investment in various types of securities, certificates of deposits and federal funds sold in compliance with various restrictions in the policy. The Bank may invest in any bond rates "A" or higher. Nara Bank's policy states that the Bank's Investment Officer (or Chief Financial Officer in the absence of Investment Officer) may make most investments pursuant to the Investment Policy only with approval from the President of the Bank.

        Nara Bank classifies its securities as held-to-maturity or available-for-sale. The securities, which Nara Bank has the ability and intent to hold to maturity are classified as held-to-maturity securities. All other securities are classified as available-for-sale. There were no trading securities at December 31, 1999. As of December 31, 1999, held-to-maturity securities totaled $17.3 million, compared to $17.0 million at December 31,1998 and $14.6 million at December 31, 1997, and the available-for-sale securities totaled $16.0 million at December 31, 1999. There were no available-for-sale securities at December 31, 1998 and $3.9 million at December 31, 1997. Of the securities, securities with amortized cost of about $3.5 million were pledged to secure public deposits and for other purposes as required or permitted by law at December 31, 1999. The securities held by the Bank are treasury notes, government sponsored agency bonds, and corporate bonds. This investment portfolio composition reflects the Bank's investment strategy.

        The main objectives of the Bank's investment strategy are to support a sufficient level of liquidity while providing means to plan and maintain the Bank's interest rate position, and to generate an adequate level of interest income without taking undue risks. The Bank has invested in mid-term notes of Korea-based companies in December 1997. Beginning of 1998, due to the financial crisis in much of the Asia Pacific region, the market value of those corporate bonds decreased below their amortized cost. Based on financial analysis of the bond rating agencies, management believes that the bond-issuing companies have the financial capabilities to honor the obligations under the original contracts and that the decline in market value would be other than temporary. The Bank has provided a $212,515 reserve for potential credit risk for these bonds. During 1999, as permitted with adoption of SFAS No. 133, the Banks reclassified those bonds with a book value of $6.3 million and an estimated fair value of $5.9 million at December 31, 1998 from the held-to-maturity to the available-for-sale portfolio. The bank sold four of these securities with a book value of $4.6 million for $4.8 million.

        The following table summarizes the maturity of securities and their pertinent weighted average yield ratios at the dates and for the periods indicated (dollars in thousands):

                                                                 AT OR FOR THE YEAR ENDED DECEMBER 31,
                                         ----------------------------------------------------------------------------------------
                                                         1999                                    1998                      1997
                                         -----------------------------------    -----------------------------------     ---------
                                                                    WEIGHTED                               WEIGHTED
TYPE AND MATURITY                        AMORTIZED      MARKET      AVERAGE     AMORTIZED      MARKET      AVERAGE      AMORTIZED
GROUPING                                   COST          VALUE       YIELD        COST         VALUE         YIELD         COST
                                         ---------     --------     --------    --------       -------     --------     ---------
Held to maturity:
 U.S. Government ....................   $ 14,658      $ 13,820        6.75%     $  8,311      $  8,312        5.37%       6,385
  Due within one year ...............         --            --          --           501           505        5.74%         501
  One to five years .................      8,000         7,804        6.14%        3,603         2,987        5.43%         501
  Five to ten years .................      1,000           977        6.75%           --            --          --           --
  After ten years ...................      5,658         5,139        7.71%        4,808         4,820        7.52%       5,383
 U.S. Corporate Notes ...............      2,627         2,321        7.17%        2,579         2,559        7.16%       2,004
 Korean Corporate Notes .............         --            --          --         6,303         5,871        8.38%       6,222
 Allowance for Investment Valuation .         --            --          --          (213)           --          --           --
Available for sale:
 U.S. Government ....................     11,051        10,902        6.88%           --            --          --        3,939
  Due within one year ...............         --            --          --            --            --          --        1,299
  One to five years .................      5,555         5,531        6.55%           --            --          --           --
  Five to ten years .................      4,996         4,888        7.14%           --            --          --        2,000
  After ten years ...................        500           483        8.00%           --            --          --          640
 U.S. Corporate Notes ...............      3,486         3,416        7.14%           --            --          --           --
 Korean Corporate Notes .............      1,701         1,729        8.68%           --            --          --           --
Total Investment Portfolio ..........   $ 33,523      $ 32,188        6.97%     $ 16,979      $ 16,742        7.37%    $ 18,550


        LOAN PORTFOLIO

        The Bank's net loans increased by $70.6 million or 42.9% to $235.3 million at December 31, 1999 compared to $164.7 million at December 31, 1998. It accounted for 74.7% of the Bank's total interest-earning assets at year-end 1999 compared to 68.3% at year-end 1998. While total net loans outstanding increased 42.9% as of December 31, 1999, average net loans for the year increased 51.0% from the previous year. All major categories of the Bank's loan portfolio reflected significant growth, with most of the increase occurring in SBA and commercial loans. The increase was primarily due to internal growth, especially from the Silicon Valley and Flushing, New York offices. The total loan production in the Silicon Valley office alone increased 295.3% in 1999. SBA loans increased 58.8% in 1999 as compared to 1998, Domestic commercial loans, including real estate loans, increased 51.6% in 1999 as compared to 1998. The Bank's international loans, including trade finance loans increased 39.8% in 1999 as compared to 1998, and consumer loans, including automobile loans, increased 15.2% in 1999 as compared to 1998. Over 22% of the total loan increase in 1999 was contributed by the Flushing, New York office, which the Bank acquired at the end of 1998.

        The Bank's net loans increased over 52.7% from $107.9 million in 1997 to $164.7 million in 1998. Domestic commercial loans, including real estate loans, increased 57.1% in 1998 as compared to 1997. The Bank's international loans, including trade finance loans, increased 46.7% in 1998 as compared to 1997. SBA loans increased 53.4% in 1998 as compared to 1997 and consumer loans, including automobile loans, increased 51.4 % in 1998 as compared to 1997. The growth was the result of the Bank's ongoing efforts to market its products and increase and diversify its loan portfolio.

        The Bank carries all loans at face amount, less payments collected, net of deferred loan origination fees and the allowance for possible loan losses. Interest on all loans is accrued daily on a simple interest basis. Once a loan is placed on non-accrual status, accrual of interest is discontinued and previously accrued interest is reversed. Loans are placed on a non-accrual basis when principal and interest on a loan is past due 90 days or more, unless a loan is both well-secured and in process of collection.

        The rates of interest charged on variable rate loans are set at specified increments in relation to the Bank's prime lending rate and accordingly, vary as the Bank's prime lending rate varies. Approximately 75.5% of the Bank's net loans were variable rate loans at December 31, 1999.

        With certain exceptions, the Bank is permitted, under applicable law, to make unsecured loans to individual borrowers in aggregate amounts of up to 15% of the sum of the Bank's total capital and the allowance for loan losses (as defined for regulatory purposes). As of December 31, 1999, these lending limits for the Bank were approximately $4.6 million for unsecured loans. For the purpose of lending limits, a secured loan is defined as a loan secured by readily marketable collateral having a current market value of at least 100% of the amount of the loan or extension of credit at all times. In addition to unsecured loans, the Bank is permitted to make loans secured by such collaterals in an additional amount up to 10% of the Bank's total capital and the allowance for loan losses.

        The following table shows the composition of the Bank's loan portfolio by type of loan on the dates indicated:

                                                                     DECEMBER 31,
                                       -------------------------------------------------------------------------------------
                                                 1999*                         1998*                         1997
                                       ------------------------      -------------------------     -------------------------
                                         AMOUNT       PERCENT          AMOUNT        PERCENT        AMOUNT          PERCENT
                                       ----------    ----------      ----------     ----------     ----------     ----------
LOAN PORTFOLIO COMPOSITION:
Commercial Loans ...................   $  108,687          45.4%     $   84,166           50.2%    $   68,199          62.0%
Real Estate and Construction Loans .        95,115          39.8%        52,823           31.5%        21,136          19.2%

Consumer Loans .....................       35,295          14.8%         30,651           18.3%        20,635          18.8%
                                       ----------    ----------      ----------     ----------     ----------    ----------
   Total loans outstanding .........      239,097         100.0%        167,640          100.0%       109,970         100.0%
Deferred loan fees, net of costs ...          (86)                           32                            45
Less: Allowance for loan losses ....       (3,644)                       (2,961)                       (2,138)
NET LOANS RECEIVABLE ...............   $  235,367                     $  164,711                   $  107,877

---------------------
* Includes loans held for sale in commerical loans, in amount of $168,250 and $415,138 in 1999 and 1998, respectively.


        Commercial loans are made for the purposes of providing working capital, financing the purchase of inventory, especially for importers and exporters, or equipment and for other business purposes. Short term business loans (within one year), referred to as Business Line of Credits, are generally used to finance current transactions and typically provide for periodic interest payments, with principal being payable at maturity. Term loans (1 to 25 years) normally provide for monthly payments of both principal and interest. The credit-worthiness of the borrower is reviewed on a periodic basis, and most loans are collateralized by inventory, equipment and/or real estate. The Bank's real estate loans consist primarily of loans secured by deeds of trust on commercial property and are normally written for a short duration. It is the Bank's policy to restrict real estate loans to 80% of the Bank's appraised value of the property. The Bank offers both fixed and floating rate loans. While maturities on such loans are generally restricted to five years (on an amortization ranging from 10 to 15 years with a balloon payment due at maturity), the Bank has occasionally made longer term (up to 25 years) fully amortizing loans.

        The Bank's SBA loans are typically made for the purpose of providing working capital, financing the purchase of equipment or inventory, financing the purchase of a business, debt refinancing, or financing the purchase or construction of owner occupied commercial property. The SBA loans are typically term loans with maturities ranging from 7 to 25 years. These loans normally provide for floating interest rates, with monthly payments of both principal and interest. The Bank's SBA lending represents an important portion of its loan portfolio because of its ability to sell the guaranteed portion in the secondary market at a premium, while earning servicing fees on the sold portion over the remaining life of the loan. Thus, in addition to the yield earned on the portion of the SBA loans retained by the Bank, the Bank recognizes gains on the sale and revenue for the loan services provided for the loans sold into the secondary market.

        The Bank extends lines of credit to business customers usually on an annual review basis. The Bank does not normally make loan commitments in material amounts for periods in excess of one year. The Bank's undisbursed commercial loan commitments at December 31, 1999 and 1998 were $56.3 million and $47.7 million respectively. Most consumer loans consist mostly of automobile loans, and savings-secured loans. These loans are reviewed on an annual basis.

        The following table shows the Bank's loan commitments and letters of credit outstanding at the dates indicated (dollars in thousands):

                                                        DECEMBER 31,
                                             -----------------------------------
                                               1999         1998          1997
                                             -------       -------       -------
Loan commitments .....................       $56,278       $47,707       $31,152
Standby letters of credit ............         2,851         2,948         2,787
Commercial letters of credit .........        17,554        10,689         8,921

        Interest income on all loans is recognized under the accrual method of accounting. Accrual accounting takes the daily interest earned on the daily outstanding loan balance and records it as interest revenue regardless of the individual loan payment dates. The calculation is based on the simple interest method where the unpaid loan balance is multiplied by the number of outstanding days and then multiplied by the applicable interest rate per day. The Bank generally does not record as revenue the potential interest on loans which are classified as probable losses. The gross interest income that would have been recorded at December 31, 1999 if the non-accrual loans had been current in accordance with their original terms and had been outstanding throughout the period or since origination is $465,000. The amount of interest included on non-accrual loans in 1999 was $88,000.

        The non-performing loans decreased $800,000 or 53.3% to $1,523,000 at December 31, 1999, compared to $2,311,000 at December 31, 1998. These loans increased $1,766,000 or 324.0% during 1998 from $545,000 at December 31, 1997.
Much of the increased non-performing loans during 1998 were charged off during 1999, resulting in $1.9 million or 189.6 increase in charge-offs during 1999.


                                                                   DECEMBER 31,
                                                         --------------------------------
                                                          1999         1998         1997
                                                         ------       ------       ------
Non-accrual loans ................................       $1,523       $2,310       $  422
Loans past due 90 days or more, still accruing ...            0            0          103
Restructured loans ...............................            0            0        1,023
Total non-performing loans .......................       $1,523       $2,310       $  545

        MATURITY OF LOANS AND SENSITIVITY OF LOANS TO CHANGES IN INTEREST RATES

        The following table sets forth by category of loan (including fixed and variable rate loans) the amounts of loans outstanding as of December 31, 1999 which are, based on remaining scheduled repayment of principal, due in less than one year, due in one to five years, or due in more than five years (dollars in thousands). Loan maturities are based on contractual maturities.

                                                                         AT DECEMBER 31, 1999
                                                     -----------------------------------------------------------
                                                                          LOANS MATURING IN
                                                     -----------------------------------------------------------
                                                                     OVER ONE
                                                                     YEAR BUT
                                                     ONE YEAR        LESS THAN        OVER FIVE
                                                     OR LESS         FIVE YEARS         YEARS            TOTAL
                                                     --------        ----------       ---------         --------
Commercial loans ...........................         $ 60,758         $ 31,971         $  7,683         $100,412
Real Estate and Construction loans .........            4,669           44,091           54,551          103,311
Consumer loans .............................            9,058           26,164               73           35,295
    Total ..................................           74,485          102,226           62,307          239,018
Loans with fixed interest rates ............           11,062           40,762            9,052           60,876
Loans with variable interest rates .........          178,142                0                0          178,142
    Total ..................................          189,204           40,762            9,952          239,018

        CONCENTRATIONS

        Loan concentrations are considered to exist when there are significant amounts of loans to a multiple number of borrowers engaged in similar activities which would cause them to be similarly impacted by economic or other conditions. The following table describes the industry concentrations in the Bank's loan portfolio which exceed 10% of the Bank's total loans as of the dates indicated (dollars in thousands):


                                                           AT DECEMBER 31
                            -------------------------------------------------------------------------------------
                                   1999                         1998                          1997
                            ------------------------     --------------------------    --------------------------
                            AMOUNT    % OF PORTFOLIO     AMOUNT      % OF PORTFOLIO     AMOUNT     % OF PORTFOLIO
                            ------    --------------     -------     --------------    -------     --------------
Manufacturing ......      $ 30,072         12.8%         $31,383          19.1%        25,608           23.7%
Wholesale Trade ....        71,283         30.3%          46,517          28.2         34,648           32.1%
Retail Trade .......        35,878         15.2%          30,345          18.4%        19,276           17.7%
Services ...........        25,702         10.9%          23,745          14.4%        13,208           12.2%
       Total .......      $162,935                                                     92,740


        OTHER REAL ESTATE OWNED ("OREO")

        Nara Bank owned other real estate, taken through foreclosure, in the aggregate amount of approximately $57,000 and approximately $10,000 at December 31, 1999 and 1998, respectively. Nara Bank reserved $13,000 at December 31, 1999 as a valuation allowance, while there was no valuation allowance at December 31, 1998. Nara Bank incurred expenses of $11,000 and $17,000 and earned income of $5,400 and $906 from these properties in 1998 and 1999, respectively. The following table summarizes Nara Bank's OREO at the dates indicated (dollars in thousands):


                                                                   DECEMBER 31,
                                                       ------------------------------------
                                                       1999            1998            1997
                                                       ----            ----            ----
Other real estate owned ...................            $ 57             $10            $ 10
Valuation allowance .......................             (16)              0             (10)
     Net OREO .............................            $ 39             $10               0

        SUMMARY OF LOAN LOSS EXPERIENCE

        The risk of nonpayment on loans is inherent in all commercial banking operations. The Bank employs a concept of total quality loan management in order to minimize its credit risk. For new loans, the Bank thoroughly analyzes each loan application and a majority of those loans are approved by the Management Loan Committee, which is comprised of five officers including the Chief Executive Officer, Chief Credit Administrator and Chief Financial Officer. For existing loans, the Bank maintains a systematic loan review program which includes a quarterly loan review by the internal loan review officer and an annual loan review by external loan consultants. Based on the reviews, loans are graded for their overall quality which is measured based on the type of the loan being made, the credit-worthiness or history of the borrower over the term of the loan, security for the loan and cash flow of the borrower. The Bank carefully reviews loans that management has determined require further supervision. These loans are periodically reviewed by Loan Committee.

        When principal or interest on a loan is past due 90 days or more, a loan is normally placed on non-accrual status unless it is considered to be both well-secured and in the process of collection. Further, a loan is considered to be a loss in whole or in part when (1) its loss exposure beyond any collateral value is apparent, (2) servicing of the unsecured portion has been discontinued or (3) collection is not anticipated due to the borrower's financial condition and general economic conditions in the borrower's industry. Any loan, or portion of a loan, judged by management to be uncollectible is charged against the allowance for loan losses while any recoveries are credited to such allowance.

        The Bank's allowance for loan losses is established to provide for loan losses which can be reasonably anticipated. The allowance for loan losses is established through charges to operating expenses in the form of provisions for loan losses. Actual loan losses or recoveries are charged or credited, respectively, directly to the allowance for loan losses. The amount of the allowance is determined by management and reported to the Board quarterly. The results of both internal and external loan reviews are used to determine the loan loss reserve. The Bank's current loan review system takes into consideration such factors as the current financial condition of the borrower, the value of security, future economic conditions and their impacts on various industries. The Bank's own historical loan loss experience is factored into a detailed loss migration analysis method, which determines loss factors to be used in calculating the allowance for loan losses.

        The allowance for loan losses increased $683,000 or 23.1% to $3.6 million at year ended 1999, from $3.0 million at year ended 1998. The allowance increased $823,000 or 38.5% in 1998 from $2.1 million in 1997. Specific reserves for impaired loans in accordance with SFAS No. 114, were $1.0 million at year-end 1999, compared to $1.4 million at year-end 1998 and $558,000 at year-end 1997. Management and the Board of Directors review the adequacy of the allowance for loan losses at least quarterly. Based upon these evaluations and internal and external reviews of the overall qualify of the Bank's loan portfolio, management and the Board of Directors believe that the allowance for loan losses was adequate as of December 31, 1999, to absorb estimated losses associated with the loan portfolio. However, no assurances can be given as to whether the Bank will experience further losses in excess of the allowance, which may require additional provisions for loan loss reserves. If there are further losses, they may have a negative impact on the Bank's earnings.

        The allowance as a percentage of loans outstanding at December 31, 1999, 1998 and 1997 were 1.53%, 1.77% and 1.94%, respectively. Management believes that the allowance for loan losses is adequate to cover all reasonably anticipated losses in the loan portfolio. However, no assurance can be given that future economic condition will not adversely affect the Bank's service areas or that other circumstances, including circumstances beyond the Bank's control, will not result in increased losses in the Bank's loan portfolio, which could possibly exceed the total allowance for loan losses.

        The following table shows the provision made for loan losses, the amount of loans charged off, the recoveries on loans previously charged off together with the balance in the allowance for possible loan losses at the beginning and end of each period, the amount of average and total loans outstanding, and other pertinent ratios as of the dates and for the periods indicated (dollars in thousands):

                                                                                          DECEMBER 31,
                                                                             ---------------------------------------
                                                                              1999             1998             1997
                                                                             -------         -------          ------
LOANS:
  Average total loans ...............................................        208,895         138,914          94,841
  Total loans at end of period ......................................        238,931         167,672         110,015
ALLOWANCE:
  Balance - beginning of period .....................................       $  2,961        $  2,138        $  1,802
  Loans charged off:
    Commercial ......................................................          2,785             755             576
    Consumer ........................................................            154             260             327
    Real Estate and Construction ....................................              0               0              85
        Total loans charged off .....................................          2,939           1,015             988
    Less: recoveries ................................................            227             123             194
    Net loans charged off ...........................................          2,712             892             794
    Provision for loan losses .......................................          3,395           1,430           1,130
    Allowance made with business acquisition ........................            285
    Balance - end of period .........................................       $  3,644        $  2,961        $  2,138
RATIOS:
  Net loan charge-offs to average total loans .......................           1.30%           0.64%           0.84%
  Net loan charge-offs to total loans at end of period ..............           1.14%           0.53%           0.72%
  Allowance for loan losses to average total loans ..................           1.74%           2.13%           2.25%
  Allowance for loan losses to total loans at end of period .........           1.53%           1.77%           1.94%
  Net loan charge-offs to beginning allowance .......................          91.59%          41.72%          44.06%
  Net loan charge-offs to provision for loan losses .................          79.88%          62.38%          70.27%

        ALLOWANCE FOR LOAN AND LEASE LOSSES AND METHODOLOGY

        The Bank maintains an allowance for loan and lease losses (Allowance) in an amount believed to be adequate to absorb the estimated known and inherent losses identified in the loan portfolio for the next twelve months. The Bank's methodology for determining the adequacy of the Allowance is based on a consistent and comprehensive analysis that is performed quarterly by management. By assessing the probable estimated losses inherent in the loan portfolio on a quarterly basis, the Bank is able to adjust specific and inherent loss estimates based upon the most recent information that has become available.

        The Bank uses four different methodologies to determine the adequacy of the Allowance: (1) the Migration Analysis; (2) the Adjusted Migration Analysis;
(3) the Reasonableness Test; and (4) the Specific Allocation method.

        The Migration Analysis is a formula method based on the Bank's historical net charge-off experience for each pool of loans and undisbursed commitments graded Pass (less cash secured loans), Special Mention, Substandard, and Doubtful. The Bank's actual, historical net loss experience for twelve quarters is used in the formula. Changes in risk grades of both performing and nonperforming loans, charge-offs for the current period, and loan recoveries affect the amount of Allowance required under this method. The twelve-quarter formula used is designed to be self-correcting by taking into account the Bank's recent loss experience.

        In the Adjusted Migration Analysis, management makes adjustments to the required Allowance under the Migration Analysis, for various judgmental factors. Adjustments are made in a consistent manner, and result in additions to or subtractions from the required Allowance under the Migration Analysis. This method permits adjustments to the reserve factors used in the computation of the Migration Analysis, in the event in management's judgment, significant factors, which may affect the collectability of the loan portfolio as of the evaluation date, are not reflected in the migration reserve factors. The following judgmental factors are considered:

-       The Bank's historical loss experience.

- Changes in lending policies and procedures, including under-writing standards and collection, charge-off, and recovery practices.

- Changes in national and local economic and business conditions and developments, including the condition of various market segments.

-       Changes in the nature and volume of the loan portfolio.

- Changes in the experience, ability, and depth of lending management and staff.

- Changes in the trend of the volume and severity of past due and classified loans; and trends in the volume of nonaccrual loans and troubled debt restructurings.

- Changes in the quality of the Bank's loan review system and the degree of oversight by the Directors.

- The existence and effect of any concentrations of credit, and changes in the level of such concentrations.

- The effect of external factors such as competition and legal and regulatory requirements on the level of estimated losses in the Bank's loan portfolio.

        The Reasonableness Test is based on a national historical loss experience for each adversely loan graded Substandard, Doubtful, and Loss. The reserve factors applied under this method are: 15.0% for loans graded Substandard; 50.0% for loans graded Doubtful; and 100.0% for loans graded Loss. This method in not intended to substitute or override the Bank's other methodologies, but rather is used for comparative purposes.

        Under the Specific Allocation method, management establishes specific allowances for loans where management has identified significant conditions or circumstances related to a credit that are believed to indicate the probability that a loss may be incurred. The specific allowance amount is determined by a method prescribed by the Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan." The Bank's actual historical repayment experience and the borrower's cash flow, together with an individual analysis of the collateral held on a loan, is taken into account in determining the allocated portion of the required Allowance under this method. As estimations and assumptions change, based on the most recent information available for a credit, the amount of the required specific allowance for a credit will increase or decrease. The migration reserve factor is used to determine the unallocated portion of the required Allowance under this method. By analyzing the identified credits on a quarterly basis, the Bank is able to adjust a specific allowance based upon the most recent information that has become available.

        PROVISION FOR LOAN LOSSES, NET CHARGE-OFFS AND ALLOWANCE FOR LOAN LOSSES

        The Bank's provision for loan losses is determined by management's assessment of the overall quality of the loan portfolio, and economic conditions. The Southern California economy has improved significantly in recent years. Real estate values in the Los Angeles area affected by a severe recession in prior years, have shown noticeable increase. The majority of the Bank's real estate loans are collateralized with a first deed of trust on commercial property, accordingly, another economic downturn could adversely affect the collateral values. The commercial loan portfolio remains widely diversified over many industries such as manufacturers and wholesalers of apparel and textile goods, other durable goods, electronics, food services, and many other kinds of retail and service industries.

        The provision for loan losses increased $2.0 million or 137.4% to $3.4 million in 1999, from $1.4 million in 1998, mainly due to several larger loans that were downgraded or charged off during the year, and partly due to the increase in the Bank's loan volume. The provision also was increased $300,000 or 26.5% in 1998 from $1.1 million in 1997. Nonaccrual loans decreased to $1.5 million at year-end 1999 from $2.3 million at year-end 1998. Over $2.9 million of loans were charged off during the year that were on nonaccrual status. Nonaccrual loans increased at year-end 1998 to $1.4 million from $442,000 at year-end 1997. Net loan charge-offs increased $1.8 million or 204.0% in 1999 from 1998 and increased $98,000 or 12.4% to $892,000 in 1998 from $794,000 for
1997. Loan charge-offs increased $1.9 million or 189.6% and the recoveries increased $104,000 or 84.7% in 1999.

        INCOME TAXES

        The Bank's effective tax rate for 1999 was 29%, compared to 35% in 1998 and 29% in 1997. During 1999, the Bank recognized net income tax expenses of $1,657,000 compared to $1,730,000 for 1998. At December 31, 1999, the Bank had federal and California net operating loss carryforwards of approximately $829,000 and $787,000, respectively, which will continue through 2009. Due to the ownership change that occurred on July 15, 1994, the annual limitation that can be utilized to offset future taxable income approximates $83,000. The Bank also has Los Angeles Enterprise Zone hiring and sales and use tax credits of approximately $135,000. Which will expire in the years 2007 through 2012.

        LIQUIDITY AND INTEREST RATE SENSITIVITY MANAGEMENT

        The objective of the Bank's liquidity management is to have funds available to pay anticipated deposit withdrawals and any other maturing financial obligations promptly and fully in accordance with their terms. Liquidity management involves the Bank's ability to convert assets into cash or cash equivalents without incurring significant loss, and to raise cash or maintain funds without incurring excessive additional cost. The Bank maintains a portion of its funds in interest-bearing cash deposits in other banks, funds loaned to other banks overnight (Federal funds sold), and investment securities available for sale. At December 31, 1999, the Bank's liquidity level was 22.2% totaling $79.8 million reflecting a $4.2 million increase compared to a liquidity level of $75.6 million at 1998 year-end. The Bank's liquid assets included cash and cash equivalents, federal funds sold, interest-bearing deposits in other banks with maturities of one year or less, and available-for-sale investment securities. The Bank has the ability to borrow from correspondent banks up to $8,000,000 and from the Federal Reserve Bank's discount window up to an amount equal to 90% of pledged assets, which totaled $10,000,000 as of December 31, 1998. The Bank's liquid assets are monitored by management on a daily basis. The Bank's asset and liability management function strives to maintain an appropriate gap between interest rate sensitive assets and interest rate sensitive liabilities in order to control the effect of interest rate movements on net interest income at an acceptable level.

        ASSET AND LIABILITY MANAGEMENT

        For deposits, the Bank's primary source of funds, the Bank maintains its deposit policy under which the Bank endeavors to match its interest bearing liabilities to fund interest-earning assets as closely as possible. The Bank shall also cover all volatile funds with liquid assets, as a method to ensure adequate liquidity. Thus, the Bank analyzes its deposits' maturity and interest rates in order to monitor and control the cost of funds and review the stability of its supply of funds.

        At times when the Bank has more funds than the amount it needs for its reserve requirements or short-term liquidity needs, it sells federal funds to other financial institutions. The Bank derived $2.1 million in income from sales of Federal Funds during the year ended December 31, 1999, and $2.0 million and $1.2 million in income from such sales during the year ended December 31, 1998 and 1997, respectively.

        On the other hand, when the Bank has less funds than its needed amount, the Bank is allowed to borrow funds from both its corresponding banks and the Federal Reserve Bank (FRB). The maximum allowed amount from the Bank's correspondent banks is $8 million on overnight basis. The maximum amount from the FRB discount window is 90% of the security value pledged with the FRB, which in amount of $10 million.

        The Bank's deposits consist of demand deposits, savings deposits, money market, super-NOW, and time deposits with various maturities. At December 31, 1999, the Bank had $121.4 million in total demand deposit and NOW accounts; and $198.5 million in total time, savings, and money market accounts for individuals and businesses. A total of $76.6 million of the deposits was in the form of certificates of deposit in denominations of $100,000 or more as of December 31, 1999. Of the Bank's deposits, 62.0% were time and savings deposits (including money market deposit accounts) and 38.0% were demand deposits and other transaction account (including NOW accounts).

        Total deposits increased $70.6 million, or 28.3% to $319.9 million at December 31, 1999, from $249.3 million at December 31, 1998. Total deposits increased $90.7 million or 57.2% from December 31, 1997 to December 31, 1998. Average total deposits increased $91.9 million or 48.8% in 1999 as compared with $188.4 million in 1998. Non-interest bearing deposits increased $25.7 million or 28.6% and interest-bearing deposits increased $44.9 million or 28.1% at December 31, 1999 from December 31, 1998 levels. Non-interest bearing deposits increased $35.8 million or 66.2% and interest-bearing deposits increased $54.4 million or 52.5% at December 31, 1998 from December 31, 1997.

        The large portion of these increases resulted from new business from the branches opened during the 1998, especially from Flushing New York, and other portions resulted from internal growth. The Flushing New York branch's deposits in 1999 increased over 22.7% from the previous year when it was acquired. Noninterest-bearing deposits accounted for 36.1% of total deposits at 1999 year-end, which is the same level 1998 yearend. Time deposits were 40.2% of total deposits in 1999 and they represented the single largest source of funds for the Bank in 1999. Time deposits of $100,000 or more increased 41.9% and other time deposits increased 17.0% in 1999. Savings deposits increased 77.7% in 1999 as compared to 1998, but interest-bearing deposits decreased 11.7% during the year. This decrease was due to one large money market account that was transferred out at 1999 year-end. The balance of the particular account had fluctuated through the year.

        Increases in deposits from 1997 to 1998 were primarily the result of internal growth and expansion and partially the results of new business from the branches opened during the year. Noninterest bearing deposits increased $35.8 million or 66.2% from December 31, 1997 to December 31, 1998 and interest-bearing deposits increased $54.8 million or 52.5% from December 31, 1997 to December 31, 1998. Time deposits of $100,000 or more increased 40.0% and other time deposits increased 57.2% in 1998. Savings and interest-bearing deposits increased 120.1% and 60.7% respectively during the year.

        While the Bank's deposits vary with local and national economic conditions, management does not believe that the deposits are seasonal in nature. The following table shows the maturity schedule of certificates of deposit of the Bank for $100,000 or more, for the years indicated (dollars in thousands).

                                                                                    DECEMBER 31,
                                                  ---------------------------------------------------------------------------------
                                                         1999                          1998                          1997
                                                  -----------------------      -----------------------      ------------------------
                                                   AMOUNT      PERCENTAGE       AMOUNT      PERCENTAGE       AMOUNT      PERCENTAGE
                                                  --------     ----------      --------     ----------      --------     ----------
                                                                              (DOLLARS IN THOUSANDS)
Three months or less ........................     $ 63,452           49.4%     $ 44,191           44.5%     $ 19,116           49.6%
Over three months through six months ........       25,322           19.7%       22,556           22.7%        9,967           25.8%

Over six months through twelve months .......       36,598           28.5%       28,747           29.0%        9,057           23.5%

Over twelve months ..........................        3,057            2.4%        3,796            3.8%          441           1.14%
                                                  --------                     --------                      --------
   Total time certificate of deposits .......     $128,429          100.0%     $ 99,290          100.0%      $ 38,581         100.0%
                                                  ========                     ========                      ========

        The following table sets forth information for the periods indicated regarding the average balances of the Bank's deposits by category.


                                                                           DECEMBER 31,
                                    -----------------------------------------------------------------------------------------
                                                1999                           1998                           1997
                                    ---------------------------     --------------------------     --------------------------
                                       AMOUNT         PERCENT          AMOUNT         PERCENT         AMOUNT         PERCENT
                                    -----------     -----------     -----------    -----------     -----------    -----------
                                                                      (DOLLARS IN THOUSANDS)
Demand, noninterest bearing ....    $   102,499            36.6%    $    64,193           34.1%    $    44,967           33.9%
Demand, interest bearing .......          4,851             1.7%         27,022            1.5%          2,238            1.7%
Savings ........................         65,703           23.48%         13,748           20.1%         28,646           21.6%
Time certificates of deposit ...                          100.0%                          44.2%                         100.0%
                                        107,229                          83,403                         56,812
                                    -----------                     -----------                    -----------
     Total Deposits ............    $   280,283                     $   188,366                    $   132,663
                                    ===========                     ===========                    ===========

        CAPITAL RESOURCES

        In order to ensure adequate levels of capital, the Bank conducts ongoing assessment of projected sources and uses of capital in conjunction with projected increases in assets and level of risk. Total shareholders' equity was $26.7 million at December 31, 1999. This represented an increase of $3.9 million or 17.2% over total shareholders' equity of $22.8 million at December 31, 1998. For 1998, total shareholders' equity increased $3.2 million or 16.2% over total shareholders' equity of $19.6 million at December 31, 1997. Tier 1 capital, shareholders' equity less intangible assets, was $25.1 million at December 31, 1999. This represented an increase of $4.3 million or 20.5% over total Tier 1 capital of $20.8 million at December 31, 1998. For 1998, Tier 1 capital increased $1.2 million, or 6.2% over Tier 1 capital of $19.6 million at December 31, 1997.

        SUBORDINATED NOTES

        On September 31, 1999, the Bank issued five-year subordinated capital notes in the aggregate amount of $4.3 million with a stated interest rate of 9 percent, maturing on September 31, 2004. Interest on the notes is payable quarterly and no scheduled payments of principal are due prior to maturity. The Bank may redeem the notes prior to their maturity as of or after September 30, 2002. The notes qualify as Tier 2 risk-based capital under the Office of the Comptroller of the Currency guidelines for assessing regulatory capital. For the total risk-based capital ratio, the amount of notes that qualify as capital is reduced as those notes approach maturity. At December 31, 1999, $3.4 million, which represents 80% of the total outstanding amount of the notes, qualified as risk-based capital.


        LIQUIDITY RISK

        Liquidity risk is the risk to earnings or capital resulting from the Bank's inability to meet its obligations when they come due without incurring unacceptable losses. It includes the ability to manage unplanned decreases or changes in funding sources and to recognize or address changes in market conditions that affect the Bank's ability to liquidate assets quickly and with minimum loss of value. Factors considered in liquidity risk management are stability of the deposit base; marketability, maturity, and pledging of investments; and the demand for credit.

        In general, liquidity risk is managed daily by controlling the level of federal funds and the use of funds provided by the cash flow from the investment portfolio. To meet unexpected demands, lines of credit are maintained with correspondent banks, the Federal Home Loan Bank and the Federal Reserve Bank. The sale of bonds maturing in the near future can also serve as a contingent source of funds. Increases in deposit rates are considered a last resort as a means of raising funds to increase liquidity.

        For the Bank, sources of funds normally include principal payments on loans and investments, other borrowed funds, and growth in deposits. Uses of funds include withdrawal of deposits, interest paid on deposits, increased loan balances, purchases, and other operating expenses.

        Net cash provided by operating activities totaled $8.9 million for 1999, $5.7 million for 1998, and $2.4 million for 1997. The increase for 1999 compared to 1998 and 1997 was primarily the result of the increase in net income during each year.

        Cash used for investing activities totaled $96.2 million for 1999, compared to $41.3 million for 1998, and $38.3 million for 1997. The funds used for investing activities primarily represented increases in investments and loans for each year reported. Funds obtained from investing activities for each year were obtained primarily from the sale and maturity of investment securities and from the sale of other real estate owned.

        Funds provided from financing activities totaled $75.0 million for 1999, compared to $69.3 million for 1998, and $55.5 million for 1997. For 1999, cash flows from financing activities resulted from increased short-term borrowing and to a lesser extent from noninterest-bearing deposits, money market, savings deposits, time deposits. For 1998, cash flows from financing activities resulted from increased noninterest-bearing demand deposits, and short-term borrowings.

        At December 31, 1999, cash and cash equivalents totaled $62.7 million. This represented a decrease of $12.3 million, or 16.4%, from a total of $75.0 million at December 31, 1998.

        Since the primary sources and uses of funds for the Bank are loans and deposits, the relationship between gross loans and total deposits provides a useful measure of the Bank's liquidity. Typically, the closer the ratio of loans to deposits is to 100%, the more the Bank is on its loan portfolio to provide for short-term liquidity needs. Because repayment of loans tends to be less predictable than the maturity of investments and other liquid resources, the higher the loan to deposit ratio, the less liquid are the Bank's assets. For 1999, the Bank's loan to deposit ratio averaged 74.5%, compared to an average ratio of 73.7% for 1998, and a ratio of 71.5% for 1997.

        INTEREST RATE RISK

        During periods of changing interest rates, the ability to reprice interest-earning assets and interest-bearing liabilities can influence net interest income, the net interest margin, and consequently, the Bank's earnings. Interest rate risk is managed by attempting to control the spread between rates earned on interest-earning assets and the rates paid on interest-bearing liabilities within the constraints imposed by market competition in the Bank's service area. Short-term repricing risk is minimized by controlling the level of floating rate loans and maintaining a downward sloping ladder of bond payments and maturities. Basis risk is managed by the timing and magnitude of changes to interest-bearing deposit rates. Yield curve risk is reduced by keeping the duration of the loan and bond portfolios relatively short. Options risk in the bond portfolio is monitored monthly and actions are recommended when appropriate.

        The Bank's management monitors the interest rate "sensitivity" risk to earnings from potential changes in interest rates using various methods, including a maturity/repricing gap analysis. This analysis measures, at specific time intervals, the differences between interest-earning assets and interest-bearing liabilities for which repricing opportunities will occur. A positive difference, or gap, indicates that earning assets will reprice faster than interest-bearing liabilities. This will generally produce a greater net interest margin during periods of rising interest rates, and a lower net interest margin during periods of declining interest rates. Conversely, a negative gap will generally produce a lower net interest margin during periods of rising interest rates and a greater net interest margin during periods of decreasing interest rates.

        The Bank's balance sheet is inherently "asset-sensitive". which means that assets generally reprice more often than liabilities. Since an asset-sensitive balance sheet tends to reduce net interest income when interest rates decline and to increase net interest income when interest rates rise, the securities portfolio is used to manage this interest rate risk.

                                  GAP POSITION
                                 Nara Bank, N.A.
                             As of December 31, 1999
                       (Amounts in thousand except ratios)



                              0-90 Days      91-180 days    181-365 days   1-3 years    3-5 years   Over 5 Years
                                Amount          Amount         Amount        Amount       Amount        Amount        Total
                              ---------      -----------    ------------   ---------    ---------   -------------    -------
Investments:
   Fed funds sold                42,500            N/A            N/A           N/A          N/A           N/A        42,500
   Due from Time/Domestic           855            963            783           678            0             0         3,279
   Investment securities         12,169          3,000          7,051         2,311        5,016         3,976        33,523
   FRB stock                                                                                               667           667
                               --------        -------        -------        ------       ------       -------       -------
   Total Investments             55,524          3,963          7,834         2,989        5,016         4,643        79,969

Loans:
   Term fed fund sold                 0              0              0             0            0             0             0
   Commercial variable
        loans                   169,971          2,062            545             0            0             0       172,578
   Commercial fixed loans         7,347          1,594            108         4,429        5,888         9,052        28,417
   Equipment Leasing                  6             43             93         2,360        2,626             0         5,128
   Consumer variable
        loans                     5,564              0              0             0            0             0         5,564
   Consumer fixed loans             199            559          1,113         9,305       16,154             0        27,330
                               --------        -------        -------        ------       ------       -------       -------
   Total Loans                  183,087          4,258          1,859        16,094       24,668         9,052       239,018
      Unearned loan fee                                                                                                  (86)
      Allowance for loan
        losses                                                                                                        (3,644)
   NET LOAN                                                                                                          235,287
                               --------        -------        -------        ------       ------       -------       -------
RATE SENSITIVE ASSETS           238,611          8,221          9,694        19,082       29,684        13,694       319,986

   TCD $100,000 or more          40,918         14,179         20,118         1,202          108             0        76,525
   TCD under $100,000            22,374         11,143         16,480         1,747            0             0        51,744
   Money Market account          31,518              0              0             0            0             0        31,518
   Super NOW                      5,770              0              0             0            0             0         5,770
   Savings account               32,057            573          1,284         2,542          541         1,541        38,538
   Subordinated Debenture                                                                  4,300                       4,300
                               --------        -------        -------        ------       ------       -------       -------
RATE SENSITIVE                  132,637         25,896         37,882         5,491        4,949         1,541       208,395
LIABILITIES

Net Gap Position                105,973        (17,675)       (28,188)       13,591       24,735        12,154
Cumulative Gap Position         105,973         88,299         60,111        73,702       98,438       110,591

Periodic Gap
   GAP as Percent Assents          29.5%          -4.9%          -7.9%          3.8%         6.9%          3.4%

Cumulative Gap                     29.5%           24.6%         16.7%         20.5%        27.5%         30.8%
   GAP as Percent Assets

TOTAL ASSETS                    358,898

        The interest rates paid on deposit accounts do not always move in unison with the rates charged on loans. In addition, the magnitude of changes in the rates charged on loans is not always proportionate to the magnitude of changes in the rate paid for deposits. Consequently, changes in interest rates do not necessarily result in an increase or decrease in the net interest margin solely as a result of the differences between repricing opportunities of earning assets or interest-bearing liabilities. The fact that the Bank reported a negative gap at December 31, 1999 does not necessarily indicate that, if interest rates decreased, net interest income would increase, or if interest rates increased, net interest income would decrease.

        The Bank had no securities backed by mortgages at December 31, 1999.

        The table below provides the actual balances at of December 31, 1999 of interest-earning assets and interest-bearing liabilities, including the average rate earned or paid for 1999, the projected contractual maturities over the next five years, and the estimated fair value of each category determined using available market information and appropriate valuation methodologies.

  (amounts in thousands)


                                                                            One to       Three to
                                 Balance                    Less than        Three         Five       Five years     Estimated
                              December 31,      Rate         One Year        Years         Years      and beyond    Fair Value
                              ------------    --------      ---------      --------      ---------    ----------    ----------
1999
Interest-earning assets         $ 42,500           5.5%      $ 42,500      $      0      $      0      $      0      $     0
Time Certificates of
   Deposit at institution
   institution                     3,279           6.1%         1,073           773           957           475            0
Investment securities held
   to maturity                    17,284           6.8%             0         3,000         5,488         8,796       16,141
Investment securities
available for sale                16,239           7.1%             0         5,311         3,459         7,469       16,047
                                                             --------      --------       -------       -------      -------
Loans and lease finance
  receivables, net               239,018           9.8%             0         5,311         3,459         7,469       16,047
                                --------                     --------      --------       -------       -------      -------
Total interest-earning
  assets                        $318,320           9.1%      $232,777      $ 25,178      $ 34,573      $ 25,792      $32,188
                                ========                     ========      ========       =======       =======      =======

Interest-bearing
  liabilities
Interest-bearing deposits       $204,246           4.5%      $196,565      $  5,491      $    649      $  1,541      $     0
Other borrowings                       0             0              0             0             0             0            0
Short-term subordinated
  notes                            4,300           9.0%             0             0             0             0            0
                                --------                     --------      --------       -------       -------      -------
Total interest-bearing
liabilities                     $208,546           8.8%      $196,565      $  5,491      $  4,949      $  1,541      $     0
                                ========                     ========      ========       =======       =======      =======

YEAR 2000 COMPLIANCE

        The Year 2000 issue was the result of computer programs being written using two, rather than four, digits to define the applicable year. Programs that have time- or date-sensitive software may recognize a date using "00" as the year 1900 instead of the year 2000. This error, had occurred, could have resulted in major electronic and computer systems failure or miscalculations. The Bank has experienced no computer system or other problems as of the result of the year 2000. If a problem were to be discovered in the year 2000, that impacts the Bank's core systems, the Bank would be required to perform many business functions manually until such time as the problem could be corrected by the Bank or the appropriate third-party vendor. The Bank has provided for such manual processing in its year 2000 contingency plans, but does not expect that the need will arise for such actions.

ITEM 8 FINANCIAL STATEMENTS

        The Bank's Financial Statements, together with the report thereon of Deloitte & Touche LLP dated February 10, 2000, begin at page F-1 of this Report and contain the following:

        Independent Auditor's Report

        Balance Sheets as of December 31, 1999 and 1998
        Consolidated Statements of Operations for the Years Ended
        December 31, 1999, 1998, and 1997
        Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 1999, 1998, and 1997
        Consolidated Statements of Cash Flows for the Years Ended
        December 31, 1999, 1998, and 1997
        Notes to Consolidated Financial Statements


        See "Item 13 Exhibits and Reports on Form 8-K" below for financial statements filed as a part of this Report.

                                    PART III

ITEM 9 DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT: COMPLIANCE WITH
       SECTION 16 (a) OF THE EXCHANGE ACT

        Section 16(a) of the Securities and Exchange Act of 1934, as amended (the "1934 Act"), requires the Bank's officers and directors, and persons who own more than 10% of the Bank's common stock, to file reports of ownership and changes in ownership with the Office of the Comptroller of the Currency and the NASDAQ Stock Market. Officers, directors and greater than 10% stockholders are required by regulation to furnish the Bank with copies of all Section 16(a) forms they file. The Bank knows of no person who owns 10% or more of the Bank's common stock. Based solely on review of the copies of such forms furnished to the Bank, or written representations from its officers and directors, the Bank believes that with respect to the year ended December 31, 1999, the Bank's officers and directors satisfied the reporting requirements promulgated under
Section 16(a) of the 1934 Act.

        The following table sets forth certain information with respect to the Directors and Executive Officers of the Bank as of December 31, 1999. There are no family relationships among the individuals listed below and none of them has been involved in any legal proceedings described in Item 401(d) of Regulation S-B.


                                                                                 YEAR FIRST
                                    CURRENT POSITION WITH THE BANK AND          ELECTED OR
NAME AND OFFICE HELD      AGE               PRINCIPAL OCCUPATION                 APPOINTED
--------------------      ---       ------------------------------------        -----------
Benjamin B. Hong           67       President, CEO and Director                     1994
                                    Nara Bank, N.A.(1)

Bon T. Goo                 50       Executive Vice President and CFO                1990
                                    Nara Bank, N.A.(2)

Min Jung Kim               40       Executive Vice President and CCO                1995
                                    Nara Bank, N.A.(3)

Thomas Chung               72       Chairman of the Board of Directors;             1994
                                    President of His & Her Hair Goods
                                    Co. (Hair goods distributor) since 1962

Brian B. Woo               60       Director;                                       1989
                                    President of Arrow Deli
                                    (Fastfood business) since 1999

Chang H. Kim               47       Director;                                       1992
                                    President of Rosabella, Inc.
                                    (Women's clothing manufacturer)
                                    since 1999

Yong H. Kim                58       Director;                                       1993
                                    President of KOAMEX Wholesale, Inc.
                                    (Grocery wholesaler) since 1978

Hyon M. Park               52       Director;                                       1992
                                    President of B.B. World Corporation
                                    (Import & Export) since 1978


(1) Prior to joining the bank in 1994, Mr. Hong served as the President and Chief Executive Officer of Hanmi Bank from 1988 to 1994.

(2) Prior to joining the bank in 1990, Mr. Goo served as Vice President and Manager of the Accounting, Investment, and Control Division of Hanmi Bank from 1988 to 1990.

(3) Prior to joining the bank in 1995, Ms. Kim served as Vice President and Manager of the Western Branch of Hanmi Bank in Los Angeles from 1992 - 1995, and previously served in other position with Hanmi Bank.

ITEM 10 EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION

        The following table sets forth certain summary information concerning compensation paid or accrued to or on behalf of the named executives for each of the fiscal years ended December 31, 1999, 1998 and 1997.


                           SUMMARY COMPENSATION TABLE


                                                                                             LONG TERM COMPENSATION
                                                                              --------------------------------------------------
                                   ANNUAL COMPENSATION(1)
                          ----------------------------------------------      RESTRICTED   OPTION
    NAME AND                                                                    STOCK      SHARES/         LTIP      ALL OTHER
PRINCIPAL POSITION        YEAR      SALARY        BONUS         OTHER           AWARDS      SARS         PAYOUTS    COMPENSATION
-------------------       ----     --------     --------     -----------      ----------   -------       -------    ------------
Benjamin Hong             1999     $184,074     $384,017     $ 12,000(2)          N/A          -0-          N/A         $-0-
President & Chief         1998     $179,691     $310,232     $ 12,000(2)          N/A          -0-          N/A         $-0-
Executive Officer         1997     $170,346     $154,198     $ 12,000(2)          N/A       30,000          N/A         $-0-


Bon T. Goo                1999     $ 86,730     $ 43,648          N/A             N/A          -0-          N/A         $-0-
EVP & Chief               1998     $ 81,945     $ 53,442          N/A             N/A          -0-          N/A         $-0-
Financial Officer         1997     $ 78,042     $ 33,933          N/A             N/A       10,000          N/A         $-0-

Min J. Kim                1999     $ 84,632     $ 53,482     $  8,400(3)          N/A          -0-          N/A         $-0-
EVP & Chief               1998     $ 75,735     $ 73,165     $  8,400(3)          N/A          -0-          N/A         $-0-
Credit Officer            1997     $ 72,150     $ 53,617     $  6,650(3)          N/A       10,000          N/A         $-0-


(1) The Bank furnishes and plans to continue to furnish to certain officers the use of Bank-owned automobiles which are used primarily for Bank business purposes. The Bank has provided and plans to continue to provide certain officers with certain specified life and medical insurance benefits. Since portions of automobile expenses, club membership fees, insurance premiums attributable to personal use, and other perquisites did not exceed the lesser of $50,000 or ten percent (10%) of the total annual salary reported in the table per individual, such amounts have not been included in the foregoing figures.

(2)     Represents fees received for services as a director of the Bank.

(3)     Represents automobile allowance.


EMPLOYEE BENEFIT PLANS

        1989 STOCK OPTION PLAN

        The Bank adopted a stock option plan in 1989 under which, as amended, options may be granted to key employees and directors of the Bank. Options are exercisable in such installments, which need not be equal, as shall be determined at the time of grant. Option prices may not be less than the fair market value at the date of grant. The Bank authorized a total of 500,000 shares under the plan as of December 31, 1999.

        Activity in the stock option plans for the years ended December 31, 1999, 1998, and 1997 is as follows: 345,360, 346,000, and 330,000 of options are exercisable with a weighted average exercise price of $4.59, $4.79, and $4.82 for the years ended December, 1999, 1998, 1997, respectively. The weighted average remaining contractual life of options outstanding at December 31, 1999 was 6.84 years.

        The weighted average fair value of options granted during 1999 and 1997 was $3.71 and $3.18 per share, respectively. No options were granted in 1998. The fair value of options granted under the Bank's stock option plans during 1999 and 1997 was estimated on the date of grant using the Black Scholes option
- pricing model with the following weighted-average assumptions used: no dividends yield, expected volatility of 28 percent and 0 percent, respectively, risk-free interest rate of 6.4 percent and 6.5 percent, respectively, and expected lives of five and seven years, respectively.

        DEFERRED COMPENSATION PLAN

        In 1996, the Bank established a deferred compensation plan that permits eligible officers and directors to defer a portion of their compensation. The deferred compensation, together with accrued accumulated interest, is distributable in cash after an individual's retirement or termination of service. The deferred compensation liabilities at December 31, 1999, 1998 and 1997 amounted to approximately $469,605, $314,000 and $185,000, respectively, which are included on our balance sheets in other liabilities. The Bank has insured the lives of certain officers and directors who participate in the deferred compensation plan, to assist in the funding of the deferred compensation liabilities. The Bank is the owner and beneficiary of these insurance policies. At December 31, 1999, 1998 and 1997, the cash surrender value of these policies was $4,850,529, $4,717,741 and $4,620,755, respectively.

        401(K) SAVINGS PLAN

        In 1996, the Bank established a 401(k) savings plan, which is open to all eligible employees who are 21 years old or over and have completed one year of service. The plan requires the Bank to match 50 percent of a participant's contribution up to 8 percent of the participant's aggregate compensation during the plan year. Vesting in employer contributions is 20 percent after two years of service and 20 percent per year thereafter. Total employer contributions to the plan amounted to approximately $105,000, $47,000, and $46,000 for 1999, 1998, and 1997, respectively.

        EMPLOYEE STOCK OWNERSHIP PLAN ("ESOP")

        In 1996, the Bank established an ESOP, which is open to all eligible employees who have completed one year of service. The ESOP purchased 5,000, 4,933, and 7,000 shares of common stock at $10.00, $9.50-$12.50, and $4.125 per share from outstanding stockholders during 1999, 1998, and 1997, respectively. The Bank's contribution to the ESOP was approximately $52,000, $52,000, and $61,000 for 1999, 1998, and 1997, respectively.

STOCK OPTIONS

        The following table sets forth certain information regarding stock options granted to the named executive officers during 1999. The Bank has not issued Stock Appreciation Rights (SAR's).

                            OPTION/SAR GRANTS IN 1999


                           NUMBER OF            PERCENT OF
                           SECURITIES         TOTAL OPTIONS
                           UNDERLYING           GRANTED TO             EXERCISE
                            OPTIONS            EMPLOYEES IN            OR BASE              EXPIRATION
    NAME                    GRANTED                1998                  PRICE                 DATE
-------------              ----------         -------------            --------             ----------
Benjamin Hong                   0                   N/A                   N/A                   N/A
Bon T. Goo                      0                   N/A                   N/A                   N/A
Min J. Kim                      0                   N/A                   N/A                   N/A

        The following table sets forth certain information regarding stock options exercised during 1999 by the executive officers:

               AGGREGATED OPTION/SAR EXERCISES IN 1999 AND VALUES


                                                               NUMBER OF
                                                                SECURITIES                     VALUE OF
                        SHARES                             UNDERLYING OPTION                  IN-THE-MONEY
                       ACQUIRED             VALUE              AT 12/31/99                   OPTIONS AT 12/31/99
     NAME             ON EXERCISE          REALIZED      EXERCISABLE/UNEXERCISABLE       EXERCISABLE/UNEXERCISABLE
     ----             -----------          --------      -------------------------       -------------------------
Benjamin Hong             20,000            $60,000            80,000/30,000             $ 602,000(1)/$105,000(2)
Bon T. Goo                   -0-                N/A            20,000/10,000             $ 130,000(3)/$ 35,000(4)
Min J. Kim                10,000            $30,000            10,000/10,000             $   65,000(5)/$35,000(4)


--------------------------------------------------------------------------------

(1) Assuming an estimated market value of $9.50 per share as of December 31, 1999, and an exercise price of $3.00 per share, these options had a value of $5.50 per share, times 110,000 shares.

(2) Assuming an estimated market value of $9.50 per share as of December 31, 1999, and an exercise price of $6.00 per share, these options had a value of $3.50 per share, times 30,000 shares.

(3) Assuming an estimated market value of $9.50 per share as of December 31, 1999, and an exercise price of $3.00 per share, these options had a value of $5.50 per share, times 20,000 shares.

(4) Assuming an estimated market value of $9.50 per share as of December 31, 1999, and an exercise price of $6.00 per share, these options had a value of $3.50 per share, times 10,000 shares.

(5) Assuming an estimated market value of $9.50 per share as of December 31, 1999, and an exercise price of $3.00 per share, these options had a value of $5.50 per share, times 10,000 shares.


DIRECTOR'S FEES

        The outside non-employee directors were paid $3,000 monthly if they attended at least one meeting during a month regardless of the number of meetings held during a month. The only employee director on the Board (the President) received $1,000 monthly for his service as a director in addition to his regular salary and bonuses. The chairman of the Board received an additional $400 per month for services rendered. Total directors' fees paid in 1999 were $126,200 of which $72,000 was deferred under the Bank's deferred compensation plan.

EMPLOYEE AGREEMENTS

        The Bank has not entered into any written employment agreements with any of its officers except as described below.

        Benjamin B. Hong was appointed President and CEO of the Bank effective June 30, 1994. Mr. Hong's employment agreement was for an initial term of five years from such date with an option to renew such agreement for an additional four years. Mr. Hong's initial contract expired in June 1999 but was renewed according to its terms for the additional four-year period. Mr. Hong's employment agreement provides for a base salary of $120,000 at the initial year, plus profit sharing equal to a minimum of 7% of pre-tax income of the Bank, an automobile allowance, one month's paid vacation per year and payment of monthly country club dues and business-related expenses. Mr. Hong has been granted stock options to purchase 100,000 share of Common Stock of the Bank at an exercise price of $3.00 per share. Such options expire at the end of his employment period. The terms of these options are subject to the terms and conditions set forth in the Bank's 1989 Stock Option Plan.

ITEM 11 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the beneficial ownership, as of March 15, 2000, (1) of the Bank's Common Stock held by each director, officer and principal shareholder of the Bank and (2) all directors and officers as a group. Except as set forth below, Nara Bank does not know of any person who is the beneficial owner of five percent (5%) or more of the issued and outstanding common stock of Nara Bank.

                         COMMON STOCK BENEFICIALLY OWNED


                                               NUMBER OF                      PERCENT OF
NAME AND POSITIONS HELD                         SHARES                          CLASS
--------------------------                   -------------                    ----------
Benjamin B. Hong(3)                          173,712(4)                           3.0%
President, CEO & Director

Bon T. Goo(3)                                 31,080(5)(6)                        0.7%
Executive Vice President &
Chief Financial Officer

Min J. Kim(3)                                 30,800(7)                           0.7%
Executive Vice President &
Chief Credit Administrator

Thomas Chung (3)                             309,721(5)                          7.03%
Chairman of Board

Chang H. Kim, Director(3)                     97,629(5)(8)                       2.22%

Yong H. Kim, Director(3)                     173,562(5)                          3.94%

Hyon M. Park, Director(3)                    105,232(5)(9)                       2.39%

Brian B. Woo, Director(3)                     60,996(5)(10)                      1.40%

ALL DIRECTORS AND OFFICERS                   987,732(11)                        22.32%
(8 TOTAL)

John Barry(12)                               388,800(13)                         8.83%

Chong-Moon Lee(14)                           439,700                             9.98%

--------------------------------------------------------------------------------

(1) Beneficial Ownership includes shares held directly or indirectly, beneficially or of record, and includes shares held as community property of joint tenancy with a spouse, by a family trust, by a closely held business or other associate, or by a minor child residing at home. The definition of beneficial ownership includes any shares that may be acquired within sixty (60) days of the record date.

(2) The term "officer" means the President & Chief Executive Officer, the Executive Vice President & Chief Financial Officer and the Executive Vice President & Chief Credit Administrator.

(3) The address for each of these individuals is c/o Nara Bank, N.A., 3701 Wilshire Boulevard, Los Angeles, California 90017.

(4) Includes 110,000 shares vested but not exercised under Nara Bank's 1989 Stock Option Plan.

(5) Includes 30,000 shares vested but not exercised under Nara Bank's 1989 Stock Option Plan.

(6)     Includes 1,080 shares held by Mr. Goo's spouse.

(7) Includes 20,000 shares vested but not exercised under Nara Bank's 1989 Stock Option Plan.

(8) Includes 1,512 shares held by Mr. Kim's minor children. (9) Includes 2,800 shares held by Mr. Parks' spouse. (10) Includes 216 shares held by Mr. Woo's spouse.

(11) Includes 310,000 shares vested but not exercised under Nara Bank's 1989 Stock Option Plan.

(12)    Mr. Barry's address is 2104 Hastings Ave., Newport, MN 55055.

(13)    Includes 64,800 shares held by Mr. Barry's minor children.

(14)    Mr. Lee's address is 1245 Oakmead Pkwy, Sunnyvale, CA 94086.

ITEM 12 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        There are no existing or proposed material transactions between the Bank and any of the Bank's officers, directors, or principal shareholders or the immediate family or associates of the foregoing persons, except as indicated below.

        Some of the directors and officers of the Bank and the immediate families and the business organizations with which they are associated, are customers of, and have had banking transactions with, the Bank in ordinary course of the Bank's business and the Bank expects to have banking transaction with such persons in the future. All loans made to such persons have been made on substantially the same terms, including interest rate and collateral, as those prevailing for comparable contemporaneous transactions with other persons of similar creditworthiness and do not involve more than a normal risk of collectibility or present other unfavorable features.



                                     PART IV


ITEM 13 EXHIBITS AND REPORTS ON FORM 8-K

(a) The following exhibits are incorporated by reference to the same numbered pages of the Registrants' Annual Report on Form 10-K for 1999, or other document as noted.


        EXHIBIT NO.    DESCRIPTION
        -----------    -----------
            2.1        Agreement and Plan of Reorganization between Nara Bank,
                       N.A., Korea First Bank of New York and Korea First Ltd.,
                       dated November 9, 1999*

            3(i)       Articles of Association**

            3(ii)      Bylaws**

            4.1        Subordinated Note Material***

            10.1       Lease for premises located at 5901 N. Cicero Avenue,
                       #508, Chicago, Illinois***

            23         Consent of Deloitte & Touche, LLP***

            24         Power of Attorney***

        * Incorporated by reference to Registrant's Form 8-K filed with the Comptroller on November 13, 1999.

        ** Incorporated by reference to Registrant's Form 10-K for the year ended December 31, 1996 filed with the Comptroller on or about March 31, 1997.

        ***     Filed herewith.


(b)     Reports on Form 8-K.

        During the quarter ended December 31, 1999, the Bank filed a Current Report on Form 8-K on November 13, 1999, relating to the announcement of the signing of the definitive agreement to acquire Korea First Bank of New York. The report did not require the filing of financial statements.

                                   SIGNATURES


        In accordance with Section 13 or 15 (d) of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on March 22, 2000.



                                                   NARA BANK, NATIONAL
                                                   ASSOCIATION

By: /s/ Benjamin B. Hong                           Benjamin B. Hong
    ----------------------------------
                                                   President &
                                                   Chief Executive Officer

By  /s/ Bon T. Goo                                 Bon T. Goo
    ----------------------------------             Executive Vice President
                                                   and Chief Financial Officer

        In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities on the dates indicated.


By: /s/ Thomas Chung                        March 22, 2000           Thomas Chung
    ----------------------------------                               Director and
                                                                     Chairman of the Board

By: /s/ Benjamin B. Hong                    March 22, 2000           Benjamin B. Hong
    ----------------------------------                               Director

By: /s/ Chang Hee Kim                       March 22, 2000           Chang Hee Kim
    ----------------------------------                               Director

By: /s/ Yong Hwan Kim                       March 22, 2000           Yong Hwan Kim
    ----------------------------------                               Director

By: /s/ Hyon M. Park                        March 22, 2000           Hyon M. Park
    ----------------------------------                               Director

By: /s/ Brian B. Woo                        March 22, 2000           Brian B. Woo
    ----------------------------------                               Director

NARA BANK

Financial Statements as of December 31,
1999 and 1998 and for Each of the Three
Years in the Period Ended December 31,
1999 and Independent Auditors' Report

INDEPENDENT AUDITORS' REPORT


        To the Board of Directors and Stockholders

        Nara Bank

        Los Angeles, California:

        We have audited the accompanying statements of financial condition of Nara Bank (the "Bank") as of December 31, 1999 and 1998, and the related statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such financial statements present fairly, in all material respects, the financial position of Nara Bank as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America.





        February 10, 2000

NARA BANK

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------



ASSETS                                                                    1999             1998
                                                                      ------------     ------------
  Cash and cash equivalents:
    Cash and due from banks                                           $ 20,189,328     $ 16,729,573
    Federal funds sold                                                  42,500,000       58,300,000
                                                                      ------------     ------------

          Total cash and cash equivalents                               62,689,328       75,029,573

  Interest-bearing deposits with other financial institutions            3,274,034          525,590
  Securities available for sale, at fair value (amortized cost of
    $16,238,725) (Note 2)                                               16,047,035
  Securities held to maturity, at amortized cost (fair value:
    1999 - $16,140,614; 1998 - $16,741,419) (Note 2)                    17,284,223       16,979,867
  Interest-only strip, at fair value (amortized cost of $573,515
    and $490,159 in 1999 and 1998, respectively)                           496,517          491,862
  Loans held for sale, at the lower of cost or market                      168,250          415,138
  Loans receivable, net of allowance for loan losses:
    1999 - $3,643,884 ; 1998 - $2,961,127 (Note 3)                     235,119,175      164,296,090
  Premises and equipment, net (Note 4)                                   4,719,147        4,802,509
  Federal Reserve Bank stock                                               666,950          570,650
  Accrued interest receivable                                            1,907,279        1,198,562
  Servicing asset                                                          892,877          565,526
  Deferred income taxes, net (Note 7)                                      992,302        1,163,745
  Customers' liabilities on acceptances                                  4,859,180        1,841,524
  Cash surrender value (Note 9)                                          4,850,529        4,717,741
  Goodwill and intangible assets, net (Note 14)                          1,747,725        1,948,068
  Other assets                                                           3,183,846        1,579,855
                                                                      ------------     ------------

TOTAL                                                                 $358,898,397     $276,126,300
                                                                      ============     ============



See accompanying notes to financial statements.
                                                                    (Continued)

NARA BANK

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------



LIABILITIES AND STOCKHOLDERS' EQUITY                                             1999               1998
                                                                            -------------      -------------
DEPOSITS (Note 5):
  Noninterest-bearing                                                       $ 115,623,519      $  89,918,570
  Interest-bearing:
     Savings deposits                                                          38,528,628         21,682,522
     Money market and other                                                    37,288,132         39,417,752
     Time deposits of $100,000 or more                                         76,624,977         54,002,835
     Other time deposits                                                       51,803,781         44,287,560
                                                                            -------------      -------------

           Total deposits                                                     319,869,037        249,309,239

  Subordinated notes (Note 6)                                                   4,300,000
  Accrued interest payable                                                      1,591,486          1,315,544
  Acceptances outstanding                                                       4,859,180          1,841,524
  Other liabilities (Note 9)                                                    1,552,436            854,658
                                                                            -------------      -------------

           Total liabilities                                                  332,172,139        253,320,965
                                                                            -------------      -------------

COMMITMENTS AND CONTINGENCIES (Note 10)

STOCKHOLDERS' EQUITY (Notes 2, 8, 9, and 12):
  Common stock, $3 par value; authorized, 10,000,000 shares; issued and outstanding, 4,403,753 and 4,369,759 shares at
    December 31, 1999 and 1998, respectively                                   13,211,259         12,135,996
  Capital surplus                                                               9,019,706          6,884,525
  Retained earnings                                                             4,652,655          3,783,875
  Accumulated other comprehensive income - unrealized gain
    (loss) on available for sale securities and interest-only strips, net of taxes of $111,325 and $764 in 1999 and 1998,
    respectively                                                                 (157,362)               939
                                                                            -------------      -------------

           Total stockholders' equity                                          26,726,258         22,805,335
                                                                            -------------      -------------

TOTAL                                                                       $ 358,898,397      $ 276,126,300
                                                                            =============      =============


See accompanying notes to financial statements.

                                                                     (Concluded)

NARA BANK

STATEMENTS OF INCOME
THREE-YEAR PERIOD ENDED DECEMBER 31, 1999
--------------------------------------------------------------------------------


                                                                       1999            1998            1997
                                                                   -----------     -----------     -----------
INTEREST INCOME:
  Interest and fees on loans                                       $21,308,667     $15,264,197     $10,970,417
  Interest on investment securities                                  1,649,054       1,328,076         976,892
  Interest on federal funds sold and interest-bearing
    deposits with other financial institutions                       2,263,180       2,065,048       1,331,459
                                                                   -----------     -----------     -----------

           Total interest income                                    25,220,901      18,657,321      13,278,768
                                                                   -----------     -----------     -----------

INTEREST EXPENSE:
  Interest on deposits (Note 5)                                      7,808,879       6,107,496       4,204,111
  Interest on subordinated notes                                       110,591
                                                                   -----------     -----------     -----------

           Total interest expense                                    7,919,470       6,107,476       4,204,111
                                                                   -----------     -----------     -----------

           Net interest income before provision for
             loan losses                                            17,301,431      12,549,825       9,074,657

  Provision for loan losses (Note 3)                                 3,395,000       1,430,000       1,130,000
                                                                   -----------     -----------     -----------

           Net interest income after provision for loan losses      13,906,431      11,119,825       7,944,657
                                                                   -----------     -----------     -----------

OTHER OPERATING INCOME:
  Service charges on deposit accounts                                3,308,936       2,131,560       1,689,859
  Other charges and fees                                             3,722,435       2,495,311       1,770,103
  Net gain on sales of SBA loans                                       909,202       1,628,195       1,306,555
  Gain on sale of securities                                           118,823          14,363          35,381
                                                                   -----------     -----------     -----------

           Total other operating income                              8,059,396       6,269,429       4,801,898
                                                                   -----------     -----------     -----------

OTHER OPERATING EXPENSES:
  Salaries and employee benefits                                     8,170,937       5,995,997       4,408,428
  Occupancy                                                          1,880,845       1,425,987         970,887
  Furniture and equipment                                              761,907         553,146         404,949
  Advertising                                                          231,609         256,629         210,264
  Communications                                                       370,124         290,170         194,596
  Data processing                                                    1,432,060         960,623         616,159
  Deposit insurance premium                                             28,391          18,816          13,486
  Professional fees                                                    936,075         771,256         614,978
  Office supplies                                                      403,342         310,219         262,865
  Other                                                              2,121,537       1,880,454       1,242,850
                                                                   -----------     -----------     -----------

           Total other operating expenses                           16,336,827      12,463,297       8,939,462
                                                                   -----------     -----------     -----------

EARNINGS BEFORE INCOME TAX PROVISION                                 5,629,000       4,925,957       3,807,093

INCOME TAX PROVISION (Note 7)                                        1,657,199       1,730,365       1,110,800
                                                                   -----------     -----------     -----------

NET EARNINGS                                                       $ 3,971,801     $ 3,195,592     $ 2,696,293
                                                                   ===========     ===========     ===========

EARNINGS PER SHARE (Note 13):
  Basic                                                            $      0.90     $      0.73     $      0.79
  Diluted                                                          $      0.87     $      0.70     $      0.77

See accompanying notes to financial statements.

NARA BANK

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
THREE-YEAR PERIOD ENDED DECEMBER 31, 1999
--------------------------------------------------------------------------------


                                                                                               ACCUMULATED
                                   NUMBER OF                                                      OTHER
                                    SHARES        COMMON          CAPITAL       RETAINED      COMPREHENSIVE   COMPREHENSIVE
                                  OUTSTANDING      STOCK          SURPLUS        EARNINGS          INCOME         INCOME
                                  -----------   ------------    ------------   ------------   -------------   -------------
BALANCE,
  JANUARY 1, 1997                  2,995,332    $  8,985,996    $  2,935,025   $ (2,108,010)   $    (69,234)

  Issuance of common
    stock                          1,050,000       3,150,000       3,949,500

  Comprehensive income:

   Net income                                                                     2,696,293                    $  2,696,293

   Other comprehensive
    income -
    Change in unrealized
      gain (loss) on
      securities available
      for sale and IO strips,
      net of tax                                                                                     88,641          88,641
                                                                                                               ------------

    Comprehensive income                                                                                       $  2,784,934
                                  -----------   ------------    ------------   ------------   -------------    ============

BALANCE,
  DECEMBER 31, 1997                4,045,332      12,135,996       6,884,525        588,283          19,407

  Comprehensive income:

   Net income                                                                     3,195,592                    $  3,195,592

    Other comprehensive
     income -
     Change in unrealized
      gain (loss) on
      securities available
      for sale and IO strips,
      net of tax                                                                                    (18,468)        (18,468)
                                                                                                               ------------

    Comprehensive income                                                                                       $  3,177,124
                                                                                                               ============


See accompanying notes to financial statements.

                                                                     (Continued)

NARA BANK

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
THREE-YEAR PERIOD ENDED DECEMBER 31, 1999
--------------------------------------------------------------------------------


                                                                                               ACCUMULATED
                                   NUMBER OF                                                      OTHER
                                    SHARES        COMMON          CAPITAL       RETAINED      COMPREHENSIVE   COMPREHENSIVE
                                  OUTSTANDING      STOCK          SURPLUS        EARNINGS          INCOME         INCOME
                                  -----------   ------------    ------------   ------------   -------------   -------------
BALANCE,
  DECEMBER 31, 1998                4,045,332    $ 12,135,996    $  6,884,525   $  3,783,875    $        939

  Issuance of common
    stock                             34,000         102,000           5,423

  Stock dividend                     324,427         973,263       2,129,758     (3,103,021)

  Comprehensive income:

   Net income                                                                     3,971,801                    $  3,971,801

   Other comprehensive
    income -
    Change in unrealized
      gain (loss) on
      securities available
      for sale and IO strips,
      net of tax                                                                                   (158,301)       (158,301)
                                                                                                               ------------

    Comprehensive income                                                                                       $  3,813,500
                                  -----------   ------------    ------------   ------------   -------------    ============

BALANCE,
  DECEMBER 31, 1999                4,403,759    $ 13,211,259    $  9,019,706   $  4,652,655    $   (157,362)
                                  ===========   ============    ============   ============   =============


                                                   1999                            1998                            1997
                                                ------------                   ------------                    ------------
DISCLOSURE OF
  RECLASSIFICATION
  AMOUNT FOR
  DECEMBER 31:
  Unrealized gain on
    securities available for
    sale:
    Unrealized holding gains
      (losses) arising during
      period, net of tax expense
      (benefit) of ($58,005) in
      1999, ($6,567) in 1998,
      and $73,247 in 1997                       $    (87,007)                  $     (9,850)                   $    109,870
                                                ------------                   ------------                    ------------
    Reclassification
      adjustment for gains
      included in net income,
      net of tax expense
      of $47,529 in 1999,
      $5,745 in 1998, and
      $14,152 in 1997                                (71,294)                        (8,618)                        (21,229)
                                                ------------                   ------------                    ------------
    Net change in unrealized
      gain of securities
      available for sale, net
      of tax expense of
      $111,325 in 1999,
      $764 in 1998, and
      $16,372 in 1997                           $   (158,301)                  $    (18,468)                   $     88,641
                                                ============                   ============                    ============


See accompanying notes to financial statements.

                                                                     (Concluded)

NARA BANK

STATEMENTS OF CASH FLOWS
THREE-YEAR PERIOD ENDED DECEMBER 31, 1999
--------------------------------------------------------------------------------


                                                                 1999                1998                1997
                                                             ------------        ------------        ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings                                               $  3,971,801        $  3,195,592        $  2,696,293
  Adjustments to reconcile net earnings to net cash
    provided by operating activities:
    Depreciation, amortization, and accretion                     414,752              39,485             112,424
    Net accretion of deferred loan fees                           (39,821)            (42,565)            (50,229)
    Provision for investment valuation                           (212,515)            212,515
    Provision for loan losses                                   3,395,000           1,430,000           1,130,000
    Provision for other real estate owned losses                   13,000               9,778               9,503
    Proceeds from sales of SBA loans                           18,185,262          18,749,762          15,131,239
    Net gain on sales of SBA loans                               (909,202)         (1,628,195)         (1,306,555)
    Loss on foreclosed assets and premises and
      equipment                                                       819               8,302              25,487
    Originations of SBA loans                                 (14,379,951)        (15,359,274)        (15,734,615)
    Deferred income tax benefit                                   282,768             (58,950)           (334,072)
    Gain on sales of securities available for sale               (118,823)            (14,363)            (35,381)
    Increase in accrued interest receivable                      (708,717)           (192,030)           (166,778)
    (Increase) decrease in other assets                        (1,971,322)           (498,510)            215,277
    Increase in accrued interest payable                          275,942             328,474             218,513
    Increase (decrease) in other liabilities                      697,778            (495,587)            461,286
                                                             ------------        ------------        ------------

           Net cash provided by operating activities            8,896,771           5,684,434           2,372,392
                                                             ------------        ------------        ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Net increase in loans receivable                            (76,894,301)        (50,552,943)        (28,759,109)
  Net increase in cash surrender value                           (132,788)            (96,986)         (2,110,130)
  Purchases of premises and equipment                            (583,022)         (1,446,750)           (913,492)
  Proceeds from disposition of premises and equipment              18,408
  Proceeds from matured or called securities available
    for sale                                                    1,502,342           3,940,000           6,000,000
  Proceeds from matured or called securities held to
    maturity                                                      500,000           2,752,800             300,000
  Proceeds from sales of securities available for sale          4,763,950             971,251
  Purchases of securities available for sale                  (15,037,751)
  Purchases of securities held to maturity                     (7,486,797)         (4,832,890)        (13,416,712)
  Increase in interest-only strip                                  (4,655)           (119,519)           (355,615)
  Increase in interest-bearing deposits with other
    financial institutions                                     (2,748,444)          1,218,793            (391,000)
  Proceeds from sales of other real estate owned                   13,529             295,711             320,978
  Purchases of Federal Reserve Bank stock                         (96,300)           (276,250)            (24,800)
  Consideration received for business combination                                   6,991,934
  Cash and cash equivalents acquired from business
    combination                                                                       806,427
                                                             ------------        ------------        ------------

           Net cash used in investing activities              (96,204,237)        (41,319,673)        (38,360,221)
                                                             ------------        ------------        ------------


See accompanying notes to financial statements.

                                                                     (Continued)

NARA BANK

STATEMENTS OF CASH FLOWS
THREE-YEAR PERIOD ENDED DECEMBER 31, 1999
--------------------------------------------------------------------------------


                                                                1999                1998                1997
                                                             ------------        ------------        ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in deposits                                   $ 70,559,798        $ 69,260,519        $ 48,427,528
  Proceeds from issuance of common stock                                                                7,099,500
  Proceeds from issuance of subordinated notes                  4,300,000
  Proceeds from exercise of stock options                         107,423
                                                             ------------        ------------        ------------

           Net cash provided by financing activities           74,967,221          69,260,519          55,527,028
                                                             ------------        ------------        ------------

NET (DECREASE) INCREASE IN CASH AND
  CASH EQUIVALENTS                                            (12,340,245)         33,625,280          19,539,199

CASH AND CASH EQUIVALENTS,
  BEGINNING OF YEAR                                            75,029,573          41,404,293          21,865,094
                                                             ------------        ------------        ------------

CASH AND CASH EQUIVALENTS, END OF YEAR                       $ 62,689,328        $ 75,029,573        $ 41,404,293
                                                             ============        ============        ============


SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Interest paid                                              $  7,643,528        $  5,602,398        $  3,985,598
  Income taxes paid                                          $  1,580,000        $  2,472,000        $  1,405,800

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
  ACTIVITIES:
  Transfer of loans to other real estate owned               $     57,310        $    243,009        $    346,970
  Transfer of securities from held to maturity to
    available for sale                                       $  4,645,127        $         --        $         --
  Transfer of retained earnings to common stock for
    stock dividend                                           $  3,103,021        $         --        $         --


See accompanying notes to financial statements.
                                                                    (Concluded)

NARA BANK

NOTES TO FINANCIAL STATEMENTS
THREE-YEAR PERIOD ENDED DECEMBER 31, 1999
--------------------------------------------------------------------------------


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Nara Bank (the "Bank"), a national association organized under the laws of the United States, maintains eight branch operations and two loan production offices serving individuals and small to medium-sized businesses in the Los Angeles, San Jose, New York City, Seattle, Chicago, and surrounding areas. The Bank's primary source of revenue is from providing financing for business working capital, commercial real estate and trade activities, and its investment portfolio. The accounting and reporting policies of the Bank are in accordance with generally accepted accounting principles and conform to general practices in the banking industry.

        CASH AND CASH EQUIVALENTS - Cash and cash equivalents include cash and due from banks and federal funds sold, all of which have maturities less than 90 days. The Bank is required to maintain reserve balances with the Federal Reserve Bank under the Federal Reserve Act. Such reserves were approximately $7,383,000 and $4,522,000 at December 31, 1999 and 1998, respectively.

        INVESTMENT SECURITIES - Investment securities are classified into one of three categories and accounted for as follows:

        (i) Securities that the Bank has the positive intent and ability to hold to maturity are classified as "held to maturity" and reported at amortized cost;

        (ii) Securities that are bought and held principally for the purpose of selling them in the near future are classified as "trading securities" and reported at fair value. Unrealized gains and losses are recognized in earnings; and

        (iii) Securities not classified as held to maturity or trading securities are classified as "available for sale" and reported at fair value. Unrealized gains and losses are reported as a separate component of stockholders' equity as accumulated other comprehensive income.

               Accreted discounts and amortized premiums on investment securities are included in interest income, and unrealized and realized gains or losses related to the holding or selling of securities are calculated using the specific identification method.

               LOANS - Interest on loans is credited to income as earned and is accrued only if deemed collectible. Accrual of interest is discontinued when a loan is over 90 days delinquent or if management believes that collection is highly uncertain. Generally, payments received on nonaccrual loans are recorded as principal reductions. Interest income is recognized after all principal has been repaid or an improvement in the condition of the loan has occurred that would warrant resumption of interest accruals. Nonrefundable fees, net of incremental costs, associated with the origination or acquisition of loans are deferred and recognized as an adjustment of the loan yield over the life of the loan in a manner that approximates the interest method. Other loan fees and charges, representing service costs for the prepayment of loans, for delinquent payments or for miscellaneous loan services, are recorded as income when collected.

               Certain Small Business Administration ("SBA") loans that may be sold prior to maturity have been designated as held for sale and are recorded at the lower of cost or market value, on an aggregate basis. A valuation allowance is established if the market value of such loans is lower than their cost, and operations are charged or credited for valuation adjustments. A portion of the gains on sale of SBA loans is recognized as other operating income at the time of the sale. The remaining portion of the gain is deferred and amortized over the remaining life of the loan as an adjustment to yield. Upon sales of such loans, the Bank receives a fee for servicing the loans. The servicing asset is recorded based on the present value of the contractually specified servicing fee, net of servicing costs over the estimated life of the loan, discounted at the rate of the related note plus 1 percent and a range of CPR from 10 percent to 16 percent. The servicing asset is amortized in proportion to and over the period of estimated servicing income. The Bank has capitalized $459,029 and $645,160 of servicing assets at December 31, 1999 and 1998, respectively, and amortized $35,438, $125,723, and $42,429 during the years ended December 31, 1999, 1998, and 1997, respectively. Management periodically evaluates the servicing asset for impairment. Impairment, if it occurs, is recognized in a valuation allowance in the period of impairment. No impairment existed at December 31, 1999 and 1998.

               An interest-only strip is recorded based on the present value of the excess of the total servicing fee over the contractually specified servicing fee for the estimated life of the loan, calculated using the same assumptions as noted above. Such interest-only strip is accounted for at the estimated fair value, with unrealized gain or loss recorded as an adjustment in accumulated other comprehensive income in stockholders' equity.

               The Bank offers direct financing leases to customers whereby the assets leased are acquired without additional financing from other sources. Direct financing leases are carried net of unearned income, unamortized nonrefundable fees, and related direct costs associated with the origination or purchase of leases.

               ALLOWANCE FOR LOAN LOSSES - Loan losses are charged and recoveries are credited to the allowance account. Additions to the allowance account are charged to provision for loan losses. The allowance for loan losses is maintained at a level considered adequate by management to absorb potential losses in the loan portfolio. The adequacy of the allowance is determined by management based upon an evaluation and review of the loan portfolio, consideration of historical loan loss experience, current economic conditions, changes in the composition of the loan portfolio, analysis of collateral values, and other pertinent factors.

               A loan is considered impaired when management determines that the Bank will be unable to collect all amounts due according to the original contractual terms of the loan agreement. The amount of the impairment and any subsequent changes are recorded through the provision for loan losses as an adjustment to the allowance for loan losses. Impairment is measured either based on the present value of the loan's expected future cash flows or the estimated fair value of the collateral.

               OTHER REAL ESTATE OWNED - Other real estate owned (OREO), which represents real estate acquired through foreclosure in satisfaction of commercial and real estate loans, is stated at fair value less estimated selling costs of the real estate. Loan balances in excess of the fair value of the real estate acquired at the date of acquisition are charged to the allowance for loan losses. Any subsequent operating expenses or income, reduction in estimated fair values, and gains or losses on disposition of such properties are charged or credited to current operations.

               PREMISES AND EQUIPMENT - Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation on buildings, furniture, fixtures, and equipment is computed on the straight-line method over the estimated useful lives of the related assets, which range from 5 to 40 years.

               Leasehold improvements are capitalized and amortized on the straight-line method over the term of the lease or the estimated useful lives of the improvements, whichever is shorter. An accelerated method of depreciation is followed, as appropriate, for federal income tax purposes.

               GOODWILL AND INTANGIBLE ASSETS - Goodwill represents the excess of cost over the fair value of net assets acquired. Goodwill is amortized on a straight-line basis over a period of up to 15 years. Core deposit premiums arise from the acquisition of deposits and are amortized on a straight-line basis over the estimated life of the deposit base acquired, currently seven years.

               INCOME TAXES - Deferred income tax assets and liabilities represent the tax effects, based on current tax law, of future deductible or taxable amounts attributable to events that have been recognized in the financial statements. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, the projected future taxable income, and tax planning strategies in making this assessment.

               EARNINGS PER SHARE - Basic EPS excludes dilution and is computed by dividing earnings available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in the earnings. EPS data for 1998 and 1997 was retroactively restated, reflecting the 1999 stock dividend.

               STOCK COMPENSATION PLANS - Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options granted under the Bank's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Bank has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures as if the fair value method of accounting had been applied (see Note 8).

               IMPAIRMENT OF LONG-LIVED ASSETS - The Bank evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset are less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated sale value.

               USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

               DERIVATIVE FINANCIAL INSTRUMENTS - During 1999, the Bank adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of derivatives are accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. The Bank did not engage in derivative activities during 1999.

               RECLASSIFICATIONS - Certain reclassifications were made to the prior year's presentation to conform to the current year presentation.

2. INVESTMENT SECURITIES

               The following is a summary of investment securities:


                                                                      AT DECEMBER 31, 1999
                                             -----------------------------------------------------------------------
                                                                    GROSS                GROSS            ESTIMATED
                                              AMORTIZED          UNREALIZED          UNREALIZED             FAIR
              AVAILABLE FOR SALE                 COST               GAIN                 LOSS               VALUE
                                             -----------         -----------         -----------         -----------
              U.S. government                $11,051,458         $    13,842         $   163,361         $10,901,939
              U.S. corporate bonds             3,486,420              70,028           3,416,392
              Korean corporate bonds           1,700,847              27,857           1,728,704
                                             -----------         -----------         -----------         -----------

                                             $16,238,725         $    41,699         $   233,389         $16,047,035
                                             ===========         ===========         ===========         ===========

              HELD TO MATURITY

              U.S. government                $14,657,246         $        --         $   838,030         $13,819,216
              U.S. corporate bonds             2,626,977             305,579           2,321,398
                                             -----------         -----------         -----------         -----------

                                             $17,284,223         $        --         $ 1,143,609         $16,140,614
                                             ===========         ===========         ===========         ===========

                                                                     AT DECEMBER 31, 1998
                                            -----------------------------------------------------------------------
                                                                   GROSS                GROSS            ESTIMATED
                                             AMORTIZED          UNREALIZED          UNREALIZED             FAIR
             HELD TO MATURITY                  COST               GAIN                 LOSS               VALUE
                                            -----------         -----------         -----------         -----------
             U.S. government                $ 8,310,729         $    52,885         $    51,888         $ 8,311,726
             U.S. corporate bonds             2,578,927             122,243             142,470           2,558,700
             Korean corporate bonds           6,302,726               5,583             437,316           5,870,993
                                            -----------         -----------         -----------         -----------

                                             17,192,382         $   180,711         $   631,674         $16,741,419
                                                                ===========         ===========         ===========
             Allowance for investment
               valuation                       (212,515)
                                            -----------

                                            $16,979,867
                                            ===========

               As permitted with adoption of SFAS No. 133, the Bank, during 1999, reclassified Korean Corporate bonds with a book value of $6,302,726 and an estimated fair value of $5,870,993 at December 31, 1998 from the held to maturity to the available for sale portfolio. During 1999, the Bank sold four of these securities with a book value of $4,645,127 for $4,763,950. At the time of sale, unrealized gains of $118,823 in accumulated other comprehensive income were reclassified into earnings.

               The amortized cost and estimated fair value of investment securities at December 31, 1999, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                                              ESTIMATED
                                                                     AMORTIZED                  FAIR
                                                                       COST                     VALUE
                                                                    -----------               -----------
             Held to maturity:
               Due after one year through five years                $ 8,488,054               $ 8,290,944
               Due after five years through ten years                 3,003,204                 2,870,638
               Due after ten years                                    5,792,965                 4,979,032
                                                                    -----------               -----------

                                                                    $17,284,223               $16,140,614
                                                                    ===========               ===========

             Available for sale:
               Due after one year through five years                $10,703,341               $10,662,755
               Due after five years through ten years                 5,035,384                 4,901,367
               Due after ten years                                      500,000                   482,913
                                                                    -----------               -----------

                                                                    $16,238,725               $16,047,035
                                                                    ===========               ===========

               Securities with amortized cost of approximately $3,517,950 and $2,384,000 at December 31, 1999 and 1998, respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.

3. LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

               The following is a summary of loans by major category at December 31, 1999 and 1998:


                                                               1999               1998
                                                           -------------      -------------
          Commercial loans                                 $  95,115,257      $  78,110,543
          Real estate loans                                  103,311,422         52,822,997
          Consumer loans                                      35,295,124         30,651,078
          Lease financing                                      5,127,564          5,640,018
                                                           -------------      -------------

                                                             238,849,367        167,224,636
          Unamortized deferred loan fees, net of costs           (86,308)            32,581
          Allowance for loan losses                           (3,643,884)        (2,961,127)
                                                           -------------      -------------

          Loans receivable, net                            $ 235,119,175      $ 164,296,090
                                                           =============      =============

               At December 31, 1999 and 1998, the Bank had $54,614,668 and $45,192,540, respectively, of loans sold to unaffiliated parties for which it performs servicing.

               Management believes that the allowance for loan losses is adequate to provide for losses inherent in the loan portfolio. However, the allowance is an estimate that is inherently uncertain and depends on the outcome of future events. Management's estimates are based on previous loan loss experience; volume, growth, and composition of the loan portfolio; the value of collateral; and current economic conditions. The Bank's lending is concentrated in consumer, commercial, and real estate loans in Los Angeles, San Jose, New York City, Seattle, and surrounding areas. Although management believes the level of the allowance is adequate to absorb losses inherent in the loan portfolio, declines in the local economy as well as other unforeseen events may result in increasing losses that cannot reasonably be predicted at this date.

               Activity in the allowance for loan losses is as follows:


                                                             1999             1998             1997
                                                         -----------      -----------      -----------
          Balance, beginning of year                     $ 2,961,127      $ 2,137,983      $ 1,801,932
          Provision for loan losses                        3,395,000        1,430,000        1,130,000
          Allowance acquired in business acquisition         285,330
          Loans charged off                               (2,938,939)      (1,014,923)        (988,258)
          Recoveries of charge-offs                          226,696          122,737          194,309
                                                         -----------      -----------      -----------

          Balance, end of year                           $ 3,643,884      $ 2,961,127      $ 2,137,983
                                                         ===========      ===========      ===========

               At December 31, 1999 and 1998, the Bank had classified $2,714,416 and $3,788,277, respectively, of its commercial and real estate loans as impaired with specific reserves of $1,032,042 and $1,354,421, respectively. The average recorded investment in impaired loans during the years ended December 31, 1999, 1998, and 1997 was $3,109,366, $3,658,999, and $2,110,563,
respectively. It is generally the Bank's policy to place loans on nonaccrual status when they are 90 days past due. At December 31, 1999, loans on nonaccrual status totaled approximately $1,523,216, compared to approximately $2,311,000 at December 31, 1998. Interest income of $170,260, $278,684, and $206,990 was recognized on impaired loans during the years ended December 31, 1999, 1998, and 1997, respectively.

               The following is an analysis of loans to directors of the Bank and their affiliates as of December 31, 1999. All such loans were made under terms that are consistent with the Bank's normal lending policies:


                                                         1999             1998
                                                     -----------      -----------
          Outstanding balance, beginning of year     $   376,000      $   286,000
          Credit granted                               1,770,000          110,000
          Repayments                                    (240,000)         (20,000)
                                                     -----------      -----------

          Outstanding balance, end of year           $ 1,906,000      $   376,000
                                                     ===========      ===========

               Income from these loans totaled approximately $86,000, $40,000, and $35,000 for the years ended December 31, 1999, 1998, and 1997, respectively.

4. PREMISES AND EQUIPMENT

               Premises and equipment at December 31, 1999 and 1998 consisted of the following:


                                                           1999             1998
                                                        -----------      -----------
          Building                                      $ 1,952,644      $ 1,952,644
          Equipment, furniture, and fixtures              3,227,671        2,854,136
          Leasehold improvements                          1,808,847        1,615,623
                                                        -----------      -----------

                                                          6,989,162        6,422,403
          Accumulated depreciation and amortization      (2,270,015)      (1,619,894)
                                                        -----------      -----------

                                                        $ 4,719,147      $ 4,802,509
                                                        ===========      ===========

5. DEPOSITS

               Time deposits by maturity dates are as follows at December 31, 1999 and 1998:


                                                    1999              1998
                                                ------------     ------------
          Less than three months                $ 63,452,000     $ 44,191,000
          After three to six months               25,322,000       21,556,000
          After six months to twelve months       36,598,000       28,747,000
          After twelve months                      3,057,000        3,796,000
                                                ------------     ------------

          Total                                 $128,429,000     $ 98,290,000
                                                ============     ============

               Interest expense for certificates of deposit of $100,000 or more amounted to $3,081,634, $2,579,322, and $1,692,179 in 1999, 1998, and 1997,
respectively.

6. SUBORDINATED NOTES

               At December 31, 1999, the Bank had subordinated capital notes outstanding of $4,300,000 with a stated interest rate of nine percent, maturing on September 30, 2004. Interest on the notes is payable quarterly, and no scheduled payments of principal are due prior to maturity. The Bank may redeem the notes prior to their maturity on or after September 30, 2002.

               The notes qualify as Tier 2 risk-based capital under the Office of the Comptroller of the Currency guidelines for assessing regulatory capital. For the total risk-based capital ratio, the amount of notes that qualify as capital is reduced as those notes approach maturity. At December 31, 1999, $3,440,000 of the notes qualified as risk-based capital.

7. INCOME TAXES

               A summary of income tax provision (benefit) for 1999, 1998, and 1997 follows:


                            CURRENT            DEFERRED            TOTAL
                          -----------        -----------        -----------
          1999:
            Federal       $ 1,352,562        $   267,151        $ 1,619,713
            State              21,869             15,617             37,486
                          -----------        -----------        -----------
                          $ 1,374,431        $   282,768        $ 1,657,199
                          ===========        ===========        ===========

          1998:
            Federal       $ 1,712,645        $  (112,977)       $ 1,599,668
            State              76,670             54,027            130,697
                          -----------        -----------        -----------

                          $ 1,789,315        $   (58,950)       $ 1,730,365
                          ===========        ===========        ===========

          1997:
            Federal       $ 1,444,072        $   324,929        $ 1,769,001
            State                 800           (659,001)          (658,201)
                          -----------        -----------        -----------

                          $ 1,444,872        $  (334,072)       $ 1,110,800
                          ===========        ===========        ===========

               As of December 31, 1999 and 1998, the federal and state deferred tax assets (liabilities) are as follows:


          1999                                                    FEDERAL           STATE            TOTAL
                                                                 ---------        ---------        ---------
          Statutory bad debt deduction (more) less than
            financial statement provision                        $(179,126)       $ 394,999        $ 215,873
          Net operating loss carryforward                          281,989           85,352          367,341
          Tax depreciation less than financial statement
            depreciation                                          (128,938)         (42,319)        (171,257)
          Los Angeles Revitalization Zone ("LARZ")
            credit carryforward                                    135,798          135,798
          Deferred compensation                                    159,666           50,905          210,571
          Loan charge-offs                                         147,483           47,021          194,504
          Mark to market on loans held for sale                    102,223           32,592          134,815
          Unrealized loss on available for sale securities
            and interest-only strip                                 85,720           25,605          111,325
          State taxes deferred and other                          (206,668)                         (206,668)
                                                                 ---------        ---------        ---------

                                                                 $ 262,349        $ 729,953        $ 992,302
                                                                 =========        =========        =========

          1998                                                    FEDERAL           STATE            TOTAL
                                                                 ---------        ---------        ---------
          Statutory bad debt deduction (more) less than
            financial statement provision                        $(175,787)       $ 320,970        $ 145,183
          Net operating loss carryforward                          310,188           94,338          404,526
          Tax depreciation less than financial statement
            depreciation                                          (105,162)         (39,302)        (144,464)
          LARZ credit carryforward                                  96,288           96,288
          Deferred compensation                                    106,865           34,070          140,935
          Loan charge-offs                                         344,268          109,755          454,023
          Market to market on loans held for sale                   11,292            3,600           14,892
          Interest income                                          150,769           48,066          198,835
          State taxes deferred and other                          (234,262)                         (234,262)
          Book loss on investment securities                        72,256           23,035           95,291
          Intangibles                                               (5,689)          (1,813)          (7,502)
                                                                 ---------        ---------        ---------

                                                                 $ 474,738        $ 689,007        $1,163,745
                                                                 =========        =========        =========

               A reconciliation of the difference between the federal statutory income tax rate and the effective tax rate as of December 31 is shown in the following table:


                                                                                         1999        1998       1997
                                                                                         ----        ----        ---
          Statutory tax (benefit) rate                                                   35 %        35 %        35 %
          State taxes, net of federal tax benefits                                          1           2          4
          Net operating loss carryover benefit                                                                     4
          Realization of valuation allowance for deferred tax assets                                             (16)
          Reversal of tax accrual                                                          (6)
          Other                                                                            (1)         (2)         2
                                                                                         ----        ----        ---

                                                                                           29%         35%        29%
                                                                                         ====        ====        ===

               At December 31, 1999, the Bank had federal and California net operating loss carryforwards of approximately $829,000 and $787,000, respectively, which will expire through 2009. Due to the ownership change that occurred on July 15, 1994, the annual limitation that can be utilized to offset future taxable income approximates $83,000.

               The Bank also has LARZ hiring and sales and use tax credits of approximately $135,000, which will expire in the years 2007 through 2012.

8. STOCKHOLDERS' EQUITY

               The Bank adopted a stock option plan in 1989 under which, as amended, options may be granted to key employees and directors of the Bank. Options are exercisable in such installments, which need not be equal, as shall be determined at the time of grant. Option prices may not be less than the fair market value at the date of grant. The Bank authorized a total of 500,000 shares under the plan as of December 31, 1999.

               Activity in the stock option plans for the years ended December 31, 1999, 1998, and 1997 is as follows:


                                                                                                  WEIGHTED
                                                                                                   AVERAGE
                                                                            RANGE OF               EXERCISE
                                                      OPTIONS               EXERCISE                PRICE
                                                      GRANTED                PRICES               PER SHARE
                                                      -------             -------------           ---------
          Balance, December 31, 1997                  370,000             $3.00 - $6.00            $   4.87
                                                     --------

          Balance, December 31, 1998                  370,000             $3.00 - $6.00            $   4.87
          Prorate effect on options,
            due to stock dividend                      31,200             $2.78 - $5.56            $   4.91
          Options granted                              30,000             $        9.26            $   9.26
          Options exercised                           (34,000)            $2.78 - $5.56            $   3.17
                                                     --------

          Balance, December 31, 1999                  397,200             $2.78 - $9.26            $   5.02
                                                     ========

               345,360, 346,000, and 330,000 of options are exercisable with a weighted average exercise price of $4.59, $4.79, and $4.82 for the years ended December 31, 1999, 1998, and 1997, respectively. The weighted average remaining contractual life of options outstanding at December 31, 1999 was 6.84 years.

               Had compensation cost for the Bank's stock option plan been determined based on the fair value at the grant date, the Bank's net income and earnings per share for the years ended December 31, 1999, 1998, and 1997 would have been reduced to the pro forma amounts indicated below:


                                       1999             1998             1997
                                    ----------       ----------       ----------
          Net income:
            As reported             $3,971,801       $3,195,592       $2,696,293
            Pro forma               $3,951,221       $3,184,592       $1,896,393

          Earnings per share:
          As reported:
              Basic                 $     0.90       $     0.73       $     0.79
              Diluted               $     0.87       $     0.70       $     0.77

          Pro forma:
            Basic                   $     0.90       $     0.73       $     0.55
            Diluted                 $     0.86       $     0.69       $     0.54

               The weighted average fair value of options granted during 1999 and 1997 was $3.71 and $3.18 per share, respectively. No options were granted in 1998. The fair value of options granted under the Company's stock option plans during 1999 and 1997 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used: no dividends yield, expected volatility of 28 percent and 0 percent, respectively, risk-free interest rate of 6.4 percent and 6.5 percent, respectively, and expected lives of five and seven years, respectively.

9. EMPLOYEE BENEFIT PLANS

               DEFERRED COMPENSATION PLAN - In 1996, the Bank established a deferred compensation plan that permits eligible officers and directors to defer a portion of their compensation. The deferred compensation, together with accrued accumulated interest, is distributable in cash after retirement or termination of service. The deferred compensation liabilities at December 31, 1999 and 1998 amounted to approximately $469,605 and $314,000, respectively, which are included in other liabilities. The Bank has insured the lives of certain officers and directors who participate in the deferred compensation plan, to assist in the funding of the deferred compensation liabilities. The Bank is the owner and beneficiary of the insurance policies. At December 31, 1999 and 1998, the cash surrender value of these policies was $4,850,529 and $4,717,741, respectively.

               401(K) SAVINGS PLAN - In 1996, the Bank established a 401(k) savings plan, which is open to all eligible employees who are 21 years old or over and have completed one year of service. The plan requires the Bank to match 50 percent of the participant contribution up to 8 percent of compensation during the plan year. Vesting in employer contributions is 20 percent after two years of service and 20 percent per year thereafter. Total employer contributions to the plan amounted to approximately $105,000, $47,000, and $46,000 for 1999, 1998, and 1997, respectively.

               EMPLOYEES STOCK OWNERSHIP PLAN ("ESOP") - In 1996, the Bank established an ESOP, which is open to all eligible employees who have completed one year of service. The ESOP purchased 5,000, 4,993, and 7,000 shares of common stock at $10.00, $9.50 - $12.50, and $4.125 per share from outstanding stockholders during 1999, 1998, and 1997, respectively. The Bank's contribution to the ESOP was approximately $52,000, $52,000, and $61,000 for 1999, 1998, and 1997, respectively.

10. COMMITMENTS AND CONTINGENCIES

               The Bank leases its premises under noncancelable operating leases, and, at December 31, 1999, the future minimum rental commitments under these leases and other operating leases are as follows:


          2000                                                     $  981,405
          2001                                                        920,648
          2002                                                        876,016
          2003                                                        382,236
          2004                                                        266,627
          Thereafter                                                  214,406
                                                                   ----------

                                                                   $3,641,338
                                                                   ==========


               Rental expense recorded under such leases in 1999, 1998, and 1997 amounted to approximately $1,057,000, $586,000, and $508,000, respectively.

               In the normal course of business, the Bank is involved in various legal claims. Management has reviewed all legal claims against the Bank with counsel and has taken into consideration the views of such counsel as to the outcome of the claims. In management's opinion, the final disposition of all such claims will not have a material adverse effect on the financial position and results of operations of the Bank.

               The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit, and commercial letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statements of financial condition. The Bank's exposure to credit loss in the event of nonperformance by the other party to commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for extending loan facilities to customers. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable; inventory; property, plant, and equipment; and income-producing properties.

               Commitments at December 31, 1999 are summarized as follows:


          Commitments to extend credit                        $56,277,785
          Standby letters of credit                             2,851,000
          Other letters of credit                              17,554,000

11. FAIR VALUES OF FINANCIAL INSTRUMENTS

               The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Bank using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data in order to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Bank could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.


                                                                                         DECEMBER 31, 1999
                                                                                 ------------------------------------
                                                                                   CARRYING               ESTIMATED
                                                                                    AMOUNT                FAIR VALUE
                                                                                 ------------            ------------
          Assets:
            Cash and cash equivalents                                            $ 62,689,328            $ 62,689,328
            Interest-bearing deposits in other financial institutions               3,274,034               3,274,034
            Securities available for sale                                          16,047,035              16,047,035
            Securities held to maturity                                            17,284,223              16,140,614
            Interest-only strips                                                      496,517                 496,517
            Loans, net                                                            235,287,425             240,557,662
            Federal Reserve Bank stock                                                666,950                 666,950
            Loan servicing asset                                                      892,877                 892,877
            Accrued interest receivable                                             1,907,279               1,907,279
            Customers' liabilities on acceptances                                   4,859,180               4,859,180

          Liabilities:
            Noninterest-bearing deposits                                         $115,623,519            $115,623,519
            Interest-bearing deposits                                             204,245,518             204,274,772
            Subordinated notes                                                      4,300,000               4,297,873
            Accrued interest payable                                                1,591,486               1,591,486
            Bank's liabilities on acceptances                                       4,859,180               4,859,180

                                                                                          DECEMBER 31, 1998
                                                                                 ------------------------------------
                                                                                   CARRYING               ESTIMATED
                                                                                    AMOUNT                FAIR VALUE
                                                                                 ------------            ------------
          Assets:
            Cash and cash equivalents                                            $ 75,029,573            $ 75,029,573
            Short-term investments                                                    525,590                 525,590
            Investment securities                                                  16,979,867              16,741,419
            Interest-only strips                                                      491,862                 491,862
            Loans, net                                                            164,711,228             164,026,653
            Federal Reserve Bank stock                                                570,650                 570,650
            Accrued interest receivable                                             1,198,562               1,198,562
            Customers' liabilities on acceptances                                   1,841,524               1,841,524

          Liabilities:
            Noninterest-bearing deposits                                         $ 89,918,570            $ 89,918,570
            Interest-bearing deposits                                             159,390,669             159,724,944
            Accrued interest payable                                                1,315,544               1,315,544
            Bank's liabilities on acceptances                                       1,841,524               1,841,524

               The following methods and assumptions were used by the Bank in estimating the fair values of its financial instruments:

                              Cash and Cash Equivalents - The carrying amounts
               approximate fair values due to the short-term nature of these instruments.

                              Interest Bearing Deposits in Other Financial
               Institutions - The carrying amounts approximate fair value due to the short-term nature of these investments.

                              Investment Securities - The fair values of
               investment securities are generally obtained from market bids from similar or identical securities, or are obtained from independent securities brokers or dealers.

                              Interest-Only Strips - The fair value of
               interest-only strips are calculated by bank management based on the present value of the excess of total servicing fees over the contractually specified servicing fee for the estimated life of loans that were sold, discounted at the effective interest rate.

                              Loan Servicing Asset - The fair value of the loan
               servicing asset is based on the present value of the contractually specified servicing fee, net of servicing cost, for the estimated life of the loans the Bank sold, based upon approximate prepayment speed, discounted by the effective interest rate.

                              Loans - To estimate the fair value of loans
               receivable, the portfolio was divided between loans with fixed and variable interest terms.

                              The fair value of loans was estimated by taking
               into account both credit and interest risks. Credit risk was adjusted to the loans based on the Bank's migration analysis. Interest risk was adjusted to only fixed loans, while the loans with variable interest rates were assumed to have no interest risk.

                              The interest risk adjustment for fixed loans was
               estimated by discounting the future cash flows using the current interest rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The fair value of nonperforming loans was not estimated because it is not practical to reasonably assess the credit adjustment that would be applied in the marketplace for such loans. The estimated fair value is net of allowance for loan losses. The carrying amount of accrued interest receivable approximates its fair value.

                              Federal Reserve Bank Stock - The carrying amount
               approximates fair value, as the stocks may be sold back to the Federal Reserve Bank at carrying value.

                              Customers' Liabilities on Acceptances - The
               carrying amount approximates fair value due to the short-term maturities of these instruments.

                              Deposits - The fair value of demand deposits,
               savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. Thus, the carrying amount of such deposit liabilities is a reasonable estimate of fair value. For fixed-maturity certificates of deposit, the fair value is estimated using the rates currently offered for deposits of similar remaining maturities. The carrying amount of accrued interest payable approximates its fair value.

                              Bank's Liabilities on Acceptances - The carrying
               amount approximates fair value due to the short-term maturities of these instruments.

                              Loan Commitments and Standby Letters of Credit -
               The fair value of loan commitments and standby letters of credit is based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. At December 31, 1999 and 1998, the fair value for loan commitments and standby letters of credit is immaterial.

               The fair value estimates presented herein are based on pertinent information available to management at December 31, 1999 and 1998. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and therefore, current estimates of fair value may differ significantly from the amounts presented herein.

12. REGULATORY MATTERS

               The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

               Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes that, as of December 31, 1999 and 1998, the Bank meets all capital adequacy requirements to which it is subject.

               As of December 31, 1999 and 1998, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since the notification that management believes have changed the institution's category.

               The Bank may not pay dividends or make any other capital distribution if, after making the distribution, the Bank would be under capitalized. Based on the current financial status of the Bank, the Bank believes that such limitations and restrictions will not impair the Bank's ability to continue to pay dividends.

               The Bank's actual capital amounts and ratios are also presented in the table.


                                                                                                            TO BE WELL
                                                                                                         CAPITALIZED UNDER
                                                                               FOR CAPITAL               PROMPT CORRECTIVE
                                                         ACTUAL             ADEQUACY PURPOSES            ACTION PROVISIONS
                                             ---------------------    --------------------------    ---------------------------
                                                AMOUNT       RATIO      AMOUNT             RATIO       AMOUNT             RATIO
                                             -----------     -----    -----------          -----    -----------           -----
     As of December 31, 1999:
       Total capital
         (to risk-weighted assets)           $32,088,239     11.5%    $22,322,253    >      8.0%    $27,902,817    >      10.0%
       Tier I capital
         (to risk-weighted assets)           $25,157,264      9.0%    $11,181,006    >      4.0%    $16,771,509    >       6.0%
       Tier I capital (to average assets)    $25,157,264      7.2%    $11,979,650    >      4.0%    $14,974,562    >       5.0%

     As of December 31, 1998:
       Total capital
         (to risk-weighted assets)           $23,412,271     11.4%    $16,429,664    >      8.0%    $20,537,580    >      10.0%
       Tier I capital
         (to risk-weighted assets)           $20,856,328     10.2%    $ 8,178,952    >      4.0%    $12,268,428    >       6.0%
       Tier I capital (to average assets)    $20,856,328      8.4%    $ 9,931,585    >      4.0%    $12,404,481    >       5.0%

13. EARNINGS PER SHARE

        Earnings per share as of December 31, 1999, 1998, and 1997 are as follows:


                                                               INCOME                 SHARES             PER SHARE
                                                             (Numerator)           (Denominator)           Amount
                                                             -----------           -------------         ---------
        1999

        Basic EPS -
          Income available to common stockholders            $3,971,801             4,391,874             $   0.90

        Effect of dilutive securities -
          Options                                                                     192,564                (0.03)
                                                             ----------             ---------             --------

        Diluted EPS -
          Income available to common stockholders            $3,971,801             4,584,438             $   0.87
                                                             ==========             =========             ========

        1998

        Basic EPS -
          Income available to common stockholders            $3,195,592             4,368,959             $   0.73

        Effect of dilutive securities -
          Options                                                                     220,663                (0.03)
                                                             ----------             ---------             --------

        Diluted EPS -
          Income available to common stockholders            $3,195,592             4,589,622             $   0.70
                                                             ==========             =========             ========

        1997

        Basic EPS -
          Income available to common stockholders            $2,696,293             3,423,959             $   0.79

        Effect of dilutive securities -
          Options                                                                      70,774                (0.02)
                                                             ----------             ---------             --------

        Diluted EPS -
          Income available to common stockholders            $2,696,293             3,494,733             $   0.77
                                                             ==========             =========             ========


14. GOODWILL AND INTANGIBLE ASSETS

        On October 9, 1998, the Bank purchased certain assets and assumed certain liabilities of Korea Exchange Bank, Flushing Branch. The fair value of assets acquired and liabilities assumed was $12,597,376 and $21,587,465, respectively, and the Bank received cash of $6,991,934. The Bank's intangible assets resulting from the acquisition, which was accounted for as a purchase, are summarized as follows:


                                                1999                   1998
                                              ----------            ----------
        Core deposit premiums, net            $  723,828            $  849,709
        Goodwill, net                          1,023,897             1,098,359


        Total                                 $1,747,725            $1,948,068
                                              ----------            ----------

                                               1,747,725             1,948,068
                                              ==========            ==========

        The balance of core deposit premiums is being amortized over its remaining useful life, currently seven years. Amortization expense for core deposit premiums was $125,881 and $31,471 for the years ended December 31, 1999 and 1998, respectively. Amortization expense for goodwill was $74,462 and $18,616 for the years ended December 31, 1999 and 1998, respectively.

15. QUARTERLY FINANCIAL DATA (UNAUDITED)

               Summarized quarterly financial data follows:



                                                                            THREE MONTHS ENDED
                                                     ------------------------------------------------------------------------
                                                     MARCH 31              JUNE 30           SEPTEMBER 30         DECEMBER 31
                                                     --------              -------           ------------         -----------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
        1999
        Net interest income                           $3,676               $3,788               $4,741               $5,096
        Provision for credit losses                      350                  930                  615                1,500
        Net earnings                                     903                  787                1,049                1,233
        Basic earnings per common share                 0.21                 0.17                 0.24                 0.28
        Diluted earnings per share                      0.20                 0.17                 0.23                 0.27

        1998

        Net interest income                           $2,764               $3,032               $3,143               $3,611
        Provision for credit losses                      315                  305                  305                  505
        Net earnings                                     571                  799                  753                1,073
        Basic earnings per common share                 0.13                 0.18                 0.17                 0.25
        Diluted earnings per share                      0.12                 0.17                 0.16                 0.25

        1997

        Net interest income                            1,919                2,127                2,316                2,713
        Provision for credit losses                      210                  270                  300                  350
        Net earnings                                     615                  666                  881                  534
        Basic earnings per common share                 0.18                 0.19                 0.26                 0.16
        Diluted earnings per share                      0.18                 0.19                 0.25                 0.15


16. BUSINESS SEGMENT INFORMATION

               The Bank segregates its operations into three primary segments:
Banking Operations, Trade Finance Services ("TFS"), and Small Business Administration Lending Services ("SBA"). The Bank determines the operating results of each segment based on an internal management system that allocates certain expenses to each segment.

               BANKING OPERATIONS - The Bank provides lending products, including commercial installment and real estate loans, to its customers.

               TRADE FINANCE SERVICES - The Trade Finance department allows the Bank's import/export customers to handle their international transactions. Trade finance products include the issuance and collection of letters of credit, international collection, and import/export financing.

               SMALL BUSINESS ADMINISTRATION LENDING SERVICES - The SBA department provides customers of the Bank access to the United States SBA guaranteed lending program.



                                                                              BUSINESS SEGMENT
                                                  ------------------------------------------------------------------------
                                                   BANKING
1999                                              OPERATIONS               TFS                 SBA                  BANK
                                                  ----------            --------             --------             --------
                                                                           (DOLLARS IN THOUSANDS)
        Net interest income                        $ 13,408             $  2,110             $  1,783             $ 17,301
        Less provision for loan losses                1,975                1,040                  380                3,395
        Other operating income                        5,135                1,401                1,524                8,060
                                                   --------             --------             --------             --------

        Net revenue                                  16,568                2,471                2,927               21,966
        Other operating expenses                     13,344                1,524                1,469               16,337
                                                   --------             --------             --------             --------

        Earnings before taxes                      $  3,224             $    947             $  1,458             $  5,629
                                                   ========             ========             ========             ========

        Total assets                               $280,272             $ 33,723             $ 44,903             $358,898
                                                   ========             ========             ========             ========

                                                                              BUSINESS SEGMENT
                                                  ------------------------------------------------------------------------
                                                   BANKING
1998                                              OPERATIONS               TFS                 SBA                  BANK
                                                  ----------            --------             --------             --------
                                                                           (DOLLARS IN THOUSANDS)
        Net interest income                        $  9,645             $  1,895             $  1,010             $ 12,550
        Less provision for loan losses                1,175                   80                  175                1,430
        Other operating income                        2,764                1,252                2,253                6,269
                                                   --------             --------             --------             --------

        Net revenue                                  11,234                3,067                3,088               17,389
        Other operating expenses                     10,275                1,150                1,038               12,463
                                                   --------             --------             --------             --------

        Earnings before taxes                      $    959             $  1,917             $  2,050             $  4,926
                                                   ========             ========             ========             ========

        Total assets                               $219,091             $ 31,402             $ 25,633             $276,126
                                                   ========             ========             ========             ========

                                                                              BUSINESS SEGMENT
                                                  ------------------------------------------------------------------------
                                                   BANKING
1997                                              OPERATIONS               TFS                 SBA                  BANK
                                                  ----------            --------             --------             --------
                                                                           (DOLLARS IN THOUSANDS)
        Net interest income                        $  6,824             $  1,521             $    730             $  9,075
        Less provision for loan losses                1,005                   50                   75                1,130
        Other operating income                        1,809                1,216                1,776                4,801
                                                   --------             --------             --------             --------

        Net revenue                                   7,628                2,687                2,431               12,746
        Other operating expenses                      6,957                1,145                  837                8,939
                                                   --------             --------             --------             --------

        Earnings before taxes                      $    671             $  1,542             $  1,594             $  3,807
                                                   ========             ========             ========             ========

        Total assets                               $138,087             $ 26,395             $ 16,652             $181,134
                                                   ========             ========             ========             ========

17. SUBSEQUENT EVENT

        On February 2, 2000, the stockholders of the Bank unanimously approved an acquisition agreement, dated November 9, 1999, whereby the Bank will acquire Korea First Bank of New York ("KFB"). The Federal Deposit Insurance Corporation and the Office of the Comptroller of the Currency approved the purchase of KFB on February 8, 2000.

        The purchase price of KFB will be $10,537,000, subject to certain adjustments, to be paid in cash by the Bank at the closing. The acquisition will be accounted for using purchase accounting. Because the Bank is acquiring the common stock of KFB for near or below book value, after adjustments, the Bank does not expect to record a material amount of goodwill.

                                     ******

                                  APPENDIX VII

                    OFFICE OF THE COMPTROLLER OF THE CURRENCY


                                    FORM 10-Q


(Mark One)

[X] Quarterly report pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

        For the quarterly period ended September 30, 2000 or

[ ] Transition report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        For the transition period from _____________ to _____________


                                 NARA BANK, N.A.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                     United States                                                    95-4170121
-------------------------------------------------------------------------------------------------------------
 (State or other jurisdiction of incorporation or organization)          (IRS Employer Identification Number)

3701 Wilshire Boulevard, Suite 220, Los Angeles, California            90010
--------------------------------------------------------------------------------
     (Address of Principal executive offices)                        (ZIP Code)


                                 (213) 639-1700
--------------------------------------------------------------------------------
              (Registrant's telephone number, including area code)


                                 Not Applicable
--------------------------------------------------------------------------------
      (Former name, former address and former fiscal year, if changed since last report)


        Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                 Yes [X] No [ ]

        As of November 13, 2000, there were 5,461,092 outstanding shares of the issuer's Common Stock, $3.00 par value.

                                    FORM 10-Q


                         NARA BANK, NATIONAL ASSOCIATION

                                TABLE OF CONTENTS


                                                                                                         PAGE
                                                                                                         ----
PART I     FINANCIAL INFORMATION

Item 1.    FINANCIAL STATEMENTS

           Statements of Financial Condition - September 30, 2000 and December 31, 1999                    2

           Statements of Operations - Three and Nine Months Ended September 30, 2000  and 1999             3

           Statements of Changes in Shareholders' Equity - Nine Months Ended September 30, 2000 and 1999   4

           Statements of Cash Flows - Nine Months Ended September 30, 2000 and 1999                        5

           Notes to Financial Statements                                                                   6

Item 2.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
           OPERATIONS                                                                                      9

Item 3.    QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK                                      22

PART II    OTHER INFORMATION

           Other Information                                                                               25

           Signature                                                                                       29

                                     PART I

                              FINANCIAL INFORMATION


ITEM 1. FINANCIAL STATEMENT


UNAUDITED STATEMENTS OF FINANCIAL CONDITION

                                                                                  September 30,       December 31,
                                                                                      2000                1999
                                                                                  -------------      -------------
ASSETS
Cash and due from banks                                                           $  29,901,611      $  20,189,328
Interest-bearing deposits in other financial institutions                             5,744,909          3,274,034
Securities available for sale, at fair value
 (amortized cost: September 30, 2000- $34,915,973; Dec 31,1999 - $16,238,725)        34,734,678         16,047,035
Securities held to maturity, at amortized cost (fair value:
   September 30, 2000 - $16,622,965; Dec 31, 1999 - $16,140,614)                     17,625,919         17,284,223
FRB Stock                                                                               666,950            666,950
FHLB Stock                                                                               96,400                  0
Interest-only strips  (Note 2)                                                          426,505            496,517
Federal funds sold                                                                   63,100,000         42,500,000
Loans receivable, net of allowance  (Note 3)                                        336,261,441        235,119,175
Loans held for sale, at the lower of cost or market                                   3,244,547            168,250
Other real estate owned (OREO)                                                          249,320                  0
Premises and equipment                                                               15,255,870          4,719,147
Accrued interest receivable                                                           2,781,590          1,907,279
Deferred income taxes, net                                                              985,997            992,302
Customers' acceptance liabilities                                                     5,267,832          4,859,180
Cash surrender value                                                                  4,959,335          4,850,529
Goodwill and intangible assets, net                                                   1,597,465          1,747,725
Other assets                                                                          5,757,648          4,076,723
                                                                                  -------------      -------------

TOTAL                                                                             $ 528,658,016      $ 358,898,397
                                                                                  =============      =============

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
  Deposits:
    Noninterest-bearing                                                           $ 170,087,267      $ 115,623,519
    Interest-bearing:
      Money market and other                                                         64,681,762         37,288,132
      Savings deposits                                                               46,105,853         38,528,628
      Time deposits of $100,000 or more                                             117,808,116         76,624,977
      Other time deposits                                                            74,076,640         51,803,781
                                                                                  -------------      -------------
        Total Deposits                                                              472,759,638        319,869,037

Subordinated notes                                                                    4,300,000          4,300,000
Accrued interest payable                                                              3,039,317          1,591,486
Acceptances outstanding                                                               5,267,832          4,859,180
Other liabilities                                                                     1,551,734          1,552,436
                                                                                  -------------      -------------

        Total liabilities                                                           486,918,521        332,172,139

Stockholders' equity:
  Common stock, $3 par value; (Note 4 and 7)
          authorized, 10,000,000 shares;
          issued and outstanding, 5,461,092 and 4,403,753
          shares at September 30, 2000 and December 31, 1999                         16,383,276         13,211,259
  Capital Surplus  (Note 7)                                                          15,725,681          9,019,706
  Retained earnings                                                                   9,788,599          4,652,655
  Accumulated other comprehensive income --
   unrealized gain (loss) on AFS securities and interest
   only strips, net of taxes of $108,062 and $33,044
   at September 30, 2000 and December 31, 1999, respectively                           (158,061)          (157,362)
                                                                                  -------------      -------------

        Total stockholders' equity                                                   41,739,495         26,726,258

        Total liabilities and stockholders' equity                                $ 528,658,016      $ 358,898,397
                                                                                  =============      =============

See accompanying notes to financial statements

INCOME STATEMENTS
FOR THE THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999
(UNAUDITED)


                                                                     For the Three months           For the Nine Months
                                                                      Ended September 30,            Ended September 30,
                                                                 ----------------------------    ----------------------------
                                                                     2000            1999            2000            1999
                                                                 ------------    ------------    ------------    ------------
INTEREST INCOME:
  Interest and fees on loans                                     $  9,106,790    $  5,313,722    $ 24,154,914    $ 15,080,834
  Interest on securities and other investments                        886,479         420,513       2,420,127       1,064,133
  Interest on federal fund sold and interest-bearing deposits
      with other financial institutions                             1,107,101         681,594       2,470,340       1,695,744

                                                                 ------------    ------------    ------------    ------------
    Total interest income                                          11,100,369       6,415,829      29,045,380      17,840,711

INTEREST EXPENSE:
  Interest expense on deposits                                      3,696,694       2,037,934       9,484,039       5,635,629
  Interest on subordinated notes and other borrowings                  96,113               0         294,249               0
                                                                 ------------    ------------    ------------    ------------

    Total interest expense                                          3,792,807       2,037,934       9,778,288       5,635,629

    Net interest income before provision for
      loan losses                                                   7,307,562       4,377,895      19,267,092      12,205,082

Provision for loan losses                                             400,000         615,000         400,000       1,895,000
                                                                 ------------    ------------    ------------    ------------

Net interest income after provision for loan losses                 6,907,562       3,762,895      18,867,092      10,310,082

OTHER OPERATING INCOME:
  Service charge on deposit accounts                                1,479,471         895,703       4,116,797       2,350,162
  Other charges and fees                                            1,416,466       1,012,691       4,135,317       2,700,044
  Lease income (Note 5)                                               150,414               0         395,793               0
  Gain (Loss) on sale of fixed assets                                       0               0         389,322            (799)
  Gain on sale of securities                                                0               0             255         118,823
  (Loss) on sale of OREO                                                    0               0               0            (395)
  Gain on sale of SBA loans                                           121,919         194,133         683,156         694,579
                                                                 ------------    ------------    ------------    ------------
    Total other operating income                                    3,168,270       2,102,528       9,720,640       5,862,414

OTHER OPERATING EXPENSE:
  Salaries, wages and employee benefits                             3,326,611       2,044,256       8,537,555       5,661,415
  Net occupancy expense                                               952,685         487,157       2,482,979       1,424,951
  Furniture and equipment expense                                     263,672         178,447         736,462         551,225
  Other operating expenses                                          1,686,528       1,345,649       4,616,337       3,959,084
    Total other operating expense                                   6,229,495       4,055,508      16,373,333      11,596,675
                                                                 ------------    ------------    ------------    ------------

EARNINGS BEFORE INCOME TAX PROVISION                                3,846,336       1,809,914      12,214,400       4,575,820

INCOME TAX PROVISION                                                1,053,637         761,000       4,083,574       1,836,800

NET EARNINGS                                                     $  2,792,699    $  1,048,914    $  8,130,826    $  2,739,020
                                                                 ============    ============    ============    ============

EARNINGS PER SHARE
    Basic                                                        $       0.55    $       0.22    $       1.68    $       0.58
    Diluted                                                      $       0.53    $       0.21    $       1.61    $       0.55

See accompanying notes to financial statements

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
NINE MONTHS ENDED SEPTEMBER 30, 1999 and 2000


                                                                                                   ACCUMULATED
                                    NUMBER OF       OTHER                                             OTHER
                                     SHARES         COMMON          CAPITAL         RETAINED       COMPREHENSIVE   COMPREHENSIVE
                                  OUTSTANDING       STOCK           SURPLUS         EARNINGS       INCOME (LOSS)       INCOME
                                  -----------    ------------     ------------    ------------     -------------   -------------
BALANCE,
  DECEMBER 31, 1998                4,045,332     $ 12,135,996     $  6,884,525    $  3,783,875     $        939

Exercise of options                   34,000          102,000            5,423

Stock dividend                       324,427          973,263        2,129,758      (3,103,021)

Comprehensive income:                                                                2,739,020                         2,739,020

  Net income

  Other comprehensive
      income -
  Change in unrealized
      gain (loss) on
      securities available
      for sale and IO strips
      net of tax                                                                                        (26,618)         (26,618)
                                                                                                                    ------------

Comprehensive income                                                                                                $  2,712,402
                                ------------     ------------     ------------    ------------     ------------     ============

BALANCE,
  SEPTEMBER 30, 1999               4,403,759     $ 13,211,259     $  9,019,706    $  3,419,873     $    (25,679)
                                ============     ============     ============    ============     ============


BALANCE,
  DECEMBER 31, 1999                4,403,753     $ 13,211,259     $  9,019,706    $  4,652,655     $   (157,362)

Stock dividend                       352,339        1,057,017        1,937,865      (2,994,882)

Issuance of common stock
   plus warrants                     700,000        2,100,000        4,768,110

Exercise of option                     5,000           15,000

Comprehensive income:

  Net Income                                                                         8,130,826                         8,130,826

  Other comprehensive
      income -
  Change in unrealized
      gain (loss) on
      securities available
      for sale and IO strips
      net of tax                                                                                           (699)            (699)
                                                                                                                    ------------

Comprehensive income                                                                                                $  8,130,127
                                ------------     ------------     ------------    ------------     ------------     ============

BALANCE,
  SEPTEMBER 30, 2000               5,461,092     $ 16,383,276     $ 15,725,681    $  9,788,599     $   (158,061)
                                ============     ============    =============    ============     ============


See accompanying notes to financial statements

STATEMENT OF CASH FLOWS
NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999




                                                                                                2000             1999
                                                                                            ------------     ------------
CASH FLOW FROM OPERATING ACTIVITIES
   Net Earnings from Operation                                                              $  8,130,826     $  2,739,020
   Adjustment to reconcile net earnings
      Depreciation, amortization, and accretion                                                  749,672           89,315
      Provision for loan losses                                                                  400,000        1,895,000
      Provision for investment securities                                                              0         (212,515)
      Proceeds from Sales of SBA Loans                                                        14,171,004       13,185,437
      Origination of SBA Loans                                                               (33,045,900)     (27,920,650)
      Net gain on sale of SBA loans                                                             (683,156)        (694,579)
      (Gain) Loss on Sales of furniture and equipments                                          (389,322)             799
      Decrease (increase) in accrued interest receivable                                        (572,189)        (447,583)
      Decrease (increase) in other assets                                                     (1,888,666)      (2,731,696)
      Increase (decrease) in  accrued interest payable                                           956,554          149,107
      Increase (decrease) in other liabilities                                                (1,934,528)       2,887,080
                                                                                            ------------     ------------
          Net Cash Used in Operating Activities                                              (14,105,705)     (11,061,265)
                                                                                            ------------     ------------

CASH FLOWS FROM INVESTMENT ACTIVITIES
      Net increase in loans receivable                                                       (53,971,563)     (37,785,271)
      Net increase in cash surrender value                                                      (108,806)
      Purchase of premises and equipment                                                        (742,876)        (527,698)
      Purchase of investment securities                                                       (8,719,455)     (17,555,000)
      Purchase of FHLB Stock                                                                     (96,400)               0
      Proceeds from disposition of premises and equipment                                      2,418,390                0
      Proceeds from matured or called securities held to maturity                                      0        1,000,000
      Proceeds from the sale of investment securities available for sale                               0        4,900,000
      (Increase) Decrease in interest only strip                                                  70,012           51,219
      (Increase) Decrease in interest-bearing deposits with other financial institutions      (3,834,000)      (2,997,000)
      Proceeds from matured interest-bearing deposits with other financial institution         1,366,000                0
      Cash paid for the acquisition of KFBNY                                                  (8,699,445)               0
      Cash & cash equivalents acquired from business combination                              24,081,068                0
                                                                                            ------------     ------------
      Net Cash Used in Investing Activities                                                  (48,237,075)     (52,913,750)
                                                                                            ------------     ------------
CASH FLOWS FROM FINANCING ACTIVITIES
      Net increase (decrease) in deposits                                                     85,771,965       46,547,303
      Proceeds for stock option                                                                   15,000          107,422
      Proceeds from the issuance of Common Stock                                               6,868,100
      Proceeds from the issuance of Capital Notes                                                      0        4,300,000
                                                                                            ------------     ------------
      Net Cash Provided by financing Activities                                               92,655,065       50,954,725

  NET INCREASE (DECREASE) IN CASH AND
      CASH EQUIVALENTS                                                                        30,312,285      (13,020,290)
  CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                                62,689,328       75,029,573
                                                                                            ------------     ------------
  CASH AND CASH EQUIVALENTS, END OF YEAR                                                    $ 93,001,613     $ 62,009,283
                                                                                            ============     ============

   SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
          Interest Paid                                                                        8,332,844        5,473,462
          Income Taxes Paid                                                                    2,453,200        1,984,000

   SUPPLEMENTAL SCHEDULE OF NONCASH
       INVESTMENT ACTIVITIES
          Transfer of Loans to Other Real Estate Owned                                           205,011           40,558
          Transfer from Retained Earnings to Common Stock for the
                issuance of 8% stock dividend                                                  2,994,882        3,103,021
          The Bank purchased three branches of Korea First Bank of New York
          In conjunction of the acquisition, net liabilities were assumed as follows:
                  Cash acquired                                                              (24,081,068)
                  Loans acquired, net                                                        (30,747,857)
                  Interest receivable                                                           (302,122)
                  Fixed assets acquired at FV                                                (12,812,811)
                  Other assets, net                                                          (10,185,499)
                  Deposit assumed                                                             67,800,172
                  Accrued interest assumed                                                       491,277
                  Other liabilities assumed                                                    1,138,462
                                                                                            ------------
                    Net liabilities assumed at FV                                             (8,699,446)


See accompanying notes to financial statements

NOTES TO FINANCIAL STATEMENTS

Balance Sheets at September 30, 2000 (unaudited) and December 31, 1999 Income Statements for the three months (unaudited) and nine months ended September 30, 2000 and 1999 (unaudited)
Statements of Changes in Stockholders' Equity for the nine months ended September 30, 2000 and 1999 (unaudited)
Cash Flow Statements for the nine months ended September 30, 2000 and 1999 (unaudited)


1. BASIS OF PRESENTATION

        The accounting and reporting policies of Nara Bank, National Association ("the Bank") are in accordance with generally accepted accounting principles and conform to practices within the banking industry. The financial information included herein is unaudited and, in the opinion of management, reflect all adjustments necessary (consisting of normal and recurring adjustments) for a fair presentation of the financial condition and results of operations as of and for the period ended September 30, 2000. The results of operations for interim period are not necessarily indicative of the results that will be reported for the entire year. The balance sheet information as of December 31, 1999 was derived from the Bank's audited financial statements included in the 1999 Annual Report to Shareholders on Form 10-KSB.

        Pursuant to Securities and Exchange Commission Rule 10-01 and Accounting Principles Board Opinion No. 28, the Bank's interim financial statements do not include complete disclosures as contemplated in annual financial statements. Accordingly, these financial statements should be read in conjunction with the Bank's 1999 Annual Report to Shareholders on Form 10-KSB.

2. INTEREST-ONLY STRIPS

        Certain Small Business Administration (SBA) loans that may be sold prior to maturity have been designated as held-for-sale and are recorded at the lower of cost or market value on an aggregate basis. Under Statement of Financial accounting Standards (SFAS) No. 125, the servicing fees on SBA sold will be separated into two categories called "Servicing Assets" and "Interest-only Strip Receivable". The interest-only strip receivable is the interest income retained by the Bank that exceeds the contractually specified servicing fees (100 basis points). Pursuant to SFAS 125, the Bank treats this receivable as a financial asset and subsequently, it is measured like investments in debt securities classified as available-for-sales.

3. LOANS AND ALLOWANCE FOR LOAN LOSSES

        Loans are carried at the principal amount outstanding. Interest revenue on non-discounted loans generally is accrued based on the principal amount outstanding. Interest revenue on discounted loans is accrued based on the methods that generally approximate the interest method. Interest income is not recognized on loans if collection of the interest is deemed to be unlikely. In 1995, the Bank adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan". As amended by SFAS No. 118,

SFAS No. 114 generally requires impaired loans to be measured based on the present value of expected future cash flows discounted at the loans' effective interest rate or, as an expedient, at the loans' observable market price or the fair value of the collateral if a loan is collateral-dependent. Creditors may select the measurement method on a loan-by-loan basis except that collateral-dependent loans for which foreclosure is probable must be measured at the fair value of the collateral. SFAS No. 114 also prescribes measuring impairment of a restructured loan by discounting the total expected future cash flows at the loan's effective rate of interest in the original loan agreement.

        The allowance is an amount that management believes will be adequate to absorb losses inherent within existing loans, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality review of specific problem loans, and current economic conditions and trends that may affect the borrowers' ability to pay.

4. DIVIDENDS

        In May of 2000, the Bank paid an 8.0% stock dividend to shareholders of record on April 14, 2000. All share and per share data have been retroactively restated to reflect the 2000 stock dividend. In June of 1999, the Bank paid an 8.0% stock dividend to shareholders of record on May 10, 1999. All share and per share data was restated in 1999 to reflect the 1999 stock dividend.

5. LEASE INCOME

        In connection with the acquisition of KFBNY in February 2000, the Bank recognized lease income from one of the buildings acquired, located in Manhattan, New York. The building is twelve stories with the Bank occupying two floors and a basement. The remaining floors are leased. The building is currently in escrow, which will be closed in the beginning of the fourth quarter. Lease income is classified as "other operating income". Management feels that it is not necessary to classify the rental income separately as non-operating income since it will only be temporary operation until the close of escrow.

6. RECENT ACCOUNTING PRONOUNCEMENT

        On December 3, 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB" or the "Bulletin") 101, Revenue Recognition in Financial Statements. The Bulletin provided views in applying generally accepted accounting principles to selected revenue recognition issues. The Bulletin further emphasized that revenue should not be recognized until it is realized or realizable and earned. SAB 101, as amended by SAB 101A and 101B, is to be implemented by the Bank no later than the fourth fiscal quarter of fiscal years beginning after December 15, 1999. In management's opinion, implementation of SAB 101 will not have a material impact to the overall financial position or results of operations of the Bank.

7. CAPITAL OFFERING

        On August 18, 2000, the Bank issued 175,000 units at a purchase price of $40 per unit. Each unit consisted of four shares of common stock and one detachable, non-transaferable three-year warrant to purchase one share of common stock. The warrant is exercisable based on a sliding scale of prices which depends upon when the warrant is exercised. The warrant exercised within one year of its grant date will be exercisable at $11, a warrant exercised after one year and within two years of its grant will be exercisable at $12 and a warrant exercised within three years from the grant data will be exercisable at $13.

8. EARNINGS PER SHARE

        Basic EPS excludes dilution and is computed by dividing earnings available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in the earnings. EPS data for 1999 was retroactively restated, reflecting the 2000 stock dividend.

9. COMMITMENTS AND CONTINGENCIES

        The Bank is a party to routine litigation incidental to its business, none of which is considered likely to have a materially adverse effect on the Bank. Neither the Bank nor any of its property is subject to any material pending legal proceedings except as described below.

        In connection with the acquisition of KFBNY, the Bank assumed certain litigation pending against KFBNY. One case, Noah Enterprises Ltd ("Noah") vs. Korea First Bank of New York, filed in the Supreme Court of the State of New York County of New York on October 21, 1999 arose in connection with KFBNY granting a revolving credit line of $2.5MM to Noah with the loan being secured by a UCC-1 filed by KFBNY. When KFBNY decreased Noah's revolving line from $2.5MM to $1.0MM due to KFBNY's internal problems, the loan was restructured with new documentation, except for the UCC-1 and Security Agreement. Noah alleges that because the UCC-1 was not released, Noah was not able to obtain financing from other institutions. Noah has sued KFBNY for $25MM for the punitive and consequential damages resulting from the non-release.

        The Bank also obtained full indemnification from the Korea Deposit Insurance Corporation for all litigation up to $3.0 million plus 50% indemnification for any amounts over $3.0 million. The Bank believes such indemnification is sufficient to cover any potential liabilities

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following is management's discussion and analysis of the major factors that influenced the Bank's results of operations and financial condition for the nine months and three months ended September 30, 2000. This analysis should be read in conjunction with the Bank's Annual Report on Form 10-KSB for the year ended December 31, 1999 and with the financial statements and notes as set forth in this report.


FORWARD-LOOKING INFORMATION

        Certain matters discussed in this report may constitute forward-looking statements under Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. There can be no assurance that the results described or implied in such forward-looking statements will, in fact, be achieved and actual results, performance, and achievements could differ materially because the business of the Bank involves inherent risks and uncertainties. Risks and uncertainties include possible future deteriorating economic conditions in the Bank's areas of operation; interest rate risk associated with volatile interest rates and related asset-liability matching risk; liquidity risks; risk of significant non-earning assets, and net credit losses that could occur, particularly in times of weak economic conditions or times of rising interest rates; risks of available for sale securities declining significantly in value as interest rates rise; and regulatory risks associated with the variety of current and future regulations to which the Bank is subject. For additional information concerning these factors, see "Item 1. Business - Investment Considerations That May Affect Future Results" contained in the Bank's Form 10-KSB for the year ended December 31, 1999.


ACQUISITION OF KOREA FIRST BANK OF NEW YORK

        Effective February 25, 2000, the Bank completed its acquisition of Korea First Bank of New York, a New York-chartered banking corporation ("KFBNY"), pursuant to the Agreement and Plan of Reorganization dated as of November 9, 1999, between Nara, KFBNY and KFBNY's sole shareholder (the "Acquisition). The Acquisition was accomplished by merging a federally chartered, non-insured interim bank subsidiary of the Bank with and into KFBNY, followed immediately by the merger of KFBNY into the Bank, for which the Bank paid $8,699,445 to the Korea Deposit Insurance Corporation (the sole shareholder of KFBNY) for all of the shares of stock of KFBNY, which were then canceled in connection with the Acquisition.

        The underlying assets acquired primarily included loans, cash, real estate and bank premises and equipment, while the primary liabilities assumed included deposit accounts and accrued liabilities related to the ongoing business. The acquisition was accounted for as a purchase The purchase price of $8,699,445 was paid in cash from the Bank's available capital reserves.

        Prior to the date of the Acquisition, KFBNY was engaged in the business of banking in the cities of Manhattan, Flushing and Jackson Heights, New York. Currently, all three branches are operating at the same location.


CAPITAL OFFERING

        On August 18, 2000, the Bank raised additional capital of $6,868,110 (net of expenses) through issuing 175,000 units, which one unit consisted of four shares of common stock plus a fully vested, immediately exercisable warrant to purchase an additional share of common stock. The warrant is a three year warrant to purchase a share of common stock at a price of $11, if exercised within one year, $12 if exercised after one and within two years, and $13 if exercised after two and within three years, from the date of grant.


                              RESULTS OF OPERATION

        The Bank's net income for the three months ended September 30, 2000 was $2.8 million or $0.53 per diluted share compared to $1.0 million or $0.21 per diluted share for the three months ended September 30, 1999. The net income for the nine months ended September 30, 2000 was $8.1 million or $1.61 per diluted share compared to $2.7 million or $0.55 per diluted share for the same period a year ago. The increase in net income for 2000 as compared to 1999 was the result of substantial improvement in the Bank's economies of scale generated by the acquisition of KFBNY in February of 2000 and other expansion activities. The annualized return on average assets was 2.4% for the first nine months of 2000 compared to a return on average assets of 1.2% for the same period in 1999, an increase of 100.0%. The annualized return on average equity was 34.2% for the first nine months of 2000, compared to an annualized return on average equity of 15.0% for the same period in 1999, an increase of 128.0%. This was due to 196.9% increase in net income during nine months period of 2000 over same period of 1999.


NET INTEREST INCOME

        The principal component of the Bank's earnings is net interest income, which is the difference between the interest and fees earned on loans and investments and the interest paid on deposits and other borrowed funds. When net interest income is expressed as a percentage of average interest-earning assets, the result is the net interest margin. The net interest spread is the yield on average interest-earning assets less the average cost of interest-bearing deposits and borrowed funds.

        For the three months ended September 30, 2000, the Bank's net interest income before provision for loan losses was $7.3 million. This represents an increase of $2.9 million or 65.9 % over net interest income of $4.4 million for the three months ended

September 30, 1999. The Bank's total interest income for the third quarter of 2000 increased $4.7 million or 73.4% to $11.1 million from $6.4 million in the third quarter of 1999. This increase reflects the volume increase of interest-earning assets from the KFBNY acquisition as well as from the Bank's exiting branches prior to the acquisition. The Bank's interest expense on deposits for the quarter ended September 30, 2000 also increased by approximately $1.8 million or 85.0% to $3.8 million from $2.0 million for the quarter ended September 30, 1999. This increase reflected an increase in the average volume of interest-bearing liabilities. Average interest-bearing liabilities were $291.2 million for the third quarter of 2000, which represented an increase of $106.5 million or 57.7% from average interest-bearing liabilities of $184.7 million for the third quarter of 1999. This increase was partly from the KFBNY acquisition and also from the existing branches, especially mini branches located in Torrance, Valley, Fullerton, and Glendale.

        For the nine months ended September 30, 2000, the Bank's net interest income before provision for loan losses was $19.3 million, which represents an increase of $7.1 million or 58.2% over net interest income of $12.2 million for the nine months ended September 30, 1999. Net interest margin increased to 6.6% for the nine months ended September 30, 2000, from 6.2% for the same period in 1999. In addition, net interest spread increased to 4.9% for the nine months ended September 30, 2000, from 4.7% for the same period in 1999. These increases in net interest margin and spread are primarily due to the several rate hike by Federal Reserve Bank during 2000 which increased the interest income on loans that are tied to the prime.

        The Bank's volume growth in interest-earning assets, achieved partly from the KFBNY acquisition and also from internal growth, resulted in a 62.9% increase in total interest income to $29.0 million for the nine months ended September 30, 2000 from $17.8 million for the same period in 1999. Interest-earning assets averaged $390.2 million for the nine months of 2000, which represented an increase of $129.4 million or 49.6%, from $260.8 million for the same period of 1999. The yield on average interest-earning assets increased to 9.9% for the nine months ended September 30, 2000, from a yield of 9.1% for the nine months ended September 30, 1999. This is primarily due to several increases in the Bank's prime rate during the year. Approximately 76.0% of the Bank's net loans were variable rate loans tied to the prime rate at September 30, 2000.

        The Bank's interest expense on deposits for the nine months ended September 30, 2000 increased by approximately $3.9 million or 69.6% to $9.5 million from $5.6 million for the nine months ended September 30, 1999. This increase reflects an increase in the average volume of interest-bearing liabilities. Average interest-bearing liabilities were $261.7 million for the nine months of 2000, which represents an increase of $90.2 million 52.6% from average interest-bearing liabilities of $171.5 million for the nine months of 1999. The cost of average interest-bearing liabilities increased to 5.0% for the nine months ended September 30, 2000, compared to a cost of 4.4% for the same period of 1999. Overall interest on deposits increased due to an increase in time deposit rates.

        The table below presents the average yield on each category of interest-earning assets, average rate paid on each category of interest-bearing liabilities, and the resulting interest rate spread and net yield on interest-earning assets for periods indicated. All average balances are daily average balances. The net loans in the table below also includes the non-performing loans. The income and expenses are for the nine months period.


                                                           SEPTEMBER 30, 2000                          SEPTEMBER 30, 1999
                                                --------------------------------------       ------------------------------------
                                                               INTEREST        AVERAGE                     INTEREST      AVERAGE
                                                 AVERAGE        INCOME/        YIELD/        AVERAGE        INCOME/       YIELD/
                                                 BALANCE        EXPENSE         COST         BALANCE        EXPENSE        COST
                                                --------       --------       --------       --------      --------      --------
                                                                              (DOLLARS IN THOUSANDS)
INTEREST EARNING ASSETS:
  Net loans ...............................     $292,411       $ 24,154           11.0%      $197,985      $ 15,081          10.2%
  Time deposit with others ................        5,326            248            6.2%         2,530           114           6.0%
  Securities ..............................       45,697          2,390            7.0%        19,116         1,038           7.2%
  Federal funds sold ......................       46,730          2,253            6.4%        41,165         1,608           5.2%
                                                --------       --------       --------       --------      --------      --------
     TOTAL INTEREST EARNING ASSETS              $390,164       $ 29,045            9.9%      $260,796      $ 17,841           9.1%
                                                ========       ========       ========       ========      ========      ========


INTEREST BEARING LIABILITIES:
  Demand, interest-bearing ................     $ 53,998          1,495            3.7%      $ 37,372         1,001           3.6%
  Savings .................................       42,304          1,046            3.3%        30,363           756           3.3%
  Time certificates of  deposit ...........      161,006          6,943            5.7%       103,474         3,866           5.0%
  Subordinated notes ......................        4,300            290            9.0%           115             8           9.5%
  Other borrowings ........................           84              4            6.3%           138             5           4.7%
                                                --------       --------       --------       --------      --------      --------
   TOTAL INTEREST BEARING LIABILITIES           $261,692       $  9,778            5.0%      $171,462      $  5,636           4.4%
                                                ========       ========       ========       ========      ========      ========



Net interest income .......................                    $ 19,267                                    $ 12,205

Net interest spread .......................                                        6.6%                                      6.2%

Average interest-earning assets
      to average interest-bearing .........                                      149.1%                                     152.1%
      liabilities

        The following table shows changes in interest income and interest expense and the amount attributable to variations in interest rates and volumes for the periods indicated. The variances attributable to simultaneous volume and rate changes have been allocated to the change due to volume and the change due to rate categories in proportion to the relationship of the absolute dollar amount attributable solely to the change in volume and to the change in rate.

                                                                 SEPTEMBER 30, 2000 OVER SEPTEMBER 30, 1999
                                                            ---------------------------------------------------
                                                              NET
                                                            INCREASES                     CHANGE DUE TO
                                                            ---------             -----------------------------
                                                                                    RATE                 VOLUME
                                                            ---------------------------------------------------
                                                                         (DOLLARS IN THOUSANDS)
INTEREST INCOME:
   Interest and fees on net loans ...............            $  9,074             $  1,365             $  7,709
   Interest on time deposit with others .........                 134                    4                  130
   Interest on securities .......................               1,351                  (37)               1,388
   Interest on fed funds sold ...................                 645                  409                  236
                                                             --------             --------             --------
     TOTAL INTEREST INCOME  .....................            $ 11,204             $  1,741             $  9,463
                                                             ========             ========             ========


INTEREST EXPENSE
   Interest on demand deposits ..................            $    494             $     35             $    459
   Interest on savings ..........................                 290                   (6)                 295
   Interest on time certificates of
       deposits .................................               3,077                  669                2,409
  Interest on subordinated notes ................                 282                    0                  282
  Interest on others ............................                  (1)                   0                   (1)
                                                             --------             --------             --------

     TOTAL INTEREST EXPENSE  ....................            $  4,142             $    698             $  3,444
                                                             ========             ========             ========


PROVISION FOR LOAN LOSSES

        Management set a provision of $400,000 for loan losses during the third quarter of 2000, compared to $615,000 for the same period in 1999. The provision for loan losses for the nine months of 2000 was $400,000, compared to $1.9 million for the nine months of 1999. The Bank made this provision in August 2000 because of an identified high-risk exposure loan, which was deteriorating rapidly. The Bank's management believes that the reserves were sufficient for the inherent losses at September 30, 2000.


OTHER OPERATING INCOME

        Other operating income includes revenues earned from sources other than interest income and primarily comprised of service charges and fees on deposits accounts, fees received from the letter of credit operations, and gain on sale of SBA loans.

        Other operating income increased $1.1 million or 52.4% to $3.2 million for the three months ended September 30, 2000 from $2.1 million for the same period in 1999. The service charge income increased approximately $0.6 million or 66.7% to $1.5 million for the third quarter of 2000 from $0.9 million for the same period in 1999. The increase was due to increase in transaction accounts from all branches, including newly acquired New York branches. The fee income generated by international transactions increased $205,000 or 41.2% to $703,000 for the third quarter of 2000 from $498,000 for the same period in 1999. An increase in international transactions from the Silicon Valley office and New York offices contributed much to this fee income. Gain on sale of SBA loans decreased $72,000 or 37.1% during three months ended September 30, 2000 to $122,000, compared to $194,000 during the same period in 1999. Bank's ALCO committee decided to retain all origination of SBA loans until the further decision is made by the management to sell them again.

        Other operating income increased $3.8 million or 64.4% to $9.7 million for the nine months ended September 30, 2000 from $5.9 million for the same period in 1999. The service charge income increased approximately $1.8 million or 78.3% to $4.1 million for the nine months of 2000 from $2.4 million for the same period in 1999. The increase was due to increases in transaction accounts from the acquisition of KFBNY and internal growth. The fee income generated by international transactions increased approximately $700,000 or 53.8% to $2.0 million for the nine months of 2000 from $1.3 million for the same period in 1999. An increase in international transactions generated from the Silicon Valley and New York offices contributed much to this fee income. Gain on sale of SBA loans remained at the same level compared to the previous year.

        The breakdown of other operating income by category is reflected below:


                                                       NINE MONTHS                                                NINE MONTHS
                                                          ENDED                 INCREASE (DECREASE)                  ENDED
                                                       -----------          ------------------------------        -----------
                                                         9/30/00             AMOUNT            PERCENT (%)          9/30/99
                                                       -----------          --------          ------------        -----------
                                                                            (Dollars in thousands)
OTHER OPERATING INCOME
   Service charges on deposits ..............            $ 4,117            $ 1,767                75.2%            $ 2,350
   International service fee income .........              2,007                697                53.3%              1,309
   Wire transfer fees .......................                598                286                91.4%                313
   Service fee income from SBA ..............                513                 47                10.0%                467
   Earnings on cash surrender value .........                200                  7                 3.5%                193
   Lease income from Manhattan
          Building ..........................                396                396               100.0%                  0
   Loan servicing fee income ................                150                150               100.0%                  0
   Gain on sale of SBA loans ................                683                (11)               -1.6%                695
   Gain on sale of building and
          Fixed assets ......................                389                389               100.0%                  0
   Others ...................................                668                131                24.5%                535

TOTAL OTHER OPERATING INCOME  ...............            $ 9,721            $ 3,858                65.8%            $ 5,862
                                                         =======            =======             =======             =======

OTHER OPERATING EXPENSES

        Non-interest expenses for the third quarter of 2000 increased approximately $2.1 million or 51.2% to $6.2 million from $4.1 million for the same period in 1999. This increase was due to internal growth, mainly increases in employees and premises. Salaries and employee benefits expenses for the third quarter of 2000 increased $1.3 million or 65.0% to $3.3 million from $2.0 million for the same period in 1999. This increase was primarily due to expenses associated with additional employees added as a result of the KFBNY acquisition. The occupancy and equipment expenses for the second quarter of 2000 increased approximately $0.7 million or 71.4% to $1.2 million from $0.6 million for the same period in 1999. This increase is also a result of the Bank's recent acquisition and expansion.

        Other operating expenses for the nine months of 2000 increased approximately $4.8 million or 41.4% to $16.4 million from $11.6 million for the same period in 1999. This increase was primarily due to expenses incurred from the acquisition and partly internal growth. Salaries and employee benefit expenses for the nine months of 2000 increased $2.8 million or 49.1% to $8.5 million from $5.7 million for the same period in 1999. This increase was primarily due to expenses associated with additional employees added as a results of the KFBNY acquisition. The occupancy and equipment expenses for the nine months of 2000 also increased approximately $1.2 million or 62.9% to $3.2 million from $2.0 million for the same period in 1999. This increase is also a result of the Bank's recent acquisition and expansion.

        The breakdown on other operating expenses is reflected below:


                                                         NINE MONTHS                                                NINE MONTHS
                                                            ENDED                 INCREASE (DECREASE)                  ENDED
                                                         -----------          -----------------------------         -----------
                                                           9/30/00             AMOUNT           PERCENT (%)           9/30/99
                                                         -----------          -------           -----------         -----------
                                                                             (Dollars in thousands)
OTHER OPERATING EXPENSE
   Salaries and benefits ......................            $ 8,538            $ 2,876                50.8%            $ 5,661
   Net occupancy ..............................              2,483              1,058                74.2%              1,425
   Furniture and equipment ....................                736                185                33.6%                551
   Advertising & marketing related ............                564                 96                20.6%                468
   Regulatory & banking fees* .................                284                103                56.9%                181
   Communications .............................                241                 66                37.4%                176
   Data processing ............................              1,128                (87)               -7.2%              1,216
   Professional fees ..........................                763                198                35.0%                565
   Office supplies & forms ....................                283                 49                20.9%                234
   Directors' fees ............................                225                  3                 1.2%                222
   Credit related expenses** ..................                320               (175)              -35.4%                495
   Amortization of goodwill ...................                150                  0                 0.0%                150
   Others .....................................                656                404               159.8%                253

TOTAL OTHER OPERATING EXPENSE: ................            $16,371            $ 4,775                41.2%            $11,597
                                                           =======            =======             =======             =======

* Includes OCC, FDIC, NY State Banking, Correspondent Banking, and other stock related fees

** Includes legal, collection, credit report, appraisal, title, search fees

                               FINANCIAL CONDITION


SUMMARY OF CHANGES IN BALANCE SHEETS AT SEPTEMBER 30, 2000 COMPARED TO DECEMBER 31, 1999

        At September 30, 2000, the Bank's total assets increased $169.8 million or 47.3% to $528.7 million from $358.9 million at December 31, 1999. Gross loans, net of unearned loan fees, totaled $350.0 million at September 30, 2000, which represents an increase of $111.1 million or 46.5% from $238.9 million at December 31, 1999. Total deposits also increased $ 153.0 million or 47.8% to $472.9 million at September 30, 2000 from $319.9 million at December 31, 2000. Approximately $75.0 million or 49% of the increase in assets came from the acquisition of KFBNY. The remaining portion of the increase was from the internal growth from the existing branches as well as the acquired New York branches.


INVESTMENT SECURITY PORTFOLIO

        At September 30, 2000, the Bank classified its securities as held-to-maturity or available-for-sale under FASB 115. Those securities that the Bank has the ability and intent to hold to maturity are classified as "held-to-maturity securities". All other securities are classified as "available-for-sale". The Bank owned no trading securities at September 30, 2000 nor did the Bank hold any derivative financial instruments. Held-to-maturity securities are stated at cost, adjusted for amortization of premiums and accretion of discounts. Available-for-sale securities are stated at fair value. Unrealized gains and losses are reported as a separate component of stockholders' equity as accumulated other comprehensive income. The securities currently held by the Bank are government-sponsored agency bonds, corporate bonds, and collateralized mortgage obligations, which were transferred from KFBNY to the Bank upon completion of the acquisition.

        As of September 30, 2000, held-to-maturity securities totaled $17.4 million and available-for-sale securities totaled $34.7 million, compared to $17.3 million and $16.0 million, respectively at December 31, 1999. Of the securities, the amortized cost of $4.2 million was pledged to secure public deposits and for other purposes as required or permitted by law at September 30, 2000.

                                                                             AT SEPTEMBER 30, 2000
                                                        -------------------------------------------------------------------
                                                        AMORTIZED            MARKET           UNREALIZED         UNREALIZED
                                                           COST              VALUE               GAIN               LOSS
                                                        ---------           -------           ----------         ----------
                                                                              (Dollars in thousands)
HELD-TO-MATURITY
   U.S. Government Securities ...............            $14,963            $14,279            $    --              9$684)
   U.S. Corporate Notes .....................              2,663              2,344                 --               (319)
                                                         -------            -------            -------            -------
       TOTAL HELD-TO-MATURITY ...............            $17,626            $16,623            $    --            $(1,003)
AVAILABLE-FOR-SALE
   U.S. Government Securities ...............            $16,052            $15,979            $    --            $   (73)
   Collaterized Mortgage Obligation .........              9,825              9,652                 --               (173)
   U.S. Corporate Notes .....................              7,320              7,360                 40                 --
   Korean Corporate Notes ...................              1,719              1,744                 25                 --
                                                         -------            -------            -------            -------
        TOTAL AVAILABLE-FOR-SALE ............            $34,916            $34,735            $    65            $  (246)

TOTAL INVESTMENT PORTFOLIO ..................            $52,542            $51,358            $    65            $(1,249)
                                                         =======            =======            =======            =======


                                                                      SEPTEMBER 30, 2000
                                                         ------------------------------------------------
                                                                                                 WEIGHTED
                                                         AMORTIZED            MARKET              AVERAGE
HELD-TO-MATURITY                                           COST               VALUE                YIELD
                                                         ---------           -------             --------
                                                                    (Dollars in thousands)
  U.S. Government:
      Due within one year ....................            $    --            $    --                 --
      One to five years ......................              9,491              9,359               6.23%
      Five to ten years ......................                 --                 --                 --
      After ten years ........................              5,472              4,920               7.71%
  U.S. Corporate Notes
      Due within one year ....................                 --                 --                 --
      One to five years ......................                 --                 --                 --
      Five to ten years ......................              2,003              1,931               7.07%
      After ten years ........................                660                413               7.48%
                                                                             -------            -------
            TOTAL HELD-TO-MATURITY ...........            $17,626            $16,623

AVAILABLE FOR SALE
  U.S. Government:
      Due within one year ....................            $ 4,000            $ 4,010               7.04%
      One to five years ......................              7,052              7,036               6.71%
      Five to ten years ......................              4,500              4,443               7.15%
      After ten years ........................                500                490               8.00%
  Collaterized Mortgage Obligation:
      Due within one year ....................                 --                 --                 --
      One to five years ......................                 --                 --                 --
      Five to ten years ......................              1,181              1,174               6.70%
      After ten years ........................              8,643              8,477               7.00%
  U.S. Corporate Notes
      Due within one year ....................                300                303               9.07%
      One to five years ......................              5,793              5,854               7.76%
      Five to ten years ......................              1,975              1,955               7.24%
      After ten years ........................                972                993               7.23%
                                                                             -------            -------
          TOTAL AVAILABLE-FOR-SALE ...........            $34,916            $34,735

TOTAL INVESTMENT PORTFOLIO ...................            $52,542            $51,358               7.03%
                                                          =======            =======            =======

LOAN PORTFOLIO

        The Bank carries all loans other than certain SBA loans held-for-sale, at face amount, less payments collected, net of deferred loan origination fees and the allowance for possible loan losses. SBA loans held-for-sale are carried at the lower of cost or market. Interest on all loans is accrued daily on a simple interest basis. Once a loan is placed on non-accrual status, accrual of interest is discontinued and previously accrued interest is reversed. Loans are placed on a non-accrual status when principal and interest on a loan is past due 90 days or more, unless a loan is both well-secured and in process of collection.

        The Bank's net loans were $339.5 million at September 30, 2000. This represented an increase of $104.2 million or 44.3% over net loans of $235.3 million at December 31, 1999. Approximately $30.8 million or 29.6% of the total increase in net loans was attributable to the acquisition of KFBNY.

        Total commercial loans, comprised of domestic commercial, international loans, SBA commercial loans and equipment financing, at September 30, 2000, were approximately $134.4 million, which represented an increase of $34.0 million or 33.9% from $100.4 million at December 31, 1999. Real estate and construction loans, comprised of commercial and SBA real estate loans were 172.0 million, which represented an increase of $68.7 million or 66.5% from $103.3 million at December 31, 2000. By loan category, international trade finance loans, at September 30, 2000, totaled $31.5 million, which represented an increase of $
7.9 million or 33.5% from $23.6 million at December 31, 1999. Small Business Administration loans (SBA loans) increased $27.3 million or 83.5% during the first nine of 2000 to $60.0 million from $32.7 million at December 31, 1999. This large increase is due to the retention of significant number of SBA loans rather than sell them to secondary markets.

The following table shows the Bank's loan composition by type:

                                                              SEPTEMBER 30, 2000                    DECEMBER 31, 1999
                                                         ----------------------------          ---------------------------
                                                           AMOUNT            PERCENT             AMOUNT           PERCENT
                                                         ----------        ----------          ----------       ----------
                                                                               (Dollars in thousands)
LOAN PORTFOLIO COMPOSITION:
   Commercial loans* ..........................          $  134,421              38.4%         $  100,411             42.0%
   Real estate and construction loans* ........             172,022              49.2%            103,311             43.2%
   Consumer loans .............................              43,507              12.4%             35,295             14.8%
                                                         ----------        ----------          ----------       ----------
       Total loans outstanding ................             349,950             100.0%            239,017            100.0%
   Unamortized loan fees, net of costs ........                (261)                                  (86)
   Less:  Allowance for Loan Losses ...........             (10,183)                               (3,644)
                                                         ----------                            ----------

NET LOANS RECEIVABLE ..........................          $  339,506                            $  235,287
                                                         ==========                            ==========

* Includes loans held-for-sale


        At September 30, 2000, the Bank's nonperforming assets (nonaccrual loans, loans 90 days or more past due and still accruing interest, restructured loans, and other real estate owned) totaled $3.6 million. This represented an increase of $2.0 million or 125.0% from non-performing assets of $1.6 million at December 31, 1999. As a percentage of total assets, nonperforming assets increased to 0.19% at September 30, 2000, from 0.44 % at December 31, 1999. The following table shows the composition of the Bank's nonperforming assets as of the dates indicated.


                                                                     SEPT 30, 2000          DECEMBER 31, 1999
                                                                     -------------          -----------------
                                                                              (DOLLARS IN THOUSANDS)
Nonaccrual loans ......................................                  $2,366                  $1,523
Loan past due 90 days or more, still accruing .........                   1,049                      --
Restructured loans
   TOTAL NONPERFORMING LOANS ..........................                   3,415                   1,523
                                                                         ------                  ------

Other real estate owned ...............................                     195                      44
  TOTAL NONPERFORMING ASSETS ..........................                  $3,610                  $1,567
                                                                         ======                  ======


ALLOWANCE AND PROVISION FOR LOAN LOSSES

        The allowance for loan losses represents the amounts that the Bank has set aside for the specific purpose of absorbing losses that may occur in the Bank's loan portfolio. The provision for loan losses is an expense charged against operating income and added to the allowance for loan losses. Management of the Bank continues to carefully monitor the allowance for loan losses in relation to the size of the Bank's loan portfolio and known risks or problem loans.

        The allowance for loan losses was $10.2 million at September 30, 2000, compared to $3.6 million at December 31, 1999. The allowance for loan losses was 2.91% of gross loans at September 30, 2000 compared to 1.52% at December 31, 1999. Approximately $3.5 million in KFBNY loans were charged off after the closing of the acquisition due to the non-performing status of those loans at the time of the acquisition. During the past months, the Bank was able to recover $1.5 million of those loans that were charged off after the acquisition and $1.6 million of those loans that were charged off by KFBNY prior to the acquisition. Management believes the level of allowance as of September 30, 2000 is adequate to absorb losses inherent in the loan portfolio.

        The following table shows the provisions made for loan losses, the amount of loans charged off, the recoveries on loans previously charged off together with the balance in the allowance for loan losses at the beginning and end of each period, the amount of average and total loans outstanding, and other pertinent ratios as of the dates and for the periods indicated:

                                                                       SEPT 30, 2000        DECEMBER 31, 1999
                                                                       -------------        -----------------
                                                                        (UNAUDITED)             (AUDITED)
                                                                              (DOLLARS IN THOUSANDS)
LOANS:
     Average total loans ........................................        $ 300,379              $ 208,895
     Total loans at end of period ...............................          349,689                239,017
ALLOWANCE:

     BALANCE - BEGINNING OF PERIOD ..............................        $   3,644              $   2,961
     Loans charged off:
          Commercial ............................................            5,070                  2,785
          Consumer ..............................................              138                    154
          Real estate ...........................................               52                     --
                                                                         ---------              ---------
             Total loans charged off ............................           (5,260)                (2,939)
     Less: Recoveries on loan previous charged off
         Commercial .............................................            1,942                    151
         Consumer ...............................................              161                     76
         Real estate ............................................            1,418                     --
                                                                         ---------              ---------
             Total recoveries ...................................            3,521                    227
     Net loan charged-off .......................................           (1,739)                (2,712)
     Provision for loan losses ..................................              400                  3,395
     Allowance transferred with business acquisition ............            7,878                     --
                                                                         ---------              ---------
    BALANCE -  END OF PERIOD ....................................        $  10,183              $   3,644
                                                                         =========              =========

RATIO
    Net loan charge-offs to average total loans .................             0.58%                  1.30%
    Net loan charge-offs to total loans at end of period ........             0.50%                  1.13%
    Allowance for loan losses to average total loans ............             3.39%                  1.74%
    Allowance for loan losses to total loans at end of period ...             2.91%                  1.52%
    Net loan charge-offs to beginning allowance .................            47.72%                 91.59%
    Net loan charge-offs to provision for loan losses ...........           434.75%                 79.88%


DEPOSITS AND OTHER BORROWINGS

        At September 30, 2000, the Bank's total deposits were $472.8 million. This represents an increase of $152.9 million or 47.8%, from total deposits of $319.9 million at December 31, 1999. Approximately $67.2 million or 44.0% of the total increase is attributable to the three newly acquired branches of KFBNY, and the remaining increase is attributable to internal growth. Demand deposits totaled $170.1 million, representing an increase of approximately $54.5 million or 47.1% from total demand deposits of $115.6 million at December 31, 1999. Approximately $30.7 million or 56.3% of total increase in demand deposits is associated with the KFBNY transaction.

        Time deposits over $100,000 totaled $117.8 million at September 30, 2000. This represents an increase of approximately $41.2 million or 53.8%, compared to $76.6 million at December 31, 1999. The acquisition of KFBNY accounts for $9.6 million of such increase. Other time deposits increased approximately $22.3 million or 43.1% to $74.1 million at September 30, 2000, of which approximately $8.7 million is attributable to the newly acquired KFBNY branches.

        On September 30, 1999, the Bank issued five-year subordinated capital notes in the aggregate amount of $4.3 million with a stated interest rate of 9.0%, maturing on September 30, 2004. Interest on the notes is payable quarterly and no scheduled payments of principal are due prior to maturity. At September 30, 2000, $3.4 million, which represents 80% of the total outstanding amount of the notes, qualified as risk-based Tier 2 capital.


SHAREHOLDERS' EQUITY AND REGULATORY CAPITAL

        In order to ensure adequate levels of capital, the Bank conducts an ongoing assessment of projected sources and uses of capital in conjunction with projected increases in assets and levels of risk. Management considers, among other things, on an ongoing basis, cash generated from operations, access to capital from financial markets or the issuance of additional securities, including common stock or notes, to meet the Bank's capital needs. Total shareholders' equity was $41.7 million at September 30, 2000. This represents an increase of $15.0 million or 56.2% over total shareholders' equity of $26.7 million at December 31, 1999.

        During August of 2000, the Bank raised an additional $6.8 million, net of total proceeds of $7.0 million, through issuing 175,000 units, which consisted of four shares of common stocks plus a warrant to purchase an additional share of common stock within three years.

        For the Bank to be categorized as "well-capitalized" for regulatory purposes, the minimum ratios of leverage, tier 1 risk-based, and total risk-based must be 5%, 6%, and 10%, respectively. The Bank's current capital levels exceed the minimum regulatory requirement for a well-capitalized institution as further discussed below.

        The federal banking agencies require a minimum ratio of qualifying total capital to risk-adjusted assets of 8% and a minimum ratio of Tier 1 capital to risk-adjusted assets of 4%. In addition to the risk-based guidelines, federal banking regulators require banking organizations to maintain a minimum amount of Tier 1 capital to total assets, referred to as the leverage ratio. For a banking organization rated in the highest of the five categories used by regulators to rate banking organizations, the minimum leverage ratio of Tier 1 capital to total assets must be 4%. In addition to these uniform risk-based capital guidelines and leverage ratios that apply across the industry, the regulators have the discretion to set individual minimum capital requirements for specific institutions at rates significantly above the minimum guidelines and ratios.

        At September 30, 2000, Tier 1 capital, shareholders' equity less intangible assets, was $40.3 million. This represented an increase of $15.1 million or 60.0% over total Tier

1 capital of $25.2 million at December 31, 1999. At September 30, 2000, the Bank had a ratio of total capital to total risk-weighted assets of 12.28% and a ratio of Tier 1 capital to total risk weighted assets of 10.16%. The Tier 1 leverage ratio was 7.98% at September 30, 2000.

        The following table presents the amounts of regulatory capital and the capital ratios for the Bank, compared to its minimum regulatory capital requirements as of September 30, 2000.


                                                              AS OF SEPTEMBER 30, 2000 (DOLLARS IN THOUSANDS)
                                        --------------------------------------------------------------------------------
                                                ACTUAL                       REQUIRED                      EXCESS
                                        ----------------------       ----------------------       ----------------------
                                         AMOUNT         RATIO         AMOUNT          RATIO       AMOUNT           RATIO
                                        -------         ------       -------          -----       -------          -----
Leverage ratio ..................       $40,300          7.98%       $20,201           4.0%       $20,099          3.98%
Tier 1 risk-based ratio .........       $40,300         10.16%       $15,866           4.0%       $24,434          6.16%
Total risk-based ratio ..........       $47,902         12.28%       $35,206           8.0%       $12,696          4.28%


ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

GENERAL

        Market risk is the risk of loss to future earnings, to fair values, or to future cash flow that may result from changes in the price of a financial instrument. The value of a financial instrument may change as a result of changes in interest rates, foreign currency exchange rates, commodity prices, equity prices, and other market changes that affect market risk sensitive instruments. Market risk is attributed to all market risk sensitive financial instruments, including securities, loans, deposits, and borrowings, as well as derivative instruments. The Bank's exposure to market risk is a function of its asset and liability management activities and other role as a financial intermediary in customer-related transactions. The objective of market risk management is to avoid excessive exposure of our earnings and equity to loss and to reduce the volatility inherent in certain financial instruments.

        The management of market risk is governed by policies reviewed and approved annually by the Board of Directors ("Board"). The Board delegates responsibility for market risk management to the Asset and Liability Management Committee (ALCO), which is composed of Bank's senior executives and other designated officers. ALCO makes changes in the mix of assets and liabilities. ALCO also reviews and approves market risk-management programs and market risk limits

LIQUIDITY AND INTEREST RATE SENSITIVITY

        Liquidity risk is the risk to earnings or capital resulting from the Bank's inability to meet its obligations when they come due without incurring unacceptable losses.

Liquidity risk includes the ability to manage unplanned decreases or changes in funding sources and to recognize or address changes in market conditions that affect the Bank's ability to liquidate assets quickly and with a minimum loss of value. Factors considered in liquidity risk management are stability of the deposit base, marketability, maturity, and pledging of investments, and demand for credit.

        In general, the Bank manages liquidity risk daily by controlling the level of federal funds and the use of funds provided by the cash flow from the investment portfolio. To meet unexpected demands, lines of credit are maintained with correspondent banks and the Federal Reserve Bank. The sale of securities available-for-sale also can also serve as a contingent source of funds. Increases in deposit rates are considered a last resort as a means of raising funds to increase liquidity.

        The Bank's liquid assets include cash and cash equivalents, interest-bearing deposits in correspondent banks, federal funds sold and securities available-for-sale. The aggregate of these assets totaled $133.5 million at September 30, 2000, compared to $79.8 million at December 31, 1999.

        Because the primary sources and uses of funds are loans and deposits, the relationship between gross loans and deposits provides a useful measure of the Bank's liquidity. Typically, the closer the ratio of loans to deposits is to 100%, the more reliant the Bank becomes on its loan portfolio to provide for short- term liquidity needs. Because repayment of loans tends to be less predictable than the maturity of investments and other liquid resources, the higher the loan to deposit ratio, the less liquid are the Bank's assets. For the nine months ended September 30, 2000, the Bank's net loan to deposit ratio averaged 71.9%, compared to an average ratio of 75.7% for the same period in 1999.

        The Bank is engaged in asset and liability management activities with the objective of reducing adverse changes in earnings as a result of changes in interest rates. The management of interest rate risk relates to the timing and magnitude of the repricing of assets compared to liabilities and has the control of risks associated with movements in interest rates.

        The ALCO meets monthly to monitor the interest rate risk and may direct changes in the composition of the bank's balance sheet. The Bank's balance sheet is inherently asset sensitive, which means that assets generally reprice more often than liabilities. Because an asset-sensitive balance sheet tends to reduce net interest income when interest rates decline and to increase net interest income when interest rate rise, careful forecast of interest rate and security portfolio changes are used to manage the interest rate risk.

        The Bank currently uses the interest rate gap to measure interest rate risk. It is the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within specified periods. The gap analysis presented below indicates that assets that are rate sensitive within one year exceeded liabilities within that same period by

$65.9 million at September 30, 2000. The following table shows the Bank's gap position as of September 30, 2000.


                                               0-90 DAYS       91-365 DAYS        1-3 YEARS       OVER 3 YRS          TOTAL
                                               ---------       -----------        ---------       ----------        ---------
                                                                        (Dollars in thousands)
INVESTMENTS:
   Federal funds sold ..................       $  63,100               --                --               --        $  63,100
   Due from time deposit ...............              --            4,024               289            1,433            5,745
   Investment securities ...............              --            4,300            17,189           31,053           52,541
   FRB stock ...........................              --               --                --              667              667
     Total Investments .................          63,100            8,324            17,478           33,153          122,053
LOANS:
    Term fed funds .....................          10,000               --                --               --           10,000
   Commercial Variable .................         247,182           10,205               616              386          258,390
   Commercial Fixed ....................           6,973            2,233             9,508           16,830           35,544
   Equipment Leasing ...................              --              410             1,396            2,096            3,902
   Consumer Variable ...................           7,228               --                --               --            7,228
   Consumer Fixed ......................             520            1,951            11,485           20,931           34,887
     Total Loans: ......................         271,903           14,799            23,005           40,243          349,951

RATE SENSITIVE ASSETS: .................       $ 335,003        $  23,123         $  40,483        $  73,394        $ 472,004
                                               =========        =========         =========        =========        =========

DEPOSITS:
   Time certificate of .................       $  55,160        $  61,625         $     916        $     108        $ 117,809
deposit
       $100,000 or more
   Time certificate of deposit .........          29,281           43,474             1,322               --           74,077
       Under $100,000
   Money market ........................          55,443               --                --               --           55,443
   Now account .........................           9,239               --                --               --            9,239
   Savings Accounts ....................          34,658            3,309             5,286            2,859           46,112
OTHER LIABILITIES:
   Subordinated notes ..................              --               --                --            4,300            4,300

RATE SENSITIVE LIABILITIES: ............       $ 183,781        $ 108,408             7,524            7,267        $ 306,980
                                               =========        =========         =========        =========        =========

Net gap position .......................         151,222          (85,285)           32,959           66,127
Net cumulative gap position ............         151,222           65,937            98,896          165,023

Periodic gap/assets ....................            28.6%           -16.1%              6.2%            12.5%
Cumulative gap/assets ..................            28.6%            12.5%             18.7%            31.2%

                                     PART II


ITEM 1 LEGAL PROCEEDINGS

        The Bank is a party to routine litigation incidental to its business, none of which is considered likely to have a materially adverse effect on the Bank. Neither the Bank nor any of its property is subject to any material pending legal proceedings except as described below.

        In connection with the acquisition of KFBNY, the Bank assumed certain litigation pending against KFBNY. One case, Noah Enterprises Ltd ("Noah") vs. Korea First Bank of New York, filed in the Supreme Court of the State of New York County of New York on October 21, 1999 arose in connection with KFBNY granting a revolving credit line of $2.5MM to Noah with the loan being secured by a UCC-1 filed by KFBNY. When KFBNY decreased Noah's revolving line from $2.5MM to $1.0MM due to KFBNY's internal problems, the loan was restructured with new documentation, except for the UCC-1 and Security Agreement. Noah alleges that because the UCC-1 was not released, Noah was not able to obtain financing from other institutions. Noah has sued KFBNY for $25MM for the punitive and consequential damages resulting from the non-release.

        The Bank also obtained full indemnification from the Korea Deposit Insurance Corporation for all litigation up to $3.0 million plus 50% indemnification for any amounts over $3.0 million. The Bank believes such indemnification is sufficient to cover any potential liabilities


ITEM 2 CHANGES IN SECURITIES


        None


ITEM 3 DEFAULTS UPON SENIOR SECURITIES


        None

ITEM 4 SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

        The Annual Meeting of Shareholders (the "Meeting") of the Bank was held on August 16, 2000 for the purpose of considering and voting upon the following matters:

        1 Election of six persons to serve on the Board of Directors until the next annual meeting and when their successors are elected and qualified:

        2. Approval of the 2000 Long Term Incentive Plan, a new equity incentive plan for the Bank's directors and officers:

        3. Ratification of the appointment of Deloittee & Touche LLP as the Company's independent accountants for the fiscal year ending December 31, 2000; and

        4. Transaction of such other business as many properly come before the meeting and at any and all adjournment thereof.

        The following table presents the names of directors elected at the Meeting, as well as the number of votes cast for, votes cast against or withheld, and abstentions or nonvotes for each of the directors nominated. A total of 2,849,972 shares, or 59.92% of eligible shares, were represented at the Meeting.

                   NAME                       VOTES FOR             VOTES AGAINST        ABSTAINING
        --------------------------            ---------             -------------        ----------
        Thomas Chung .............            2,802,584                    0               47,388
        Benjamin B. Hong .........            2,829,465                    0               20,507
        Chang H. Kim .............            2,802,584                    0               47,388
        Yong H. Kim ..............            2,802,584                    0               47,388
        Hyon M. Park .............            2,802,584                    0               47,388
        Brian B. Woo .............            2,802,834                    0               49,138

        The 2000 Long Term Incentive plan was approved, with a total of 2,642,033 votes cast for, 190,100 votes against, and 17,389 abstentions or nonvotes. The affirmative vote of a majority of the common stock having voting power was require for approval.

        The ratification of the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending December 31, 2000 was approved with a total of 2,821,053 votes cast for, 4,315 votes against, and 26,404 abstentions or nonvotes.

        There were no other matters brought before the Meeting that required a vote by shareholders.

ITEM 5 OTHER INFORMATION

        Inapplicable



ITEM 6 EXHIBITS AND REPORTS ON FORM 8-K

        (a)     Exhibits



Exhibit No.    Description
-----------    -----------
2.1            Plan of Reorganization and Merger Agreement attached as Appendix
               II to the Proxy Statement/Prospectus included in Part I, is incorporated herein by reference.

3.1            Certificate of Incorporation of Nara Bancorp, Inc., attached as
               Appendix III to the Proxy Statement/Prospectus included in Part
               I, is incorporated herein by reference.

3.2            Bylaws of Nara Bancorp, Inc., attached as Appendix IV to the
               Proxy Statement/ Prospectus included in Part I, are incorporated herein by reference.

4.1            Form of Stock Certificate of Nara Bancorp, Inc.*

5.1            Opinion of Manatt, Phelps & Phillips LLP

8.1            Tax Opinion of Manatt, Phelps & Phillips LLP*

10.1           Nara Bank, N. A. 2000 Long Term Incentive Plan*

10.2           Nara Bank, N.A. 1989 Stock Option Plan*

10.3           Nara Bank, N.A. Deferred Compensation Plan*

23.1           Consent of Deloitte & Touche LLP

23.2           Consent of Manatt, Phelps & Phillips, LLP (included in Exhibits
               5.1 and 8.1)

24.1 Power of Attorney (included in the signature page of Part II hereof)

99.1           Form of Proxy.*


----------------
* to be filed by amendment


        (b)     Reports on Form 8-K

        None

SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


Nara Bank, N.A.


Date: November 14, 2000           By /s/ Bon T. Goo
                                     ------------------------------------------
                                     Bon T. Goo
                                     Chief Financial Officer
                                     (Principal financial or accounting officer
                                     and duly authorized signatory)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

                Nara Bancorp's certificate of incorporation provides for indemnification of any and all directors and officers under Section 145 of the Delaware General Corporation Law.

                Nara Bancorp's bylaws provide that each person who was or is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of Nara Bancorp, is or was serving at the request of the Nara Bancorp as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans), or was a director or officer of a foreign or domestic corporation which was a predecessor of the Nara Bancorp of any other enterprise at the request of such predecessor corporation, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law (the "DGCL"), as such law may hereafter be amended, but only to the extent that such amendment permits broader indemnification rights than were permitted to the Company prior to such amendment, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be in settlement) reasonably incurred or suffered by such person in connection therewith. This indemnification continues as to a person who has ceased to be a director or officer and inures to the benefit of his or her heirs, executors and administrators.

                Nara Bancorp is required to indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board of Directors of Nara Bancorp. The right to indemnification conferred in Nara Bancorp's bylaws is a contract right and includes the right to be paid by the Company expenses incurred in defending any such proceeding in advance of its final disposition provided the Company has received an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is entitled to be indemnified under the bylaws or otherwise. Pursuant to its bylaws, Nara Bancorp may provide, by action of the Board of Directors, indemnification to its employees and agents to the same extent that it indemnifies directors and officers. Nara Bancorp's bylaws create a right to indemnification for each indemnifiable party whether or not the proceeding to which the indemnification relates arose in whole or in part prior to adoption of the bylaws (or the adoption of the comparable provisions of the Nara Bank's bylaws).

                The rights of indemnification provided in Nara Bancorp's bylaws are not exclusive of any other rights which may be available under Delaware law, any insurance or other agreement, by vote of shareholders or disinterested directors or otherwise. In addition, Nara Bancorp's bylaws authorize Nara Bancorp to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Nara Bancorp, whether or not Nara Bancorp would have the power to provide indemnification to such person under Delaware law.

                Under Delaware law, Nara Bancorp officers and directors have a fiduciary duty of good faith, fairness and loyalty in handling the company's affairs. Nara Bancorp's Certificate of Incorporation relieves Nora Bancorp's directors from monetary damages to the Company and its shareholders for a breach of the director's fiduciary duty as a director. This provision does not relieve Nara Bancorp directors from monetary damages to the Company or its shareholders:
(i) for a breach of the duty of loyalty; (ii) for failure to act in good faith;
(iii) for intentional misconduct or knowing violation of law; (iv) for willful or negligent violations of certain provisions of the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends; or
(v) for any transactions from which the director derived an improper personal benefit.

                To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Nara Bancorp, pursuant to the foregoing provisions or otherwise, Nara Bancorp understands that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Exchange Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by Nara Bancorp of expenses incurred or paid by a director, officer or controlling person of Nara Bancorp in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Nara Bancorp will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against a public policy as expressed in the Securities Exchange Act and will be governed by the final adjudication of such issue.



ITEM 21.  EXHIBITS

Exhibit No.    Exhibit
-----------    -------
2.1            Plan of Reorganization and Merger Agreement attached as Appendix
               II to the Proxy Statement/Prospectus included in Part I, is incorporated herein by reference.

3.1            Certificate of Incorporation of Nara Bancorp, Inc., attached as
               Appendix III to the Proxy Statement/Prospectus included in Part
               I, is incorporated herein by reference.

3.2            Bylaws of Nara Bancorp, Inc., attached as Appendix IV to the
               Proxy Statement/Prospectus included in Part I, are incorporated herein by reference.

4.1            Form of Stock Certificate of Nara Bancorp, Inc.*

5.1            Opinion of Manatt, Phelps & Phillips LLP*

8.1            Tax Opinion of Manatt, Phelps & Phillips, LLP*

10.1           Nara Bank, N. A. 2000 Long Term Incentive Plan

10.2           Nara Bank, N.A. 1989 Stock Option Plan*

10.3           Nara Bank, N.A. Deferred Compensation Plan*

23.1           Consent of Deloitte & Touche LLP

23.2           Consent of Manatt, Phelps & Phillips, LLP (included in Exhibits
               5.1 and 8.1)*

24.1 Power of Attorney (included in the signature page of Part II hereof)

99.1           Form of Proxy*

* to be filed by amendment


ITEM 22.  UNDERTAKINGS

        The undersigned Registrant hereby undertakes as follows:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                (a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                (b) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                (c) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

        (5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions of this Item 22, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (7) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, California, on November 16, 2000.


                                       NARA BANCORP, INC.



                                       By: /s/ Benjamin B. Hong
                                           -------------------------------------
                                           Benjamin B. Hong
                                           President and Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Benjamin B. Hong as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all Amendments (including Post-Effective Amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

SIGNATURE                              TITLE                                    DATE
---------                              -----                                    ----
/s/ Benjamin B. Hong                   President and Chief Executive            November 16, 2000
----------------------------------              Officer
BENJAMIN B. HONG                       (Principal Executive Officer)


/s/ Bon T. Goo                         Executive Vice President, and            November 16, 2000
----------------------------------               Chief Financial Officer
BON T. GOO                             (Principal  Financial and
                                                 Accounting Officer)


/s/ Min J. Kim                         Executive Vice President, and            November 16, 2000
----------------------------------               Chief Credit Officer
MIN J. KIM


/s/ Chang Hee Kim                      Director                                 November 16, 2000
----------------------------------
CHANG HEE KIM


/s/ Hyon Park                          Director                                 November 16, 2000
----------------------------------
HYON PARK


/s/ Thomas Chung                       Director                                 November 16, 2000
----------------------------------
THOMAS CHUNG


/s/ Brian Woo                          Director                                 November 16, 2000
----------------------------------
BRIAN WOO


/s/ Yong Hwan Kim
----------------------------------
YONG HWAN KIM                          Director                                 November 16, 2000

EXHIBIT INDEX

Exhibit No.    Exhibit
-----------    -------
2.1            Plan of Reorganization and Merger Agreement attached as Appendix
               II to the Proxy Statement/Prospectus included in Part I, is incorporated herein by reference.

3.1            Certificate of Incorporation of Nara Bancorp, Inc., attached as
               Appendix III to the Proxy Statement/Prospectus included in Part
               I, is incorporated herein by reference.

3.2            Bylaws of Nara Bancorp, Inc., attached as Appendix IV to the
               Proxy Statement/ Prospectus included in Part I, are incorporated herein by reference.

4.1            Form of Stock Certificate of Nara Bancorp, Inc.*

5.1            Opinion of Manatt, Phelps & Phillips LLP*

8.1            Tax Opinion of Manatt, Phelps & Phillips LLP*

10.1           Nara Bank, N. A. 2000 Long Term Incentive Plan*

10.2           Nara Bank, N.A. 1989 Stock Option Plan*

10.3           Nara Bank, N.A. Deferred Compensation Plan*

23.1           Consent of Deloitte & Touche LLP

23.2           Consent of Manatt, Phelps & Phillips, LLP (included in Exhibits
               5.1 and 8.1)*

24.1 Power of Attorney (included in the signature page of Part II hereof)

99.1           Form of Proxy*

* to be filed by amendment